   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 22, 1999

                                                      REGISTRATION NO. 333-.....
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        PATHNET TELECOMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
                        (STATE OR OTHER JURISDICTION OF
                         INCORPORATION OR ORGANIZATION)

                                      4813
                          PRIMARY STANDARD INDUSTRIAL
                          CLASSIFICATION CODE NUMBER)

                                   52-2201331
                                 (IRS EMPLOYER
                             IDENTIFICATION NUMBER)

                             1015 31ST STREET, N.W.
                             WASHINGTON, D.C. 20007
                                 (202) 625-7284
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             MICHAEL A. LUBIN, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                             1015 31ST STREET, N.W.
                             WASHINGTON, D.C. 20007
                                 (202) 625-7284
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------
                                With a copy to:
                             BRUCE S. WILSON, ESQ.
                              COVINGTON & BURLING
                                 P.O. BOX 7566
                         1201 PENNSYLVANIA AVENUE, N.W.
                             WASHINGTON, D.C. 20044
                                 (202) 662-6000

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  As soon as practicable after this registration statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE
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--------------------------------------------------------------------------------

                                                                  PROPOSED         PROPOSED
                                                                  MAXIMUM          MAXIMUM
                                                  AMOUNT          OFFERING        AGGREGATE        AMOUNT OF
TITLE OF EACH CLASS OF                            TO BE          PRICE PER         OFFERING       REGISTRATION
SECURITIES TO BE REGISTERED                     REGISTERED          UNIT            PRICE             FEE
----------------------------------------------------------------------------------------------------------------
Guarantees of 12 1/4% Senior Notes due
2008.......................................        N/A              N/A              N/A           $60,326.00
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

          The date of this Registration Statement is November 22, 1999
                               ------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      The information in this preliminary prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     Subject to completion.  Preliminary Prospectus dated November 22, 1999

                        PATHNET TELECOMMUNICATIONS, INC.

        SENIOR GUARANTEES OF PATHNET, INC. 12 1/4% SENIOR NOTES DUE 2008

                                      LOGO

Pathnet Telecommunications, Inc. is offering to all holders of Pathnet, Inc.'s 12 1/4% Senior Notes due 2008 our absolute, irrevocable and unconditional senior guarantees of those Notes. Concurrent with our offer, Pathnet is seeking consents from the holders of those Notes to the waiver and amendment of certain provisions of the indenture governing the Notes. Pathnet is seeking these consents in connection with a contribution and reorganization transaction in which Pathnet will become our wholly owned subsidiary. Each holder of the Notes on the record date who consents to the requested waivers and amendments in connection with the contribution and reorganization transaction will receive, in addition to our guarantees, a consent fee payment of $10.00 per $1,000 in face amount of Notes owned of record by the consenting holder on the record date.

PUBLIC OFFERING PRICE: None
PROCEEDS TO PATHNET TELECOM: None

This investment involves substantial risk. See "RISK FACTORS" beginning on page 14 to read about certain factors you should consider before investing in the securities.
                   ------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this prospectus is                     , 1999.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ABOUT THIS PROSPECTUS.......................................    1
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...    1
PROSPECTUS SUMMARY..........................................    3
RISK FACTORS................................................   15
USE OF PROCEEDS.............................................   32
CAPITALIZATION..............................................   33
SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA..........   35
BUSINESS....................................................   37
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................   55
MANAGEMENT..................................................   63
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............   75
DESCRIPTION OF CONTRIBUTION AND REORGANIZATION
  TRANSACTION...............................................   82
THE PATHNET SENIOR NOTEHOLDER WAIVERS AND OTHER PROPOSED
  INDENTURE AMENDMENTS......................................   91
DESCRIPTION OF THE GUARANTEES...............................   99
DESCRIPTION OF THE NOTES AND THE INDENTURE..................  103
DESCRIPTION OF OTHER INDEBTEDNESS AND OTHER FINANCING
  ARRANGEMENTS..............................................  137
DESCRIPTION OF CAPITAL STOCK................................  139
FEDERAL INCOME TAX CONSEQUENCES.............................  145
PLAN OF DISTRIBUTION........................................  149
LEGAL MATTERS...............................................  149
EXPERTS.....................................................  149
WHERE YOU CAN FIND MORE INFORMATION.........................  149
INDEX TO FINANCIAL STATEMENTS...............................  F-1
GLOSSARY OF SELECTED TERMS..................................  A-1

                             ABOUT THIS PROSPECTUS

     This preliminary prospectus is subject to completion prior to the offering. It describes our company and the Guarantees that we propose to issue as we currently expect them to exist at the time of the offering.

     This prospectus contains the trademark of Pathnet, which is the property of Pathnet and is licensed to us.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     We make statements in this prospectus that are not historical facts. You can identify these "forward-looking statements" by our use of terminology such as "believes," "expects," "may," "will," "should" or "anticipates" or comparable words. These forward-looking statements include, among others, statements concerning:

     - Our business strategy and competitive advantages;

     - Our anticipated potential revenues from designated markets;

     - The growth of the telecommunications industry and our business;

     - The markets for our services and products;

     - Forecasts of when we will enter particular markets or begin offering particular services;

     - Our anticipated capital expenditures and future funding requirements, including the role of vendor and other sources of financing for equipment and related asset purchases; and

     - Anticipated regulatory developments.

     These statements are only predictions. You should be aware that these forward-looking statements are subject to risks and uncertainties, including financial and regulatory developments, industry trends, and projections that could cause actual events or results to differ materially from those expressed or implied by the statements. Should one or more of these risks or uncertainties materialize, or should our underlying assumptions about them prove incorrect, our actual results, our performance or our proposed activities may vary materially from those expressed or implied by these forward-looking statements. We disclose factors that could cause our actual results to differ materially from our descriptions in the section entitled "RISK FACTORS" beginning on page 14 and elsewhere in this prospectus. Please read the entire prospectus for a description of some of these risks, including competitive, financial, developmental, operational, technical, regulatory and other risks associated with our business, before accepting our Guarantees. In particular, the sections under the "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "DESCRIPTION OF OTHER INDEBTEDNESS AND OTHER FINANCING ARRANGEMENTS," "RISK FACTORS" and "BUSINESS" captions contain forward-looking statements.

                               PROSPECTUS SUMMARY

     This summary highlights information that we believe is especially important concerning our business, the offering of our Guarantees and Pathnet's consent solicitation and proposed indenture amendments. As a summary, it is necessarily incomplete and does not contain all of the information that you should consider before accepting our Guarantees and granting your consent to the requested waivers and amendments to the Indenture necessary to authorize the contribution and reorganization transaction that we describe in this prospectus. You should read the entire prospectus carefully.

     Except as indicated or as otherwise required by the context, references in this prospectus to "Pathnet Telecom," "we," "us," or "our" refer to Pathnet Telecommunications, Inc., and references to "Pathnet" refer to Pathnet, Inc. only. We are a holding company and will be providing historical and financial information regarding Pathnet's performance and results of operations. We provide the information in this way because Pathnet will be our sole direct and wholly owned subsidiary immediately after the closing of the transactions described in this prospectus. You should therefore assume that all references to our business or actions or conditions affecting us before the date of this prospectus are references to Pathnet's business or actions or conditions affecting Pathnet. Unless we indicate otherwise, references to our future business, strategies or plans are references to our consolidated business, strategies or plans, including Pathnet and any other subsidiaries we may form in the future.

     For a description of some of the technical industry terminology used in this prospectus, you should refer to the "Glossary" at the end of this prospectus. You should also read and consider the information in the "RISK FACTORS" section of this prospectus before accepting our Guarantees and consenting to the requested waivers and amendments to the Indenture necessary to authorize the contribution and reorganization transaction described in this prospectus.

OVERVIEW

     We are Pathnet Telecommunications, Inc., a newly formed Delaware corporation and the issuer of the Guarantees in this offering. We are offering to all holders of Pathnet's 12 1/4% Senior Notes due 2008 our absolute, unconditional and continuing guarantee of Pathnet's obligations under the Indenture that governs the terms of those Notes, including Pathnet's obligations to make interest and principal payments on the Notes. The Guarantees will guarantee Pathnet's performance of and compliance with these obligations and will not trade separately from the Notes. Concurrent with our offer, Pathnet is seeking consents from the holders of the Notes to the waiver and amendment of certain provisions of the Indenture.

THE CONTRIBUTION AND REORGANIZATION TRANSACTION

     Pathnet is seeking your consent to these waivers and amendments in connection with a single plan of contribution and reorganization in which:

     - The existing shareholders of Pathnet will exchange their shares of Pathnet's common stock and Series A, B and C Convertible Preferred Stock solely in return for substantially similar shares of our common stock and our Series A, B, and C Convertible Preferred Stock;

     - Pathnet will become our wholly owned subsidiary;

     - Three new investors in the Pathnet business -- The Burlington Northern and Santa Fe Railway Company, CSX Transportation, Inc. and Colonial Pipeline Company -- will contribute to us property (in the form of rights of way to permit us to build our telecommunications network along their existing railroad and pipeline corridors) with an estimated value of $187 million in return for an aggregate of 8,511,607 shares of our Series D Convertible Preferred Stock;

     - Colonial will also contribute $68 million in cash, allocated as follows:

        -- An aggregate of $63 million, payable in two separate tranches (one of $38 million payable at the initial closing and another of $25 million payable upon the completion of a fiber optic network segment build that we expect to complete during the first calendar quarter of 2000) for the purchase of an aggregate of 2,867,546 shares of our Series E Convertible Preferred Stock;

        -- $1 million at the closing for the purchase of associated options to purchase more of our shares of capital stock; and

        -- $4 million at the closing to acquire from us a single fiber optic conduit along a specified number of miles of the Colonial right of way corridors (or other telecommunications assets of equivalent value);

     - Pathnet will lend to us $50 million of the proceeds remaining from Pathnet's initial equity investments and the issue of the Notes; and

     - Pathnet will sell to us, for a promissory note in the amount of $70 million, three fiber optic development contracts (and the assets and other agreements relating to those contracts) and the rights to use Pathnet's name and other intellectual property.

     In this prospectus, we refer to this plan of contribution and reorganization as the "Contribution and Reorganization Transaction."

PATHNET SENIOR NOTEHOLDER WAIVERS AND OTHER PROPOSED INDENTURE AMENDMENTS

     The structure of the proposed Contribution and Reorganization Transaction requires Pathnet to obtain waivers and consents from the holders of a majority in principal amount of Pathnet's Notes. In consideration for the required consents, we are offering our Guarantees for all of the Notes and Pathnet will make a consent payment to each of the consenting holders of Notes who held Notes on the record date of the consent solicitation. To consent to the Contribution and Reorganization Transaction, the holders of the Notes will need to:

     - Waive Pathnet's compliance, for purposes of the Contribution and Reorganization Transaction, with the "Change of Control" repurchase obligation set forth in Section 1010 of the Indenture, which otherwise would be triggered by the closing of the transaction and our becoming the new holding company for Pathnet;

     - Waive Pathnet's compliance, for purposes of the Contribution and Reorganization Transaction, with the "Excess Proceeds Offer" requirements set forth in Section 1017 of the Indenture, which otherwise would be triggered by Pathnet's proposed sale to us of the three fiber development contracts and related agreements and assets, and the intellectual property rights;

     - Agree to the adoption (by means of the approval of a Supplemental Indenture) of certain amendments to the terms of the Indenture that are intended in general to:

        -- Subject us to covenants parallel to those contained in the Indenture and currently applicable to Pathnet; and

        -- Amend the scope and application of several terms of the Indenture in order to extend to us (and any subsidiaries that we may form in the future) the current covenants of the

           Indenture applicable to Pathnet, so that the Supplemental Indenture will permit transactions (such as the proposed $50 million loan) between Pathnet and us (and our other future subsidiaries) to the same extent that the Indenture currently permits such transactions between Pathnet and its subsidiaries.

     More specifically, the Supplemental Indenture will amend the terms of the Indenture as described in the following table. As indicated above, this table is a summary of complex provisions contained in the Indenture and the Supplemental Indenture, and it may omit detailed information important to your understanding of the operation of relevant covenants of the Indenture and the Supplemental Indenture in specific circumstances important to you. We encourage you to read the text of the Indenture and the Supplemental Indenture filed as exhibits to the registration statement of which this prospectus is a part.

                                                                       CHANGES AS PROPOSED IN THE
       PROVISION                     CURRENT INDENTURE                   SUPPLEMENTAL INDENTURE
       ---------                     -----------------                 --------------------------
EVENTS OF DEFAULT         Payment defaults on the Notes.           No change for Notes; adds failure
                                                                   of Guarantees to be in effect.

                          Covenant defaults on the Indenture.      Covenant defaults on the Indenture,
                                                                   including obligations imposed
                                                                   directly on Pathnet Telecom.

                          Cross defaults to other indebtedness or  Cross defaults to other
                          adverse judgments over $7.5 million      indebtedness or adverse judgments
                          against Pathnet or any Significant       over $7.5 million against any of
                          Subsidiary of Pathnet.                   Pathnet, Pathnet Telecom, or any
                                                                   Significant Subsidiary of either
                                                                   Pathnet or Pathnet Telecom.

                          Bankruptcy proceedings by or in respect  Bankruptcy proceedings by or in
                          of Pathnet or any Significant            respect of Pathnet, Pathnet
                          Subsidiary of Pathnet.                   Telecom, or any Significant
                                                                   Subsidiary of Pathnet or Pathnet
                                                                   Telecom.

                          Pledge Agreement ceases to be in full    No change.
                          force and effect.

CONSOLIDATION,            Restricts the ability of Pathnet and     Expands the covenant so that it
MERGER, CONVEYANCE,       its Restricted Subsidiaries to enter     applies to Pathnet Telecom and its
TRANSFER OR LEASE         into transactions involving a merger or  consolidated group, rather than disposition of all or substantially all  solely to Pathnet and its
                          of Pathnet's and its Restricted          consolidated group. Provisions
                          Subsidiaries' assets on a consolidated   relating to the required
                          basis.                                   substitution of successors and the
                                                                   requirement to secure the Notes in
                                                                   certain circumstances apply to
                                                                   Pathnet obligations under the Notes
                                                                   and as appropriate to Pathnet
                                                                   Telecom obligations under the
                                                                   Guarantees.

AMENDMENTS                Certain types of amendments (and         Provides that Pathnet Telecom and
TO THE                    Supplemental Indentures) may be adopted  Pathnet can amend the Indenture in
INDENTURE                 without consent of Holders.              the same circumstances, and with
                                                                   the same levels of approvals, as
                                                                   Pathnet is permitted to make such
                                                                   amendments under the Indenture.

                                                                       CHANGES AS PROPOSED IN THE
       PROVISION                     CURRENT INDENTURE                   SUPPLEMENTAL INDENTURE
       ---------                     -----------------                 --------------------------
AMENDMENTS TO THE         Most types of amendments (and            Applies to the Supplemental
INDENTURE (CONTINUED)     Supplemental Indentures) may be adopted  Indenture the same majority consent
                          with the consent of a majority of the    threshold for those amendments that
                          Holders.                                 currently require such a majority
                                                                   in the Indenture.
                          Certain types of amendments (and         Subjects Pathnet Telecom to the
                          Supplemental Indentures) may not be      unanimous consent threshold for the
                          adopted without the consent of all       amendments requiring unanimous
                          Holders.                                 consent in the original Indenture,
                                                                   and adds to that list any amendment
                                                                   that modifies the provisions of the
                                                                   Indenture relating to the
                                                                   Guarantees in a manner adverse to
                                                                   the holders of the Notes.

MAINTENANCE OF OFFICE     Pathnet must maintain an office or       Both Pathnet and Pathnet Telecom
                          agency in New York City for service of   must maintain an office or agency
                          notices and demands.                     in New York City for the service of
                                                                   notices and demands under the Notes
                                                                   and the Guarantees, on the same
                                                                   terms as that obligation currently
                                                                   applies to Pathnet.

MONEY FOR NOTE PAYMENTS   Regulates Pathnet's dealings with        Regulates Pathnet Telecom's
                          Paying Agents and its ability to act as  dealings with Paying Agents and
                          its own Paying Agent.                    Pathnet Telecom's ability to make
                                                                   payments directly to the holders of
                                                                   the Guarantees in the same manner
                                                                   as Pathnet's dealings are regulated
                                                                   under the Indenture.

CORPORATE EXISTENCE       Pathnet and its subsidiaries must        Expands the covenant so that it
                          maintain corporate existence.            also applies to Pathnet Telecom and
                                                                   its other subsidiaries.

PAYMENT OF TAXES AND      Pathnet and its subsidiaries must pay    Expands the covenant so that it
OTHER CLAIMS              taxes and other claims.                  also applies to Pathnet Telecom and
                                                                   its other subsidiaries.

MAINTENANCE OF            Pathnet and Restricted Subsidiaries      Expands the covenant so that it
PROPERTIES                must maintain material properties in     also applies to Pathnet Telecom and
                          good condition and repair.               its Restricted Subsidiaries.

INSURANCE                 Pathnet and Restricted Subsidiaries      Expands the covenant so that it
                          must maintain customary insurance.       also applies to Pathnet Telecom and
                                                                   its Restricted Subsidiaries.

                                                                       CHANGES AS PROPOSED IN THE
       PROVISION                     CURRENT INDENTURE                   SUPPLEMENTAL INDENTURE
       ---------                     -----------------                 --------------------------
OFFICERS COMPLIANCE       Required from Pathnet.                   Required from Pathnet and from
CERTIFICATE                                                        Pathnet Telecom.

FINANCIAL STATEMENTS      Pathnet must file Exchange Act reports   Pathnet Telecom must file Exchange
                          with the SEC (whether or not required    Act reports (including consolidated
                          by law to do so) and must provide        reports) with the SEC (whether or
                          Trustee with copies.                     not required by law to do so) and
                                                                   must provide Trustee with copies.
                                                                   To the extent permitted in the
                                                                   future by applicable law, releases
                                                                   Pathnet from separate SEC and
                                                                   Trustee periodic report filing
                                                                   obligations.

CHANGE OF CONTROL         Pathnet required to offer to repurchase  No change to Pathnet's obligation.
REPURCHASE OBLIGATION     the Notes at a premium upon occurrence   Expands the provision so that
                          of a Change of Control.                  Pathnet's repurchase obligation is
                                                                   also triggered by a Change of
                                                                   Control of Pathnet Telecom;
                                                                   Guarantees apply to this
                                                                   obligation.

LIMITATION ON             Subject to a ratio test for              Expands the existing covenant so
INDEBTEDNESS              Consolidated Indebtedness to             that both Pathnet and Pathnet
                          Consolidated Operating Cash Flow Test    Telecom are subject to the same
                          for Pathnet and its Restricted           limitations (including the
                          Subsidiaries, neither Pathnet nor its    limitations on their respective
                          Restricted Subsidiaries can incur        Restricted Subsidiaries), except
                          Indebtedness other than Permitted        that:
                          Indebtedness. Permitted Indebtedness
                          includes Telecommunications              (1) the definition of Permitted
                          Indebtedness of either Pathnet or any        Indebtedness will continue to
                          Restricted Subsidiary; subordinated          include Telecommunications
                          indebtedness of Pathnet to its               Indebtedness, but will apply to
                          Restricted Subsidiaries; and any             Pathnet Telecom's Restricted
                          indebtedness of a Restricted Subsidiary      Subsidiaries as well as
                          to Pathnet or to any other Restricted        Pathnet's, and will allow
                          Subsidiary.                                  intercompany Indebtedness among
                                                                       Pathnet Telecom, Pathnet, and
                                                                       their respective Restricted
                                                                       Subsidiaries subject to the
                                                                       corresponding restrictions; and
                                                                   (2) the Consolidated Indebtedness
                                                                       to Consolidated Operating Cash
                                                                       Flow Ratio used to determine
                                                                       whether any of the covered
                                                                       entities can incur additional
                                                                       debt is calculated by reference
                                                                       to Pathnet Telecom, Pathnet and
                                                                       all Restricted Subsidiaries on
                                                                       a consolidated basis.

                                                                       CHANGES AS PROPOSED IN THE
       PROVISION                     CURRENT INDENTURE                   SUPPLEMENTAL INDENTURE
       ---------                     -----------------                 --------------------------
RESTRICTED PAYMENTS       Restricts Pathnet and its Restricted     Changes the cash dividend
LIMITATION                Subsidiaries from declaring cash         declaration and capital stock
                          dividends on Pathnet capital stock,      redemption restrictions to apply to
                          redeeming capital stock or subordinated  Pathnet Telecom rather than to
                          debt of Pathnet, or making investments   Pathnet.
                          (other than Permitted Investments),      Imposes parallel restrictions on
                          unless Pathnet could, after such         Pathnet Telecom's ability to make
                          payment, incur additional Indebtedness   other Restricted Payments.
                          under the Permitted Indebtedness
                          covenant and the aggregate amount of
                          permitted Restricted Payments does not
                          exceed an amount determined as
                          described in the Restricted Payments
                          covenant.

SALE OF CAPITAL STOCK OF  Restricts the sale or issuance of        Expands the covenant to apply to
RESTRICTED SUBSIDIARIES   Capital Stock of Restricted              capital stock of Pathnet and
                          Subsidiaries of Pathnet to third         Restricted Subsidiaries of both
                          parties.                                 Pathnet Telecom and Pathnet.

TRANSACTIONS WITH         Restricts transactions by Pathnet and    Imposes the same restriction on
AFFILIATES                its Restricted Subsidiaries with         Pathnet Telecom and its Restricted
                          Affiliates unless conducted on an        Subsidiaries and expands the
                          arms'-length basis.                      definition of Affiliates to include
                                                                   all Affiliates of Pathnet Telecom.
                                                                   As provided in the current
                                                                   Indenture for transactions among
                                                                   Pathnet and its own Restricted
                                                                   Subsidiaries, the Supplemental
                                                                   Indenture provides that
                                                                   transactions among any of Pathnet
                                                                   Telecom, Pathnet and any Restricted
                                                                   Subsidiary are not restricted.

LIEN RESTRICTIONS         Neither Pathnet nor any Restricted       Expands the restriction to include
                          Subsidiary can permit any Lien to exist  Pathnet Telecom and its Restricted
                          other than Permitted Liens, unless the   Subsidiaries, and expands the
                          Notes are equally and ratably secured.   definition of "Permitted Liens" to
                          Permitted Liens include liens for        include liens among Pathnet
                          Telecommunications Indebtedness and      Telecom, Pathnet and their
                          liens among Pathnet and any Restricted   respective Restricted Subsidiaries.
                          Subsidiary.

                                                                       CHANGES AS PROPOSED IN THE
       PROVISION                     CURRENT INDENTURE                   SUPPLEMENTAL INDENTURE
       ---------                     -----------------                 --------------------------
LIMITATIONS ON            Prohibits Restricted Subsidiaries of     Expands the restrictions to apply
GUARANTEES AND OTHER      Pathnet from issuing or guaranteeing     to Pathnet Telecom's Restricted
DEBT                      Debt Securities unless they              Subsidiaries; exception for vendor
                          concurrently guarantee the Notes;        financings and other borrowings
                          specific exception excludes from the     continues to apply.
                          definition of Debt Securities any
                          vendor equipment financing facilities
                          or similar financings and other
                          borrowings incurred in a manner not
                          customarily viewed as a securities
                          offering.

LIMITATION ON ASSET       Pathnet and its Restricted Subsidiaries  Retains unmodified Pathnet's
SALES                     may not engage in an Asset Sale unless   obligations in respect of Asset
                          the transaction is for fair market       Sales. Imposes corresponding
                          value and meets other requirements as    obligations on Pathnet Telecom and
                          to the nature of the consideration; if   its Restricted Subsidiaries.
                          the amount of proceeds exceeds a
                          specified threshold, Pathnet is
                          required to commence an offer to
                          purchase Notes up to such amount within
                          15 Business Days of the closing of the
                          Asset Sale.

PROHIBITION AGAINST       Subject to exceptions, including, among  Expands the existing covenant to
DIVIDEND RESTRICTIONS     others, those for Secured Indebtedness   apply to Pathnet and to Restricted
                          and Telecommunications Indebtedness,     Subsidiaries of both Pathnet and
                          Pathnet cannot permit any Restricted     Pathnet Telecom.
                          Subsidiary to accept a restriction on
                          its ability to pay dividends or make
                          other payments to Pathnet or any
                          Restricted Subsidiary of Pathnet to the
                          extent necessary to permit Pathnet to
                          make payment on the Notes.

     Each holder of the Notes on the record date providing its consent to the requested waivers and amendments of the Indenture covenants necessary for the contribution and reorganization transactions will receive, in addition to our Guarantees, a consent fee payment of $10.00 per $1,000 in face amount of Notes owned of record by the consenting holder on the record date. The terms of the Indenture governing the Notes require the affirmative consents of the holders of a majority in outstanding principal amount of the Notes for the waiver and amendments to take effect. We have conditioned the Contribution and Reorganization Transaction on the success of a consent solicitation. THIS
OFFERING AND THE CONCURRENT CONSENT SOLICITATION WILL END ON           , 1999,
TEN CALENDAR DAYS FOLLOWING THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART (UNLESS WE

AND PATHNET AGREE TO EXTEND THE CONSENT SOLICITATION PERIOD). IF WE HAVE NOT RECEIVED BEFORE THE EXPIRATION OF THE CONSENT PERIOD THE REQUISITE CONSENTS FROM THE HOLDERS OF A MAJORITY IN OUTSTANDING PRINCIPAL AMOUNT OF THE NOTES, OUR OFFER OF THE GUARANTEES WILL TERMINATE AND THE CONTRIBUTION AND REORGANIZATION TRANSACTION WILL NOT TAKE PLACE AS PLANNED.

OUR COMPANY

     We were formed as a Delaware corporation on November 1, 1999, in order to give effect to the Contribution and Reorganization Transaction and become Pathnet's parent company. Pathnet, also a Delaware corporation, was formed on August 25, 1995. Since inception, Pathnet has operated as a development stage enterprise since inception in 1995 and operations have resulted in cumulative net losses of $82.9 million through September 30, 1999. Together, we are a wholesale telecommunications provider building a nationwide network designed to provide other wholesale and retail telecommunications service providers with access to underserved and second and third tier markets throughout the United States, of which there are over 200.

OUR NETWORK

     Our network will enable our customers, including existing local telephone companies, interexchange carriers, Internet service providers, competitive telecommunications companies, cellular operators and resellers to offer additional services to new and existing customers in these markets without having to expend their own resources to build, expand or upgrade their networks. In addition to serving unique markets, our network will be differentiated by both its:

     - Ability to provide a complete access solution in our target markets, including collocations in central offices and intercity transport; and

     - Its advanced network architecture that will allow our customers to offer the latest voice, video and data services across a single network at very high speeds.

     We expect our nationwide network to grow to over 20,000 route miles utilizing fiber and high capacity Synchronous Optical Network Technology, also known as "SONET" microwave. We intend to continue to develop our backbone on a "smart-build" basis by prioritizing route development along corridors with high demand for dark fiber and conduit or partnering with established companies in the joint development of those routes. We expect our network will terminate in central offices in our target markets where we intend to collocate and use existing local telephone companies' unbundled network elements or other third party local network assets.

     As of November 22, 1999, our network consisted of over 6,100 wireless route miles providing wholesale transport services to 13 cities. We are constructing 1,100 route miles of fiber network scheduled for completion in the first half of 2000 and an additional 300 route miles of wireless network. We have also entered into two co-development agreements for the construction of an additional 750 route miles of fiber optic network. We expect to develop more backbone network from a pool of over 12,000 route miles of right of way -- 8,000 of which will have some form of exclusivity -- that we will receive from our new investors in the Contribution and Reorganization Transaction. We believe these additional right of way route miles will provide us with the opportunity to develop unique and diverse paths connecting our target markets back to first tier metropolitan areas.

ADDRESSABLE MARKET

     We plan to serve second and third tier markets with populations between 600,000 and 50,000, with backbone infrastructure products and services, long haul transport and local access services. We also expect to capture a portion of the long haul transport services segment between first tier markets.

We estimate that our addressable market for these products and services is $13 billion in 1999, growing to $27 billion in 2005.

     We believe that a substantial market opportunity exists for our products and services as the result of:

     - Increasing demand for high capacity access and transport services to accommodate unprecedented consumer demand for Internet access and related services;

     - Growing disparity, sometimes referred to as the "digital divide," between telecommunications services available in the largest markets and those services available in our target second and third tier markets;

     - Rapid development of new technologies such as Digital Subscriber Line technology that allow carriers to exploit existing local network infrastructure to deliver multiple media (including voice, data, video and Internet) at high speed over one physical local access connection to a network;

     - Rapid migration from circuit-based network architectures to fast packet-based network technologies that allow for the efficient integration of multiple customers across a common backbone network infrastructure; and

     - Adoption of the Telecommunications Act of 1996 and certain state regulatory initiatives that provide increased opportunities in the telecommunications marketplace by opening local markets to competition and enhancing opportunities to obtain direct interconnection to and collocation with our competitors.

     For a discussion of our competitive advantages and business strategy, see "BUSINESS--Business Strategy."

CAPITAL NEEDS AND FINANCING

     To date, Pathnet has funded its expenditures primarily with equity investments made by its stockholders and proceeds received from Pathnet's issue of Notes in April 1998. The development of our business plan will require substantial additional capital to fund capital expenditures, working capital and operating losses. Our principal capital expenditures include costs related to the construction and development of our nationwide network (including installation of electronics and transmission equipment), collocations and interconnections to our network and the continued development of our administrative and managerial support systems. Proceeds from the April 1998 debt offering, proceeds from the Contribution and Reorganization Transaction and cash on hand are expected to provide us with adequate resources to meet the projected capital requirements through the end of calendar year 2000.

     Our current financing plan consists of:

     - DEBT OFFERING: On April 8, 1998, Pathnet issued and sold $350 million in aggregate principal amount in senior unsecured notes, the Notes, and warrants to purchase shares of Pathnet common stock, resulting in net proceeds to Pathnet of $338.7 million. Pathnet used approximately $83.1 million of those net proceeds to purchase securities to provide for payment in full of interest due on the Notes through April 15, 2000.

     - PRIVATE EQUITY INVESTMENT: Simultaneously with the debt offering, Pathnet issued and sold 1,879,699 shares of Pathnet Series C Preferred Stock at an aggregate price of $20 million, bringing the total investment by Pathnet's private equity investors to $36 million.

     - CONTRIBUTION AND REORGANIZATION TRANSACTION: We will receive an aggregate of $68 million in cash proceeds from Colonial Pipeline Company in connection with the Contribution and Reorganization Transaction.

     - LUCENT FINANCING AND OTHER VENDOR FINANCING: We are currently in negotiations with Lucent Technologies, Inc. over the terms of a senior secured credit facility for vendor financing covering our fiber optic cable purchases from Lucent.

     The actual amount of our future capital requirements will depend upon many factors, including the costs and speed of the development of our network in each of our markets, the extent of competition and pricing of telecommunications services in our markets, other strategic opportunities that we pursue and the acceptance of our services in our markets.

RISK FACTORS

     You should carefully consider the risk factors discussed under the caption "RISK FACTORS," immediately following this summary and the other information included in this prospectus before accepting our Guarantees and consenting to the requested waivers and amendments to the Indenture necessary to authorize the Contribution and Reorganization Transaction.
                            ------------------------

     Our principal executive office is located at 1015 31st Street, N.W., Washington, D.C. 20007, and our telephone number is (202) 625-7284.

SUMMARY CONSOLIDATED FINANCIAL DATA

     We present below summary historical consolidated financial data for Pathnet and the pro forma balance sheet data for Pathnet Telecom. The summary historical statements of operations data for the years ended December 31, 1997 and 1998 have been derived from Pathnet's audited financial statements that are included elsewhere in this prospectus. The summary historical balance sheet data as of September 30, 1999 and the summary historical statements of operations data for the nine months ended September 30, 1998 and 1999, and the period from August 25, 1995 (the date of Pathnet's inception) to September 30, 1999 have been derived from Pathnet's unaudited financial statements that are included elsewhere in this prospectus. The unaudited financial information as of September 30, 1998 and 1999 and for the nine month periods then ended includes, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of Pathnet's interim results. The unaudited pro forma balance sheet as of September 30, 1999 gives effect to the Contribution and Reorganization Transaction as if it occurred on September 30, 1999. We have provided the pro forma balance sheet data for informational purposes only.

                                                                                 PATHNET
                                                --------------------------------------------------------------------------
                                                                                                             PERIOD FROM
                                                                                                           AUGUST 25, 1995
                                                        YEAR ENDED                NINE MONTHS ENDED           (DATE OF
                                                       DECEMBER 31,                 SEPTEMBER 30,           INCEPTION) TO
                                                --------------------------   ---------------------------    SEPTEMBER 30,
                                                   1997           1998           1998           1999            1999
                                                -----------   ------------   ------------   ------------   ---------------
                                                                               (UNAUDITED)    (UNAUDITED)     (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Revenue.......................................  $   162,500   $  1,583,539   $  1,050,000   $  2,275,003    $  4,022,042
Net operating loss............................   (4,131,243)   (16,312,761)   (11,372,827)   (20,518,466)    (42,733,227)
Net loss......................................   (3,977,400)   (36,296,596)   (25,014,744)   (40,409,110)    (82,853,567)
Basic and diluted loss per common share.......  $     (1.37)  $     (12.51)  $      (8.62)  $     (13.88)   $     (28.54)
Weighted average number of common shares
  outstanding.................................    2,900,000      2,902,029      2,901,917      2,911,512       2,902,594
OTHER FINANCIAL DATA (UNAUDITED):
Ratio of earnings to fixed charges............           <1             <1             <1             <1              <1
Deficiency of earnings to fixed charges.......  $ 3,977,400   $ 36,658,917   $ 25,377,065   $ 42,237,083    $ 85,043,861

                                                                    SEPTEMBER 30, 1999
                                                              ------------------------------
                                                                PATHNET      PATHNET TELECOM
                                                                 ACTUAL       PRO FORMA (a)
                                                              ------------   ---------------
                                                                       (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities (excluding
  marketable securities pledged as collateral) (b)..........  $173,420,328    $212,045,321
Property and equipment, net.................................   106,123,850     106,123,850
Intangible assets -- rights of way..........................            --     187,275,006
Total assets................................................   338,574,555     568,849,554
Long-term obligations (c)...................................   346,782,984     351,057,984
Total liabilities...........................................   379,906,142     384,181,142
Redeemable preferred stock..................................    35,969,639      37,999,993
Stockholders' equity (deficit)..............................   (77,301,226)    146,668,419

---------------
(a) Our pro forma summary consolidated balance sheet data as of September 30, 1999 reflects the following events as if such events had occurred as of September 30, 1999:

     - Contribution of over 12,000 route miles of rights of way with an estimated value of $187 million for 8,511,607 shares of our Series D convertible preferred stock;

     - Receipt of $38 million in cash at the initial closing for 1,729,631 shares of our Series E redeemable preferred stock. Another $25 million in cash (which is excluded from our above pro forma balance sheet data) will be received in exchange for 1,137,915 shares of our Series E redeemable preferred stock (conditioned upon the completion of a fiber optic network segment build that we expect to complete during the first calendar quarter of 2000);

     - Exchange of 2,977,593 shares of outstanding Pathnet common stock for 2,977,593 shares of our common stock;

     - Exchange of 5,470,595 shares of Pathnet mandatorily redeemable preferred stock into 15,864,715 shares of our convertible preferred stock;

     - Receipt of $1 million in cash for options to purchase 1,593,082 shares of our Series E redeemable preferred stock at $21.97 per share and shares of our common stock at the time of an initial public offering;

     - Receipt of $4 million in cash for our sale to Colonial of rights in a specified number of conduit miles of our future network;

     - Receipt of $275,000 in rights of way for our sale to CSX of rights a specified number of conduit miles of our future network; and

     - Payment by Pathnet of the proposed 1% consent fee to consenting holders of the Notes (assuming all Noteholders provide their consent), and a related payment to the Solicitation Agent, of an aggregate of approximately $4.4 million.

     See "DESCRIPTION OF CONTRIBUTION AND REORGANIZATION TRANSACTION" included elsewhere in this prospectus.

(b) Cash, cash equivalents and marketable securities include investments in marketable securities available for sale.

(c) Long term obligations include other non-current liabilities of $263,734.

                                  RISK FACTORS

     Pathnet Telecom is a new business venture that plans to build on the existing Pathnet business following the closing of the Contribution and Reorganization Transaction. As such, we will face all of the risks currently faced by Pathnet, as well as a variety of new risks associated with the expansion of the existing Pathnet business.

     You should consider carefully the risk factors described below, in addition to the other information in this prospectus, before you decide to accept our Guarantees and grant your consent to the requested waivers and amendments to the Indenture necessary to authorize the Contribution and Reorganization Transaction. If any of the risks described below materializes and we are unsuccessful in managing or addressing the risk, there could be a material adverse effect on our business, financial condition or results of operations. We cannot assure you that we will successfully manage or address these risks. The risks and uncertainties described below are not all that we may encounter. We may encounter other risks that we do not currently recognize or that we do not currently regard as significant. If any of these other risks materializes, it could also impair our business operations. In reviewing these risk factors, in particular those relating to our industry, our network business and our company operations, you may wish to refer to the glossary at the back of this prospectus for definitions of technical terms.

                    RISKS RELATING TO OUR COMPANY OPERATIONS

WE MAY NOT BE ABLE TO DEVELOP THE RIGHTS OF WAY THAT BNSF, CSX AND COLONIAL ARE AGREEING TO CONTRIBUTE TO US IN RETURN FOR THEIR SHARES, OR THE COST OF THAT DEVELOPMENT MAY BE SIGNIFICANTLY HIGHER THAN WE ANTICIPATE.

     Several factors could interfere with our ability to develop or even prevent us from developing the rights of way that are the subject of the Contribution and Reorganization Transaction. BNSF, CSX and Colonial do not own outright much of the property over which they are granting us rights of way. Depending on the nature of their underlying rights in the property, we may need but be unable to obtain property rights from third parties to permit us to develop portions of the rights of way.

     In order to minimize or prevent interference with their primary business operations, BNSF, CSX and Colonial may impose restrictions that increase our cost of developing certain segments of their rights of way, or even render development prohibitively expensive. Physical or engineering restrictions may also limit our ability to develop particular segments of rights of way, or increase the cost of developing those segments.

     Finally, many segments of BNSF's, CSX's and Colonial's rights of way are subject to existing contractual arrangements that may impose significant restrictions on our ability to develop those segments. In some cases, existing contractual arrangements between BNSF, CSX or Colonial and other third parties, including our competitors, may prevent us from developing those segments. Exclusivity provisions in the contracts themselves, or competitive factors, including oversupply of communications bandwidth along the segments that we wish to develop, could prevent us from making commercially effective use of the rights of way. In addition, although we believe that we will be able to develop segments of our network on these rights of way within an acceptable range of our reasonable current cost estimates, we cannot predict the development costs with certainty, and these costs could be significantly higher than we anticipate.

WE HAVE AGREED TO INDEMNIFY BNSF, CSX AND COLONIAL FROM CERTAIN LOSSES AND LIABILITIES IN DEPLOYING AND OPERATING OUR NETWORK, AND THESE LOSSES AND LIABILITIES COULD BE SIGNIFICANT.

     In the agreements by which we obtain our rights of way we have agreed to release and indemnify BNSF, CSX and Colonial from claims, losses or liabilities resulting from damage to property, personal injury to personnel, and many other circumstances while we construct and operate our network. In some cases, our release and indemnity apply even to circumstances outside of our control, including circumstances where the claim, loss or liability arises from the negligence or gross negligence of BNSF, CSX, Colonial or their employees or contractors within their control. While we intend to obtain insurance to address these issues, we cannot ensure that insurance coverage will be available or, if it is available, adequate to cover all of these risks. If our insurance coverage is inadequate, or if coverage is not available for some of these risks, we could be exposed to significant losses and liabilities.

OUR TELECOMMUNICATIONS NETWORK WILL BE CONSTRUCTED ON RIGHTS OF WAY USED FOR RAILROAD AND PIPELINE PURPOSES AND COULD BE DAMAGED OR DELAYED BY OTHER BUSINESS OPERATIONS CONDUCTED ALONG THOSE RIGHTS OF WAY. ANY DAMAGE OR DELAY COULD SERIOUSLY HARM OUR RELATIONSHIP WITH OUR CUSTOMERS.

     BNSF, CSX and Colonial use on a daily basis for railroad and pipeline purposes the rights of way on which we intend to install our telecommunications network. Many situations could arise, including the derailment of a train, the breach of a pipeline or damage resulting from track or pipeline maintenance or construction, that could interrupt telecommunications services on or otherwise damage our network. If any of those circumstances occurs, our ability to provide telecommunications services to our customers could be compromised, and our relationship with those customers could be seriously damaged.

     The lease and access agreements we will enter into with BNSF, Colonial, CSX and our other rights of way providers require that we coordinate our network design, construction, deployment, operation and maintenance with the rail, pipeline, utility and other operations of the applicable rights of way providers. Those agreements generally provide that the rights of many providers' operational needs take precedence over our own in terms of scheduling, access time, personnel and other rights. Scheduling conflicts could increase our development or operational costs on particular segments of rights of way, or make deployment along the affected segment commercially impracticable. If we cannot coordinate these activities successfully with the rights of way providers, the development, design, construction, deployment, operation and maintenance of the affected segments of our network could be delayed or become prohibitively expensive.

WE HAVE NO HISTORY OF OPERATIONS AND WILL BE UNDERTAKING A SIGNIFICANTLY EXPANDED NETWORK DEVELOPMENT BUSINESS.

     We are newly incorporated and have no history of operations. Pathnet was incorporated in August 1995 and has only a limited operational history. As of November 22, 1999, Pathnet had constructed approximately 6,100 route miles of our digital network and had completed 25 collocations. To achieve our business plan, we will need to expand our fiber network substantially and at a much faster rate than in prior years.

WE ARE UNDERTAKING A MAJOR EXPANSION OF THE BUSINESS PREVIOUSLY CONDUCTED BY PATHNET AND WE MAY NOT BE ABLE TO MANAGE THIS EXPANSION EFFECTIVELY.

     The expansion and development of our business will depend upon, among other things, our ability successfully to:

     - Implement our sales and marketing strategy;

     - Evaluate markets for our products and services;

     - Acquire rights of way;

     - Design profitable network routes;

     - Secure additional financing for our network deployment;

     - Reach agreement with suitable co-development partners;

     - Install facilities;

     - Obtain required government authorizations;

     - Interconnect to, and collocate with, facilities owned by existing local telephone companies; and

     - Obtain appropriately priced unbundled network elements and wholesale services from existing local telephone companies.

     We must accomplish these activities in a timely manner, at reasonable cost and on satisfactory terms and conditions, or our business may be adversely affected. As we increase our product and service offerings and expand our network into our targeted markets, there will be additional demands on operating support systems, sales and marketing, administrative resources and network infrastructure. We cannot assure you that we will be able to manage our growth successfully, and if we are unsuccessful in doing so, our business, results of operations and financial condition will be negatively affected.

DEVELOPING AND EXPANDING OUR BUSINESS MAY SUBJECT US TO ADDED REGULATORY AND MARKET RISKS.

     The rights of way acquired in connection with the Contribution and Reorganization Transaction may significantly expand our business, making us more vulnerable to competition from major telecommunications companies and more likely to become the subject of regulatory scrutiny. Increased competition or regulatory burdens (whether from licensing or enforcement) could interfere with our ability to capitalize on the expansion of our business.

     Our business strategy is to provide an integrated bundle of telecommunications services and expand our operations and network. Our ability to implement this strategy will be subject to a variety of factors, including:

     - Market pricing pressures for the services and products we offer;

     - Changes in expenses associated with the construction and expansion of our network and services;

     - Availability of additional capital on acceptable terms;

     - Regulatory uncertainties in an industry where the regulatory environment is still evolving;

     - Operating and technical problems;

     - Availability of alternative technologies;

     - The need to establish and maintain interconnection and collocation arrangements with existing local telephone companies in our target markets;

     - Variations in market growth rates for our products and services; and

     - General economic conditions.

WE MAY BE UNABLE TO HIRE AND RETAIN SUFFICIENT QUALIFIED PERSONNEL, AND THE LOSS OF ANY OF OUR KEY EXECUTIVE OFFICERS COULD MATERIALLY ADVERSELY AFFECT US.

     We believe that our future success will depend in large part on our ability to attract and retain highly skilled, knowledgeable, sophisticated and qualified managerial, professional and technical personnel. To implement our business plan and manage our planned growth successfully, we will need to hire a substantial number of additional employees. Pathnet has experienced, and we expect to experience, significant competition from other companies in attracting and retaining personnel who possess the skills that we are seeking. We may therefore encounter a shortage of qualified personnel.

     Currently, our business is managed by a small number of senior management and operating personnel. We may be unable to retain our senior management, other key employees, or other skilled personnel in the future. Losing some members of the senior management team or key operating personnel could have a material adverse effect on our business.

WE DEPEND ON THIRD PARTIES, INCLUDING SUPPLIERS AND CONTRACTORS, AND THE LOSS OF KEY SOURCES OF SUPPLY AND SERVICES FROM THIRD PARTY CONTRACTORS COULD ADVERSELY AFFECT US.

     We depend on third party suppliers for a number of components and parts used in our telecommunications network. If we are unable to obtain supplies or services from our usual suppliers for any reason, we believe that there are alternative suppliers of components for all of the components and transmission equipment contained in our network or required to offer our products and services, but those alternatives may not be available on as favorable terms. Moreover, any delay, nationwide shortage, or extended interruption in the supply of any of the key components, changes in the pricing arrangements with our suppliers and manufacturers or delay in transitioning a replacement supplier's product into the network could disrupt our operations. If a disruption continues for an extended period of time, it could have a material adverse effect on our business, financial condition and results of operations.

     We plan to continue to use third party contractors to build various segments of our network. If any of these relationships is terminated or a supplier or contractor fails to provide reliable services or equipment, and we are unable to reach suitable alternative arrangements quickly or on favorable terms, we may experience significant delays and additional costs. The failure of our contractors to complete their activities in a timely manner, within anticipated budgets and in accordance with our quality standards and performance criteria, could also delay the completion of our network or make it more costly to construct.

WE WILL DEPEND ON SOPHISTICATED BILLING, CUSTOMER SERVICE AND INFORMATION
SYSTEMS.

     We will depend on sophisticated information and processing systems to grow, monitor costs, bill customers, service customer orders and achieve operating efficiencies. As we expand our services and increase our customer base, our need for enhanced billing and information systems will increase. If we are unable to adequately identify our information and processing needs or develop or upgrade systems as necessary, our ability to reach our financial and operational objectives could be compromised.

FAILURE TO ACHIEVE YEAR 2000 COMPLIANCE MAY HAVE ADVERSE EFFECTS ON US.

     The Year 2000 issue is the result of computer programs using two digits, rather than four, to define the applicable year. Because of this programming convention, software, hardware or firmware may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures, miscalculations or errors causing disruptions of operations or other business problems, including, among others, an inability to process transactions, send invoices, or engage in similar normal business activities. We cannot know the actual effects of the Year 2000 issue on our business and operations until the beginning of Year 2000. If we or our major vendors and other material service providers and customers fail to address adequately our respective Year 2000 issues in a timely manner, we could experience, among other things, interruptions in our network and a decline in sales which could have a material adverse effect on our business, prospects, results of operations and financial condition. The Year 2000 issues and our Year 2000 readiness program are described in further detail below in "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Year 2000 Readiness Disclosure."

WE MAY FACE RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS, STRATEGIC ALLIANCES AND JOINT VENTURES.

     To expand and deploy our network in a timely manner, we may need to acquire other businesses, form strategic alliances or enter into joint ventures that will complement our existing business markets or accelerate our entry into our target markets. These transactions may:

     - Pose challenges in assimilating the acquired operations and personnel;

     - Disrupt our ongoing business;

     - Divert resources;

     - Create difficulties in maintaining uniform standards, controls, procedures and policies;

     - Impede management of our growth and information systems;

     - Present challenges where entering markets in which we have little experience; or

     - Impair relationships with employees or customers.

     We currently have no definitive acquisition agreement in place, although we have had discussions with other companies and will continue to assess opportunities on an ongoing basis. Our failure to implement our expansion and growth strategy successfully would have a material adverse effect on our business, results of operations and financial condition.

                        RISKS RELATING TO OUR FINANCING

WE EXPECT NEGATIVE OPERATING CASH FLOWS AND SUBSTANTIAL OPERATING LOSSES FOR THE FORESEEABLE FUTURE AND OUR FUTURE GROWTH WILL REQUIRE SIGNIFICANT CAPITAL.

     Pathnet has incurred operating losses and negative cash flow since inception. From August 25, 1995 through September 30, 1999, Pathnet's operations have resulted in cumulative net losses of $82.9 million. We expect to incur continued operating losses and negative cash flow as we build our network, offer additional products and services and increase our customer base. These losses will reduce our ability to meet working capital needs and increase our need for external financing to support our objectives.

     The development of our business requires significant additional capital and operational expenditures. We will incur substantial expenditures before we realize any related revenues. Capital expenditures and other operating expenditures will result in negative cash flow and operating losses until and unless we develop an adequate customer base and revenue stream. We expect these expenditures to increase as we develop our customer base in existing markets, expand into new markets and diversify our service offerings. Moreover, we may never develop an adequate customer base, sustain profitability or generate sufficient cash flow to meet our obligations on the Guarantees or fund our other business needs.

     Our business plan requires us to expand our existing network and services, acquire and develop new networks and services in additional markets, deploy our own fiber capacity in the majority of our markets and fund our initial operating losses. These activities will require significant capital for the foreseeable future.

     We currently plan to fund our capital requirements from these sources:

     - $173.4 million of cash, cash equivalents and marketable securities (which is the balance of the net proceeds remaining from Pathnet's private placements of equity securities and the 1998 offering of the Notes less any pledged or restricted funds);

     - The net proceeds of the issuance of our stock, an option for our stock and a pre-construction sale of conduit, in return for approximately $68 million cash proceeds as part of the Contribution and Reorganization Transaction;

     - Sales of dark fiber and conduit, and co-development arrangements with third parties;

     - Vendor financing from equipment vendors;

     - Additional private or public debt or equity financing; and

     - Future cash flows generated from ongoing operations.

     We estimate that our current available resources will be sufficient to fund the implementation of our current business plan through the fourth quarter of 2000. In the event the Contribution and Reorganization Transaction is not consummated or is consummated on different terms, this projection regarding available resources may change. The actual amount and timing of our future capital requirements may differ substantially from our estimate.

     After the fourth quarter of 2000, we expect we will require additional financing, which may include commercial bank borrowings, additional vendor financing or the sale or issuance of equity or debt securities. If we are unable to obtain necessary additional financing on acceptable terms, our business, financial condition, or results of operations could be adversely affected.

WE WILL BE GUARANTEEING AND/OR INCURRING A SUBSTANTIAL AMOUNT OF DEBT THAT COULD AFFECT OUR FUTURE PROSPECTS, AND WE MAY NOT HAVE SUFFICIENT FUNDS FROM OUR OWN CASH FLOW OR OTHER SOURCES TO SERVICE OUR DEBT.

     Pathnet currently has a substantial amount of debt in relation to its stockholders' equity (deficit). As of September 30, 1999, Pathnet had approximately $379.9 million of indebtedness outstanding and total stockholders' equity (deficit) of ($77.3) million.

     After the Contribution and Reorganization Transaction has closed, we will have a substantial amount of debt in relation to our stockholders' equity. The Indenture related to the Pathnet Notes permits Pathnet, and we expect that the Supplemental Indenture will permit us and Pathnet, to incur additional indebtedness, which we plan to do. The amount of our debt could adversely affect our future prospects by:

     - Impairing our ability to borrow additional money;

     - Requiring us to use a substantial portion of our cash flows from operations to pay interest or repay debt which will reduce the funds available to us for our operations, acquisition opportunities and capital expenditures;

     - Placing us at a competitive disadvantage with companies that are less restricted by their debt arrangements; and

     - Making us more vulnerable in the event of a downturn in general economic conditions or the occurrence of any risks described in this section.

     We cannot assure you that we or Pathnet will be able to meet our debt obligations under the Guarantees, the Pathnet Notes or otherwise. If we are unable to generate sufficient cash to meet our obligations or if we fail to satisfy the requirements of our debt agreements, we will be in default. A default under the Notes, which may include a material default under other indebtedness, would permit the holders of the Pathnet Notes (and other debt for which we will be directly or indirectly responsible) to require payment before the scheduled due date of the debt, resulting in further financial strain on us and causing additional defaults under our other indebtedness.

     In order to repay our debt and fund our capital expenditures, we must successfully implement our business strategy. If we are unable to do so, we may have to reduce or delay our planned capital expenditures, sell assets, issue additional equity or debt securities or refinance or restructure our debt. Any delay in our planned capital expenditures could materially and adversely affect our future revenue prospects. Any sale of assets to raise money to meet our financial obligations could also occur on unfavorable terms. We might not be able to sell any additional equity or debt in those circumstances.

DESPITE OUR CURRENT DEBT LEVEL, WE AND OUR SUBSIDIARIES PLAN TO INCUR SUBSTANTIALLY MORE DEBT. INCREASED DEBT COULD WORSEN THE RISKS DESCRIBED ABOVE, BUT FAILURE TO OBTAIN THE DEBT NEEDED COULD PREVENT THE COMPLETION OF THE NETWORK AND IMPAIR THE ROLLOUT OF OUR PRODUCTS AND SERVICES TO OUR CUSTOMERS.

     We expect to need significant additional capital to complete the buildout of our planned network and fulfill our long-term business strategies. We may be unable to produce sufficient cash flows from ongoing operations to fund our business plan and future growth. This could require us to alter our business plan, including delaying or abandoning our expansion or spending plans, which could have a material adverse effect on our business. In addition, we may elect to pursue other business opportunities that could require additional capital investments in our network. If any of these events were to occur, we could be required to borrow more money than we currently anticipate, issue additional debt or equity securities or enter into joint ventures.

     Our ability to arrange financing depends upon many factors, including:

     - General economic and capital markets conditions, especially the non-investment grade debt market;

     - Conditions in the telecommunications industry;

     - Regulatory, technological or competitive developments;

     - Investor confidence and credit availability from banks or other lenders;

     - The success of our network and demand for our products and services;

     - Cost overruns and unforeseen delays; and

     - Provisions of tax and securities laws that affect capital raising activities.

     Our inability to raise additional funds would have an adverse effect on our ability to complete our network. If we decide to raise additional funds by incurring more debt, we may become subject to additional or more restrictive financial covenants. These covenants or other terms of the additional financing may place significant limits on our financial and operating flexibility, or may not be acceptable to us. Our failure to raise sufficient funds when needed and on reasonable terms may require us to modify or significantly curtail our business expansion plans. These modifications could have a material adverse impact on our growth and ability to compete and to service our existing debt. Moreover, we are likely to secure any additional debt with our assets or to borrow through subsidiaries. In such cases, those secured assets, or the assets of our borrowing subsidiaries, will be available to other creditors before they are available to you.

ALTHOUGH YOUR NOTES ARE REFERRED TO AS "SENIOR NOTES" THEY ARE AND WILL CONTINUE TO BE EFFECTIVELY SUBORDINATED TO OUR SECURED DEBT AND THE SECURED AND UNSECURED DEBT OF OUR SUBSIDIARIES. OUR SUBSIDIARIES WILL NOT GUARANTEE OR OTHERWISE BE RESPONSIBLE FOR MAKING FUNDS AVAILABLE TO US OR TO PATHNET TO MAKE PAYMENTS ON YOUR NOTES OR THE GUARANTEES.

     The Notes are unsecured and therefore are and will continue to be effectively subordinated to any secured debt we may incur to the extent of the value of the assets securing that debt. In the event of a default, foreclosure, bankruptcy or similar proceeding involving us, our assets which serve as collateral will be available to satisfy the obligations under any secured debt before any payments are made on the Notes. In the event of any shortfall after the foreclosure on these assets, our secured creditors would have a claim for that shortfall ranking equally with your claim against us under the Guarantees.

     After the closing under the Contribution and Reorganization Transaction, we will be a holding company that receives a substantial part, or even all, of our revenues from our subsidiaries. Our ability to obtain payments from our subsidiaries may be restricted by the profitability and cash flows of our subsidiaries and laws relating to the payment of dividends by a subsidiary to its parent company. If our subsidiaries are unable to pay dividends, we may be unable to service our debt, including our obligations under the Supplemental Indenture and the Guarantees. If any of our subsidiaries experiences a bankruptcy, liquidation or reorganization, its creditors will generally be entitled to payment of their claims from the assets of that subsidiary before any assets are made available for distributions to us, except to the extent we may also have a claim as a creditor. In that situation, creditors of our subsidiaries and future holders of preferred stock, if any, of our subsidiaries, would have claims on the assets of the subsidiaries with priority over our claims.

     Like your Notes, your rights under the Guarantees will be structurally subordinated to both secured and unsecured debts of our subsidiaries (other than Pathnet). Under the terms of the existing Indenture, if Pathnet incorporates any additional subsidiaries, they will be separate legal entities with no obligations under the Notes. The Supplemental Indenture will not change this structure, and if we incorporate additional subsidiaries, whether new subsidiaries of Pathnet or "sister" companies to Pathnet, these new subsidiaries also will be separate legal entities. They will have no obligation under the Supplemental Indenture or the Guarantees to make payments or to provide dividends or other funds to us or Pathnet to permit us to make payments on the Notes or Guarantees.

     We have considered with our financial and other advisors the impact of an initial proposal to require (as the current Indenture does not) that any future subsidiary into which Pathnet Telecom or Pathnet proposes to make a material investment (including an investment made by contributing assets) independently guarantee the Notes. We have reviewed this proposal in light of the specific requirements of our vendor financing partners and the general market requirements of other sources of financing that we contemplate will be needed for the expansion of our network. Based on this review, we have concluded that revising the Indenture to provide for these Guarantees would interfere with our ability to obtain equipment and other financing necessary in connection with the future development of our network. As a result, the Notes are and will continue to be, and the Guarantees will be, effectively subordinated to the debts of our subsidiaries other than Pathnet.

     Pathnet has formed and, under the terms of the existing Indenture, Pathnet can continue to form subsidiaries to which it can contribute assets in connection with the development of its business. Similarly, the Supplemental Indenture will permit us to form subsidiaries that are not directly liable for Pathnet's obligation under the Notes or our obligations under the Guarantees. Our proposed vendor financing agreement with Lucent specifically requires us, if we wish to take advantage of the Lucent financing, to form a new subsidiary and to contribute to this new subsidiary a substantial portion of our assets. This contribution of assets would include the rights of way relating to the segments of our network that we plan to construct with fiber for which Lucent provides vendor financing, and could include additional cash contributions. See "DESCRIPTION OF OTHER INDEBTEDNESS AND OTHER FINANCING ARRANGEMENTS -- Proposed Credit Facility with Lucent."

OUR INDEBTEDNESS WILL CONTAIN RESTRICTIVE COVENANTS, WHICH COULD EXPOSE US TO ADDITIONAL DEFAULTS.

     By entering into the Supplemental Indenture, we will become subject to a number of restrictive covenants parallel to those contained in the Indenture and applicable to Pathnet. These restrictions affect, and, in certain cases significantly limit (and in some cases prohibit), among other things, our ability and the ability of our subsidiaries to:

     - Incur additional indebtedness;

     - Create liens;

     - Make investments;

     - Pay dividends;

     - Issue stock; and

     - Sell assets.

     For example, the Indenture restricts and the Supplemental Indenture will restrict our ability to incur indebtedness other than indebtedness to finance the acquisition of equipment, inventory or network assets and other specified indebtedness. In addition, if and when we (or our subsidiaries) borrow funds under our proposed credit facility with Lucent or under other credit facilities with other vendors or third parties who may provide financing, these credit facilities may require us to maintain specified financial ratios. We cannot assure you that we will be able to maintain those required ratios after each borrowing, and our failure to maintain any of those required ratios or other covenants could lead to a default on those facilities and a foreclosure against any assets securing the facilities. These restrictive covenants may also adversely affect our ability to finance our future operations or capital needs, or to engage in other business activities that may be in our interest.

PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND BYLAWS, THE STOCKHOLDERS AGREEMENT TO WHICH WE WILL BECOME A PARTY AND THE TERMS OF THE INDENTURE AND SUPPLEMENTAL INDENTURE COULD DELAY OR PREVENT OUR CHANGE OF CONTROL, EFFECTIVELY HINDERING OUR ACCESS TO ADDITIONAL EQUITY FINANCING.

     Our certificate of incorporation, bylaws and stockholders agreement contain provisions that will make any acquisition of us or investment in us more difficult, including restrictions on removal of directors and limitations on the ability of stockholders to call special meetings. The terms of our Indenture and Supplemental Indenture may also restrict and discourage attempts to change control of Pathnet Telecom. Our ability to attract future equity investment may be hindered because of these provisions, thereby limiting our access to additional capital.

                     RISKS RELATING TO OUR NETWORK BUSINESS

THE DIFFICULTIES THAT WE MAY EXPERIENCE IN EXPANDING OUR NETWORK COULD INCREASE OUR ESTIMATED COSTS AND DELAY SCHEDULED COMPLETION.

     We plan to expand our existing network, enter new markets and broaden our product and service offerings -- all of which are significant undertakings. These activities will require us to install and operate additional facilities and equipment, and develop, introduce and market new products and services. To deploy these additional services we will need to modify and add to our existing network architecture. We will also need to obtain and install our equipment in the existing local telephone companies' central office collocation space as described in further detail below. We may encounter administrative, technical, operational, regulatory and other problems as a result of our expansion. Many of these factors and problems are beyond our control. If we experience difficulties in addressing and solving these problems, we may not be able to complete our network buildout or expand our products and services as planned or in accordance with our current cost or time estimates.

     In addition, we may enter into relationships with long distance telephone companies, existing local telephone companies, Internet Service Providers, competitive telecommunications companies or other entities to manage existing assets or to deploy alternative telecommunications products and services. We may also seek to serve markets in addition to underserved or second or third tier markets and customers in addition to telecommunications service providers. Pursuing these other opportunities could require additional financing, pose additional risks (such as increased or different competition, additional regulatory burdens and network economics and pricing different from our currently planned network and products and services) and divert our resources and management time. We cannot assure you that we will successfully integrate any new opportunity into our operations or that the opportunity would perform as expected.

WE DEPEND UPON RIGHTS OF WAY AND ACCESS AGREEMENTS TO EXPAND AND MAINTAIN OUR DIGITAL NETWORK, AND WE WILL NEED TO CONTINUE TO OBTAIN AND MAINTAIN APPROPRIATE RIGHTS OF WAY AND ACCESS TO BUILD AND OPERATE OUR NETWORK.

     To construct and maintain our fiber optic and wireless network, we have obtained and will obtain easements, leases, rights of way, franchises and licenses from various private parties, including railroads, pipelines, utilities, actual and potential competitors and local governments. We cannot assure you, however, that we will continue to have access to existing rights of way, leases and licenses after the expiration of our current agreements, or that we will obtain additional rights necessary to extend our network on reasonable terms. In addition, third parties may challenge our use of rights of way obtained by or from others. Some of our agreements with right of way providers require us to acknowledge that others who question the right of way providers' ownership claim to the easement or property right may challenge our claim to the rights of way being granted. These challenges may hinder or delay our business plans. In addition, if a franchise, license or lease agreement is terminated and we are forced to remove or abandon a significant portion of our network, our business, results of operations, and financial condition will be materially adversely affected.

     In addition to the rights of way to which we will gain access as a result of the Contribution and Reorganization Transaction, we expect that we will need to obtain and maintain additional rights of way to construct and develop our network. We may also require additional pole attachment or conduit use agreements with existing local telephone companies, utilities or other local exchange carriers. We cannot guarantee that we, or our operating companies or partners, will be able to obtain new or maintain existing permits, rights of way, pole attachment and conduit use needed to develop and operate and expand our network and provide our planned products and services. Our failure to obtain or maintain necessary permits, rights of way and agreements could have a material adverse effect on our ability to operate and expand our network.

WE DEPEND ON OUR WIRELESS NETWORK INFRASTRUCTURE, PORTIONS OF WHICH WE DO NOT
OWN.

     We do not own, and we do not expect to own in the future, the underlying sites and facilities upon which Pathnet's current wireless digital network is deployed. Instead, we (or our affiliated companies) have entered into long term fixed point microwave services agreements with certain of our co-development partners such as Kinder Morgan, formerly KN Energy. Under these agreements, each co-development partner has agreed to grant us a leasehold interest in, or a similar right to use, their facilities and infrastructure as required for us to deploy our network. As a result, we depend and will continue to depend on the facilities and infrastructure of our co-development partners for the operation of our business. In many cases, we also rely on our co-development partners for the maintenance and provisioning of circuits on our network. We have entered into maintenance agreements with some of these co-development partners where they perform maintenance and provisioning services for us in return for a monthly fee. The cancellation or non-renewal of any of these arrangements or agreements could have a material adverse effect on our business.

WE DEPEND ON OUR STRATEGIC RELATIONSHIPS AND CO-DEVELOPMENT PARTNERS.

     As part of our "smart build" strategy and pursuant to the Contribution and Reorganization Transaction, we have formed and plan to continue in the future to pursue strategic alliances and relationships which would allow us to enter certain markets for telecommunications services sooner than if we had made the attempt independently. As our network is further developed, we will be dependent on some of these arrangements in order to expand our network into target markets.

     Any disagreements with our co-development partners or companies with which we have a strategic alliance could impair or adversely effect our ability to conduct our business. In addition, the bankruptcy or insolvency of a co-development partner could result in the termination of its agreement with us and any related rights of way agreements. The effect of those terminations or the failure of a co-development partner to make required capital contributions would have a material adverse effect on us.

WE DEPEND ON ACCESS TO AND INTERCONNECTION WITH THE FACILITIES OF EXISTING LOCAL TELEPHONE COMPANIES, AND THE INABILITY TO SECURE SUCH ACCESS AND INTERCONNECTION ON FAVORABLE TERMS COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

     Our ability to provide local access services depends upon our securing access to existing local telephone companies' networks, including the physical or virtual collocation of our equipment in the existing local telephone companies' central offices in our target markets.

     Challenges we may face in obtaining central office space from the existing local telephone companies include:

     - Limitations on the availability of central office space in high demand target markets where other competitive telecommunications companies are seeking or have obtained central office space to offer services;

     - Delays when existing local telephone companies fail to promptly address our requests for central office space; and

     - Expenditure of time and money to pursue negotiations, regulatory disputes, and legal actions for resolution of disputes regarding lack of sufficient office space.

     We expect that these challenges may delay our attempts to obtain central office space, which would slow down our deployment of our network and our ability to increase the number of our customers. See "BUSINESS -- Government Regulation."

WE DEPEND ON EXISTING LOCAL TELEPHONE COMPANIES TO PROVIDE NETWORK ELEMENTS FOR OUR LOCAL ACCESS SERVICES.

     We will interconnect with and use existing local telephone companies' networks to provide local access services to our customers. This strategy presents a number of challenges because we depend on existing local telephone companies to:

     - Allow us to use their technology and capabilities of their networks to service our customers;

     - Cooperate with us to provide and repair facilities; and

     - Provide the services and network components that we order, for which they depend significantly on unionized labor. Labor issues have in the past and may in the future hurt the existing local telephone companies' performance.

     Our dependence on existing local telephone companies may cause us to encounter delays in establishing our network and rolling out our products and services. We must also establish satisfactory billing and payment arrangements with existing local telephone companies. We may not be able to do these things in a manner that will allow us to retain and grow our customer base.

     We also depend significantly on the quality, availability and maintenance of existing local telephone companies' networks. We may not be able to obtain the facilities and the services we need from existing local telephone companies at satisfactory quality levels, rates, terms and conditions. Our inability to do so could delay the expansion of our network and degrade the quality of our services to our customers.

WE MAY EXPERIENCE WIRELESS PATH FAILURES OR CABLE CUTS.

     We do not have route diversity on our digital network to maintain services in the event of a wireless path failure or fiber cable cut. If we were to suffer a deterioration in the perceived quality or reliability of our service as a result of a path failure, cable cut, or other network outage, our customer relations would be materially adversely affected.

                         RISKS RELATING TO OUR INDUSTRY

OUR BUSINESS IS VERY COMPETITIVE AND INCREASED COMPETITION COULD ADVERSELY AFFECT US.

     The telecommunications industry is extremely competitive, particularly with regard to price and service. Many of our existing and potential competitors have significantly greater financial, personnel, marketing and other resources than we do. For example, some of our competitors have already made substantial long-term investments in the construction of wireless and fiber optic networks and the acquisition of bandwidth. Many of our competitors also have the added competitive advantage of an established network and existing customer base. For example, some communications carriers and local cable companies have extensive networks in place that could be upgraded to fiber optic cable. Those companies also have more employees and more substantial capital resources to begin those upgrades. If communications carriers and local cable companies decide to equip their existing networks with fiber optic cable, they could become significant competitors of ours in a short period of time.

     COMPETITION FOR INFRASTRUCTURE SERVICES, INCLUDING DARK FIBER AND CONDUIT SALES AND WHOLESALE TRANSPORT SERVICES. We face competition from existing and future telecommunications systems on each route where we plan to provide infrastructure services and wholesale transport services.

     Other companies may choose to compete with us in our current or planned markets by selling or leasing network assets or wholesale transport services to our targeted customers. Our competitors for these products and services include:

     - Interchange carriers (often referred to as "IXCs"), such as AT&T Corp., MCI WorldCom, Inc. and Sprint Corporation;

     - Wholesale providers, such as Qwest Communications International Inc., Williams Communications Group, Inc., IXC Communications, Inc., DTI Holdings, Inc., Global Crossing Ltd. and Level 3 Communications, Inc.;

     - Existing local telephone companies (often referred to as "ILECs"), such as US West, BellSouth, Bell Atlantic, SBC and GTE Corporation, which currently dominate their local telecommunications markets and have sought or may soon seek authority to provide long distance services in their local markets;

     - Competitive telecommunications companies (often referred to as "CLECs"), such as GST Telecommunications, Inc., ITC/Deltacom, Inc. and Metromedia Fiber Network, Inc.; and

     - Potential competitors capable of offering services similar to those we offer, such as communications service providers, cable television companies, electric utilities, microwave carriers, satellite carriers, wireless telephone operators and large end users with private networks.

     COMPETITION FOR SERVICES IN LOCAL MARKETS. Our principal competitor for local access services in each of our markets is the existing local telephone company. Although recent federal legislation and rule-making proceedings afford us increased opportunities to compete in providing these services, these proceedings also benefit existing local telephone companies. See
"BUSINESS -- Government Regulation" for more information on legislation and regulatory proceedings. Potential changes in the regulation of telecommunications services could deprive us of some competitive advantages that we now enjoy, which could harm our business.

     In addition to the existing local telephone companies, other telecommunications service providers, such as Covad Communications Group, Inc., NorthPoint Communications Group, Inc. and Rhythms Netconnections, Inc., have recently begun providing some local services. Other competitors and potential entrants in the market for the provision of these services include long distance companies, cable television companies, electric utilities, microwave carriers, wireless telephone system operators, data service companies and operators of private networks. Significant new competitors also could enter the local market through consolidation and strategic alliances in the industry, foreign carriers being allowed to compete in the U.S. market, technological advances, and further deregulation and other regulatory initiatives. The introduction of any of these new competitors into our markets for local services could materially and adversely affect our business. See "BUSINESS -- Competition."

WE DO NOT PLAN TO OFFER A BROAD RANGE OF PRODUCTS OR SERVICES IN THE IMMEDIATE FUTURE, AND THIS LIMITATION COULD INCREASE OUR VULNERABILITY TO CHANGING TRENDS IN OUR INDUSTRY OR INCREASED COMPETITION. AT THE SAME TIME, OUR FUTURE SUCCESS WILL DEPEND ON GROWTH IN THE DEMAND FOR LOCAL ACCESS SERVICES WE PLAN TO CONTINUE TO OFFER.

     We have planned to undertake only a narrow scope of activities in the immediate future, which could limit potential revenues and result in lower revenues than competitors who now provide a wide range of services. Although Pathnet has recently commenced marketing local access services to telecommunications service providers, we cannot assure you that we will be successful in entering this business. If the markets for these services fail to develop, grow more slowly than anticipated or become saturated with competitors, our business prospects, operating results and financial condition could be materially adversely affected.

OUR PRODUCT AND SERVICE OFFERINGS ARE SUBJECT TO RISKS OF INDUSTRY OVER-CAPACITY AND RESULTING DOWNWARD PRICING PRESSURES.

     Since shortly after the AT&T divestiture in 1984, the long distance transmission industry generally has experienced over-capacity and declining prices. These trends have exerted downward pricing pressures on a number of telecommunications services, including our wholesale transport services, and we anticipate that prices for these services will continue to decline over the next several years because:

     - Existing long distance carriers and potential new carriers are constructing new fiber optic and other long distance transmission networks;

     - Regulatory changes may permit the existing local telephone companies to provide long-distance services out-of-region;

     - Expansion and new construction of transmission networks are likely to create substantial excess capacity relative to demand in the short or medium term. Persons building those networks are likely to install fiber optic cable that provides substantially more transmission capacity than will be needed because the cost of the actual fiber is a relatively small portion of the overall cost of constructing new lines; and

     - Recent technological advances may greatly expand the capacity of existing and new fiber optic cable.

Dramatic and substantial price reductions in the long distance industry could require us to reduce our prices significantly or to revise the mix of products and services we plan to offer. Either of these results could adversely affect our business. Also, an increase in the capacity of any of our competitors to provide transport services could adversely affect our business even if we are also able to increase our capacity.

     The supply of dark fiber capacity (which refers to the sale of capacity on fiber optic cable that has none of the associated transmission electronics installed) has also increased. This has resulted in downward pricing pressure on sales of dark fiber. The FCC recently issued an order requiring existing local telephone companies to make dark fiber and other transport facilities available to other telecommunications carriers at cost-based nondiscriminatory prices. This requirement could further increase the supply of and decrease demand for our dark fiber, adversely affecting our business, financial condition and results of operations.

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE DO NOT KEEP PACE WITH RAPID TECHNOLOGICAL CHANGES.

     The telecommunications industry is characterized by rapid and significant changes in technology. We cannot predict the effect of technological changes on our business. The introduction of new products or technologies may reduce the cost or increase the supply of services similar to those that we plan to provide, or could render those services (and our network assets) less desirable or even obsolete. As a result, new entrants in the communications services industry may become our most significant competitors in the future. These new entrants may not be burdened by an installed base of outdated equipment and the resulting competition they may provide could have a material adverse effect on us.

                          RISKS RELATING TO REGULATION

WE ARE SUBJECT TO SIGNIFICANT REGULATION THAT COULD CHANGE IN A MANNER ADVERSE TO US.

     Communications services are subject to significant regulation at the federal, state and local levels. Our business plans require us to exploit new opportunities afforded by recent regulatory changes. However, this new regulatory environment could adversely affect us in a number of ways, including:

     - Delays in receiving required regulatory approvals or the imposition of onerous conditions for these approvals;

     - Difficulties in completing and obtaining regulatory approval of interconnection agreements with existing local telephone companies; and

     - Enactment of new and adverse legislation or regulatory requirements or changes in the interpretation of existing laws or regulations.

     The Telecommunications Act of 1996 was intended, among other things, to foster competition in the local telephone market. However, the FCC and the states are still implementing many of its rules and policies and it remains uncertain how successfully the Telecommunications Act will promote competition. The decisions made to date provide little practical guidance to aid in predicting whether the new rules and policies will hinder or assist our attempts to compete in this market. Moreover, the Telecommunications Act and other recently adopted federal laws regarding the U.S. telecommunications industry remain subject to judicial review and additional FCC rule-making proceedings. We therefore cannot predict the effect of these laws and regulations on our future operations or results. Changes in regulations or future regulations adopted by federal, state or local regulators, or other legislative or judicial initiatives relating to the telecommunications industry could have a material adverse effect on us, particularly if we are required to change or delay offering of our products or services. Many regulatory actions regarding issues that are important to our business are currently underway or are being contemplated by federal and state authorities. In addition, changes in our ownership or service offerings may subject us to further regulations. For example, we may be required to seek additional authorization from the FCC if the percentage of our capital stock owned by non-U.S. entities exceeds certain thresholds. The FCC and certain state agencies also impose prior approval requirements on transfers of control, including pro forma transfers of control and corporate reorganizations, and assignments of regulatory authorizations. In those instances where we provide service on an intrastate basis, we may be required to obtain authorizations from or notify those states for certain transfers or issuances of our capital stock, bonds or other indebtedness. Such requirements may delay, prevent or deter other companies from acquiring us. See "BUSINESS -- Government Regulation" for more information on regulatory matters.

NEW RULES PROPOSED BY THE FCC AND RECENT LEGISLATIVE INITIATIVES MAY SIGNIFICANTLY INCREASE COMPETITION IN THE PROVISION OF LOCAL SERVICES.

     Like most companies in the communications industry, we must comply with many regulatory requirements. However, unlike some of our competitors, particularly the existing local telephone companies, we are not currently subject to some of the burdensome regulations federal law imposes on the telecommunications industry. Our ability to compete in the provision of local access services will depend upon a continued favorable, pro-competitive regulatory environment. New regulations or legislation affording greater flexibility and regulatory relief to our competitors could adversely affect us.

     LONG DISTANCE ACCESS CHARGES. The FCC is currently considering an industry proposal to restructure the fees that existing local telephone companies charge long distance companies to use their local networks. These fees are referred to as access charges. Changes in the access charge structure could fundamentally affect the economic environment in which we and our customers operate. If the FCC reduces the access charges imposed by existing local telephone companies, it would significantly reduce our price advantage in the market for services enabling long distance companies to use the existing local telephone companies' local networks.

     The FCC is also considering whether to impose limits on the use of selected portions of the local telecommunications networks (sometimes called "unbundled network elements") we purchase from the existing local telephone companies. If the FCC limits our ability to offer long distance companies a package of unbundled network elements that can be used to reach end users, our ability to offer our products and services at competitive rates may be harmed.

     DIGITAL SUBSCRIBER LINE SERVICES. In August 1998, the FCC proposed new rules that would allow existing local telephone companies to provide Digital Subscriber Line services through separate affiliates not subject to existing local telephone company regulation. The FCC recently decided some of the other issues raised in that proceeding, but the question of whether existing local telephone companies can provide unregulated Digital Subscriber Line services through a separate affiliate remains unresolved. Any decision that would permit an existing local telephone company affiliate to offer Digital Subscriber Line services without being subject to regulation imposed on existing local telephone companies could have a material adverse effect on us.

     Certain members of Congress have also expressed interest in giving existing local telephone companies additional pricing flexibility for high-speed data services (such as Digital Subscriber Line services) and the ability to offer such services on a geographically expanded basis within their service areas. We cannot predict whether Congress will adopt such legislation and, if it does, the extent to which it may adversely affect our business.

WE MAY NOT BE ABLE TO OBTAIN AND MAINTAIN THE FCC LICENSES NECESSARY FOR THE OPERATION OF THE WIRELESS PORTIONS OF OUR NETWORK.

     Portions of our network are wireless, meaning that we provide access services via over-the-air microwave transmissions instead of through fiber optic cables. Our arrangements with certain of our wireless co-development partners contemplate that the wireless portion of our digital network will largely provide "common carrier fixed point-to-point microwave" telecommunications services under Part 101 of the FCC's rules. These services are subject to regulation by federal, state and local governmental agencies. Changes in existing laws and regulations governing our provision of these services could have a material adverse effect on our business, financial condition, and results of operations.

WE MUST COMPLY WITH FEDERAL AND STATE TAX AND OTHER SURCHARGES ON OUR SERVICES, THE LEVELS OF WHICH ARE UNCERTAIN.

     As a telecommunications provider, we must pay a variety of surcharges and fees on our gross revenues from interstate services and intrastate services. Interstate surcharges include fees for Federal Universal Service and common carrier obligations, number administration, the provision of telecommunications services to the disabled and other miscellaneous FCC requirements. State regulators impose similar surcharges and fees on intrastate services. The division of our services between interstate services and intrastate services is a matter of interpretation, and FCC or relevant state commission authorities may in the future contest how we allocate our charges. If this allocation is changed, our payment obligations for the relevant surcharges could increase. Periodic revisions by state and federal regulators of the applicable surcharges may also increase the surcharges and fees we currently pay.

     For more information on these and other risks posed by regulatory initiatives, see "BUSINESS -- Government Regulation."

WE MAY BE REQUIRED TO REGISTER AS AN INVESTMENT COMPANY, WHICH WOULD ADVERSELY AFFECT US.

     Pathnet has, and after the consummation of the Contribution and Reorganization Transaction we will have, substantial cash balances and short-term investments on a consolidated basis. As a result, we may be considered an "investment company" under the Investment Company Act of 1940. The Investment Company Act requires companies that are engaged primarily in the business of investing, reinvesting, owning, holding or trading in securities, or that fail numerical tests regarding composition of assets and sources of income and that are not primarily engaged in a business other than investing, reinvesting, owning, holding or trading in securities, to register as "investment companies." Various substantive restrictions are imposed on investment companies by the Investment Company Act.

     Because we are primarily engaged in a business other than investing, reinvesting, owning, holding or trading securities, we do not believe that we are an investment company within the meaning of the Investment Company Act. If we are required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation of our capital structure, management, operations, transactions with "affiliated persons," as defined in the Investment Company

Act, and other matters. To avoid having to register as an investment company, we may have to hold a portion of our liquid assets as cash or government securities instead of as investment securities. Having to register as an investment company or holding a material portion of our liquid assets as cash or government securities to avoid registration could have a material adverse effect on us.

                                USE OF PROCEEDS

     We will not receive any proceeds from the issue of our Guarantees on the Notes you hold. At September 30, 1999, the proceeds remaining from private placements of equity securities and the 1998 offering of Notes, less any pledged or restricted funds, consisted of $173.4 million of cash, cash equivalents and marketable securities. Pathnet will lend $50 million of these proceeds to us in the Contribution and Reorganization Transaction. In addition, in connection with the closing of the Contribution and Reorganization Transaction (including both of the Colonial tranches), we will receive $68 million in cash proceeds from Colonial, comprised of $38 million at the initial closing; $25 million upon the completion of a fiber optic network segment that we expect to complete during the first calendar quarter of 2000; $1 million at the closing for the issuance of an option to purchase more of our shares; and $4 million at the closing to acquire a single conduit along a specified number of miles of the Colonial right of way corridors or alternative telecommunications assets of equivalent value.

     We anticipate that after payment of the expenses of this offering and the Contribution and Reorganization Transaction, we will use our proceeds to fund:

     - Capital expenditures to be incurred in the development of our digital network and for other purposes relating to our business (including the business currently conducted by Pathnet);

     - Expenses associated with our (and Pathnet's) development and sales and marketing activities;

     - Operating losses;

     - Possible strategic investments and strategic acquisitions; and

     - Working capital and other general corporate purposes.

     The amounts that we actually expend will vary depending on a number of factors, including future revenue growth, capital expenditures and the amount of cash generated by our operations. Additionally, if we determine it would be in our best interests, we may increase or decrease the number, selection and timing of entry of our targeted regions. Accordingly, our management will retain broad discretion in the allocation of such proceeds. We may also use a portion of the proceeds to pursue possible strategic investments in or acquisitions of businesses, technologies or products complementary to ours in the future. We presently have no understandings, commitments or agreements with respect to any acquisitions or material investments. Pending use of such net proceeds for the above purposes, we intend to invest such funds in short-term, interest-bearing, investment-grade securities.

                                 CAPITALIZATION

     The following table sets forth Pathnet's total unaudited cash, cash equivalents and marketable securities and capitalization as of September 30, 1999 on an actual basis and our unaudited cash, cash equivalents and marketable securities and capitalization as of September 30, 1999 on a pro forma basis to give effect to the consummation of the Contribution and Reorganization Transaction and the offering of the Guarantees as if they occurred on September 30, 1999. You should read the information in this table in conjunction with Pathnet's Consolidated Financial Statements and the notes related thereto included elsewhere in this prospectus. See also "USE OF PROCEEDS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, LIQUIDITY AND CAPITAL RESOURCES."

                                                                 AS OF SEPTEMBER 30, 1999
                                                              -------------------------------
                                                                PATHNET      PATHNET TELECOM
                                                                 ACTUAL      PRO FORMA (a)
                                                              ------------   ----------------
                                                                        (UNAUDITED)
Cash, cash equivalents and marketable securities (excluding
marketable securities pledged as collateral)(b).............  $173,420,328     $212,045,321
                                                              ============     ============
Pledged securities..........................................  $ 42,379,701     $ 42,379,701
                                                              ============     ============
Long-term obligations:
  Notes.....................................................  $346,519,250     $346,519,250
                                                              ------------     ------------
Mandatorily redeemable preferred stock:
  Series A convertible preferred stock, par value $0.01 per
    share, 1,000,000 and 0 shares authorized, issued and
    outstanding actual and pro forma, respectively..........     1,000,000               --
  Series B convertible preferred stock, par value $0.01 per
    share, 1,651,046 and 0 shares authorized, issued and
    outstanding actual and pro forma, respectively..........     5,008,367               --
  Series C convertible preferred stock, par value $0.01 per
    share, 2,819,549 and 0 shares authorized, issued and
    outstanding actual and pro forma, respectively..........    29,961,272               --
  Series E convertible preferred stock, par value $0.01 per
    share, 0 and 4,506,145 shares authorized actual and pro
    forma, respectively, 0 and 1,729,631 shares issued and
    outstanding actual and pro forma, respectively..........            --       37,999,993
                                                              ------------     ------------
         Total mandatorily redeemable preferred stock.......    35,969,639       37,999,993
                                                              ------------     ------------

                                                                 AS OF SEPTEMBER 30, 1999
                                                              -------------------------------
                                                                PATHNET      PATHNET TELECOM
                                                                 ACTUAL      PRO FORMA()(A)()
                                                              ------------   ----------------
                                                                        (UNAUDITED)
Stockholders' equity (deficit):
  Series A convertible preferred stock, par value $0.01 per
    share, 0 and 2,899,999 shares authorized, issued and
    outstanding actual and pro forma, respectively..........            --           29,000
  Series B convertible preferred stock, par value $0.01 per
    share, 0 and 4,788,030 shares authorized, issued and
    outstanding actual and pro forma, respectively..........            --           47,880
  Series C convertible preferred stock, par value $0.01 per
    share, 0 and 8,176,686 shares authorized, issued and
    outstanding actual and pro forma, respectively..........            --           81,767
  Series D convertible preferred stock, par value $0.01 per
    share, 0 and 9,250,000 shares authorized actual and pro
    forma, respectively, 0 and 8,511,607 shares issued and
    outstanding actual and pro forma, respectively..........            --           85,116
  Undesignated preferred stock, par value $0.01 per share, 0 and 10,000,000 authorized, 0 issued and outstanding
    actual and pro forma....................................            --               --
  Common stock, par value $0.01 per share, 60,000,000 shares authorized; 2,977,593 shares issued and outstanding
    actual and pro forma....................................        29,776           29,776
  Deferred compensation.....................................      (575,836)        (575,836)
  Additional paid in capital................................     6,162,866      229,888,748
  Accumulated other comprehensive loss......................       (45,465)         (45,465)
  Deficit accumulated during development stage..............   (82,872,567)     (82,872,567)
                                                              ------------     ------------
         Total stockholders' equity (deficit)...............   (77,301,226)     146,668,419
                                                              ------------     ------------
         Total capitalization...............................  $305,187,633     $531,187,662
                                                              ============     ============

---------------
(a) Our pro forma summary consolidated balance sheet data as of September 30, 1999 reflects the following events as if such events had occurred as of September 30, 1999:

    - Contribution of over 12,000 route miles of rights of way with an estimated value of $187 million for 8,511,607 shares of our Series D convertible preferred stock;

    - Receipt of $38 million in cash at the initial closing for 1,729,631 shares of our Series E redeemable convertible preferred stock. Another $25 million in cash (which is excluded from our above pro forma balance sheet data) will be received in exchange for 1,137,915 shares of our Series E redeemable convertible preferred stock (conditioned upon the completion of a fiber optic network segment build that we expect to complete during the first calendar quarter of 2000);

    - Exchange of 2,977,593 shares of outstanding Pathnet common stock for 2,977,593 shares of our common stock;

    - Exchange of 5,470,595 shares of Pathnet mandatorily redeemable preferred stock into 15,864,715 shares of our convertible preferred stock;

    - Receipt of $1 million in cash for options to purchase 1,593,082 shares of our Series E redeemable preferred stock at $21.97 per share and shares of our common stock at an initial public offering;

    - Receipt of $4 million in cash for our sale to Colonial of rights in a specified number of conduit miles of our future network;

    - Receipt of $275,000 in rights of way for our sale to CSX of rights in a specified number of conduit miles of our future network; and

    - Pathnet's payment of a 1% consent fee to holders of the Notes (assuming all holders of Notes consent to the Contribution and Reorganization Transaction) and other payments to the Solicitation Agent of approximately $4.4 million in the aggregate.

    See "DESCRIPTION OF CONTRIBUTION AND REORGANIZATION TRANSACTION" included elsewhere in this prospectus.

(b) Cash, cash equivalents and marketable securities include investments in marketable securities available for sale.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

     We present below selected historical consolidated financial information for Pathnet and the pro forma balance sheet data for Pathnet Telecom. The summary historical statements of operations data for the years ended December 31, 1996, 1997 and 1998 have been derived from Pathnet's audited financial statements that are included elsewhere in this prospectus. The summary historical statement of operations data for the period from August 25, 1995 (the date of Pathnet's inception) to December 31, 1995 has been derived from Pathnet's audited financial statements that are not included elsewhere in this prospectus. The summary historical balance sheet data as of September 30, 1999 and the summary historical statements of operations data for the nine months ended September 30, 1998 and 1999 and the period from August 25, 1995 (the date of Pathnet's inception) to September 30, 1999 have been derived from Pathnet's unaudited financial statements that are included elsewhere in this prospectus. The unaudited financial information as of September 30, 1998 and 1999 and for the nine month periods then ended includes, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of Pathnet's interim results. The unaudited pro forma balance sheet as of September 30, 1999 gives effect to the Contribution and Reorganization Transaction as if it occurred on September 30, 1999. We have provided the pro forma balance sheet data for informational purposes only.

                                                                   PATHNET
                           ----------------------------------------------------------------------------------------
                             PERIOD FROM
                           AUGUST 25, 1995
                              (DATE OF                      YEAR ENDED                       NINE MONTHS ENDED
                            INCEPTION) TO                  DECEMBER 31,                        SEPTEMBER 30,
                            DECEMBER 31,     ----------------------------------------   ---------------------------
                                1995            1996          1997           1998           1998           1999
                           ---------------   -----------   -----------   ------------   ------------   ------------
                                                                                         UNAUDITED      UNAUDITED
STATEMENTS OF OPERATIONS
DATA:
Revenue..................    $       --      $     1,000   $   162,500   $  1,583,539   $  1,050,000   $  2,275,003
Operating expenses:
  Cost of revenue........            --               --            --      7,547,620      5,385,718      9,579,064
  Selling, general and
    administrative.......       429,087        1,333,294     4,247,101      9,615,867      6,721,862      9,500,235
  Depreciation and
    amortization
    expense..............           352            9,024        46,642        732,813        315,247      3,714,170
                             ----------      -----------   -----------   ------------   ------------   ------------
Total operating
  expenses...............       429,439        1,342,318     4,293,743     17,896,300     12,422,827     22,793,469
Net operating loss.......      (429,439)      (1,341,318)   (4,131,243)   (16,312,761)   (11,372,827)   (20,518,466)
Interest expense(a)......            --         (415,357)           --    (32,572,454)   (21,862,169)   (30,318,331)
Interest income..........         2,613           13,040       159,343     13,940,240      9,574,286     10,511,464
Write off of initial
  public offering
  costs..................            --               --            --     (1,354,534)    (1,354,534)            --
Other income (expense),
  net....................            --               --        (5,500)         2,913            500        (83,777)
                             ----------      -----------   -----------   ------------   ------------   ------------
Net loss.................    $ (426,826)     $(1,743,635)  $(3,977,400)  $(36,296,596)  $(25,014,744)  $(40,409,110)
                             ==========      ===========   ===========   ============   ============   ============
Basic and diluted loss
  per common share.......    $    (0.15)     $     (0.60)  $     (1.37)  $     (12.51)  $      (8.62)  $     (13.88)
Weighted average number
  of common shares
  outstanding............     2,900,000        2,900,000     2,900,000      2,902,029      2,901,917      2,911,512
OTHER FINANCIAL DATA
  (UNAUDITED):
Ratio of earnings to
  fixed charges..........            <1               <1            <1             <1             <1             <1
Deficiency of earnings to
  fixed charges..........      $426,826      $ 1,743,635   $ 3,977,400   $ 36,658,917   $ 25,377,065   $ 42,237,083

                               PATHNET
                           ---------------
                             PERIOD FROM
                           AUGUST 25, 1995
                              (DATE OF
                            INCEPTION) TO
                            SEPTEMBER 30,
                                1999
                           ---------------
                             UNAUDITED
STATEMENTS OF OPERATIONS
DATA:
Revenue..................   $  4,022,042
Operating expenses:
  Cost of revenue........     17,126,684
  Selling, general and
    administrative.......     25,125,584
  Depreciation and
    amortization
    expense..............      4,503,001
                            ------------
Total operating
  expenses...............     46,755,269
Net operating loss.......    (42,733,227)
Interest expense(a)......    (63,306,142)
Interest income..........     24,626,700
Write off of initial
  public offering
  costs..................     (1,354,534)
Other income (expense),
  net....................        (86,364)
                            ------------
Net loss.................   $(82,853,567)
                            ============
Basic and diluted loss
  per common share.......   $     (28.54)
Weighted average number
  of common shares
  outstanding............      2,902,594
OTHER FINANCIAL DATA
  (UNAUDITED):
Ratio of earnings to
  fixed charges..........             <1
Deficiency of earnings to
  fixed charges..........   $ 85,043,861

                                                                    SEPTEMBER 30, 1999
                                                              ------------------------------
                                                                PATHNET      PATHNET TELECOM
                                                                 ACTUAL       PRO FORMA(B)
                                                              ------------   ---------------
                                                                       (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities (excluding
  marketable securities pledged as collateral)(c)...........  $173,420,328    $212,045,321
Property and equipment, net.................................   106,123,850     106,123,850
Intangible assets -- rights of way..........................            --     187,275,006
Total assets................................................   338,574,555     568,849,554
Long-term obligations(d)....................................   346,782,984     351,057,984
Total liabilities...........................................   379,906,142     384,181,142
Redeemable preferred stock..................................    35,969,639      37,999,993
Stockholders' (deficit) equity..............................   (77,301,226)    146,668,419

---------------
(a) The 1996 expense relates to the beneficial conversion feature of a loan at December 31, 1996.

(b) Our pro forma summary consolidated balance sheet data as of September 30, 1999 reflects the following events as if such events had occurred as of September 30, 1999:

     - Contribution of over 12,000 route miles of rights of way with an estimated value of $187 million for 8,511,607 shares of our Series D convertible preferred stock;

     - Receipt of $38 million in cash at the initial closing for 1,729,631 shares of our Series E redeemable convertible preferred stock. Another $25 million in cash (which is excluded from our above pro forma balance sheet data) will be received in exchange for 1,137,915 shares of our Series E redeemable convertible preferred stock (conditioned upon the completion of a fiber optic network segment build that we expect to complete during the first calendar quarter of 2000);

     - Exchange of 2,977,593 shares of outstanding Pathnet common stock for 2,977,593 shares of our common stock;

     - Exchange of 5,470,595 shares of Pathnet mandatorily redeemable preferred stock into 15,864,715 shares of our convertible preferred stock;

     - Receipt of $1 million in cash for options to purchase 1,593,082 shares of our Series E redeemable preferred stock at $21.97 per share and shares of our common stock at an initial public offering;

     - Receipt of $4 million in cash for our sale to Colonial of rights in a specified number of conduit miles of our future network;

     - Receipt of $275,000 in rights of way for our sale to CSX of rights in a specified number of conduit miles of our future network; and

     - Pathnet's payment of a 1% consent fee to holders of the Notes (assuming all holders of Notes consent to the Contribution and Reorganization Transaction) and other payments to the Solicitation Agent of approximately $4.4 million in the aggregate.

See "DESCRIPTION OF CONTRIBUTION AND REORGANIZATION TRANSACTION" included elsewhere in this prospectus.

(c) Cash, cash equivalents and marketable securities include investments in marketable securities available for sale.

(d) Long term obligations include other non-current liabilities of $263,734.

                                    BUSINESS

     This discussion contains forward-looking statements that involve risks and uncertainties including, without limitation, statements relating to our company and our business units' plans, strategies, objectives, expectations, intentions and resources. Our actual results could differ materially from those anticipated in forward-looking statements as a result of various factors, including those described in the section of this prospectus entitled "RISK FACTORS." You should assume, for the purposes of this section, that all references to our business, strategies, plans or conditions affecting us prior to the date of this prospectus are references to Pathnet's business, strategies, plans or conditions affecting Pathnet. Unless we indicate otherwise, references to our current or future business, strategies or plans are references to our consolidated business, strategies or plans, including Pathnet and our other future subsidiaries. We are providing information regarding Pathnet's past and future business, strategies, plans and conditions affecting Pathnet because Pathnet will be our wholly owned subsidiary, and we will be assuming many of Pathnet's assets and obligations, immediately following the closing of the Contribution and Reorganization Transaction.

OVERVIEW

     We are a wholesale telecommunications provider building a nationwide network designed to provide other wholesale and retail telecommunications service providers with access to underserved and second and third tier markets throughout the United States. Our network will enable our customers including ILECs, IXCs, ISPs, CLECs, cellular operators and resellers to offer additional services to new and existing customers in these markets without having to expend their own resources to build, expand, or upgrade their own networks. In addition to serving unique markets, our network will be differentiated by both its:

     - Ability to provide a complete access solution in our target markets, including collocations in central offices and intercity transport, and

     - Its advanced network architecture that will allow our customers to offer the latest voice, video, and data services across a single network at very high speeds.

     We expect our nationwide network to grow to over 20,000 route miles utilizing fiber and high capacity SONET microwave. We intend to continue to develop our backbone on a "smart-build" basis by prioritizing route development along corridors with high demand for dark fiber and conduit or partnering with established companies in the joint development of those routes. We expect our network will terminate in central offices in our target markets where we intend to collocate and use ILEC unbundled network elements or other third party local network assets in the provision of service to our customers.

     As of November 22, 1999, our network consisted of over 6,100 wireless route miles providing wholesale transport services to 13 cities. We are constructing 1,100 route miles of fiber network, which is scheduled for completion in the first half of 2000, and an additional 300 route miles of wireless network. We have also entered into two additional co-development agreements for the construction of an additional 750 route miles of fiber optic network. We expect to develop additional backbone network from a pool of over 12,000 route miles of right of way received in the Contribution and Reorganization
Transaction -- 8,000 of which will have some form of exclusivity. These additional route miles will provide us with the opportunity to develop unique and diverse paths connecting our target markets back to major tier one metropolitan areas.

     We currently project the development of our network through the middle of 2000 to be:

                                                          PROJECTED      PROJECTED    PROJECTED
                                                        NETWORK ROUTE   COLLOCATIONS  ACCESSED
                                                       MILES COMPLETED   DEVELOPED     MARKETS
                                                       ---------------  ------------  ---------
As of November 22, 1999..............................       6,100            25          13
End of Fourth Quarter 1999...........................       6,600            40          28
End of First Quarter 2000............................       7,400            60          40
End of Second Quarter 2000...........................       7,600            85          50

     In addition to building our network backbone, since inception we have:

     - Obtained state regulatory certification or otherwise been authorized to provide our planned telecommunications services in 6 states, with applications pending in an additional 9 states, which will allow us to obtain unbundled network elements from the ILECs;

     - Executed collocation agreements with two ILECs: US West and BellSouth;

     - Launched our Alliance Program under which we expanded our virtual network to reach additional markets by reselling portions of two other carriers' networks;

     - Signed Master Service Agreements with the three largest U.S. IXCs; and

     - Completed our fully operational Network Operations Center, providing twenty-four hours a day, seven days-a-week coverage.

MARKET OPPORTUNITY

  INDUSTRY OVERVIEW

     We believe that the following five factors create a substantial market opportunity for our products and services:

     - Increasing demand for high capacity access and transport services to accommodate unprecedented consumer demand for Internet access and related services;

     - Growing disparity, sometimes referred to as the "digital divide," between telecommunications services available in the largest markets and those services available in second and third tier markets due to our telecommunications service provider customers' nearly exclusive focus of resources and product offerings on first tier domestic and on global markets;

     - Rapid development of new technologies such as DSL that allow carriers to exploit existing local network infrastructure to deliver multiple media (including voice, data, video and Internet) at high speed over a single physical local access connection to a network;

     - Rapid migration from circuit-based network architectures to fast packet-based network technologies that allow for the efficient integration of multiple customers across a common backbone network infrastructure; and

     - Adoption of the Telecommunications Act and certain state regulatory initiatives that provide increased opportunities in the telecommunications marketplace by opening local markets to competition and requiring ILECs to provide additional direct interconnection and collocation to their competitors.

     We intend to exploit these developments and employ emerging convergent technologies in the deployment of our backbone network and local access platform. We believe the emergence and acceptance of advanced convergence-supporting technologies at the user premise will significantly increase our abilities to provide low cost solutions to our carrier customers in underserved and second and third tier markets that have been overlooked by other emerging telecommunications service providers.

  ADDRESSABLE MARKET

     We worked with The Yankee Group on an addressable market study for the products and services we expect to bring to the marketplace in the near term. The study found that the communications market is currently a $270 billion market in the U.S. and is expected to grow at over 10% annually for the next five years. According to The Yankee Group, the sections of the market that we expect to address -- backbone infrastructure services, inter-city and local wholesale transport services and local access services -- are among the most rapidly growing components of the current telecommunications landscape which The Yankee Group forecasts to grow at approximately 18% annually for the next five years. The Yankee Group estimates that the addressable market for these products and services in the United States to be $30 billion in 1999, expanding to $80 billion by 2005.

     We plan to serve second and third tier markets with populations between 600,000 and 50,000, of which there are over 200, with backbone infrastructure services, long haul wholesale transport and local access services. We also expect to capture a portion of the long haul wholesale transport services segment between first tier markets with populations over 600,000. We estimate that the addressable market for these products and services is $13 billion in 1999, growing to $27 billion in 2004.

BUSINESS STRATEGY

     Our business objective is to become the preferred facilities-based wholesale telecommunications provider to customers in our target markets. To achieve this goal, we plan to:

     - Concentrate our focus on the needs of telecommunications service providers and their customers;

     - Focus on underserved and second and third tier markets;

     - Enter and roll-out service rapidly in our target markets;

     - Design, build and acquire a low-cost network;

     - Provide superior customer service and service quality; and

     - Pass to our customers savings from the deployment of our local network access program.

     Each of these strategies is discussed in more detail below:

     - CONCENTRATE OUR FOCUS ON THE NEEDS OF TELECOMMUNICATIONS SERVICE PROVIDERS AND THEIR CUSTOMERS. Our customers are companies in the business of selling communications services to end user customers. We believe that these companies are investing considerable sums to connect as many customers as possible to keep pace with the rapidly evolving telecommunications marketplace and that these carriers would like to find the means to maximize the return on their investments and deployment of resources. We further believe that these challenges are magnified when they consider serving customers in second and third tier markets. Very few of these telecommunications service providers operate at a scale that justifies significant investment in building their own network in smaller markets. The alternative -- re-selling ILEC local networks -- has limited appeal because it can be expensive and, in many cases, the ILEC network components lack the broadband capabilities that these telecommunications service providers need to compete effectively in the marketplace. We believe that our customers will be able to effectively "timeshare" our products and services. This will enable them to access second and third tier markets to serve their customers without incurring high

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capital expenditures, or many of the franchising and licensing fees and long lead times that are usually associated with building their own networks and establishing a meaningful local collocation presence in these markets.

     - FOCUS ON UNDERSERVED AND SECOND AND THIRD TIER MARKETS. We plan to serve second and third tier markets with populations between 600,000 and 50,000, of which there are over 200, as well as a portion of the first tier markets with populations over 600,000. We believe our customers will value our backbone network because, for the most part, it will be built along unique rights of way offering route separation and diversity in the event of a network system failure. Also, unlike others backbone networks that bypass second and third tier markets, we will construct and design our backbone to interconnect into these markets. We seek to be among the first to market advanced wholesale transport and local access services in many of our markets. By pioneering in second and third tier markets, we hope to capitalize on escalating demand for high capacity bandwidth services that is a product of the current unprecedented demand for Internet access and related services.

     - ENTER AND ROLL OUT SERVICE RAPIDLY IN OUR TARGET MARKETS. We seek to become the first emerging carrier to enter and roll out our products and services broadly in our targeted underserved and second and third tier markets by:

        - Securing central office space before our competitors do; and

        - Obtaining and retaining customers before significant competition for our products and services in these markets arises; and

        - Maintaining advantages over our competitors by offering superior coverage and high customer satisfaction.

     - DESIGN, BUILD AND ACQUIRE A LOW-COST NETWORK. Consistent with our conservative capital expenditure program, one of our key strategies since inception has been to establish strategic relationships with owners of existing telecommunications infrastructure, to reduce our capital costs and time to market. As of November 22, 1999, we had entered into strategic relationships with eight companies who have provided the foundation for our existing 6,100-route mile wireless backbone network. We have also entered into three co-development agreements relating to the construction of 1,850 fiber route miles. After completing the Contribution and Reorganization Transaction through our strategic relationships with BNSF, CSX and Colonial, we will have access to over 12,000 miles of valuable rights of way, 8,000 miles of which will have some form of exclusivity.

       We are developing our network using a "smart build" approach. Under this approach, we attempt to reduce the risk of building our network by obtaining one or more co-development partners to share in the costs. We also determine the level of customer demand before construction by obtaining direct customer input regarding the attractiveness of a route and, in certain cases, entering into pre-construction sales of dark fiber and conduit. As a result, we expect that the cost of our retained nationwide backbone network will be significantly less than a comparable network built or acquired at market rates. We intend to continue this low cost approach in providing our local access services. We plan to secure CLEC status in each state that we provide service and we anticipate signing interconnection agreements with all of the relevant ILECs. These interconnection agreements allow us to construct our microwave tributary routes directly to the ILEC central office facility, allowing us to use the existing central office as our point of presence in the market, and avoid the cost of separate facilities. This will enable us to obtain and use unbundled network elements from the ILECs at favorable rates and terms, including space in the ILEC's central offices that are necessary to establish our collocations.

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

     - PROVIDE SUPERIOR CUSTOMER SERVICE AND SERVICE QUALITY. As part of our strategy to obtain and retain business and telecommunications service provider customers, we intend to provide superior service and customer care. We will aim to provide high quality services by offering what we believe to be state-of-the-art networking solutions and superior customer service. These networking solutions include end-to-end proactive network monitoring and management through our Network Operations Center, 24 hours a day, seven days-a-week. We also offer multiple security features and we have completed implementing our Year 2000 readiness program to ensure that our networks and systems are Year 2000 compliant. See "RISK
       FACTORS -- Risks Relating to Our Company Operations" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
       OPERATIONS -- Year 2000 Readiness Disclosure." We plan to provide superior customer service to promote a high level of customer satisfaction, achieve customer loyalty and accelerate the use of our products and services. In addition, we have, and will continue to install, a technologically advanced network that we believe provides the high level of reliability, security and flexibility that our customers demand. Our fiber and wireless network is designed to meet industry standards for reliability by maintaining overall network reliability of 99.999% and a bit error rate less than 10(-13).

     - PASS TO OUR CUSTOMERS SAVINGS FROM THE DEPLOYMENT OF OUR LOCAL NETWORK ACCESS PLATFORM. We plan to deploy a convergent local network access platform. In other words, we intend to combine, or enable the combination of, all multiple customer applications onto a single physical local access connection, which will travel on our fast packet-based capable backbone infrastructure. Using this convergent platform we believe that our telecommunications service provider customers will be able to launch their own services to better serve their end user customers.

STRATEGIC RELATIONSHIPS

  FIBER CO-DEVELOPMENT PARTNERS

     WORLDWIDE FIBER. In March 1999, we entered into a co-development agreement with Worldwide Fiber, Inc. for the design, engineering and construction by Worldwide Fiber of a multiple conduit fiber-optic system. The system will be approximately 1,100 route miles long, between Aurora, Colorado (a suburb of Denver) and Chicago, Illinois. The first segment, Chicago to Omaha, Nebraska, is scheduled to be completed in the fourth quarter 1999, and the second segment, Omaha to Aurora, is scheduled to be completed by the end of the first quarter of 2000. In connection with the co-development agreement, we entered into a joint marketing agreement with Worldwide Fiber under which both Worldwide Fiber and we will attempt to sell certain dark fibers on the route, and will share the revenues from such sales. The joint marketing agreement also permits each party to retain a certain number of dark fibers for its own use, subject to certain restrictions on resale.

     TRI-STATE. In August 1999, we entered into a co-development agreement with Tri-State Generation and Transmission Association, Inc. and four regional electric cooperatives for our design, engineering and construction of an aerial fiber system, approximately 420 route miles long, between Albuquerque, New Mexico and Grand Junction, Colorado. We expect this system to be completed in the second half of 2000.

     ALLIANCE PROGRAM. We have entered into capacity purchase agreements with two other carriers, IXC and Frontier, enabling us to resell capacity on their networks. This allows us to extend our network reach to POPs throughout the markets reached by Frontier's and IXC's networks and pre-sell capacity along routes we intend to develop.

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

  WIRELESS CO-DEVELOPMENT PARTNERS

     FIXED POINT MICROWAVE SERVICES AGREEMENTS. We have entered into several fixed point microwave services agreements with co-development partners who own existing wireless telecommunications assets. Typically, under these agreements we lease an interest in the co-development partner's sites and facilities on which our network is built and in return we provide the co-development partner with capacity on such network for its own internal use. These agreements generally provide for a five or ten year term that is subject to renewal by us upon the occurrence of certain events, for up to a 25-year term. As of the date of this prospectus, we had entered into fixed point microwave services agreements with these co-development partners:

     - Idaho Power Company;

     - Northern Indiana Public Service Company;

     - The Burlington Northern and Santa Fe Railway Company;

     - Kinder Morgan, Inc. (formerly KN Energy, Inc.);

     - Kinder Morgan, Inc. (formerly KN Telecommunications, Inc.);

     - Texaco Pipeline;

     - Northern Border Pipeline Company; and

     - Northeast Missouri Electric Power Cooperative.

     TOWER LEASE AGREEMENTS. We entered into a leasing arrangement with American Tower Company under which American Tower granted us a 25-year license to use certain of its towers to deploy several wireless portions of our network.

PRODUCTS AND SERVICES

     We plan to offer the following products and services:

     - DARK FIBER AND CONDUIT FOR SALE OR GRANT OF IRU. We sell rights for dark fiber and related services as well as rights to conduit. Dark fiber consists of fiber strands contained within a fiber optic cable which has been laid but does not yet have its transmission electronics installed. A sale or grant of an indefeasible right to use our dark fiber typically has a term which approximates the economic life of a fiber optic strand (generally 20 to 30 years). Purchasers of dark fiber rights typically install their own electrical and optical transmission equipment. Substantially all of our current and planned builds include laying spare conduits, and we may sell rights to use them. A purchaser of conduit rights typically lays its own cable inside the conduit. Related services for both sales of rights for dark fiber and conduits may include installation of customer equipment at the locations where we have installed transmission equipment and network equipment and maintenance of the purchased fiber or conduit. Generally, we expect our customers to pay for dark fiber rights and conduit at the time of delivery and acceptance of the fiber or conduit, although other payment options may be available. In addition, we typically require our customers to make ongoing payments for maintenance services.

     - DARK FIBER FOR LEASE OR LEASE TO PURCHASE. We will also lease dark fiber for a term less than the period for which the indefeasible usage rights are typically granted. Leases will be typically structured with monthly payments over the term of the lease. Generally, we expect to realize a premium in lease pricing for bearing the risk that the lease will not be renewed for the balance of the life of the asset. We plan to offer customers the option to lease to purchase.

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

     - WAVELENGTH LEASE. In our network, we intend to use Dense Wavelength Division Multiplexing, or DWDM, a technology that allows multiple optical signals to be combined so that they can be aggregated as a group and transported over a single fiber to increase capacity. This will allow us to sell a customer exclusive long-term use of a portion of the transmission capacity of a fiber optic strand rather than the entire strand. We expect that the installation of the necessary transmission equipment to provide these services along our first completed fiber route from Chicago to Denver will be complete in the first half of 2000. We expect to be able to derive up to 160 individual wavelength channels at either OC-48 or OC-192 per fiber pair.

     - INTER-CITY WHOLESALE TRANSPORT SERVICES. Our inter-city transport services are focused on second and third tier markets and are comprised of point-to-point services offered as Time Division Multiplexing, or TDM, which is an electronic process that combines multiple communication channels into a single, higher-speed channel by interleaving portions of each in a consistent manner over time-based private lines at DS-1, DS-3, OC-3, OC-12, OC-48 and OC-192. We believe that our services will be particularly attractive to our customers because of our low cost backbone transport and low cost local loops (attributable to our collocation in the ILEC's central office and our use of UNE transport). We believe that we offer more flexible commitment levels with higher reliability than are currently available on traditional multiplexed services. As of November 22, 1999, we offered inter-city wholesale transport services on our 6,100 route mile-wireless backbone network as well as via our Alliance Program.

     - LOCAL WHOLESALE TRANSPORT SERVICES. Once we establish collocation in the ILEC's central offices in second and third tier markets, we believe that we will be able to deliver local transport between central offices or to connect those central offices to our backbone or a telecommunications service provider customer backbone. We plan to offer local transport services, such as xDSL-based private lines or TDM-based private lines at DS-0, DS-1, DS-3, OC-3, OC-12, OC-48. We expect our customers to use these services to reduce charges for inter-office transport or to provide end office trunking.

     - LOCAL ACCESS SERVICES. We plan to deliver our local access services from network presences we have established by collocating with the ILECs in second tier and third tier markets and through the local networks we have established using a combinations of UNEs and other network components from other communications carriers.

     - VIRTUAL POINTS OF PRESENCE (VPOP). We plan to bundle our wholesale transport services and local access services to offer our virtual points of presence service, sometimes referred to as VPOP. Through this bundle of services, we intend to offer our customers the ability to establish a virtual point of presence for their networks without requiring the customer to place any equipment at our collocation site using our facilities. We will focus this VPOP service on second and third tier markets. We expect that our VPOP service will allow our customers to virtually extend the reach of their networks while expending less resources and incurring far less risk than if that customer had expanded and built its own network.

SALES AND MARKETING STRATEGY

     Our wholesale customers tend to be very knowledgeable about the nature of the services and technology available in the marketplace. As a result, our marketing efforts are largely limited to ensuring that our products and services are visible and well represented in the market. As part of our marketing strategy, we attempt to position ourselves as the provider of choice for telecommunication service providers because of the quality of our service, the control we provide customers over their service platforms, the reliability of our services and our low cost position. We believe our cost

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advantages allow us to sell our services on our network at prices that represent potentially significant savings for our large-volume customers relative to their other alternatives.

     We sell our services to large regional and national telecommunications service providers through our direct sales team on a national account basis. Since we sell primarily to other telecommunications service providers, we expect that our sales and marketing department will remain relatively small and focused, resulting in strong customer relationships and lower operating costs. Our sales team consists of senior level management personnel and experienced sales representatives with extensive knowledge of the industry and our products. This team also has key industry contacts at various levels within many telecommunications service provider organizations.

CUSTOMERS

     We have defined a range of products and services designed to meet the unique needs of our customers and, as a result, we intend to offer several types of services to these types of customers:

     - Full service IXCs: we intend to provide low cost DSL-based transport, used to deliver broadband access. We expect to provide lower cost access and short haul transport to reduce the cost of delivering traditional voice, private line or data services;

     - CLECs and competitive IXCs: we can extend reach to new markets by providing a more efficient means for CLECs to originate or terminate voice traffic and a lower cost source of inter-city wholesale transport or infrastructure services;

     - ISPs: we intend to offer low cost DSL to deliver broadband access. We expect to be able to extend ISPs reach to new markets. We plan to provide low cost infrastructure services and wholesale transport services. We expect to provide direct access to the locations at which ISPs exchange each other's traffic.

     - ILECs: we expect to provide lower cost network services within the ILEC's own region and wholesale transport services and local access services out of region as ILECs become permitted to provide these services;

     - Wireless and cable providers (including cellular companies): we plan to provide backhaul services, head end distribution services and wholesale transport services; and

     - Resellers: we expect to provide low cost termination for switched traffic.

THE PATHNET NETWORK

  BACKBONE NETWORK

     We plan to create an approximately 20,000 route mile nationwide network. Tributaries using either fiber or wireless technology will connect our backbone to our targeted markets. We believe that connecting the second and third tier markets to a national backbone is the key to funneling traffic between these markets and first tier markets.

     NETWORK ROUTE SELECTION AND SMARTBUILD APPROACH. In order to utilize capital effectively, we employ a "smart-build" approach. This means that we seek to reduce our risks in undertaking the build by:

     - Obtaining one or more co-development partners to share in the costs;

     - Determining the levels of customer demand before construction (by obtaining direct customer input on the route); and

     - In certain cases, seeking to effect pre-construction sales of dark fiber and conduit.

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     Before deciding to construct or acquire a network to serve particular markets, we review the demographic, economic, competitive and telecommunications demand characteristics of the markets along proposed routes, including their location, the concentration of potential business, government and institutional end-user customers, the economic prospects for the area, available data regarding transport demand and actual and potential competitive access providers, also referred to as "CAPs" and CLEC competitors. Market demand is estimated on the basis of market research performed by us and others, utilizing a variety of data including estimates of the number of interstate access and intrastate private lines in the market based primarily on FCC reports and commercial databases.

     We expect to enter into a co-development relationship with one or more partners to share the costs of building the route as well as the dark fiber revenue from each constructed route. We recently employed this approach in our fiber routes from Chicago to Aurora (a suburb of Denver, Colorado), and from Albuquerque, New Mexico to Grand Junction, Colorado with our partners, Worldwide Fiber and Tri-State. Typically, independent contractors selected through a competitive bidding process provide our construction and installation services. In certain of our network builds, we provide project management services, including contract negotiation and supervision of the construction, testing and certification of our facilities.

     FIBER CURRENCY, SWAPS AND ACQUISITIONS. When determining the fiber optic cable and conduit sizing for a particular route, we take into account these considerations:

     - Fiber strands required for our retained network;

     - Fiber strands required by our co-development partner's network;

     - Projected sales of fibers and conduits along the route;

     - Quantity of fibers to be allocated for swaps; and

     - Retained empty conduit in the event we desire to deploy different or advanced technologies.

     We believe fiber has a "currency" value depending upon the value of the route to specific telecommunications service providers. Once we determine a particular route has a high currency value, we expect to capitalize on this by using excess fibers and conduit to enable advantageous fiber swaps and sales of fiber and conduit. If we determine that a particular route is being sufficiently served by existing fiber, we will not build our own network along that route, but instead we will use our fiber "currency" to swap for existing fiber along those routes or we will acquire dark fiber that is already installed by another company. In this way, swaps will allow us to leverage our network, gain more geographical coverage and decrease our time to market.

     In order to connect our network with our customers, we develop interconnections from our backbone network into our targeted underserved and second and third tier markets. We design and install our interconnections using the most cost effective technology to meet the market's needs that may include building fiber optic cable, acquiring existing fiber, installing wireless components, or combinations of these technologies.

LOCAL ACCESS CONVERGENT PLATFORM

     We believe establishing a local presence in our target markets will position us to deploy a convergent local network access platform that will enable multiple customer applications to be combined at a single physical local access connection and then travel onto our advanced, fast packet-based backbone infrastructure. From this convergent platform, we expect to enable our telecommunications service provider customers to launch their own services to better serve their customers.

     We intend to obtain state certification or authorization as a CLEC in each state in which we are required to do so, and to sign interconnection agreements with the relevant ILECs in our target

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markets. Once we have obtained the appropriate state authorization and entered into interconnection agreements with the ILECs, we will be able to construct our ILEC central office collocation facilities and obtain and use network elements from the ILECs. As of the date of this prospectus we were authorized to provide our products and services in 6 states and have several interconnection agreements in negotiation with the ILECs.

     As of November 22, 1999, we had 25 collocations, which are environmentally controlled, secure sites designed to house transmission, routing and other equipment. We are designing our collocations with an average of 100 square feet in order to provide our customers direct local access via our access platform to those markets. We intend to expand our network to include multiple collocations in ILEC central offices within our target markets in order to provide the platform for our end-to-end service offerings for our customers.

     Once our collocations are established, we plan to link these collocations together within the market using UNE transport from the ILECs in order to provide our products and services throughout the market. In addition to UNEs from the ILECs, there are other possible alternatives for us to employ in linking these central offices. For instance, we may lease or purchase dark fibers from a third party provider, use wireless connections or possibly even lay our own local fiber if warranted based upon demand.

EQUIPMENT SUPPLIER RELATIONSHIPS

     We have agreed upon an exclusive vendor agreement with Lucent Technologies which provides for discounted pricing on the fiber that we purchase from Lucent as well as marketing and engineering support in connection with the expansion of our network. The effectiveness of this agreement is conditioned on the execution of documents relating to the financing by Lucent of such purchases of fiber and the execution of these financing documents is, in turn, conditioned on the closing of the Contribution and Reorganization Transaction.

     Under a Master Agreement between Pathnet and NEC, dated August 8, 1997, we agreed to purchase from NEC certain equipment, services and licensed software for us to use in our network under pricing and payment terms the we believe are favorable. In addition, NEC has agreed, subject to certain conditions, to warranty equipment that we purchase from NEC for three years, if defective, to repair or replace certain equipment promptly and to maintain a stock of critical spare parts for up to 15 years. This agreement with NEC provides for fixed prices during the first three years of its term.

     We have also entered into a Purchase Agreement with the Andrew Corporation in which we agreed exclusively to recommend to our co-development partners certain products manufactured by Andrew. In return, Andrew agreed to sell those products to our co-development partners and to us for a three year period, renewable for two additional one-year periods at our option. The agreement generally provides for discounted pricing based on projected order volume.

  NETWORK RELIABILITY

     We have constructed our Network Operations Center located in Washington, D.C. This center, the NOC, currently provides real-time, end-to-end monitoring of our network operations 24 hours a day, seven days-a-week, as well as pro-active customer care for all of our customers' services. The NOC ensures the efficient and reliable performance of the network through pro-active early identification and prevention of potential network disruptions. In addition, the NOC enables us to schedule and conduct maintenance of our network while minimizing interference with the use of the network by our customers. Specific features provided by the NOC include network fault and event management, network and service level performance management and analysis as well as remote

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configuration of all network elements. Our NOC has full fallback capability and we believe that it is Year 2000 compliant.

COMPETITION

     Competition in the telecommunications industry is intense. In our target markets, we expect to face increasing competition in the areas of price and performance, transmission quality, breadth and reliability of our network, customer service and support, brand recognition and critical relationships with third parties such as Internet service providers. While we generally will not compete with telecommunications service providers for end user customers, we may compete as a "carriers' carrier" with certain of those providers including IXCs (such as AT&T Corp. and MCI WorldCom, Inc. and Sprint Corporation), wholesale providers (such as Qwest Communications International Inc., Williams Communications Group, Inc., DTI Holdings, Inc., Global Crossing Ltd and Level 3 Communications, Inc.), ILECs (such as US West, BellSouth, Bell Atlantic, SBC and GTE Corporation) and CLECs (such as GST Communications, Inc., ITC/Deltacom, Inc. and Metromedia Fiber Network, Inc.) who would otherwise be our customers in our target markets. Other entities which may become our competitors in this regard include communications service providers, cable television companies, electric utilities, wireless telephone operators, microwave carriers, satellite carriers, and large end users with private networks.

     Initially, in second and third tier markets our most significant competitors will be ILECs and other CLECs. Many of the largest ILECs will begin offering in the near future some of the products and services we plan to offer and some have already begun to do so. These companies are able to draw upon established networks, well-known brand names, customer loyalty, a pre-existing base of management and employees, and greater access to capital than will likely be available to us. Moreover, many ILECs own the telephone wires they use, and can bundle digital data services, for example, without having to incur the costs of negotiating interconnection agreements. As other industry participants also seek to enter these markets, we will face increasing competition.

     Industry consolidation and strategic alliances between participants in the telecommunications industry will also increase the level of competition we will face, particularly as the demand for bundling of services surges. New technologies, further deregulation and other changes in our regulatory environment will create further competitive pressures as we enter our target markets.

GOVERNMENT REGULATION

     OVERVIEW. Our telecommunications businesses are subject to varying degrees of federal, state and local regulation. We are a telecommunications carrier under the terms of the federal Communications Act. As a telecommunications carrier, we are subject to FCC and state utility commission regulation of our activities. Local authorities also may regulate the permitting and construction of our telecommunications facilities.

     The Telecommunications Act created a uniform national policy in favor of competition in all telecommunications market segments. As described below, the rules and policies implementing the Telecommunications Act remain subject to agency action and litigation at both the federal and state level. We nonetheless believe that the national policy in favor of competition that was created by the Telecommunications Act will lead to increased market opportunities for us. Because these opportunities require additional agency action before the Telecommunications Act is fully implemented, and because these actions may be subject to court review, we cannot predict the pace at which the law will be fully implemented.

     We are required to file federal and state tariffs describing the prices, terms and conditions of our services, and these tariffs are subject to varying degrees of regulatory oversight and approval. We must also comply with state and local license or permit requirements relating to the installation and
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operation of our network. Burdensome license, permit or other regulatory requirements or developments could make it more difficult for us to comply with these laws and regulations.

     The FCC and state public service commissions generally have the right to impose sanctions, forfeitures, or other penalties mandating refunds if a carrier fails to comply with applicable rules. We cannot assure you that regulators or such third parties will determine that we have complied with all applicable laws and regulations. Any proceedings against us could have a material adverse effect on our business, financial condition, or results of operations.

     FEDERAL REGULATION. The FCC regulates interstate and international telecommunications services, and it also regulates the holders of radio licenses. We are subject to FCC regulation as a common carrier, which means that we are subject to longstanding general requirements that our rates be "just and reasonable" and that we not engage in "unjust or unreasonable discrimination" in serving the public. As a common carrier, we also must file certain periodic reports and applications with the FCC, and the FCC has jurisdiction to act on certain complaints for failure to comply with regulatory obligations. We also are required to file basic tariffs at the FCC for our provision of telecommunications services generally, although those tariffs are not subject to pre-effective review and can be amended on one day's notice. We are subject to the licensing processes of the FCC for the use of our microwave licenses. We also generally must apply to the FCC for its consent before assigning a radio license or transferring control (for example, through the sale of stock) of any company holding radio licenses or common carrier authorizations.

     We are not, however, subject to the particular laws and FCC regulations imposed by the Telecommunications Act on ILECs, which are the existing local telephone companies including, among others, the former Bell operating companies and GTE. These regulations have provided, and we believe they will continue to provide, significant opportunities for us to compete with ILECs for the provision of competitive telecommunications services. These laws and regulations require ILECs to:

     - Provide "physical collocation" to competitors, a requirement that permits us and other similarly licensed common carriers to install and maintain our own network termination equipment at ILEC central offices;

     - "Unbundle" components of their local service networks in a nondiscriminatory manner so that we and other new competitors can obtain network facilities, equipment, features, functions and capabilities at cost-based prices (which may include a reasonable profit);

     - Permit us and other competitors to "interconnect" with ILEC facilities at any technically feasible point within their networks, at prices based on cost (which may include a reasonable profit);

     - Engage in "reciprocal compensation" for the exchange of telecommunications traffic, an obligation that requires ILECs and new competitors to complete calls originated by competing carriers under reciprocal arrangements at prices based on a reasonable approximation of incremental cost, or through the mutual exchange of traffic without explicit payment;

     - Establish wholesale prices for their services to promote resale of services and facilities by new competitors;

     - Establish "number portability" so that customers can maintain their existing phone numbers when they switch from one telecommunications provider to another without impairing quality, reliability or convenience;

     - Establish "dialing parity" so that customers will not detect a difference in quality or complexity in dialing telephone numbers or accessing operators and emergency services; and

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

     - Provide nondiscriminatory access to telephone poles, ducts, conduits and rights of way.

     Applicable FCC regulations require ILECs to negotiate in good faith with carriers requesting any of the above arrangements. If the negotiating carriers cannot reach agreement in a prescribed time, either carrier may request binding arbitration of the disputed issues by a state regulatory commission. This set of obligations provides significant market opportunity for new competitors, but, as discussed below, we cannot assure you that the various government agencies responsible for implementing these pro-competitive policies and requirements will do so in a timely and effective manner.

     The Telecommunications Act requires the FCC to establish rules and regulations to implement its local competition provisions. In August 1996, the FCC issued rules governing interconnection, resale, unbundled network elements, the pricing of those facilities and services, and the negotiation and arbitration procedures that would be utilized by states to implement those requirements. These rules, which were generally favorable to new competitors, were vacated in part by a July 1997 ruling of the United States Court of Appeals for the Eighth Circuit. On January 25, 1999, the United States Supreme Court issued an opinion upholding the authority of the FCC to establish rules, including pricing rules, to implement statutory provisions governing both interstate and intrastate services under the Telecommunications Act. The Court also upheld rules allowing carriers to select provisions from among different interconnection agreements approved by state commissions for the carriers' own agreements (the "pick-and-choose" rule) and a rule allowing carriers to obtain combinations of unbundled network elements.

     The Supreme Court, however, vacated the FCC rule setting forth the specific unbundled network elements ILECs must make available, finding that the FCC had failed to apply the appropriate statutory standard. On November 5, 1999, the FCC responded to the Court's decision by issuing a decision that maintains competitors' access to a wide variety of unbundled network elements. Six of the seven unbundled elements the FCC had originally required carriers to provide in its 1996 order implementing the Telecommunications Act remain available to competitors. These elements are loops, including loops used to provide high-capacity and advanced telecommunications services; network interface devices; local circuit switching, subject to restrictions in major urban markets; dedicated and shared transport; signaling and call-related databases; and operations support systems. The FCC removed access to operator and directory assistance service from the list of available unbundled network elements. In addition, the FCC added to its list certain unbundled network elements that were not at issue in 1996. These elements include subloops, or portions of loops, and dark fiber loops and transport. The FCC did not, however, require ILECs to unbundle facilities used to provide Digital Subscriber Line service (packet switches and digital subscriber line access multiplexers). The FCC did not decide, but sought additional information on, the question of whether carriers may combine certain unbundled network elements to provide special access services to compete with those provided by the ILECs. The ability to obtain unbundled network elements is an important element of our business, and we believe that the FCC's actions in this area have generally been positive. However, we cannot predict the extent to which the existing rules will be sustained in the face of additional legal action and the scope of the rules that are yet to be crafted by the FCC. For example, the FCC may restrict the use of UNEs for the provision of services affording long distance companies access to local telephone networks, which would reduce our competitive price advantage and limit the market opportunities in that segment of the telecommunications market.

     The rates charged for interconnection and unbundled network elements we require vary greatly. These rates are subject to the approval of state regulatory commissions, through approval processes that typically involve a lengthy review of the rates proposed by the ILECs in each state. The final rates approved typically depend on the ILECs' initial rate proposals and the policies of the state public utility commission. These rate approval proceedings are time-consuming and expensive. Recurring and non-recurring charges for telephone lines and other unbundled network elements may

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

increase based on the rates proposed by the ILECs and approved by state regulatory commissions from time to time, which would have a material adverse effect on the results of our operations. Moreover, because the cost-based methodology for determining these rates is still subject to judicial review, there is great uncertainty about how these rates will be determined in the future.

     Under the rules adopted by the FCC pursuant to the Telecommunications Act, we have entered into collocation agreements with two major ILECs (BellSouth and USWest) covering 20 states. We expect these collocation agreements to be part of the more comprehensive interconnection agreements with these ILECs that are currently under negotiation. In addition, we are negotiating additional collocation agreements in other states. We have negotiated with two ILECs for the provision of unbundled network elements to be used in connection with competitive telecommunications services. We expect the pace of these negotiations to continue for the foreseeable future. Although we expect, based on our experience thus far, that such negotiations will yield acceptable agreements that will permit us to implement our business plan on schedule, we cannot predict the extent to which ILECs interpreting the FCC regulations may seek to frustrate our collocation plans or the extent to which we will need to seek arbitration or commence litigation to achieve our goal. If we are unable to enter into, or experience a delay in obtaining, interconnection agreements, this inability or delay may materially and adversely affect our business and financial prospects.

     The FCC has been reviewing the policies and practices of the ILECs with the goal of facilitating the efforts of telecommunications companies to obtain access to central office space and other network facilities more easily and on more favorable terms. On March 31, 1999, the FCC adopted rules to make it easier and less expensive for telecommunications companies to obtain central office space and to require ILECs to make new alternative arrangements for providing central office space. However, the FCC's new rules have not been uniformly implemented in a timely manner and may not ultimately enhance our ability to obtain central office space. Difficulties we experience in obtaining access to and interconnection with the ILECs' facilities can negatively impact our future plans for providing certain services.

     Our expected provision of DSL is largely unregulated by the Telecommunications Act or the FCC because we, and the telecommunications companies that are our customers, are not ILECs. Moreover, our customers providing DSL service to end users, such as Internet service providers, are unregulated "information services providers." The FCC affirmed in a report adopted on April 10, 1998, that Internet service providers will not be subject to regulation as telecommunications carriers under the Telecommunications Act. They thus will not be subject to universal service subsidies and other regulations. We cannot, however, assure you that neither Congress nor the FCC will alter that regulatory scheme in the future. Further, in August 1998, the FCC proposed new rules that would allow ILECs to provide their own DSL services through separate affiliates that are not subject to ILEC regulation. Although the FCC recently decided some of the other issues raised in that proceeding, the question of whether ILECs can provide unregulated DSL services through a separate affiliate remains unresolved. Some members of Congress also have expressed interest in giving ILECs additional pricing flexibility for high speed data services and expanding the geographic area in which ILECs may offer these services to their customers. Any expansion of ILECs' ability to offer high speed data and Internet services may have an adverse impact on our business. On November 18, 1999, the FCC decided to require ILECs to share telephone lines with DSL providers, an action that may foster competition by allowing competitors to offer DSL services without the purchase their customers to having to a second telephone line. Whether this development will be implemented in an effective way remains to be seen. Moreover, it is impossible to predict whether the FCC or Congress may change the rules under which these services are offered and, if such changes are made, the extent of the impact of such changes on our business.

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

     The Telecommunications Act obligates the FCC to establish "universal service" mechanisms to ensure that certain subscribers living in rural and high-cost areas, as well as certain low-income subscribers, continue to have access to telecommunications and information services at prices reasonably comparable to those charged for similar services in urban areas. These mechanisms also are meant to foster the provision of advanced telecommunications services to schools, libraries and rural health-care facilities. Under the rules adopted by the FCC to implement these requirements, we and all other telecommunications providers will be required to contribute to a fund to support universal service. The amount that we must contribute to the federal universal service subsidy will be based on our share of specified defined telecommunications end-user revenues. Therefore, it is difficult to predict in advance the precise contributions that we will be required to make.

     The FCC regulates the fees that local telephone companies charge long distance companies for access to their local networks. These fees are commonly called access charges. The FCC is currently considering a proposal, supported by parts of both the local and long distance telephone industries, that would restructure and most likely significantly reduce access charges. Changes in the access charge structure could fundamentally change the economics of some aspects of our business. Any material reduction in the access charges imposed by local telephone companies could significantly reduce our price advantage in the market for services affording long distance companies access to local telephone networks.

     As an enhancement to our local access services, during the second half of 2000, we expect to begin marketing and selling DSL services to our second and third tier markets. To provide unbundled DSL capable lines to connect each customer to our equipment, we will use networks owned by ILECs. The terms upon which we connect our network to ILECs' networks are specified in interconnection agreements that we must negotiate with the ILECs operating in our existing and target markets. Federal law requires ILECs to provide access to their networks through interconnection agreements and to offer network elements to other telecommunications carriers at rates which generally must be cost-based and nondiscriminatory. However, we may be unable to negotiate interconnection agreements on favorable terms. The failure of ILECs to comply with their obligations under these interconnection agreements could result in customer dissatisfaction and the loss of potential customers.

     We also are regulated by the FCC as the holder of a substantial number of common carrier fixed point-to-point microwave licenses that we use on the wireless portion of our network. Under the FCC's rules, we must coordinate our proposed frequency use with other existing users of the spectrum to prevent interference. After completing that process, we (and, in some cases, our co-development partners) must apply to the FCC for the issuance of a license to permit us to transmit information on the frequencies we desire to use. To obtain a license we must demonstrate that the owner of the transmission site has complied with the reporting, notification and technical requirements of the Federal Aviation Administration for the construction, installation, location, lighting and painting of transmitter towers and antennae like ours. Once the license is obtained, we must make routine regulatory filings and obtain the FCC's prior consent for any assignment of the license or any substantial change in control of the entity holding the license and for certain modifications to a licensed facility. We cannot assure you that we, or any of our co-development partners who desire to be the licensee for their portion of our network, will obtain all of the licenses or approvals necessary for the operation of our business, the transfer of any license or the modification of any facility, or that the FCC will not impose burdensome conditions or limitations on any such license, transfer or approval.

     Our ownership also is regulated by the FCC to ensure that we do not exceed the foreign ownership restrictions imposed by the Communications Act. Under the Act, we cannot increase our foreign ownership to a level greater than 25% without obtaining prior FCC consent. The FCC has

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

determined that it will authorize a higher level of foreign ownership, up to 100%, on a streamlined basis where the foreign ownership is by citizens of, or companies organized under the laws of, World Trade Organization member states. (A more demanding public interest showing is required by proposals to increase foreign ownership by citizens or countries of non-WTO member states.) We currently comply with the 25% cap on foreign ownership, and we will monitor foreign investment to ensure that we do not exceed that benchmark without obtaining appropriate FCC consent. These requirements may, in some circumstances, be applied to our co-development partners as well. If a co-development partner were to choose to hold the relevant license itself, and not through a holding company, that co-development partner would be subject a provision that limits direct foreign ownership of FCC licenses to 20%. The FCC does not have discretion to waive this limitation. If a co-development partner exceeded the 20% limitation it would be required to reduce its foreign ownership in order to obtain or retain its license.

     STATE REGULATION. The Telecommunications Act preempts state statutes and regulations that restrict the provision of competitive local telecommunications services. State commissions can, however, impose reasonable terms and conditions upon the provision of telecommunications service within their respective states. States also can require that telecommunications providers apply for and obtain a certificate of public convenience and necessity or other authorization prior to commencing service in their respective states. We are in the process of becoming certified, to the extent such certification is required, in the 48 contiguous states as a competitive local exchange carrier ("CLEC") or other competitive telecommunications carrier under the regulations of each state's regulatory commission. We currently are authorized or permitted to provide service in six states: Colorado, Idaho, Iowa, Montana, Oregon and Texas. We have pending applications before an additional nine state commissions. Although we do not anticipate any issues that would prevent us from obtaining authorization as a competitive telecommunications carrier in each of the states in which we will apply, we cannot assure you that all required state authorizations will be granted.

     In most states, we are required to file tariffs setting forth the general terms, conditions and prices for services classified as intrastate by the particular state commission in question. Most states require us to list the services provided and the specific rate for each service. Under various states' rules, however, we have regulatory flexibility to set price ranges for specific services and, in some cases, prices can be set on an individual customer basis. We also may be required to file applications with some states for the assignment of our state certifications to any other entity and for any transfer of substantial control that we decide to undertake in the future. Some states also may require a filing prior to the issuance of substantial debt or equity securities or other transactions that would result in a lien upon the property we use to provide intrastate telecommunications services. States generally require us to file various reports and pay certain fees, including state universal service subsidies. Like the FCC, most state commissions are empowered to consider complaints filed against carriers subject to their jurisdiction. We cannot assure you that our state certificates will not be revoked or amended by state commissions.

     LOCAL REGULATION. We may be required to obtain local permits for street opening and construction permits to install and expand fiber optic networks. Local zoning authorities often regulate our use of towers for microwave and other telecommunications sites. We also are subject to general regulations concerning building codes and local licensing. The Telecommunications Act requires that fees charged to telecommunications carriers be applied in a competitively neutral manner, but there can be no assurance that ILECs and others with whom we will be competing will bear costs similar to those we will bear in this regard.

     OTHER LAWS AND REGULATIONS. Although the foregoing discussion provides an overview of the major regulatory issues that confront our business, this discussion does not attempt to describe all

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current and proposed federal, state and local rules and initiatives affecting the telecommunications industry. Other federal and state laws and regulations are currently the subject of judicial proceedings and proposed additional legislation. In addition, some of the FCC's rules implementing the Telecommunications Act will be subject to further judicial review and could be altered or vacated by courts in the future. We cannot predict the ultimate outcome of any such further proceedings or legislation.

  INTELLECTUAL PROPERTY

     We have entered into a license agreement with Pathnet under which we may use all of Pathnet's tradenames, trademarks and other intellectual property. We use the name "Pathnet" as our primary business name and service mark, and have registered that name with the United States Patent and Trademark Office. On February 26, 1998, Pathnet filed an application in the United States Patent and Trademark Office to register service mark "A NETWORK OF OPPORTUNITIES" for communication services. Pathnet also filed an application for the Pathnet logo on July 27, 1999.

     We regard our products, services and technology as proprietary and we attempt to protect them with patents, copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods. These methods may not be sufficient to protect our technology. We also enter into confidentiality or license agreements with our employees and consultants, and generally control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products, services or technology without authorization, or to develop similar technology independently.

     Pathnet currently has a patent application pending and we intend to prepare additional applications and seek patent protection for our systems to the extent possible. These patents may not be issued to us, and if issued, they may not protect our intellectual property from competition that could seek to design around or invalidate these patents.

PROPERTIES

     Our network and our component assets are the principal properties that we own. Our installed fiber optic cable is laid on rights of way held by us or our co-development partners, and our digital wireless network is constructed on our leasehold interests in telecommunications infrastructure.

     Our corporate headquarters are located in Washington, D.C., and Pathnet leases this space from 6715 Kenilworth Avenue General Partnership, under a Lease Agreement dated August 9, 1997. Although our facilities are adequate at this time, we believe that we will be required to lease additional facilities in the D.C. metropolitan area as a result of anticipated growth. Recently, Pathnet executed a lease with 11720 Sunrisecorp., L.L.C. for approximately 40,000 square feet of office space in Reston, Virginia which will become our new headquarters in the first half of 2000. We also lease office space in Richardson, Texas and Lewiston, Texas under leases that expire in 2000 and 2001, respectively.

     We believe that all of our properties are well maintained.

EMPLOYEES

     As of November 22, 1999, we employed 122 people. As needed, we also hire temporary employees and independent contractor computer programmers. In connection with our growth strategy, we anticipate hiring a significant number of additional personnel in sales and other areas of our operations in the near future. Our employees are not unionized, and we believe our relations with our employees are good. Our success will continue to depend in part on our ability to attract and

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retain highly qualified employees. See "RISK FACTORS -- Risks Relating to Our
Company Operations."

LEGAL PROCEEDINGS

     From time to time, we are a party to routine litigation and proceedings in the ordinary course of business. We are not aware of any current or pending litigation to which we are or may be a party that we believe could materially adversely affect our results of operations or financial condition.

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

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     This discussion contains forward-looking statements that involve risks and uncertainties including, without limitation, statements relating to our company and our business units' plans, strategies, objectives, expectations, intentions and resources. Our actual results could differ materially from those anticipated in forward-looking statements as a result of various factors, including those described in the section of this prospectus entitled "RISK FACTORS." You should assume for purposes of this section that all references to our business, our actions or conditions affecting us prior to the date of this prospectus are references to Pathnet's business, actions or conditions affecting Pathnet. Unless we indicate otherwise, references to our future business, strategies, or plans, are references to our consolidated business, strategies or plans, including Pathnet and our other future subsidiaries. We are providing information regarding Pathnet's performance and results of operations, because Pathnet will be our sole, direct and wholly owned subsidiary, and we will be assuming many of Pathnet's assets and obligations, immediately after the closing of the Contribution and Reorganization Transaction. You should read the following discussion and analysis in conjunction with our combined financial statements and related notes included in this prospectus. You can find additional information concerning our businesses and strategic investments and alliances in the section of this prospectus entitled "BUSINESS."

OVERVIEW

     Since Pathnet's inception on August 25, 1995, its principal activities have included:

     - Entering into strategic relationships with owners of telecommunications assets and co-development partners;

     - Developing and constructing our digital backbone network;

     - Negotiating collocation and interconnection agreements and installing collocations and interconnections off our backbone network;

     - Designing and developing our network architecture and operations support systems, including the buildout and launch of our 24-hour Network Operations Center;

     - Raising capital and hiring management and other key personnel;

     - Developing "leading edge" products and services; and

     - Procuring governmental authorizations.

     As of September 30, 1999, Pathnet had completed 6,100 wireless route miles of our digital backbone network. In addition, as of September 30, 1999, we had established seven collocations serving seven of our targeted second and third tier markets. As of November 22, 1999, we had an additional 1,400 route miles of network under construction with an additional 18 collocations completed. Pathnet began offering wholesale transport services with the "turn up" of our first route in the first quarter of 1998. During 2000, we intend to deploy additional products and services including bundled wholesale transport and local access services.

     Pathnet has experienced operating losses since its inception, and we expect these operating losses to continue as we expand our operations. Implementing our business plan will require significant capital expenditures. See "RISK
FACTORS -- Risks Relating to Our Financing." Our financial

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performance will vary from market to market, and the time when we will achieve positive earnings before interest, taxes, depreciation and amortization, if at all, will depend on the:

     - Size of our target markets;

     - Timely completion of backbone routes, collocations and interconnections;

     - Cost of the necessary infrastructure;

     - Timing of and barriers to market entry; and

     - Commercial acceptance of our services.

SOURCES OF REVENUE

     INFRASTRUCTURE SERVICES. We employ a "smart build" approach in the development of our network that includes determining the level of customer demand on a route before construction and, in certain cases, entering into pre-construction sales of dark fiber and conduit. We can sell indefeasible rights of use or leases of fiber or conduit along a segment of our network at a fixed price. Under our dark fiber and conduit sales agreements, we expect to receive all of the proceeds relating to the sale of the dark fiber and conduits upon completion of the route and acceptance by the customer. Our dark fiber and conduit sale business is becoming increasingly competitive as other carriers build and expand their networks. To expedite infrastructure development and decrease development risk, we have sought, and in the future will continue to seek, co-developers to share the project construction costs. We have pursued co-marketing arrangements to facilitate selling the assets along network segments and we may continue to do so in the future.

     MANAGEMENT SERVICES. To date, we have generated revenues primarily from services related to the construction of our digital network. We expect to continue construction of our digital network with co-development partners when these projects will allow us to retain bandwidth, fiber or conduit assets on routes that complement and reduce the costs of completing our network. We anticipate that the percentage of revenues that we receive from management services will decline as we near the completion of our network.

     WHOLESALE TRANSPORT AND LOCAL ACCESS SERVICES. We provide inter-city and local wholesale transport services and local access services to our customers on a long-term or month-to-month basis. We plan to bundle local access services with our wholesale transport services to provide low cost, end-to-end solutions for our customers. Our service agreements with customers are generally leases of capacity which provide for monthly payments due in advance on a fixed-rate basis. We price our customer contracts according to the capacity, the length of the circuit used, the term of the contract and the extent of value added services provided. Nonrecurring revenues include installation and activation charges for new customers. We seek to price our services competitively in relation to those of the ILECs and other competitive telecommunications companies in our targeted underserved and second and third tier markets.

     Although pricing will be an important part of our strategy, we believe that customer relationships, customer care and consistent quality will be the key to generating customer loyalty. During the past several years, market prices for many telecommunications services have been declining -- a trend we believe will likely continue. As prices decline for any given service, we expect that the total number of customers and the proportion of our customers purchasing our bundled services will increase.

OPERATING EXPENSES

     COST OF REVENUE. The primary components of our cost of services to date have been costs relating to network engineering, operations and maintenance. With expected growth of our bundled

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wholesale transport and local access services we expect components such as access costs (including fees for use of the local loop, rent, power and other fees charged by ILECs, competitive telecommunications companies and other providers) and costs associated with the provision of services to comprise a greater portion of our costs of service.

     SELLING, OPERATIONS AND ADMINISTRATION. We are building a small and focused sales and marketing department that should allow us to maintain a low ratio of overhead expenses to revenues compared to other telecommunications service providers. Our general and administrative costs include expenses typical of other telecommunications service providers, including office leases, customer care, billing, corporate administration and human resources. We expect that these costs will grow significantly as we expand our operations and that our administrative overhead will be a large portion of these expenses. However, we expect these expenses to decline as a percentage of our revenue as we build our customer base and increase the number of customers connected to our network.

     DEPRECIATION AND AMORTIZATION. Because we are primarily a facilities-based wholesale provider, expenses associated with depreciation of property, plant and equipment will be a substantial ongoing expense for us. We expect depreciation and amortization expense to increase significantly as more of our network becomes operational and as we increase capital expenditures to expand our network. Depreciation and amortization expense will include:

     - Depreciation of network infrastructure equipment;

     - Depreciation of improvements to central offices, other collocations and related equipment;

     - Depreciation of network control center facilities, furniture, fixtures and corporate facilities;

     - Amortization of rights of way; and

     - Amortization of software.

RESULTS OF OPERATIONS

  THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1998

     During the nine months ended September 30, 1999, we continued to focus on
(1) developing relationships and strategic alliances with owners of valuable telecommunications assets such as rights of way and with co-development partners, (2) building out our network, (3) obtaining the regulatory status and entering into interconnection agreements in each of our target markets to enable us to obtain unbundled network elements and central office space from the ILECs, and (4) developing our infrastructure including the hiring of key management personnel.

     REVENUE. For the three months ended September 30, 1999 and 1998, we generated revenues of approximately $584,000 and $475,000, respectively. For the nine months ended September 30, 1999 and 1998, we generated revenue of approximately $2.3 million and $1.1 million, respectively. This increase is attributable to revenues from our sales of telecommunications services, which were $1.7 million in 1999 with no corresponding revenue in 1998. We expect that the majority of our future revenue will be generated from our sale of wholesale transport services, local access services and backbone infrastructure services.

     OPERATING EXPENSES. For the three months ended September 30, 1999 and 1998, we incurred operating expenses of approximately $9.6 million and $4.5 million, respectively. For the nine months ended September 30, 1999 and 1998, we incurred operating expenses of approximately $22.8 million and $12.4 million, respectively. The increase in both periods is primarily a result of our continued buildout of our network and additional staff costs incurred in developing our infrastructure. We expect selling, general and administrative expenses to continue to increase in the remainder of 1999 as

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additional staff is added. Cost of revenue reflects direct costs we incurred in performing construction and management services and providing telecommunications services.

     INTEREST EXPENSE. Interest expense for the three months ended September 30, 1999 and 1998 was approximately $10 million and $11.2 million, respectively. Interest expense for the nine months ended September 30, 1999 and 1998 was approximately $30.3 million and $21.9 million, respectively. Interest expense primarily represents interest on the Notes together with the amortization expense related to bond issuance costs in respect of the Notes.

     INTEREST INCOME. Interest income for the three months ended September 30, 1999 and 1998 was approximately $3.3 million and $4.7 million, respectively. The decrease in interest income reflects a decrease in cash and cash equivalents and marketable securities as those funds were used in building our network, funding operations, and making interest payments on our Notes in April and September of 1999. Interest income for the nine months ended September 30, 1999 and 1998 was approximately $10.5 million and $9.6 million, respectively. The increase in interest income is attributable to the funds from the Notes generating income over a nine month period in 1999 versus a six month period in 1998.

  YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     During the twelve months ended December 31, 1998, we focused on (1) developing relationships and strategic alliances with owners of valuable telecommunications assets such as rights of way and with co-development partners, (2) building out our network, and (3) hiring key management and other personnel.

     REVENUE. Substantially all of our revenue for the year ended December 31, 1998 consisted of fees received for services we provided to our wireless co-development partners, including analysis of existing facilities and system performance, advisory services relating to PCS spectrum relocation matters, and turnkey network construction and management services. For the years ended December 31, 1998 and 1997, we generated revenue of approximately $1.6 million and $162,500, respectively. This increase was attributable to fees we received for performing construction and management services primarily for one customer.

     OPERATING EXPENSES. For the twelve months ended December 31, 1998 and 1997, we incurred operating expenses of approximately $17.9 million and $4.3 million, respectively. This increase results primarily from accelerating the buildout of our network and additional staff costs incurred in developing our infrastructure. Cost of revenue reflects direct costs we incurred in performing construction and management services and providing telecommunications services.

     INTEREST EXPENSE. Interest expense for the twelve months ended December 31, 1998 was approximately $32.6 million. We had no interest expense for the twelve months ended December 31, 1997. Interest expense primarily represents interest on the Notes together with the amortization expense related to bond issuance costs in respect of the Notes.

     INTEREST INCOME. Interest income for the twelve months ended December 31, 1998 and 1997 was approximately $13.9 million and $159,300, respectively. The increase in interest income represents interest earned on the proceeds of the Notes issued in April, 1998.

  YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     During the twelve months ended December 31, 1997, we (1) initiated construction on the first segment of our network, (2) continued focusing on developing relationships and strategic alliances with owners of valuable telecommunications assets, and (3) continued the development of our engineering department and key management personnel.

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

     REVENUE. Substantially all of our revenue for the year ended December 31, 1997 consisted of fees received for services we provided to our wireless co-development partners, including analysis of existing facilities and system performance, advisory services relating to PCS spectrum relocation matters, and turnkey network construction and management services. For the years ended December 31, 1997 and 1996, we generated revenue of approximately $162,500 and $1,000, respectively. This increase was attributable to fees we received for performing construction and management services.

     OPERATING EXPENSES. For the twelve months ended December 31, 1997 and 1996, we incurred operating expenses of approximately $4.3 million and $1.3 million, respectively. The increase results primarily from building our network and additional staff costs incurred in developing our infrastructure. Cost of revenue reflects direct costs we incurred in performing construction and management services and providing telecommunications services.

     INTEREST EXPENSE. We had no interest expense for the twelve months ended December 31, 1997. Interest expense for the twelve months ended December 31, 1996 was $415,357 and represents interest on a bridge loan from the original investors in our company.

     INTEREST INCOME. Interest income for the twelve months ended December 31, 1997 and 1996 was approximately $159,300 and $13,000, respectively. This increase in interest income represents interest we earned on the proceeds of a private offering of Series B convertible preferred stock in June 1997 and a private offering of Series C convertible preferred stock in October 1997.

CAPITAL EXPENDITURES

     We have invested a significant amount of capital constructing and deploying our digital network. We intend to continue to expand our network coverage. We plan to add a bundled product comprised of local access and wholesale transport to our existing products. These efforts will require us to fund our operating losses and we will require significant capital to:

     - Continue construction and development of our nationwide network infrastructure;

     - Purchase and install electronics, transmission and interconnection equipment and other components along the network and as needed to establish the platform for our local access and bundled services;

     - Procure, design and construct central office and other collocation and interconnection sites; and

     - Continue development of our corporate infrastructure.

     Capital expenditures were approximately $61.8 million for the nine months ended September 30, 1999. We expect that our capital expenditures will be substantially higher in future periods in connection with the expansion of our network and services in our target markets.

     As of September 30, 1999, we had capital commitments of approximately $79.9 million relating to the development of our network pursuant to existing agreements. From September 30, 1999 until December 31, 2000 we intend to:

     - Complete the construction and lighting of network segments to which we are currently committed, including Chicago, Illinois to Aurora (a suburb of Denver), Colorado, Grand Junction, Colorado to Alberquerque, New Mexico and Alberquerque to El Paso, Texas;

     - Begin perfection and pre-engineering of selected network segments from the right of way acquired under the Contribution and Reorganization Transaction; and

     -  Commence construction on up to three additional fiber routes;

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

     - Continue interconnecting and collocating in 60 to 80 of our targeted underserved and second and third tier markets.

LIQUIDITY AND CAPITAL RESOURCES

     From inception through September 30, 1999, we financed our operations primarily through private placements of $36 million of equity securities and $338.7 million of net proceeds raised from the issuance of the Notes in April 1998. As of September 30, 1999, we had approximately $173.4 million of cash, cash equivalents and marketable securities to fund future operations. In connection with the Contribution and Reorganization Transaction, Colonial is contributing an aggregate (in both tranches) of $68 million in cash to us in exchange for shares of our Series E Convertible Preferred Stock, rights to a single conduit along the Colonial rights of way and an option to purchase additional shares of our capital stock. The Contribution and Reorganization transaction will bring the total cash equity investment in Pathnet Telecom and our subsidiaries to $100 million, including $25 million which will be received upon the completion of a fiber optic network during the first calendar quarter of 2000.

     In addition, we expect to finance the cost of some of our equipment through vendor financing arrangements. We have negotiated with Lucent a proposed credit facility in which Lucent will, subject to certain conditions (including the closing of the Contribution and Reorganization Transaction), provide us with financing for fiber optic cable that we purchase from them. For a description of the terms and conditions of the proposed financing transaction with Lucent see "DESCRIPTION OF OTHER INDEBTEDNESS AND OTHER FINANCING ARRANGEMENTS -- Proposed Credit Facility with Lucent."

     We estimate that our current available resources will be sufficient to fund the implementation of our business plan, as currently contemplated, including the capital commitments described above, operating losses in new markets and working capital needs through the fourth quarter of 2000. In the event the strategic investment from Colonial is not consummated or is consummated on different terms, this projection of available resources may change. After such time, we expect we will require additional financing, which may include commercial bank borrowings, additional vendor financing or the sale or issuance of equity or debt securities.

     Our expectations of our future capital requirements and cash flows from operations are based on current estimates. If our plans or assumptions change or prove to be inaccurate, we may require additional sources of capital or additional capital sooner than anticipated. See "RISK FACTORS -- Risks Relating to Our Financing."

YEAR 2000 READINESS DISCLOSURE

     The Year 2000 issue exists because many computer systems and software applications use two, rather than four, digits to designate a particular year. As a result, these systems and applications may not properly recognize the Year 2000, or process data that includes that date, potentially causing data miscalculations or inaccuracies, operational malfunctions or failures.

     OVERVIEW OF OUR YEAR 2000 PROGRAM. In the fourth quarter of 1998, we began a corporate-wide program to ready technology systems, non-technology systems and software applications for the Year 2000. Our objective is to target Year 2000 compliance for all of our systems, including network and customer interfacing systems, and we have grouped these systems into one of six compliance areas:
Network Architecture, Internal Infrastructure, Software Applications, Financial Relationships, Supply-Chain Relationships and Customer Relationships. Because Pathnet has operated for only a few years, few legacy systems or applications exist. We identified all systems and applications that we believe needed to be modified or reprogrammed to achieve Year 2000 compliance and implemented the necessary changes.
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

     Inventory, assessment and remediation of mission critical hardware systems and software applications, including network computing and network systems engineering, is substantially complete. We completed our testing and deployment of upgrades necessary to complete the remediation of critical systems on September 30, 1999. We are currently formulating contingency plans in the event that certain of our suppliers or service providers may not be Year 2000 compliant. We will continue to develop and test these plans throughout the remainder of 1999.

     As part of our Year 2000 plan, we have requested confirmation from our communications equipment vendors and other key suppliers, financial institutions and customers that their systems will be Year 2000 compliant. Responses received to date indicate a high level of Year 2000 compliance at these companies, but we cannot assure you that the systems of companies with which we do business will be Year 2000 compliant. We expect to continue to receive additional responses in the next quarter. If the vendors important to us fail to provide needed products and services, our network buildout and operations could be affected and thereby have a material adverse effect on our results of operations, liquidity and financial condition. Moreover, to the extent that significant customers are not Year 2000 compliant and that affects their network needs, our sales could be lower than otherwise anticipated.

     We have hired outside consultants to assist us with our Year 2000 compliance, but we have relied primarily on our own employees to develop and implement our Year 2000 compliance strategy. Because our existing systems are relatively new, we have not had to replace any significant portion of them. As a result our expenditures to implement our Year 2000 plan have not been material to date and we do not believe our future expenditures on this matter will be material (remediation costs incurred to date have been less than $100,000). Such expenditures represent less than 1% of 1999 projected capital expenditures and will be funded out of cash flow from operations. To the extent we would have had to replace a significant portion of our technology systems, our expenditures could have material adverse effects on us. As a result, our expenditures to ensure Year 2000 compliance have not been material to date. We expect to continue to use existing employees for the significant part of our Year 2000 compliance efforts.

     The discussion of our efforts and management's expectations relating to Year 2000 compliance are forward-looking statements. The dates by which we believe the program will be completed are based upon management's best estimates. We derived these estimates using numerous assumptions regarding future events, including the continued availability of certain resources and other factors. We cannot assure you that these estimates will prove to be accurate, and our actual results could differ materially from those we currently anticipate. Specific factors that could cause material differences include, but are not limited to, the availability and cost of personnel trained in Year 2000 issues, the ability to identify, assess, remediate and test all relevant computer codes and embedded technology. In addition, variability of definitions of "compliance with Year 2000" may lead to claims relating to products and services sold by us whose impact we cannot currently estimate. We cannot assure you that the aggregate cost of defending and resolving such claims, if any, will not materially adversely affect our results of operations.

     Due to the general uncertainty inherent in the Year 2000 problem, resulting in large part from the uncertainty of the Year 2000 readiness of third parties, we cannot ensure our ability to timely and cost effectively resolve problems associated with the Year 2000 issue that may adversely affect our operations and business or expose us to third party liability and we have been unable to fully determine the risks associated with the reasonably likely worst case scenario.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are exposed to minimal market risks. We manage sensitivity of our results of operations to these risks by maintaining a conservative investment portfolio, (which primarily consists of debt

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

securities, that typically mature within one year), and entering into long-term debt obligations with appropriate pricing and terms. We do not hold or issue derivative, derivative commodity or other financial instruments for trading purposes. Financial instruments held for other than trading purposes do not impose a material market risk on us.

     We are exposed to interest rate risk. We periodically need additional debt financing due to our large operating losses, and capital expenditures associated with establishing and expanding our network coverage increase our financing needs. The interest rate that we will be able to obtain on debt financing will depend on market conditions at that time, and may differ from the rates we have obtained on our current debt.

     Although all of our long-term debt bears fixed interest rates, the fair market value of our fixed rate long-term debt is sensitive to changes in interest rates. We have no cash flow or earnings exposure due to market interest rate changes for our fixed long-term debt obligations.

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

                                   MANAGEMENT

OUR DIRECTORS AND EXECUTIVE OFFICERS

     The table below contains information about the ages and positions of our executive officers, selected key employees, and directors as of the date of this prospectus.

NAME                                      AGE      POSITION(S) WITH PATHNET TELECOM
----                                      ---      --------------------------------
Richard A. Jalkut.......................  55   President, Chief Executive Officer and
                                               Director
Robert A. Rouse.........................  50   Executive Vice President, Chief
                                               Operating Officer and President, Network
                                               Services
James M. Craig..........................  43   Executive Vice President, Chief
                                               Financial Officer and Treasurer
William R. Smedberg, V..................  38   Executive Vice President, Corporate
                                               Development
Michael A. Lubin........................  50   Vice President, General Counsel and
                                               Secretary
Shawn F. O'Donnell......................  34   Vice President, Senior Vice President of
                                               Engineering and Construction
Peter J. Barris.........................  47   Director
Kevin J. Maroni.........................  37   Director
Patrick J. Kerins.......................  44   Director
Stephen A. Reinstadtler.................  33   Director

     Richard A. Jalkut has served as President, CEO and director of Pathnet since August 1997. He will serve in these capacities for Pathnet Telecom upon the close of the Contribution and Reorganization Transaction. Mr. Jalkut has over 30 years of telecommunications experience. From 1995 to August 1997, he served as President and Group Executive of NYNEX Telecommunications Group, where he was responsible for all activities of the NYNEX Telecommunications Group, an organization with over 60,000 employees. From 1991 until 1995, Mr. Jalkut served as President and CEO of New York Telephone Co. Inc., the predecessor company to NYNEX Telecommunications Group. Mr. Jalkut currently serves as a member of the board of directors of HSBC Bank USA, a commercial bank; Ikon Office Solutions, Inc., a company engaged in wholesale and retail office equipment; Digex Incorporated; and Home Wireless Networks, a start-up company developing a wireless product for home and business premises.

     Robert A. Rouse has served as Pathnet's Executive Vice President, President of Network Services since April 1999 and, since September 1999, as Pathnet's Chief Operating Officer. He will hold these positions for Pathnet Telecom after completion of the Contribution and Reorganization Transaction. Mr. Rouse joined Pathnet with over 30 years experience in the telecommunications industry. Before Pathnet, Mr. Rouse was Executive Vice President of Intermedia, responsible for network services, engineering and systems. Before that, he spent over 10 years with MCI - the last three as Senior Vice President of Network Services for MCI/Concert. In this position, he was responsible for integrating the network and product functionality between MCI and British Telecom as well as building global networks. Before joining MCI in 1986, Mr. Rouse spent 17 years with Frontier Communications, Inc. where he was involved in a series of unregulated start-up business ventures, and he played a key role in developing Frontier's long distance company.

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

     James M. Craig has served as Executive Vice President, Chief Financial Officer and Treasurer of Pathnet since April 1999. He will serve in these capacities for Pathnet Telecom upon the close of the Contribution and Reorganization Transaction. Mr. Craig has 22 years of accounting and finance experience, including 15 years specifically in the communications industry. Formerly the Senior Director Treasury Management for Omnipoint Communications, Mr. Craig was responsible for corporate planning and forecasting. He also served as a point of contact for investment banks, sell-side analysts and rating agencies. Before that, Mr. Craig assisted in the launch of two start-up telecommunications companies, UniSite and National Telecom PCS, Inc. While with UniSite, he established regional and national alliances between UniSite and telecommunications tower owners. Mr. Craig also spent a total of 11 years with MCI, holding positions such as Director of Wireless Communications, Director of Corporate Development, Director of Telecommunications Group Planning and Director of Corporate Treasury Group.

     William R. Smedberg, V joined Pathnet initially as a consultant in 1996, served as Vice President, Finance and Corporate Development of Pathnet from January 1997 to February 1999 and assumed the position of Executive Vice President, Corporate Development of Pathnet in March 1999. Mr. Smedberg will serve as Pathnet Telecom's Executive Vice President, Corporate Development after completion of the Contribution and Reorganization Transaction. Before joining Pathnet, Mr. Smedberg served in various financial and planning positions at the James River Corporation of Virginia, Inc. for nine years. In particular, he served as Director, Strategic Planning and Corporate Development for Jamont, a European consumer products joint venture among Nokia Oy, Montedison S.p.A. and James River, from 1991 to 1996, where he was responsible for Jamont's corporate finance, strategic planning and corporate development. Before that, Mr. Smedberg worked in the defense industry as a consultant and engineer for TRW, Inc.

     Michael A. Lubin has served as Vice President, General Counsel and Secretary of Pathnet since its inception in August 1995. He will serve in this capacity for Pathnet Telecom upon the close of the Contribution and Reorganization Transaction. Before joining Pathnet, Mr. Lubin was an attorney-at-law at Michael A. Lubin, P.C., a law firm he founded in 1985. Mr. Lubin has experience in telecommunications, copyright and intellectual property matters, corporate and commercial law, construction claims adjudication and trial work. From 1976 until 1981, he served as a Federal prosecutor with the Fraud Section, Criminal Division, United States Department of Justice.

     Shawn O'Donnell has served as Vice President, Senior Vice President of Engineering and Construction of Pathnet since August 1999. He will serve in this capacity for Pathnet Telecom upon the close of the Contribution and Reorganization Transaction. Mr. O'Donnell has more than 14 years of engineering experience in the telecommunications industry. Before joining Pathnet, Mr. O'Donnell served as Director of Transmissions and Facility Standards and Engineering with MCI WorldCom. In that position, he was in charge of a 340+ person team that was responsible for overall transmission and facility engineering for local, long distance and Internet networks. He also held a variety of other positions at MCI WorldCom, including Senior Manger of Transmission Engineering Implementation and Senior Manager of Switched Network Planning. Before MCI WorldCom, Mr. O'Donnell was a Control Engineer with Potomac Edison. While there, he was responsible for the management of communications networks associated with high voltage control systems.

     Peter J. Barris has been a director of Pathnet since August 1995 and will serve as a director of Pathnet Telecom upon consummation of the Contribution and Reorganization Transaction. Since 1992, Mr. Barris has been a partner; in 1994, was appointed a General Partner; and, in 1999, was appointed Managing General Partner of New Enterprise Associates, a firm that manages venture capital investments. Mr. Barris is also a member of the board of directors of Mobius Management Systems, Inc., PcOrder.com, Inc. and Careerbuilder, Inc., each of which is quoted on the NASDAQ National Market.

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

     Kevin J. Maroni has been a director of Pathnet since August 1995 and will serve as a director of Pathnet Telecom after the closing of the Contribution and Reorganization Transaction. Since 1994, Mr. Maroni has been a principal, and, in 1995, was appointed a General Partner of Spectrum Equity Investors, which manages private equity funds focused on growth capital for Telecommunications companies. Prior to Spectrum, Mr. Maroni worked at Time Warner and Harvard Management Company. Mr. Maroni is currently on the board of directors of several private companies and CTC Communications Corp (which is quoted on the NASDAQ National Market).

     Patrick J. Kerins has been a director of Pathnet since July 1997 and will serve as a director of Pathnet Telecom after consummation of the Contribution and Reorganization Transaction. Since March 1997, Mr. Kerins has served as Managing Director of Grotech Capital Group, which is engaged in venture capital and other private equity investments. From 1987 to March 1997, he worked in the investment banking division of Alex Brown & Sons, Incorporated, including serving as Managing Director beginning in January 1994. Mr. Kerins is a member of the board of directors of CD Now, Inc., an online retailer of compact discs and other music related projects which is quoted on the NASDAQ National Market.

     Stephen A. Reinstadtler has been a director of Pathnet since October 1997 and will, upon consummation of the Contribution and Reorganization Transaction, serve as a director of Pathnet Telecom. Since August 1995, Mr. Reinstadtler has served as Vice President and Director at Toronto Dominion Capital (U.S.A.) Inc., where he has been involved in private equity and mezzanine debt investments. From April 1994 to July 1995, he was Manager at The Toronto-Dominion Bank, where he was involved in commercial lending activities to the telecommunications industry. From August 1992 to April 1994, Mr. Reinstadtler also served as Associate at Kansallis-Osake-Pankki, where he was involved in commercial lending activities to the telecommunications industry.

ADDITIONAL DIRECTORS TO BE ELECTED

     Our board of directors currently consists of Richard Jalkut, Kevin Maroni, Patrick Kerins, Stephen Reinstadtler and Peter Barris, all of whom are also directors of Pathnet. Upon the closing of the Contribution and Reorganization Transaction our stockholders will designate additional directors as provided in the stockholders agreement that will be executed at the closing.

     Upon the closing of the Contribution and Reorganization Transaction, Mr. Barris and Mr. Maroni will serve as the representative of the holders of our Series A Convertible Preferred Stock, Mr. Kerins will serve as the representative of the holders of our Series B Convertible Preferred Stock, Mr. Reinstadtler will serve as the representative of our Series C Convertible Preferred Stock, and Mr. Jalkut, our President and CEO, will serve by virtue of his position as CEO. The remaining directors will be elected as set forth in "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- Our Stockholders Agreement." After an initial "Qualified Public Offering," for so long as BNSF, CSX and Colonial hold at least 5% of our outstanding voting securities, all of the stockholders who are party to the stockholders agreement have agreed to vote their shares to elect each of BNSF's, CSX's and Colonial's designees to the board of directors. The terms of the stockholders agreement relating to election of directors (other than the election of the BNSF, CSX and Colonial designees as described above) will terminate upon the earlier of the date on which no shares of our preferred stock remain outstanding or, if applicable, on which we complete an initial "Qualified Public Offering." After the termination of these stockholders agreement provisions and the conversion of our preferred stock into common stock, each of our directors, other than the designees of BNSF, CSX and Colonial, will be elected by a majority vote of our stockholders.

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

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Although we may establish a compensation committee in the future, we do not currently have one. Unless our board of directors determines otherwise, our present intention is to keep Pathnet employees, other than our executive officers, and accordingly our decisions regarding compensation, at the level of our Pathnet subsidiary. Pathnet does have a compensation committee of its board of directors, which currently consists of two of Pathnet's directors, Messrs. Maroni and Barris. Prior to the resignation of Richard Prins from Pathnet's board of directors in 1999, Pathnet had a three member compensation committee, consisting of Messrs. Maroni, Barris and Prins. Pathnet's compensation committee was established to, among other things, administer Pathnet's stock incentive plans, review and make recommendations to the board of directors concerning the compensation of executive officers, and consider existing and proposed employment agreements between Pathnet and its executive officers.

     During the fiscal year ended December 31, 1998, no executive officer of Pathnet served as a member of Pathnet's compensation committee or as a director of any entity of which any of our or Pathnet's directors served as an executive officer. No member of Pathnet's compensation committee is currently a Pathnet employee.

COMPENSATION OF OUR DIRECTORS

     Currently, our directors do not receive directors' fees or other compensation and they are not compensated or reimbursed for their out-of-pocket expenses incurred in serving as directors or for attending meetings of the board of directors or its committees. However, our new stockholders agreement contemplates the election of at least one director who is not an affiliate of any stockholder or member of management. As a result, after the close of the Contribution and Reorganization Transaction, we may consider changing the compensation arrangements for our directors.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     We are incorporated under the laws of the State of Delaware.

     Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a provision in the certificate of incorporation of each corporation organized thereunder, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for certain breaches of fiduciary duty as a director.

     Our certificate of incorporation limits, to the fullest extent permitted by law, the liability of our directors to us and our stockholders for monetary damages for breach of their fiduciary duty. This provision is intended to afford our directors the benefit of the DGCL. This limitation on liability does not extend to:

     - Any breach of a director's duty of loyalty to us or our stockholders;

     - Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - Violations of the Delaware General Corporation Law regarding the improper payment of dividends; or

     - Any transaction from which the director derived any improper personal benefit.

     Section 145 of the DGCL, in summary, empowers a Delaware corporation, within certain limitations, to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by them in connection with any suit or proceeding other than by or on behalf of the corporation, if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

     With respect to actions by or on behalf of the corporation, Section 145 of the DGCL permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided such person meets the standard of conduct described in the preceding paragraph, except that no indemnification is permitted in respect of any claim where such person has been found liable to the corporation, unless the Court of Chancery or the court in which such action or suit was brought approves such indemnification and determines that such person is fairly and reasonably entitled to be indemnified.

     Our certificate of incorporation requires us to indemnify our directors and officers to the extent not prohibited by law for actions or proceedings arising because of their positions as directors or officers.

     Our stockholders agreement provides for indemnification of us, our directors and officers, and persons who control us within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act for certain liabilities, including liabilities under the Securities Act.

     In addition, Pathnet maintains, and we will maintain, standard directors' and officers' insurance policies.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Pathnet Telecom pursuant to the foregoing agreements and provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

COMPENSATION OF OUR EXECUTIVE OFFICERS

     We are being formed as part of the Contribution and Reorganization Transaction and, as such, we have no historical compensation information. However, we expect that each of the executive officers who will serve as our officers immediately after closing the transaction will be the individuals that held the same office at Pathnet immediately before closing. Consequently, the following tables present the compensation information for Pathnet's last two fiscal years as illustrative of the total compensation that we (including Pathnet) will pay to our executive officers.

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

     The table below presents information about compensation earned by Pathnet's CEO and each of Pathnet's four other most highly compensated executive officers who served as executive officers at the end of our last fiscal year. The officers listed in the table below are referred to as the Named Executive
Officers:

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                                                   AWARDS
                                      ANNUAL COMPENSATION         OTHER          SECURITIES
                                     ---------------------       ANNUAL          UNDERLYING
NAME AND PRINCIPAL POSITION  YEAR      SALARY       BONUS     COMPENSATION*      OPTIONS**
---------------------------  ----    ----------     ------    -------------     ------------
Richard A. Jalkut..........  1998    $  400,000     $   --     $   40,289(1)           --
President and Chief          1997       166,154(2)      --          9,857(3)      858,754
  Executive Officer
David Schaeffer............  1998       300,000         --             --              --
Chairman of the Board and    1997       216,923(5)      --             --         430,413
  Treasurer(4)
William R. Smedberg V......  1998       111,250     28,267             --          78,656
Vice President, Finance and  1997       100,384         --             --              --
  Corporate Development(6)
Michael A. Lubin...........  1998       136,840      5,000             --          15,000
Vice President, General      1997       136,115         --             --              --
  Counsel and Secretary
Michael L. Brooks..........  1998       102,000     38,780             --          85,732
Vice President, Network      1997       103,077         --             --              --
  Operations(7)

---------------
  * Except as stated herein, none of the above Named Executive Officers received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of that individual's salary plus annual bonus.

 ** We have not issued any stock appreciation rights or long-term incentive plans.

(1) Consists of $16,277 for club dues; $7,756 for lodging; $11,685 for airfare; and $4,571 for other transportation.

(2) Mr. Jalkut began his employment with Pathnet in August 1997, and his salary was $400,000 per annum in 1997.

(3) Reimbursement for travel expenses.

(4) Mr. Schaeffer ceased to be an executive officer of Pathnet in February 1999, and resigned as a director of Pathnet on November 4, 1999.

(5) Mr. Schaeffer's salary increased to $300,000 per annum from $150,000 per annum in August 1997. He no longer receives a salary from Pathnet.

(6) Mr. Smedberg currently serves as the Executive Vice President, Corporate Development of Pathnet.

(7) Mr. Brooks continues to serve as Vice President, Network Operations of Pathnet, but is no longer an executive officer of Pathnet.

STOCK OPTION GRANTS IN OUR LAST FISCAL YEAR

     The table below provides information regarding stock options granted to the Named Executive Officers of Pathnet during the year ended December 31, 1998. None of the Named Executive Officers received stock appreciation rights. As part of the Contribution and Reorganization Transaction, each of the option grants for Pathnet common stock will be assumed by us and will be exercisable for shares of our common stock on terms and conditions substantially identical to the terms of the Pathnet options, including terms relating to the option vesting schedule.

                       OPTION GRANTS IN LAST FISCAL YEAR

                           NUMBER OF      PERCENT OF                                POTENTIAL REALIZABLE VALUE AT
                           SECURITIES   TOTAL OPTIONS                             ASSUMED ANNUAL RATE OF STOCK PRICE
                           UNDERLYING     GRANTED TO     EXERCISE                APPRECIATION FOR THE OPTION TERM(1)
                            OPTIONS      EMPLOYEES IN    OF BASE    EXPIRATION   ------------------------------------
                            GRANTED      FISCAL YEAR     $/SHARE       DATE          0%           5%          10%
                           ----------   --------------   --------   -----------  ----------   ----------   ----------
Richard A. Jalkut........          --           --%       $  --         --       $       --   $       --   $       --
David Schaeffer(4).......          --           --           --         --               --           --           --
Michael A. Lubin.........    15,000(2)        1.35         5.20      12/2/2008           --       49,054      124,312
Michael L. Brooks........    70,732(3)        6.39         1.13      3/24/2008      287,879      519,191      878,567
                             15,000(2)        1.35         5.20      12/2/2008           --       49,054      124,312
William R. Smedberg V....    63,656(3)        5.75         1.13      3/24/2008      239,080      467,251      786,427
                             15,000(2)        1.35         5.20      12/2/2008           --       49,054      124,312

---------------
(1) The information disclosed assumes, solely for purposes of demonstrating potential realizable value of the stock options, that the fair market value per share of common stock of Pathnet was $21.97 share as of September 30, 1999 and increases at the rate indicated during the option term.

(2) The options vest ratably over a four year period. The option may be transferred by will or by the laws of descent and distribution. Upon a change of control of Pathnet and a termination of the optionee's employment without cause, the options that would otherwise become vested within one year will be deemed vested immediately before such optionee's termination.

(3) The options vest ratably over a three year period. The option may be transferred by will or by the laws of descent and distribution. Upon a change of control of Pathnet and a termination of the optionee's employment without cause, the options that would otherwise become vested within one year will be deemed vested immediately before such optionee's termination.

(4) Mr. Schaeffer is no longer an officer or director of Pathnet.

OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table lists information about the number and value of unexercised stock options held by each of the Named Executive Officers as of December 31, 1998. None of the Named Executive Officers exercised stock options in 1998 and none of them holds stock appreciation rights.

                         FISCAL YEAR-END OPTION VALUES

                                                 NUMBER OF SECURITIES
                                                UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                      OPTIONS AT                   IN-THE-MONEY
                                                   DECEMBER 31, 1998                OPTIONS(1)
                                              ---------------------------   ---------------------------
NAME                                          EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------------------------  -----------   -------------   -----------   -------------
Richard A. Jalkut(2)........................    286,251        572,503      $9,965,971     $11,930,963
David Schaeffer(3)..........................    215,206                      3,835,270              --
Michael A. Lubin............................    141,465         15,000       3,103,792         251,550
Michael L. Brooks...........................     35,366         50,366         737,027         988,577
William R. Smedberg V.......................     21,217         57,439         442,162       1,135,979

---------------
(1) Based on an assumed market price of Pathnet's common stock of $21.97 per share as of September 30, 1999.

(2) The options vest ratably over a three-year period and may be transferred only by will, by the laws of descent and distribution, or to a "Permitted Transferee," as provided under Pathnet's 1997 Plan. If Mr. Jalkut is actually or constructively terminated following a "Change in Control," his options that are unvested at the time of the termination of his employment and that would have vested within one year following his termination will be deemed vested immediately before a "Change in Control." Mr. Jalkut has agreed with Pathnet that the Contribution and Reorganization Transaction will not constitute a "Change in Control" as defined under Pathnet's 1997 Plan and, as such, the vesting of Mr. Jalkut's options will not be accelerated due to this transaction.

(3) Pathnet and Mr. Schaeffer have agreed with respect to options originally granted to Mr. Schaeffer under Pathnet's 1997 Plan, that a total of 107,389 shares of common stock are fully vested at an exercise price of $3.76 per share, and all other options granted to Mr. Schaeffer under Pathnet's 1997 Plan have terminated or lapsed. Under the terms of Mr. Schaeffer's option agreement, he has two years from the date of his termination from Pathnet to exercise the vested portion of his option award.

1995 STOCK OPTION PLAN

     We will assume Pathnet's 1995 Stock Option Plan at the closing of the Contribution and Reorganization Transaction. Additionally, upon the close of the Contribution and Reorganization Transaction, we will assume, and we have agreed with the existing option holders to amend, all existing awards under Pathnet's "1995 Plan" so that the awards will be exercisable for shares of our common stock rather than common stock of Pathnet. The total number of shares of common stock that we may issue under the 1995 Plan may not exceed 495,126 shares of common stock. As of September 30, 1999, Pathnet had awarded options on all shares reserved under Pathnet's 1995 Plan, at an exercise price of $0.03 per share. The 1995 Plan will permit our board of directors, or a committee of the board, to exercise broad discretion to grant stock options to our employees. If additional shares are authorized under the 1995 Plan, the 1995 Plan will permit the board of directors to exercise its discretion to determine:

     - The exercise price of the options;

     - Any vesting provisions, including whether accelerated vesting will occur with a "Change in Control"; and

     - The term of the options, which cannot exceed 10 years.

     Within one year following the closing of the Contribution and Reorganization Transaction, our stockholders must approve our assumption of the 1995 Plan and the options awarded under the Plan.

1997 STOCK INCENTIVE PLAN

     At the closing of the Contribution and Reorganization Transaction, we will assume Pathnet's 1997 Stock Incentive Plan, which will become our 1997 Plan. Additionally, upon the close of the Contribution and Reorganization Transaction, we will assume and amend all existing awards under Pathnet's 1997 Plan so that the awards will be exercisable for our shares of common stock rather than Pathnet common stock. Our stockholders also must approve our assumption of the 1997 Plan and the options awarded under the Plan. The 1997 Plan will permit our board of directors, or a committee of the board, to grant a variety of awards to employees and consultants. Under our 1997 Plan, the board of directors will have the authority to grant:

     - Incentive and non-qualified stock options;

     - Stock appreciation rights, which are rights to receive an amount equal to a specified portion of the increase in market value of common stock over a specified exercise price between the date of grant and the date of exercise;

     - Restricted shares, which involve the immediate transfer of shares of common stock for the performance of services. Restricted shares must be subject to a "substantial risk of forfeiture" within the meaning of
       Section 83 of the Internal Revenue Code;

     - Deferred shares, which involve an agreement to deliver shares of common stock in the future in consideration for the performance of service;

     - Performance awards, each of which is a bookkeeping unit equivalent to one share of common stock;

     - Performance compensation awards; and

     - Other stock based awards.

     The total number of shares of common stock that may be issued or transferred under our 1997 Plan may not exceed 5,004,874. The maximum share number is subject to adjustment in the event of a stock split, stock dividend or other similar transactions.

     The board of directors will have broad discretion in granting and establishing the terms of awards under our 1997 Plan. However, our 1997 Plan will contain limitations, including:

     - No individual may be granted, in any calendar year, options and stock appreciation rights for more than 1,160,000 total shares of common stock;

     - No individual may be granted, in any one calendar year, performance compensation awards for more than 1,160,000 shares of common stock or, in the event the performance compensation is paid in cash, the equivalent cash value thereof;

     - The term of options may not be more than 10 years; and

     - Performance compensation awards must specify a performance period not to exceed one year and pre-established objective performance criteria which, if achieved, will result in payment.

     Similar to our 1995 Plan, our 1997 Plan will allow the board of directors to exercise broad discretion in determining:

     - The exercise price of any stock based award;

     - Any vesting terms of an award, including whether vesting will accelerate with a "Change in Control" (which is described below); and

     - The term of the options, which cannot exceed 10 years.

     Under our 1997 Plan, the board of directors may establish performance criteria for purposes of performance awards. The 1997 Plan will also allow the board of directors to specify performance criteria for stock options, stock appreciation rights and restricted stock awards that are designated as performance compensation awards. Performance criteria may be described in terms of either company-wide objectives or objectives that are related to the performance of the individual participant or a division, department, region or function within Pathnet Telecom. Performance criteria applicable to any award to a participant who is, or is determined by the board of directors likely to become, a "covered employee" within the meaning of Section 162(m) of the Internal Revenue Code must be limited to specified levels of, or growth in, one or more of these criteria:

     - Return on net assets;

     - Return on stockholders' equity;

     - Return on assets;

     - Return on capital;

     - Stockholder returns;

     - Profit margin;

     - Earnings per share;

     - Net earnings;

     - Operating earnings;

     - Price per share; and

     - Sales or market share.

     Except where a modification would result in an award to a "covered employee" no longer qualifying as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code, the board of directors may modify a part or all of these performance criteria as it deems appropriate and equitable in light of events and circumstances, such as changes in our business, operations, corporate structure or capital structure.

     The option agreements between us and each existing optionee provide that, if we terminate the optionee's employment either actually or constructively, following the occurrence of a "Change in Control," the portion of the option that otherwise would have vested in the 12-month period following the Change in Control will be deemed vested as of the date immediately before the date of the Change in Control.

     "Change in Control" is defined under the 1997 Plan to mean:

     - A sale of all or substantially all of our assets or a merger or other similar transaction involving us which results in less than a majority of the voting power of the surviving corporation being held by our common stockholders immediately before the transaction;

     - During any two year period, a majority of the board of directors consists of persons who are not members of or have not been approved by the incumbent board of directors; or

     - The ownership or acquisition of 50% or more of our voting power by any person or group.

     The option agreements between Pathnet and each of Richard Jalkut and Robert Rouse provide that if Mr. Jalkut's or Mr. Rouse's employment, whichever the case may be, is terminated after a Change of Control, then certain of their options will be deemed to become vested immediately before the "Change in Control." Both Mr. Jalkut and Mr. Rouse have agreed with Pathnet that the Contribution and Reorganization Transaction does not constitute a "Change in Control" under Pathnet's 1997 Plan.

     In August 1997, Mr. Jalkut was granted an option to purchase 296,122 shares of common stock under Pathnet's 1997 Plan, which vests in equal installments over three years.

     As of September 30, 1999, there were options covering 2,624,308 shares of Pathnet's common stock outstanding under Pathnet's 1997 Plan.

SCHAEFFER BOARD RESIGNATION

     In October 1997, Mr. Schaeffer was an employee of Pathnet and was granted an option to purchase 430,413 shares of common stock under Pathnet's 1997 Plan. Mr. Schaeffer is no longer an officer or director of Pathnet and has not been an officer or director of Pathnet Telecom. In a letter agreement dated November 4, 1999, in which Mr. Schaeffer resigned from his position as a director of Pathnet, Pathnet and Mr. Schaeffer agreed that Mr. Schaeffer holds options for a total of 107,389 shares of Pathnet common stock, which are fully vested at an exercise price of $3.67 per share. We will assume these option grants and convert them to options for shares of our common stock at closing of the Contribution and Reorganization Transaction.

JALKUT EMPLOYMENT AGREEMENT

     Pathnet is currently a party to an employment agreement with Mr. Jalkut. Under this employment agreement, Mr. Jalkut will receive a minimum annual base salary of $400,000 (or any greater amount approved by a majority of the board of directors), bonuses and other benefits determined by the board of directors. Additionally, Mr. Jalkut is entitled to receive reimbursement of certain expenses, all of which expenses may not exceed $50,000 per year. In accordance with his employment agreement, on August 4, 1997, Mr. Jalkut received nonqualified stock options for 296,122 shares of common stock at an exercise price of $3.28 per share; the number of shares and the option price were subsequently adjusted in a stock split. These options vest ratably over three years. We have granted Mr. Jalkut registration rights for the shares he will receive upon exercise of his options. If we terminate Mr. Jalkut's employment he may elect, within 10 business days of his termination, to have us pay him, subject to the terms of the Indenture and the Supplemental Indenture, the aggregate fair value of his options then vested or held by him. We will be required to make any payments in accordance with his employment agreement.

     During his employment and for two years after his termination, Mr. Jalkut's employment agreement requires him to refrain from investing in businesses or activities that compete with us, soliciting our employees or otherwise competing with us, by, for example, working with or for one of our competitors. Mr. Jalkut's employment agreement also prevents him from disclosing or using our confidential or proprietary information at any time.

     Other than the restrictions on Mr. Jalkut described above and our obligation to pay severance for one year following the termination of Mr. Jalkut's employment (depending on the basis for his termination), Mr. Jalkut's employment agreement will terminate in the event of his death and may be terminated:

     - By us:

          (a) Without cause (as defined in his employment agreement), by giving 60 days' prior written notice; or

          (b) For cause, generally subject to a 30-day written notice of the board's intention to terminate him for cause;

          (c) Upon Mr. Jalkut's disability (as defined in his employment agreement); and

     - By Mr. Jalkut:

          (a) Without cause, by giving 180 days' prior written notice; and

          (b) Immediately, upon a constructive termination (as defined in his employment agreement).

     Unless we terminate Mr. Jalkut's employment for cause, or Mr. Jalkut terminates his employment without cause, Mr. Jalkut is entitled to continue to receive his salary for 12 months following the termination of his employment with us.

OTHER AGREEMENTS

     Messrs. Schaeffer, Lubin, O'Donnell, Rouse, Craig and Smedberg each have entered into an agreement with Pathnet which requires each of them to (1) assign to Pathnet all inventions developed by them during their employment, (2) maintain the confidentiality of our proprietary information, and (3) refrain from working with or for a competitor of ours for two years after his termination.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We summarize in this section selected material terms of our stockholders agreement. For a more complete description of these rights, we refer you to the copy of our stockholders agreement filed as an exhibit to the registration statement of which this prospectus is a part. If there is an inconsistency between this summary and our stockholders agreement, the stockholders agreement will control.

OUR STOCKHOLDERS AGREEMENT

     Overview

     Upon closing of the various contribution agreements comprising the Contribution and Reorganization Transaction, we will enter into a stockholders agreement with CSX, Colonial, BNSF, our other preferred stockholders and David Schaeffer. Our stockholders agreement will put in place at the Pathnet Telecom level many of the provisions that currently apply under Pathnet's existing Investment and Stockholders Agreement. Pathnet's existing Investment and Stockholders Agreement will be terminated after the Contribution and Reorganization Transaction.

     In accordance with our stockholders agreement, each stockholder will agree to vote in favor of the election of a board of directors consisting of 10 members:

     - Two designees of the Series A Preferred Stockholders (initially, a designee of Spectrum Equity Investors L.P. and the other will initially be a designee of New Enterprise Associates VI Limited Partnership);

     - One designee of the Series B Preferred Stockholders (initially, a designee of Grotech Partners IV, L.P.);

     - One designee of the Series C Preferred Stockholders (initially, a designee of Toronto Dominion Capital (U.S.A.), Inc.) who may not be a partner or associate of Spectrum, New Enterprise Associates or Grotech for so long as they have designation rights under our stockholders agreement;

     - Three designees of the Series D and E Preferred Stockholders (one designated by BNSF, one by CSX and one by Colonial);

     - Our CEO;

     - One independent "outside" director, who is neither a member of management nor an affiliate of any stockholder; and

     - One director who will be elected by all voting stockholders voting together as a single class, as provided by our certificate of incorporation.

     Under the stockholders agreement, we will be subject to covenants substantially similar to those in effect under Pathnet's Investment and Stockholders Agreement. For so long as at least 25% of the shares of preferred stock outstanding immediately after the closing of the Contribution and Reorganization Transaction remain outstanding, these covenants will require that we obtain the approval of the holders of two-thirds of the outstanding shares of preferred stock (all voting as a single class) before we undertake certain fundamental actions, including mergers, dispositions, acquisitions, amendments to our certificate of incorporation and bylaws, affiliated transactions, and certain issuances of securities. In addition, certain actions that would adversely affect the rights of a single series of preferred stock relative to any other series of preferred stock would require the majority vote of each adversely affected series.

     Each party to our stockholders agreement will represent and warrant to the other stockholders that they, he or it (1) has no present intention or plan, formally or informally, on the closing date to transfer or dispose of any of the shares received by such party under their, his or its contribution agreement, and (2) intends for their, his or its contribution of Pathnet shares or other property to us in accordance with their, his or its contribution agreement to be treated as part of a single integrated transaction in which gain or loss will not be recognized for tax purposes. Each existing Pathnet stockholder who participates will represent and warrant to the other parties that it intends its contribution of Pathnet shares to us to qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code, pursuant to which gain or loss will not be recognized.

     Registration Rights

     In our stockholders agreement, we will grant registration rights to our preferred stockholders and to Mr. Jalkut and Mr. Schaeffer. These registration rights are substantially similar to the registration rights granted to these same holders in the Pathnet Investment and Stockholders Agreement, except that Mr. Schaeffer will now have registration rights. The holders of securities subject to registration rights will have both "demand" and "piggy back" registration rights.

     Demand Rights

     We will grant "demand" registration rights for two separate groups of our equity securities. The groups are broadly distinguished by the identity of the holders who can demand that we register their shares under the Securities Act. The first group consists of the holders of:

     - Shares of common stock issued to our preferred stockholders, or issuable to our preferred stockholders upon the conversion of their shares of preferred stock; and

     - Shares of common stock issued or issuable to Mr. Jalkut upon the exercise of his options.

We refer to these groups of shares as "registrable securities." On three separate occasions, by the vote of the holders of the applicable percentage of the registrable securities outstanding in this first group, the holders of the shares in this group may require us to use our best efforts to file a registration statement with the SEC in respect of their registrable securities. Before we make an initial "Qualified Public Offering" (which the stockholders agreement defines as a public offering of more than $75 million in value of our securities at a per share price that implies a valuation in excess of $600 million for all of the shares of our capital stock), the holders of at least 67% of the total number of outstanding registrable securities must affirmatively vote to exercise any of these demand rights. After we make an initial Qualified Public Offering, the holders of 20% of the total number of outstanding registrable securities may make the demand. Although we do not include Mr. Schaeffer's shares in calculating the percentages for purposes of the demand by this group, he will be entitled to participate on a proportional basis in any registration demanded by this group of our stockholders.

     Separately, we have granted Mr. Schaeffer a single right to demand that we register his shares of our common stock under the Securities Act. Mr. Schaeffer may exercise his demand registration right if: (1) we complete an initial Qualified Public Offering, and (2) our registration statement filed in respect of that initial offering either:

     - Does not include Mr. Schaeffer's shares of our common stock that he proposes to register; or

     - Has ceased to be effective within the thirty-day period following the expiration of a mandatory "lock-up" period applicable to all of the holders of our securities with registration rights. (The lock-up provisions of our stockholders agreement will prohibit sales of our securities by the parties to our stockholders agreement for a period up to 180 days following the completion of an initial public offering.)

     Although they may not initiate a "demand" under this provision, the holders of our registrable securities identified above may participate on a proportional basis in any registration demanded by Mr. Schaeffer under this provision of the stockholders agreement.

     In exercising these demand registration rights, the stockholders must in all cases have selected an underwriter reasonably acceptable to us who is prepared to underwrite the offering of the shares on a firm commitment basis. We have additional obligations to assist in the registration and underwriting of any shares that these holders seek to sell pursuant to their registration rights. We have a right to defer each of those demand registrations for up to 60 days, if our legal counsel has advised us that filing a registration statement relating to such a demand registration would require us either (1) to disclose a material impending transaction and we have determined in good faith that the disclosure would have a material adverse effect on us, or (2) to conduct a special audit.

     Pathnet has separate "demand registration" obligations under a Warrant Registration Rights Agreement executed in conjunction with Pathnet's Note and warrant offering in April 1998. Under that agreement, the holders of a majority of the Pathnet warrants may require Pathnet on one occasion after an initial public offering to register under the Securities Act their shares of common stock received upon the exercise of their warrants, subject to Pathnet's right to defer the registration of those shares for up to 60 days in similar circumstances. As we discuss below in "DESCRIPTION OF THE CONTRIBUTION AND REORGANIZATION TRANSACTION -- Disposition of Existing Pathnet Stock Options and Warrants," we are proposing to the holders of these rights that we assume Pathnet's obligations under this Warrant Registration Rights Agreement. If the requisite holders of the Pathnet warrants consent to the proposed amendments, we may be required by the terms of the Warrant Registration Rights Agreement to register additional shares of our common stock upon the exercise of these warrants.

     Piggyback Rights

     We will also grant to each of these groups of our stockholders (and, if we assume Pathnet's obligations to the holders of its warrants, then also to those warrant holders) so-called "piggyback" registration rights, under which they can require us to register their shares of common stock whenever we register any of our equity securities under the Securities Act. These piggyback registration rights will be subject to underwriter "cutbacks," which means that our managing underwriter may decide to limit the number of shares added to a registration that we initiate because the underwriter has concluded that including the additional "piggyback" shares would have an adverse impact on the marketing of the securities to be sold in the underwritten offering. These piggyback registration rights will not apply to any registration relating to a public offering pursuant to demand registration rights granted to the Pathnet warrantholders, to the registration of securities with our employee benefit plans, on any SEC form that does not permit secondary offerings, or to securities we issue in a merger, exchange offer or similar transaction.

     We are required to bear up to $60,000 of registration expenses for each demand registration under our stockholders agreement. In addition, we have agreed to indemnify the registration rights holders against, and provide contribution for, liabilities under the Securities Act, the Securities Exchange Act of 1934 or other federal or state laws regarding the registration of our securities. However, we will not indemnify the registration rights holders against, or provide them contribution for, any untrue statements or omissions made by us in reliance on and in conformity with information furnished to us in writing by the registration rights holders.

     Preemptive Rights

     Under our stockholders agreement, each of our preferred stockholders and Mr. Schaeffer have the right to participate in certain of our sales of securities. Specifically, on each occasion between the closing of the Contribution and Reorganization Transaction and an initial "Qualified Public Offering" that we issue shares of our capital stock (or other securities convertible or exchangeable for our capital stock), our preferred stockholders and Mr. Schaeffer will have the right to purchase their pro rata share of the newly issued securities. In addition, in the event that any of our preferred stockholders or Mr. Schaeffer elects not to purchase his or its pro rata share of the newly issued securities, the remaining preferred stockholders and Mr. Schaeffer have the right to purchase those shares as well.

     Transfer Restrictions

     Mr. Schaeffer's ability to transfer his shares of our capital stock is subject to restrictions under our stockholders agreement. He is prohibited from making any transfers other than specifically enumerated "Permitted Transfers." Those Permitted Transfers include:

     - Transfers made in accordance with specified provisions of our stockholders agreement which, among other things, grant a right of first refusal to our preferred stockholders with respect to the shares Mr. Schaeffer proposes to transfer.

     - Transfers by Mr. Schaeffer to his spouse or his children, to a trust he establishes for his spouse or children, upon his death, to a trust established under his will and other similar transfers, provided that the transferee enters into an enforceable written agreement that is satisfactory to us and to a majority of our preferred stockholders, providing that the shares transferred by Mr. Schaeffer remain subject to our stockholders agreement.

     - Transfers that constitute a bona fide pledge or other granting of a security interest in Mr. Schaeffer's shares of our stock to secure a loan for borrowed money, subject to specified restrictions, including limitations on the purpose of any such loan, the minimum net assets of the lending institution, and a review of the applicable loan documents by our outside counsel for compliance with the terms of our stockholders agreement.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The table below provides some information regarding beneficial ownership of our capital stock as of September 30, 1999 for:

     - Each of the Named Executive Officers.

     - Each of our directors.

     - All of our executive officers and directors as a group.

     - Each other person, entity or group who we know beneficially owns 5% or more of any class of our stock.

     All share amounts in the table have been adjusted and are presented assuming that the Contribution and Reorganization Transaction was closed as of September 30, 1999. Unless otherwise noted, the address of each of our Named Executive Officers and directors is 1015 31st Street, N.W., Washington, D.C. 20007.

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

                                                    ISSUED AND OUTSTANDING
                                                         COMMON STOCK         SERIES A PREFERRED      SERIES B PREFERRED
                                                    ----------------------  ----------------------  ----------------------
                                                                PERCENTAGE              PERCENTAGE              PERCENTAGE
                  STOCKHOLDER(A)                     SHARES      OF CLASS    SHARES      OF CLASS    SHARES      OF CLASS
                  --------------                    ---------   ----------  ---------   ----------  ---------   ----------
Spectrum Equity Investors, L.P.(d)................          0        0.00%  1,372,668       47.33%  1,220,099       25.48%
Spectrum Equity Investors II, L.P.(d).............          0        0.00%          0        0.00%          0        0.00%
New Enterprise Associates VI, Limited
 Partnership(e)...................................          0        0.00%    522,000       18.00%    685,014       14.31%
Onset Enterprise Associates II, L.P.(f)...........          0        0.00%    522,000       18.00%    463,976        9.69%
Onset Enterprise Associates III, L.P.(f)..........          0        0.00%          0        0.00%          0        0.00%
Paul Capital Partner Funds(g).....................          0        0.00%    245,989        8.48%    125,144        2.61%
Thomas Domencich(h)...............................          0        0.00%    145,000        5.00%     62,573        1.31%
Toronto Dominion Capital (USA) Inc.(i)............          0        0.00%          0        0.00%    884,146       18.47%
Grotech Partners IV, L.P.(j)......................          0        0.00%          0        0.00%    884,146       18.47%
Utech Climate Challenge Fund, L.P.(k).............          0        0.00%          0        0.00%    442,076        9.23%
Utility Competitive Advantage Fund, LLC(l)........          0        0.00%          0        0.00%          0        0.00%
BNSF(m)...........................................          0        0.00%          0        0.00%          0        0.00%
Colonial(n).......................................          0        0.00%          0        0.00%          0        0.00%
CSX(o)............................................          0        0.00%          0        0.00%          0        0.00%
David Schaeffer(p)................................  2,900,000        97.4%          0         0.0%          0         0.0%
Richard A. Jalkut(q)..............................          0        0.00%          0        0.00%          0        0.00%
Michael A. Lubin(r)...............................          0        0.00%          0        0.00%          0        0.00%
William R. Smedberg V(s)..........................          0        0.00%          0        0.00%          0        0.00%
Michael Brooks(t).................................          0        0.00%          0        0.00%          0        0.00%
Kevin J. Maroni(u)................................          0        0.00%  1,372,668       47.33%  1,220,099       25.48%
Peter J. Barris(v)................................          0        0.00%    522,000       18.00%    685,014       14.31%
Stephen A. Reinstadtler(w)........................          0        0.00%          0        0.00%    884,146       18.47%
Patrick J. Kerins(x)..............................          0        0.00%          0        0.00%    884,146       18.47%
All Directors and Executive Officers as a
 Group(p)(q)(r)(s)(t)(u)(v)(w)(x).................  2,900,000       97.39%  1,894,668       65.33%  3,673,405       76.72%


                                                      SERIES C PREFERRED      SERIES D PREFERRED      SERIES E PREFERRED
                                                    ----------------------  ----------------------  ----------------------
                                                                PERCENTAGE              PERCENTAGE              PERCENTAGE
                  STOCKHOLDER(A)                     SHARES      OF CLASS    SHARES      OF CLASS    SHARES      OF CLASS
                  --------------                    ---------   ----------  ---------   ----------  ---------   ----------
Spectrum Equity Investors, L.P.(d)................  1,363,406       16.67%          0        0.00%          0        0.00%
Spectrum Equity Investors II, L.P.(d).............  1,363,406       16.67%          0        0.00%          0        0.00%
New Enterprise Associates VI, Limited
 Partnership(e)...................................  1,374,051       16.80%          0        0.00%          0        0.00%
Onset Enterprise Associates II, L.P.(f)...........    817,672       10.00%          0        0.00%          0        0.00%
Onset Enterprise Associates III, L.P.(f)..........    272,553        3.33%          0        0.00%          0        0.00%
Paul Capital Partner Funds(g).....................    136,275        1.67%          0        0.00%          0        0.00%
Thomas Domencich(h)...............................          0        0.00%          0        0.00%          0        0.00%
Toronto Dominion Capital (USA) Inc.(i)............  1,006,500       12.31%          0        0.00%          0        0.00%
Grotech Partners IV, L.P.(j)......................  1,006,500       12.31%          0        0.00%          0        0.00%
Utech Climate Challenge Fund, L.P.(k).............    136,276        1.67%          0        0.00%          0        0.00%
Utility Competitive Advantage Fund, LLC(l)........    366,980        4.49%          0        0.00%          0        0.00%
BNSF(m)...........................................          0        0.00%  3,413,746       40.11%          0        0.00%
Colonial(n).......................................          0        0.00%  1,684,115       19.79%  2,867,546      100.00%
CSX(o)............................................          0        0.00%  3,413,746       40.11%          0        0.00%
David Schaeffer(p)................................          0            0          0        0.00%          0        0.00%
Richard A. Jalkut(q)..............................          0        0.00%          0        0.00%          0        0.00%
Michael A. Lubin(r)...............................          0        0.00%          0        0.00%          0        0.00%
William R. Smedberg V(s)..........................          0        0.00%          0        0.00%          0        0.00%
Michael Brooks(t).................................          0        0.00%          0        0.00%          0        0.00%
Kevin J. Maroni(u)................................  2,726,812       33.35%          0        0.00%          0        0.00%
Peter J. Barris(v)................................  1,374,051       16.80%          0        0.00%          0        0.00%
Stephen A. Reinstadtler(w)........................  1,006,500       12.31%          0        0.00%          0        0.00%
Patrick J. Kerins(x)..............................  1,006,500       12.31%          0        0.00%          0        0.00%
All Directors and Executive Officers as a
 Group(p)(q)(r)(s)(t)(u)(v)(w)(x).................  6,113,863       74.77%          0        0.00%          0        0.00%

                                                                   BENEFICIAL OWNERSHIP OF
                                                                         COMMON STOCK
                                                                 ----------------------------
                                                      STOCK                       PRO FORMA
                  STOCKHOLDER(A)                    OPTIONS(B)   TOTAL SHARES   PERCENTAGE(C)
                  --------------                    ----------   ------------   -------------
Spectrum Equity Investors, L.P.(d)................          0      3,956,173          57.06%
Spectrum Equity Investors II, L.P.(d).............          0      1,363,406          31.41%
New Enterprise Associates VI, Limited
 Partnership(e)...................................          0      2,581,065          46.43%
Onset Enterprise Associates II, L.P.(f)...........          0      1,803,648          37.72%
Onset Enterprise Associates III, L.P.(f)..........          0        272,553           8.39%
Paul Capital Partner Funds(g).....................          0        507,408          14.56%
Thomas Domencich(h)...............................          0        207,573           6.52%
Toronto Dominion Capital (USA) Inc.(i)............          0      1,890,646          38.84%
Grotech Partners IV, L.P.(j)......................          0      1,890,646          38.84%
Utech Climate Challenge Fund, L.P.(k).............          0        578,352          16.26%
Utility Competitive Advantage Fund, LLC(l)........          0        366,980          10.97%
BNSF(m)...........................................          0      3,413,746          53.41%
Colonial(n).......................................  1,593,082      6,144,742          67.36%
CSX(o)............................................          0      3,413,746          53.41%
David Schaeffer(p)................................    107,389      3,007,389          97.48%
Richard A. Jalkut(q)..............................    572,502        572,502          16.13%
Michael A. Lubin(r)...............................    141,465        141,465           4.54%
William R. Smedberg V(s)..........................     54,936         54,936           1.81%
Michael Brooks(t).................................     53,049         53,049           1.75%
Kevin J. Maroni(u)................................          0      5,319,579          64.11%
Peter J. Barris(v)................................          0      2,581,065          46.43%
Stephen A. Reinstadtler(w)........................          0      1,890,646          38.84%
Patrick J. Kerins(x)..............................          0      1,890,646          38.84%
All Directors and Executive Officers as a
 Group(p)(q)(r)(s)(t)(u)(v)(w)(x).................    929,341     14,581,936          99.50%

---------------

(a) In accordance with the rules of the Securities and Exchange Commission, each beneficial owner's holding has been calculated assuming full exercise of outstanding warrants and options exercisable or convertible by the holder within 60 days after September 30, 1999.

(b) Only Options exercisable within 60 days after September 30, 1999 are listed.

(c) The pro forma percentages of beneficial ownership of common stock as to each beneficial owner assumes the exercise or conversion into common stock of all outstanding options, warrants and convertible securities held by such owner that are exercisable or convertible within 60 days of September 30, 1999, but not the exercise or conversion of options, warrants and convertible securities held by others shown in the table.

(d) Spectrum Equity Investors, L.P.'s and Spectrum Equity Investors II, L.P.'s address is One International Place, Boston, Massachusetts, 02110.

(e) New Enterprise Associates VI, Limited Partnership's address is 1119 Saint Paul Street, Baltimore, Maryland, 21202.

(f) Onset Enterprise Associates II, L.P.'s and Onset Enterprise Associates III, L.P.'s address is 8911 Capital of Texas Highway, Austin, Texas, 78759.

(g) The Paul Capital Partner Funds are five funds that constitute a "group" under Section 13(d) of the Exchange Act. Each fund's address is: c/o Paul Capital Partners, 50 California Street, Suite 3000, San Francisco, California, 94111. The five funds are Paul Capital Partners V L.P., Paul Capital Partners V (Domestic Annex Fund) L.P., Paul Capital Partners V International, L.P., Paul Capital Partners VI, L.P. and PCP Associates, L.P.

(h) Thomas Domencich's address is 104 Benevolent Street, Providence, Rhode Island, 02906.

(i) Toronto Dominion Capital (USA) Inc.'s address is 31 West 52nd Street, New York, New York, 10019.

(j) Grotech Partners IV, L.P.'s address is 9690 Deereco Road, Timonium, Maryland, 21093.

(k) Utech Climate Challenge Fund, L.P.'s and Utility Competitive Advantage Fund, L.L.C.'s address is c/o Arete Ventures, Two Wisconsin Circle, Chevy Chase, Maryland 20815.

(l) Utility Competitive Advantage Fund L.L.C.'s address is c/o William T. Heflin, Managing Director, Kinetic Ventures, L.L.C., 2 Wisconsin Circle, Suite 620, Chevy Chase, Maryland 20815.

(m) BNSF's address is 2500 Lou Menk Drive, Fort Worth, Texas, 76131.

(n) Colonial Pipeline Company's address is 945 East Paces Ferry Road, NE, Atlanta, Georgia, 30326.

(o) CSX's address is c/o CSX Real Property, Inc., 301 West Bay Street, J915, Jacksonville, Florida, 32202.

(p) Mr. Schaeffer is no longer an officer or director of Pathnet and is not an officer or director of Pathnet Telecom.

(t) Mr. Brooks is no longer an executive officer of Pathnet, but he is included in the beneficial ownership computation of all directors and officers as a group because Mr. Brooks was an executive officer of Pathnet at the end of its last fiscal year.

(u) Mr. Maroni, who is a limited partner of the general partner of Spectrum and a general partner of the general partner of Spectrum Equity Investors II, L.P., disclaims beneficial ownership of the shares owned by Spectrum Equity Investors, L.P. and Spectrum Equity Investors II, L.P.

(v) Mr. Barris, who is general partner of the general partner of New Enterprise Associates VI, Limited Partnership, disclaims beneficial ownership of the shares owned by New Enterprise Associates VI, Limited Partnership.

(w) Mr. Reinstadtler, Vice President and Director of Toronto Dominion Capital
    (USA) Inc., disclaims beneficial ownership of the shares owned by Toronto Dominion Capital (USA) Inc.

(x) Mr. Kerins, Managing Director of the general partner of Grotech Partners IV, LP, disclaims beneficial ownership of the shares owned by Grotech Partners IV, LP.

           DESCRIPTION OF CONTRIBUTION AND REORGANIZATION TRANSACTION

TRANSACTION OVERVIEW

     OVERVIEW. We have entered into agreements providing for the Contribution and Reorganization Transaction with each of BNSF, CSX, Colonial and all of the existing stockholders of Pathnet. This section describes the terms of those agreements and the Contribution and Reorganization Transaction in general. As discussed in the following section entitled "THE PATHNET SENIOR NOTEHOLDER WAIVERS AND OTHER PROPOSED INDENTURE AMENDMENTS," we intend by this offering and the consent solicitation to address the current requirements of the indenture governing the Notes that would otherwise inhibit our ability to complete the Contribution and Reorganization Transaction and to operate our businesses (including the business currently conducted by Pathnet) following the completion of the Contribution and Reorganization Transaction.

     The Contribution and Reorganization Transaction consists of the following principal steps:

     - Our issuance of 8,511,607 shares of our Series D Convertible Preferred Stock, valued at $187 million, to three new investors -- BNSF, CSX and Colonial -- in exchange for leasehold interests or comparable license rights to their railroad and pipeline rights of way in order to construct and operate our fiber optic telecommunications network;

     - Our issuance, at a cash purchase price of $21.97 per share for an aggregate purchase price of $38 million, of 1,729,631 shares of our Series E Convertible Preferred Stock to Colonial;

     - Our issuance of an additional 1,137,915 shares of our Series E Convertible Preferred Stock to Colonial at a cash purchase price of $25 million conditioned upon the completion of our fiber optic build between Chicago, Illinois and Aurora (a suburb of Denver), Colorado;

     - Our grant, in exchange for a $1 million cash payment at the closing of the Contribution and Reorganization Transaction, of an option to Colonial and certain affiliates of Colonial to purchase up to an additional 1,593,082 shares of our Series E or, under certain circumstances, Series D Convertible Preferred Stock and a separate option to purchase our common stock;

     - The exchange of all shares of the outstanding common and preferred Pathnet stock solely for shares of our common and preferred stock on substantially similar terms, after which we will own 100% of Pathnet;

     - Our sale to Colonial of rights in a specified number of conduit miles of our future network along Colonial's rights of way (or equivalent telecommunications assets) for a $4 million cash payment at the closing of the Contribution and Reorganization Transaction;

     - Our purchase from Pathnet for $70 million (payable by means of our promissory note to Pathnet) of the following Pathnet assets:

          - three fiber co-development contracts and the agreements related to those co-development contracts;

          - those fiber network assets that are currently constructed and installed relating to Pathnet's network segment build between Chicago and Aurora (a suburb of Denver), Colorado; and

          - the right to use Pathnet's intellectual property in our business.

     - Our borrowing from Pathnet of $50 million to assist in the development of our fiber optic rights of way received from BNSF, CSX and Colonial.

     THE PARTIES. Pathnet Telecom was formed on November 1, 1999, to effectuate the Contribution and Reorganization Transaction and become the parent company of Pathnet. Pathnet, a company formed in August 1995, is a wholesale telecommunications provider building a nationwide network designed to provide our customers, who are telecommunications providers, with access to underserved and second and third tier markets, of which there are over 200. CSX, BNSF and Colonial are each holders of extensive right of way assets that were originally acquired and maintained for use in their primary railroad and pipeline businesses. The other parties to the Contribution and Reorganization Transaction include all of the existing stockholders of Pathnet.

     THE TRANSACTION. BNSF, CSX, and Colonial have agreed to contribute right of way assets and, in the case of Colonial, both right of way assets and cash, in exchange for newly-issued shares of our capital stock. At the same time, we are reorganizing the Pathnet corporate structure, and through an exchange of shares of our capital stock with existing Pathnet stockholders, Pathnet Telecom will become the parent company of Pathnet. As discussed below, prior to the filing of the registration statement of which this prospectus is a part, the parties executed the definitive contribution agreements providing for these contributions of assets and exchanges of shares. The closing of those transactions is conditioned principally upon our obtaining the consents of the holders of a majority in principal of the Notes.

     PURPOSE OF THE TRANSACTION. We plan to use the rights of way and cash obtained in the Contribution and Reorganization Transaction in the construction of our fiber optic telecommunications network. BNSF, CSX and Colonial have committed to enter into right of way leases or licenses permitting us to install and operate a fiber optic and wireless network across their rights of way for periods ranging from 30 to 35 years. We expect that the access rights that we obtain from CSX, BNSF and Colonial will satisfy substantially all of our planned right of way requirements for our backbone network. We will obtain additional rights of way as necessary to link our backbone network to our target markets. Once the contribution transactions with CSX, BNSF and Colonial have closed, we will have right of way agreements in place to access over 12,000 railroad track and pipeline miles. One of our purposes in entering into the Contribution and Reorganization Transaction is to enhance our ability to conduct and finance the future operations of Pathnet and Pathnet Telecom in an efficient and competitive manner, but we cannot assure you that we will realize this goal.

     CONSENT OF NOTEHOLDERS REQUIRED. The Indenture executed in 1998 between Pathnet and The Bank of New York as trustee contains the covenants, restrictions, events of default, and other terms relating to the Notes. Under the terms of the Indenture, completing the Contribution and Reorganization Transaction technically would constitute a "change of control" of Pathnet, triggering its obligation (under Section 1010 of the Indenture) to offer to repurchase the Notes at a premium to both their face amount and their current market value. Pathnet likely would not have access to the funds necessary to meet this repurchase obligation if it were to arise. Moreover, repurchasing the Notes would deprive Pathnet of resources needed to help fund the development of the Pathnet and Pathnet Telecom network and other telecommunications businesses. As a result, the Contribution and Reorganization Transaction if Pathnet is unable to obtain the waiver of this repurchase obligation from the holders of a majority in outstanding principal amount of the Notes.

     In seeking the waiver of this "change of control," Pathnet will also seek related waivers and amendments to the terms of the Indenture as more fully described below in "THE PATHNET SENIOR NOTEHOLDER WAIVERS AND OTHER PROPOSED INDENTURE AMENDMENTS," including a waiver of obligations to consummate the Excess Proceeds Offer because the Contribution and Reorganization Transaction constitutes an "Asset Sale" under the terms of the Indenture. Pathnet's purpose in seeking these related waivers and amendments is to impose upon us substantially the same covenant restrictions that are currently imposed upon Pathnet, and to permit inter-company transactions between us and Pathnet (and our other subsidiaries) to the same extent that the Indenture currently permits those transactions between Pathnet and its subsidiaries.

DESCRIPTION OF THE CONTRIBUTION AND REORGANIZATION TRANSACTION AGREEMENTS

     We have executed contribution agreements with our new investors and former Pathnet stockholders to accomplish the Contribution and Reorganization Transaction. We summarize some of the material terms of these agreements in this section. We have filed complete copies of these agreements as exhibits to our registration statement filed in connection with this offering, and we encourage you to review the agreements for further details concerning their terms.

     CONTRIBUTION AGREEMENTS WITH CSX, BNSF AND COLONIAL. On November 4, 1999, we entered into definitive contribution agreements with each of CSX, BNSF and Colonial to issue our shares of Series D and Series E Convertible Preferred Stock and obtain right of way access rights along their railroad and pipeline properties and easements. Each of these companies has significant property and easement holdings in areas where we expect to build and expand our fiber optic telecommunications network. Under those contribution agreements:

     - CSX agreed to enter into a Fiber Optic Access and License Agreement by which CSX will provide us with access to portions of CSX's extensive railroad corridors covering the eastern United States;

     - BNSF agreed to enter into a Fiber Optic Access Agreement by which BNSF will provide us with access to portions of BNSF's extensive railroad corridors covering the western United States; and

     - Colonial agreed to contribute access to portions of its pipeline corridors covering the eastern United States.

     The contribution agreements are subject to certain conditions to closing, which are described in more detail below in "-- Conditions to Closing the Transaction." In exchange for granting us these rights of way, we will issue to CSX, BNSF and Colonial shares of our Series D Convertible Preferred Stock. In addition, our Contribution Agreement with Colonial provides for Colonial to contribute $38 million in cash in exchange for shares of our Series E Convertible Preferred Stock. Colonial has agreed to pay this amount at the initial closing of the Contribution and Reorganization Transaction, and another $25 million in exchange for additional Series E Convertible Preferred Shares promptly following Pathnet's substantial completion of the fiber optic build between Chicago, Illinois and Aurora, a suburb of Denver, Colorado (which Pathnet is currently constructing with World Wide Fiber, Inc.). We currently expect Pathnet to complete this fiber build during the first calendar quarter of 2000, but we cannot assure you that construction will be completed within this time frame.

     Colonial will pay an additional $4 million at the initial closing of the Contribution and Reorganization Transaction in return for the future right to receive a specified number of "conduit miles" of installed fiber optic conduit or the equivalent value in other telecommunications assets.

     Under the contribution agreements with BNSF, CSX and Colonial, we have made a variety of representations and warranties to each of the new investors with respect to the Contribution and Reorganization Transaction, our securities to be issued to each of them, and the current business and financial condition of Pathnet. We have also agreed to indemnify the new investors against any breach of those representations and warranties.

     COLONIAL OPTION AGREEMENT. In addition to the contribution and conduit purchase investments outlined above, our contribution agreement with Colonial provides for a separate option agreement which will permit Colonial to purchase additional shares of our stock. Upon the execution of the Colonial Option Agreement at the closing of the Contribution and Exchange Transaction, Colonial will pay us a non-refundable fee of $1 million for the purchase of this option. Under the Colonial Option Agreement, we have agreed to grant two options to Colonial in exchange for their cash contribution.

     The first option, which may be exercised by a number of Colonial's affiliated companies, permits Colonial or those affiliates to purchase up to $35 million of additional shares of our Series E Convertible Preferred Stock at the same purchase price as that paid by Colonial under the Colonial contribution agreement. Colonial also has the right to exercise $10 million of the $35 million on its own behalf. This option will expire on the later of the date which is 120 days after the date Colonial's contribution agreement was signed or 15 days after the closing of the Contribution and Reorganization Transaction.

     The option agreement also allows us during the same period to enter into agreements with one or more of Colonial's designated affiliated entities, where those entities would contribute rights of way in exchange for shares of our Series D Convertible Preferred Stock at $21.97 per share.

     The second option permits Colonial to purchase a number of shares of our common stock equal to 10% of the total number of shares of common stock that we actually sell in any initial public offering of our common stock at a price determined in accordance with the terms of the Colonial option agreement. This second option must be exercised by Colonial prior to the filing of our registration statement for an initial public offering of our common stock, but the shares will be issued only if and when we close on a firm commitment underwritten initial public offering.

     CONTRIBUTION AGREEMENTS WITH PATHNET'S EXISTING STOCKHOLDERS. Concurrent with our contribution agreements with BNSF, CSX and Colonial, we entered into contribution agreements with existing Pathnet preferred and common stockholders. All of the Pathnet common stockholders (except for David Schaeffer) are parties to one contribution agreement under which those stockholders agreed to exchange their entire stock and interest in Pathnet for shares of our common stock.

     Mr. Schaeffer signed a separate contribution agreement with us under which he also agreed to exchange his entire stock and interest in Pathnet for shares of our common stock. Mr. Schaeffer is the only common stockholder that is a party to the Pathnet Investment and Stockholders Agreement, and he has agreed in his contribution agreement to enter into our new stockholders agreement.

     The holders of Pathnet's Series A, B and C Convertible Preferred Stock have also elected to participate in the Contribution and Reorganization Transaction. They executed a contribution agreement, under which they agreed to exchange their shares Pathnet Series A, B and C Convertible Preferred Stock solely for shares of our Series A, B and C Convertible Preferred Stock, respectively, with substantially similar terms for each corresponding series. The contribution agreement with the existing Pathnet preferred stockholders also requires that those stockholders enter into our new stockholders agreement. For a discussion of the provisions of that new stockholders agreement, please refer to the section below entitled "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- Our Stockholders Agreement."

     As with the contribution transactions involving BNSF, CSX and Colonial, the closing of the contribution transactions involving all of the existing stockholders of Pathnet remains subject to the effectiveness of this registration statement, our receiving appropriate waivers and consents from the holders of the Notes, the FCC, the Antitrust Division of the Department of Justice and the FTC to all required filings under applicable law.

     Under the contribution agreements with the Pathnet existing stockholders, we have made a limited number of representations and warranties with respect to the Contribution and Reorganization Transaction and our securities to be issued. However, these contribution agreements do not contain representations and warranties with respect to the business and financial condition of Pathnet, nor do they contain the indemnification provisions contained in the contribution agreements with CSX, BNSF and Colonial.

STRUCTURE OF THE PATHNET BUSINESS FOLLOWING THE CONCLUSION OF THE
CONTRIBUTION AND REORGANIZATION TRANSACTION

     The structure of the issued and outstanding stock and debt security of Pathnet business immediately following the closing of the Contribution and Reorganization Transaction will be as follows:

                               [PATHNET GRAPHIC]

     To facilitate vendor financing and other business relationships that will be required to permit us to continue to develop and maintain our network, we may in the future need to incorporate other subsidiaries ("sister" companies to Pathnet or other subsidiaries of Pathnet). We plan to enter into vendor financing arrangements, including a pending fiber optic purchase agreement and related vendor financing facility with Lucent Technologies, Inc., that would require us to incorporate those separate subsidiaries and to contribute some of our assets to those subsidiaries. See "DESCRIPTION OF OTHER INDEBTEDNESS AND OTHER FINANCING ARRANGEMENTS -- Proposed Credit Facility with Lucent."

     To support additional vendor and other financing, we (or our relevant subsidiaries) may in the future need to pledge or secure our assets, together with any other assets provided by the vendors, in order to obtain vendor financing. Because the Notes and our Guarantees are unsecured, any security that we provide to a vendor will be senior to your interests as holders of the Notes. Moreover, after the Contribution and Reorganization Transaction, we may establish subsidiaries for purposes of such vendor financing or for other reasons associated with the operation of our business, which we are permitted to do under the Indenture and the Supplemental Indenture, and the Supplemental Indenture, like the Indenture, will not require these new subsidiaries to guarantee the Notes. Accordingly, if we establish additional subsidiaries in the future, your Notes will be effectively subordinated to the claims of the creditors of those subsidiaries, except in cases in which we or Pathnet are creditors to the new subsidiaries. In those cases (and assuming that our status or Pathnet's status as a creditor is respected in any proceeding relating to a claim as a creditor), our claims still would be effectively subordinated to any security interests in the assets of the subsidiary held by vendor finance providers or other creditors.

DESCRIPTION OF FIBER OPTIC ACCESS AGREEMENTS AND RELATED FIBER OPTIC LEASES AND LICENSES FROM BNSF, CSX AND COLONIAL

     Upon the successful completion of the consent solicitation process and the closing of the Contribution and Reorganization Transaction, we will enter into two further agreements relating to the rights of way with each of BNSF, CSX and Colonial. In each case, the first agreement, which we refer to as an "access agreement," will describe the basic structure of our right to develop the rights of way. These agreements will address the number of miles available for development, the nature and duration of any exclusive rights we will have in the rights of way, and any obligation we have to provide additional benefits to BNSF, CSX or Colonial. The second agreement, which we refer to as a "lease agreement," identifies the particular segments in which we will have a right of way interest. These agreements will also ensure that our construction and operational activities will not interfere with any of the grantors' rail or pipeline businesses, including any other contractual obligations to which that grantor is a party. We describe each agreement with BNSF, CSX and Colonial in more detail below.

     BNSF AGREEMENTS. The access agreement with BNSF authorizes us to develop up to a specified number of miles of BNSF's rail corridor. Prior to December 31, 2004, we will have the exclusive right to develop approximately 4,000 miles of this right of way (the "Exclusive Corridors"). In addition, for five years after commencing construction of each segment along the Exclusive Corridors, and for three years after commencing construction on all other BNSF rights of way, any party that requests the right to develop BNSF rights of way for fiber optic uses must first negotiate with us to provide for their communications needs. If we do not reach agreement within a specified time period, the party may proceed to negotiate its development directly with BNSF.

     We could lose these exclusivity rights in certain specified circumstances, including our failure to develop at least 800 miles of the BNSF Exclusive Corridors before April 30, 2001, and an additional 800 miles per year thereafter. We must also develop or acquire fiber optic rights in at least 3,000 miles of telecommunications network nationally (including, but not limited to, the BNSF right of way) by June 30, 2001 and approximately an additional 3,000 miles per year thereafter.

     The lease agreement with BNSF, which addresses conditions of construction and operations, is for a term of 35 years and permits us to install an unlimited number of fibers and conduits. It requires us to use BNSF personnel for supervising all construction and to pay all costs associated with using these personnel. It also contains other provisions associated with construction and operation of our facilities, including indemnification, insurance provisions and mechanisms for complying with BNSF safety and operations regulations.

     CSX AGREEMENTS. The CSX access agreement authorizes us to develop up to a specified number of miles of CSX's right of way on the former Conrail system (the "Conrail Miles") and an additional specified number of miles on the remainder of CSX's system. For the first three years after the date of the access agreement (the "CSX Exclusivity Period"), we will have the exclusive right to develop up to 2,000 of the Conrail Miles, subject to restrictions concerning the length and location of specific developments ("Construction Exclusivity"). For an additional four years after the end of the CSX Exclusivity Period, any party that requests the right to develop a segment of the Conrail Miles where we have commenced construction must first negotiate with us to provide for their communications and development needs. If we do not reach an agreement within a specified time

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period, the party can proceed to negotiate its development with CSX. If we fail to develop at least 500 miles of CSX rights of way in each year after the date of the access agreement, or if at least 75% of our development is not in contiguous segments of 200 miles each, we will lose our Construction Exclusivity for all segments of right of way on which development is not complete.

     The CSX access agreement also provides that we will construct four conduits for CSX between Boston and Framingham, Massachusetts (the "Boston/Framingham Conduits") and one conduit for CSX wherever else we develop CSX rights of way (the "CSX Conduit"). CSX may sell or use the Boston/Framingham conduit for commercial purposes as soon as we complete construction but may use each completed segment of the CSX Conduit only for CSX internal communications until the earlier of five years after completion of construction of that segment of the CSX Conduit, or ten years after the closing of the Contribution and Reorganization Transaction.

     The CSX lease agreement is for a term of 30 years and addresses the terms of constructing and operating our telecommunications network on the CSX rights of way. We must use CSX personnel to supervise our construction activities and are responsible for all costs associated with using these personnel. We may install an unlimited amount of fibers but we may not install more than eight conduits (plus the conduits that we provide to CSX) without CSX's permission.

     COLONIAL PIPELINE AGREEMENTS. The Colonial access agreement authorizes us to develop our network along the entire route of Colonial's right of way up to a specified number of miles. We have the exclusive right to develop these rights of way for ten years following the date of the Colonial lease agreement. Any segment of the Colonial right of way that we have not designated for development within five years of the date of the lease agreement, or on which development is not completed within seven years of the date of the lease agreement, reverts to Colonial and we have no further right to develop those segments.

     Concurrent with the closing of the Contribution and Reorganization Transaction, Colonial will pay us $4 million for our obligation to construct a single conduit for Colonial along a specified number of miles of Colonial's right of way. If the full amount of conduit is not available within five years after the date of the lease agreement, we may provide alternate telecommunications services or assets of equivalent value on other portions of our network. Until the fifth anniversary of the date of the lease, Colonial may use the Colonial conduit only for its internal communications. After that date, Colonial may sell its conduit on any terms it desires. However, subject to certain limitations, if Colonial desires to sell any portion of its conduit, it must first give us an opportunity to purchase that portion on the same terms. If we decide not to purchase that portion, Colonial may proceed with the sale.

     The Colonial lease agreement is for a term of 30 years, which we may renew for one term of 10 years by paying a fair market value rental rate. Like the other lease agreements, the Colonial lease agreement addresses construction and operational issues affecting the Colonial right of way, and provides that we may not install more than ten conduits (including the conduit we provide to Colonial).

     TERMS COMMON TO THE BNSF, CSX AND COLONIAL AGREEMENTS. In addition to the terms described above, several additional provisions are common to our agreements with each of BNSF, CSX and Colonial. Each may purchase telecommunications capacity on our national telecommunications network at prices at least as favorable as we are then offering to our other customers. In certain defined circumstances which constitute a material breach of our obligations under a lease agreement or an access agreement, the other party may terminate that agreement.

     Our rights under the access agreements and the lease agreements are subject to the rights of others with existing contractual arrangements with BNSF, CSX and Colonial. Other provisions in the lease agreements and the access agreements describe our obligations to maintain certain levels of

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insurance and our obligations to indemnify BNSF, CSX and Colonial for certain specified liabilities. Our indemnification obligations are broad, and we could incur significant liabilities if deploying our fiber optic network interferes in any way with the rail or pipeline operations of BNSF, CSX or Colonial. We are required to coordinate our construction and maintenance activities with our partners, and we are in some cases responsible for the actions of their employees or contractors, even where we do not control them.

     While our partners own many of their rights of way in fee, in many other cases they have only an easement or other limited property interest in their right of way. In many cases, this easement or other limited property interest may permit railroad or pipeline uses, but may not permit use of the right of way for fiber optic development. Where that situation exists, we are responsible for all costs required to obtain any additional property or legal rights necessary to permit us to develop each right of way. These costs will vary significantly and could be substantial. In addition, the process of obtaining these additional rights is time consuming and could significantly delay completion of affected segments of our network.

DISPOSITION OF EXISTING PATHNET STOCK OPTIONS AND WARRANTS

     STOCK OPTIONS. On September 30, 1999, options to purchase an aggregate of 3,119,434 shares of common stock of Pathnet were outstanding with employees and several consultants of Pathnet under Pathnet's 1995 Stock Option Plan and its 1997 Stock Incentive Plan. As discussed above in "MANAGEMENT -- 1995 Stock Option Plan" and "MANAGEMENT -- 1997 Stock Option Plan," we will upon the closing of the Contribution and Reorganization Transaction assume Pathnet's obligations under its 1995 Plan and its 1997 Plan. We have entered into agreements with the two employees of Pathnet who currently hold options issued under Pathnet's 1995 Plan to amend both the 1995 Plan and their existing option awards under the Plan. The amended plan and amended awards will provide that upon the exercise of their options, we will issue to these two optionees shares of our common stock in lieu of the shares of Pathnet common stock for which the awards were originally issued.

     Under the terms of Pathnet's 1997 Plan as we will assume it, our board of directors and the committee appointed to administer the Plan will exercise their authority to amend that Plan and the awards already issued under Pathnet's 1997 Plan at the closing of the Contribution and Reorganization Transaction. The amended plan and amended awards will provide that upon the exercise of awards granted under Pathnet's 1997 Plan, we will issue shares of our common stock in lieu of the shares of Pathnet common stock for which the awards were originally issued. For a more detailed description of our stock option plans, see "MANAGEMENT -- 1995 Stock Option Plan" and "MANAGEMENT -- 1997 Stock Incentive Plan."

     WARRANTS. In April 1998, Pathnet issued warrants for the purchase of shares of its common stock under a Warrant Agreement (and a related Warrant Registration Rights Agreement) together with the original private placement of the Pathnet Notes. The Pathnet warrants are not currently exercisable, but would, unless amended, become exercisable upon the closing of the Contribution and Reorganization Transaction. Concurrent with this offering and the consent solicitation, in a separate private transaction, Pathnet plans to approach the qualified institutional buyers permitted to hold the warrants to request that they agree to amend the terms of the Pathnet warrants, the effect of which would be to waive their right to exercise their warrants for shares of Pathnet common stock upon the closing of the Contribution and Reorganization Transaction. In return, we propose to amend the Warrant Agreement (and the related Warrant Registration Rights Agreement) to require us, upon the closing of the Contribution and Reorganization Transaction, to convert their existing warrants into warrants to purchase shares of our common stock on substantially similar terms. The terms of the Warrant Agreement provide that Pathnet may amend or waive any term of the warrants with the consent of the holders of at least a majority of the outstanding warrants.

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     Neither the consent solicitation for the Notes nor the Contribution and
Reorganization Transaction are conditioned upon the success of the warrant transaction. If the warrant consent solicitation is not successful, the Pathnet warrants will remain outstanding, and will be exercisable upon the closing of the Contribution and Reorganization Transaction. For additional information concerning the Pathnet warrants, see "DESCRIPTION OF CAPITAL STOCK -- Warrants."

CONDITIONS TO CLOSING THE CONTRIBUTION AND REORGANIZATION TRANSACTION

     The conditions listed below must be met before we, or the other parties to the contribution agreements, are obligated to complete the Contribution and Reorganization Transaction:

     - There must be no court order or injunction restraining the Contribution and Reorganization Transaction;

     - As required by the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the FTC rules promulgated thereunder, BNSF, CSX, Colonial and certain existing Pathnet stockholders must file premerger Notification and Report Forms with the FTC and Department of Justice and all waiting periods applicable to such filings must have either expired or been terminated early so that all HSR requirements arising from our transaction will have been satisfied;

     - If required by applicable law, we must obtain consents from the FCC or applicable state public utility commissions either to transfer or license the FCC or state authorizations and licenses currently held by Pathnet and its subsidiaries to us, or to continue to operate under the current Pathnet FCC and state authorizations and licenses;

     - All of the representations and warranties made by BNSF, CSX, Colonial and the existing Pathnet stockholders in the contribution agreements must be correct in all material respects on the date those agreements are signed and on the date that the transactions described in the agreements are completed before we are obligated to close;

     - All of the representations and warranties made by Pathnet or by us in the contribution agreements must be correct in all material respects on the date those agreements were signed and on the date the transactions described in the agreements are completed before the other parties are obligated to close;

     - We must have performed our obligations under the contribution agreements in all material respects;

     - On the date the transactions described in the contribution agreements close, we must also close, as a single overall plan of contribution, contribution agreements with (1) each of BNSF, CSX and Colonial; (2) the holders of at least 90% of Pathnet's preferred stock; and (3) certain common stockholders of Pathnet; so that immediately after closing, we will own enough Pathnet stock to constitute control under a provision of the tax code that will require us to hold 80% or more of Pathnet's outstanding voting stock and 80% or more of any class of Pathnet non-voting stock;

     - All parties to the contribution agreements must deliver closing documents listed in the contribution agreements, such as certified board resolutions from us and from Pathnet authorizing the Contribution and Reorganization Transaction, and certificates from us certifying that the representations and warranties we make in the contribution agreements are correct; and

     - Pathnet and we must have obtained the required consents from the holders of the Notes to certain waivers and amendments to the Indenture governing the Notes.

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            THE PATHNET SENIOR NOTEHOLDER WAIVERS AND OTHER PROPOSED
                              INDENTURE AMENDMENTS

     In April 1998, Pathnet issued $350 million in principal amount of 12 1/4% Senior Notes due 2008. A separate agreement, called the Indenture, contains a series of covenants, restrictions, events of default, and other terms relating to the Notes. When we refer in this document to the "12 1/4% Notes" (or sometimes the "Senior Notes" or just the "Notes") and the Indenture, we are referring to those notes and that agreement unless we expressly state otherwise. The Indenture was originally filed by Pathnet in connection with the registration of the Notes in 1998 and was an exhibit to that registration statement, and we are incorporating that original Indenture as an exhibit to the registration statement of which this prospectus is a part.

     Before the Contribution and Reorganization Transaction can occur, Pathnet needs to obtain a waiver of certain provisions of the Indenture, namely the "Change of Control" repurchase obligation and the "Excess Proceeds Offer" obligation, each of which is more fully described under the heading "Waiver of Pathnet Obligations" below. Under Section 1019 of the Indenture, the holders of at least a majority in outstanding principal amount of the Notes can waive Pathnet's compliance with the Change of Control Offer obligation and with the Excess Proceeds Offer obligation in connection with the closing of the Contribution and Reorganization Transaction.

     To facilitate the consents to the necessary waivers for the Contribution and Reorganization Transaction, we are proposing to issue to the holders of the Notes our senior irrevocable and unconditional Guarantees of the Notes. The holders of the Notes will have recourse against us, as the ultimate parent entity of the underlying business, in the form of our Guarantees of Pathnet's payment on the Notes (as described more fully under the heading "DESCRIPTION OF THE GUARANTEES" below). You do not need to provide your consent as a holder of Notes to our issue of the Guarantees. However, we will not issue the Guarantees unless we obtain the requisite number of consents, as described below, and close on the Contribution and Reorganization Transaction.

     In addition to our agreement to issue the Guarantees, upon the receipt of the requisite consents, we propose to become a party to and be bound by a Supplemental Indenture. The Supplemental Indenture will contain covenants that correspond to the Indenture covenants currently applicable to Pathnet. In return for our agreement to become bound by the Supplemental Indenture covenants and to guarantee Pathnet's obligations under the Notes, Pathnet wishes to amend the scope and application of several terms of the Indenture. By proposing the amendments, Pathnet intends solely to expand the corporate group covered by the Indenture to include Pathnet Telecom and its other Restricted Subsidiaries (as defined in Supplemental Indenture), and thereby permit transactions between Pathnet and Pathnet Telecom (and our other future subsidiaries) to the same extent that the Indenture currently permits such transactions between Pathnet and its Restricted Subsidiaries (as defined in the Indenture). Accordingly, Pathnet proposes to amend the scope of the restrictions in the Indenture that previously applied to Pathnet and its Restricted Subsidiaries to apply more broadly to include us and any other Restricted Subsidiaries (as defined in Supplemental Indenture) that we may create in the future that would, if Pathnet created them, fall within the Indenture definition of Restricted Subsidiaries. In order to effect the proposed amendments, it will also be necessary to make amendments to a number of other defined terms of the Indenture.

     Pathnet may amend most terms of the Indenture by obtaining the approval of the holders of at least a majority in outstanding principal amount of the Notes. However, Section 902(2) of the Indenture provides that certain provisions of the Indenture (including the Change of Control Offer obligation and the Excess Proceeds Offer obligation) cannot be amended without the consent of the holders of all outstanding Notes. Pathnet intends to preserve without modification those covenant obligations that cannot be amended without the consent of the holders of all outstanding Notes. We

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describe the proposed amendments to the Indenture more fully in "Proposed
Indenture Amendments" below.

     Pathnet has undertaken the consent solicitation process in order to obtain the waivers and consent to the proposed amendments from the holders of at least a majority in outstanding principal amount of the Notes. The consent solicitation process and the documentation produced in connection with it is described in more detail in "The Consent Solicitation Process" below. The consent solicitation documentation is included as an exhibit to the registration statement of which this prospectus is a part.

WAIVER OF PATHNET OBLIGATIONS

     Waiver of "Change of Control" Offer Obligation. Section 1010 of the Indenture requires Pathnet to repurchase the Notes at a premium if a "Change of Control" (as that term is defined in the Indenture) occurs before the Notes mature in 2008. The Contribution and Reorganization Transaction involves a proposed exchange of our shares with all of Pathnet's current stockholders. Interposing Pathnet Telecom as a holding company for Pathnet technically constitutes a "Change of Control" of Pathnet under the applicable definition in the Indenture. As a result, if this change of control repurchase provision were to apply to the Contribution and Reorganization Transaction, closing the Contribution and Reorganization Transaction would trigger Pathnet's obligation under the Indenture to offer to repurchase the Notes at 101% of their face value, plus accrued and unpaid interest.

     Pathnet does not have the funds to finance the repurchase of the Notes at the price required by the Section 1010 change of control provision of the Indenture. Moreover, the repurchase obligation would deprive us and Pathnet of the funds necessary to contribute to the development of our telecommunications business, and BNSF, CSX, and Colonial would be unwilling to invest in us on the terms provided in the contribution agreements if Pathnet remained subject to the repurchase obligation. As a result, if Pathnet does not obtain from the requisite holders of a majority in outstanding principal amount of the Notes the necessary waiver under Section 1019 of the Indenture of the Change of Control Offer Obligation, the Contribution and Reorganization Transaction will not take place, and BNSF, CSX and Colonial will not invest in us as contemplated in the contribution agreements.

     Waiver of "Excess Proceeds Offer" Obligation. Section 1017 of the Indenture requires Pathnet to make an Excess Proceeds Offer (as that term is defined in the Indenture) in connection with certain sales and other conveyances of assets and similar transactions. The Excess Proceeds Offer provision in effect requires Pathnet to apply excess cash generated from the sale of Pathnet assets outside the ordinary course of business -- to the extent not applied to repayment of the Notes or investment in other telecommunications assets -- to a proportional repurchase of the Notes.

     Pathnet seeks a one-time waiver, pursuant to Section 1019 of the Indenture, of the obligation to make an "Excess Proceeds Offer" to permit it to sell to us in return for a promissory note in the principal amount of $70.0 million the following assets:

     - $ 50 million in cash and marketable securities remaining from the proceeds of the original issue of the Notes;

     - The fiber optic network assets already installed and constructed along the Chicago to Aurora route;

     - The Agreement between Pathnet and World Wide Fiber dated March 31, 1999, relating to the development of the fiber optic route between Chicago and Aurora, Colorado, a suburb of Denver and the joint marketing agreement and other documents and agreements relating to that agreement and the assets acquired in accordance with that agreement;
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     - The Dark Fiber Network Agreement between Pathnet and Tri State dated
       August 5, 1999 relating to the development of the fiber optic network between Albuquerque, New Mexico and Grand Junction, Colorado and the related escrow arrangements and other documents and agreements with Tri-State, including the associated right of way agreement with Public Service of New Mexico;

     - The fiber optic development agreement, joint marketing agreement and other related documents and agreements with CapRock Telecommunications Corp.; relating to the development of an approximately 340 route mile fiber route between El Paso, Texas and Albuquerque, New Mexico; and

     - The right to use Pathnet's tradenames, trademarks and other intellectual property.

These sales and other transfers by Pathnet to us would constitute an Asset Sale and would trigger Pathnet's obligation to make and consummate an Excess Proceeds Offer. The imposition of this obligation would deprive us and Pathnet of funds necessary to contribute to the development of our telecommunications business. Accordingly, Pathnet, BNSF, CSX, and Colonial have conditioned their obligation to consummate the Contribution and Reorganization Transaction upon Pathnet having obtained a waiver of the Excess Proceeds Offer obligation from the requisite holders of the Notes. As a result, if Pathnet does not obtain from the holders of a majority in outstanding principal amount of the Notes the necessary waiver under Section 1019 of the Indenture of the Excess Proceeds Offer obligation, the Contribution and Reorganization Transaction will not take place, and BNSF, CSX and Colonial will not invest in us as contemplated in the contribution agreements.

     Following the completion of the Contribution and Reorganization Transaction, we expect that Pathnet will:

     - Continue to own and operate its existing 6,300 route miles of wireless network segments and the associated wireless partner contracts, together all of Pathnet's existing central office collocations, the Network Operations Center, intellectual property previously developed by Pathnet and the current Pathnet employees; and

     - Provide management and general and administrative services, and related Network Operations Center functions and support, to Pathnet Telecom and other companies within the Pathnet Telecom affiliated group, pursuant to the terms of a management services agreement that we plan to execute with Pathnet at the closing of the Contribution and Reorganization Transaction.

     We expect that Pathnet Telecom, either directly or through other subsidiaries of either Pathnet or Pathnet Telecom, will conduct the fiber and other businesses made possible by the contribution of the railroad and pipeline company rights of way.

PROPOSED INDENTURE AMENDMENTS

     The proposed Indenture amendments are designed to impose upon us and our Restricted Subsidiaries restrictions parallel to those that the Indenture currently imposes upon Pathnet and its Restricted Subsidiaries, and to permit transactions between Pathnet and us (and our other Restricted Subsidiaries) to the same extent that the Indenture currently permits such transactions between Pathnet and its Restricted Subsidiaries. The necessary amendments to the Indenture will be contained in the Supplemental Indenture, which will bind both Pathnet and us.

     The following description summarizes the material amendments to the Indenture that Pathnet proposes to make in the Supplemental Indenture. This description does not restate the Supplemental Indenture in its entirety and is subject to and qualified in its entirety by reference to the provisions of the Supplemental Indenture, which is incorporated by reference into this prospectus. We urge you to read the Supplemental Indenture, which is filed as an exhibit to the registration statement of which

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this prospectus is a part. Capitalized terms used in this description have the meaning given to them in the Indenture as amended by the Supplemental Indenture unless we refer to the "original Indenture," in which case terms are used as defined in that version.

     - CERTAIN DEFINITIONS IN THE INDENTURE. The definitions used in the original Indenture will be amended to the extent necessary to effect the proposed amendments to the original Indenture described below. Revised definitions that are used generally throughout the Supplemental Indenture will be contained in Section 102 of the Supplemental Indenture.
       As discussed above, the Indenture (Section 902(2)) provides that two of Pathnet's obligations cannot be amended, changed or modified without the consent of the holders of each outstanding Note. These are Pathnet's obligations to make and consummate (1) an Excess Proceeds Offer with respect to any Asset Sale by Pathnet or any of its Restricted Subsidiaries in accordance with Section 1017 of the Indenture; and (2) a Change of Control Offer in the event of a Change of Control of Pathnet in accordance with Section 1010 of the Indenture. The Indenture also provides that Pathnet cannot, without the consent of the holder of each affected Note, amend the definitions relating to these obligations in any way that would amend, change or modify any of these obligations. Accordingly, none of the amendments in the Supplemental Indenture in any way amends, changes or modifies Pathnet's independent obligation to make and consummate an Excess Proceeds Offer or a Change of Control Offer under the Indenture.
       However, in order to effect the amendments necessary to impose corresponding obligations on us, Pathnet must amend certain defined terms that are otherwise used in Section 1017 of the original Indenture. For ease of application, we have reproduced in the Supplemental Indenture as a new Section 1017(a) of the Indenture the independent obligation on Pathnet and its Restricted Subsidiaries pursuant to Section 1017 of the original Indenture to make an Excess Proceeds Offer in respect of any Asset Sale by those entities. We have also reproduced (in Section 103 of the Supplemental Indenture and without the inclusion of any references to
       us) the applicable definitions from Section 102 of the Supplemental Indenture used in Section 1017(a) of the Supplemental Indenture. These "Section 1017(a)-only" definitions represent definitions previously set forth in Section 101 of the Indenture that have been modified solely to conform to changes to other defined terms or provisions of the Indenture necessitated by the new corporate structure. Examples of these amendments are the frequent replacement of the term "Restricted Subsidiary" (which meant all restricted subsidiaries of Pathnet under Section 101 of the original Indenture but now means all restricted subsidiaries of Pathnet and us under Section 102 of the Supplemental Indenture) with the new term "Restricted Company Subsidiary," which means all restricted subsidiaries of Pathnet. These changes preserve the meaning of the original provisions of Section 1017 of the Indenture.

     - MODIFICATION AND AMENDMENT. Section 901 of the Indenture specifies the amendments that Pathnet and the Trustee can make without the consent of the holders of Notes. Section 902 states that Pathnet and the Trustee must have the unanimous consent of holders of the Notes to make any of the amendments specifically listed in that section, but that any other amendment can be made with the consent of a majority of holders of the Notes. These sections are modified in the Supplemental Indenture so that we can make amendments on the same terms as Pathnet, except that any amendment to the Guarantees adverse to the holders of the Notes requires unanimous consent of the holders.
       The defined terms used in Section 1010 of the original Indenture are either unamended in the Supplemental Indenture, or were already defined within that Section. Accordingly, Pathnet does not propose to reproduce these terms in a separate section of the Supplemental Indenture.

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       Defined terms listed in Section 101 of the Indenture that do not need to be amended for the purposes of the Supplemental Indenture, and are not included in the revised definitions in Section 102 or 103 of the Supplemental Indenture, retain the meaning given to them in the Indenture.

     - EVENTS OF DEFAULT. Section 501 of the Indenture currently contains the definition of "Event of Default." The Supplemental Indenture deletes this section in its entirety and inserts the same definitions of "Event of Default" in the definition sections, except that:

      - the same Events of Default that previously applied to Pathnet (and in several cases to any of Pathnet's "Significant Subsidiaries") will also be triggered by us (and in several cases any of our Significant Subsidiaries) and

      - the Supplemental Indenture will include an additional Event of Default for the Guarantees ceasing to be in full force and effect before payment in full of the Notes.

     - CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE. Article 8 of the Indenture currently restricts the ability of Pathnet and its Restricted Subsidiaries to consolidate or merge with or into any other person or entity or to sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the properties or assets of Pathnet or its Restricted Subsidiaries. The Supplemental Indenture amends this Article so that the corresponding restrictions apply to us and our Restricted Subsidiaries as well as Pathnet and its Restricted Subsidiaries, except that:

      - the exceptions for transactions with Restricted Subsidiaries will include Pathnet and our Restricted Subsidiaries (as redefined in the Supplemental Indenture to include any of our other direct or indirect subsidiaries, which would if Pathnet incorporated them, fall within the original Indenture definition of Restricted Subsidiaries); and

      - with respect to us, the provisions relating to substitution of successors and the requirement to secure the Notes in certain events apply to our obligations under the Guarantees.

      In determining whether the merger, conveyance, transfer or lease satisfies paragraph (3) of Indenture Section 801 (with respect to our ability to incur additional Indebtedness), the test refers to our "Consolidated Indebtedness to Consolidated Operating Cash Flow Ratio" calculated by reference to Pathnet, Pathnet Telecom and all of the Restricted Subsidiaries on a consolidated basis.

     - MAINTENANCE OF OFFICE OR AGENCY. Section 1002 of the Indenture currently requires Pathnet to maintain an office or agency in The City of New York where Notes can be presented or surrendered for payment, or surrendered for registration of transfer or exchange and where notices and demands to or upon Pathnet in respect of the Notes and the Indenture can be served. The Supplemental Indenture provides that we are also required to maintain an office for the service of notice or demands on us with respect to the Guarantees on the terms set out in that section.

     - MONEY FOR NOTE PAYMENTS TO BE HELD IN TRUST. Section 1003 of the Indenture currently places certain obligations on Pathnet with respect to its dealings with Paying Agents and regulates the terms on which Pathnet is able to make any payments on the Notes directly to any holder of the Notes. The Supplemental Indenture provides that our dealings with Paying Agents, and our ability to make payments directly to the holders of Notes pursuant to the Guarantees, are regulated in the same manner.

     - AFFIRMATIVE COVENANTS. These provisions of the Indenture currently contain affirmative covenants of Pathnet (and in certain cases its subsidiaries or Restricted Subsidiaries):

      - Section 1004 (corporate existence);

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

      - Section 1005 (payment of taxes and other claims);

      - Section 1006 (maintenance of properties);

      - Section 1007 (insurance);

      - Section 1008 (statement by officers as to default); and

      - Section 1009 (provision of financial statements).

      The Supplemental Indenture amends these covenants so that each affirmative covenants also applies to us (and, where the corresponding covenant from the Indenture is so applicable, to any other subsidiaries or Restricted Subsidiaries that we may in the future incorporate), except that:

      - the separate SEC filing requirements and the obligation to prepare and deliver financial statements under Section 1009(a) of the original Indenture will not apply to Pathnet if Pathnet is able to rely on any law, rule, regulation or SEC approval, whether in force now or subsequently introduced, to limit the scope of or cease compliance with these obligations and we are otherwise in compliance with our SEC filing obligations; and

      - the requirements to file documents with the Trustee under Section 1009(b) will apply only to us and not to Pathnet.

     - CHANGE OF CONTROL. Section 1010 of the Indenture currently gives holders of the Notes a right to require Pathnet to repurchase Notes upon the occurrence of a Change of Control. The Supplemental Indenture expands the definition of Change of Control so that the repurchase right is also triggered by a change of control of Pathnet Telecom. The proposed amendment does not change, amend or modify the existing obligation of Pathnet to make and consummate a Change of Control Offer in the event of a Change of Control of Pathnet in accordance with Section 1010.

     - LIMITATION ON INDEBTEDNESS. Section 1011 of the Indenture currently limits the ability of Pathnet and its Restricted Subsidiaries to incur additional Indebtedness, other than Permitted Indebtedness or Indebtedness that would not result in Pathnet's Consolidated Indebtedness to Consolidated Operating Cash Flow Ratio being outside the parameters described in that Section. The Supplemental Indenture amends this section so that:

      - the Consolidated Indebtedness to Consolidated Operating Cash Flow Ratio that we must use -- to determine whether any Indebtedness that either we or Pathnet (or any of our respective Restricted Subsidiaries) wish to incur is allowed -- is calculated by reference to Pathnet Telecom, Pathnet and the Restricted Subsidiaries on a consolidated basis; and

      - we are subject to the same limitations on our ability (and the ability of any of our other Restricted Subsidiaries) to incur additional Indebtedness as Pathnet and its Restricted Subsidiaries.

     - LIMITATION ON RESTRICTED PAYMENTS. Section 1012 of the Indenture currently restricts the ability of Pathnet and its Restricted Subsidiaries to (1) declare or pay cash dividends or other distributions;
       (2) purchase, redeem or otherwise acquire or retire for value any shares of Capital Stock of Pathnet or certain of its Affiliates; (3) make any principal payment on, repurchase, redeem, defease or otherwise acquire or retire for value Indebtedness of Pathnet that is subordinated in right of payment to the Notes; or (4) make any Investment (other than a Permitted Investment) in any Person. The Supplemental Indenture expands the scope of this Section so that;

      - the restriction on cash dividends applies to us, rather than to Pathnet;

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

      - the purchase and redemption restrictions apply to our Capital Stock and the Capital Stock of our Affiliates (other than our Affiliates that are, directly or indirectly, wholly-owned by us);

      - the restrictions on principal payments or retirement of Indebtedness refers to any of our Indebtedness or Indebtedness of Pathnet that is so expressly subordinated in right of payment to the Guarantees or the Notes;

      - the restrictions on investment apply to Investments by us, by Pathnet and by any of our Restricted Subsidiaries, except that the definition of Permitted Investments will be correspondingly expanded to include Investments in all Restricted Subsidiaries (and not just those of our Restricted Subsidiaries that are also Pathnet Restricted Subsidiaries); and

      - in determining whether a Restricted Payment satisfies the test with respect to our ability to incur additional Indebtedness, reference is made to the Consolidated Indebtedness to Consolidated Operating Cash Flow Ratio calculated by reference to Pathnet, Pathnet Telecom and all Restricted Subsidiaries on a consolidated basis.

     - LIMITATION ON ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. Section 1013 of the Indenture currently restricts the ability of Pathnet and its Restricted Subsidiaries to issue or sell any Capital Stock of a Restricted Subsidiary (other than to Pathnet or to a Restricted Subsidiary). The Supplemental Indenture expands the scope of this section so that the same restriction also applies to us and the issuance or sale of the Capital Stock of Pathnet and our Restricted Subsidiaries.

     - LIMITATION ON TRANSACTIONS WITH AFFILIATES. Section 1014 of the Indenture currently imposes restrictions on the ability of Pathnet and its Restricted Subsidiaries to engage in any transaction or series of related transactions with or for the benefit of Affiliates, unless conducted on an arm's-length basis with appropriate certifications to the holders of the Notes of the arm's-length nature of such transactions. This provision also permits transactions between Pathnet and its Restricted Subsidiaries. This section is amended by the Supplemental Indenture so that our ability and the ability of our Restricted Subsidiaries to engage in transactions with Affiliates is restricted in the same manner, but so that transactions between us and Pathnet or any of our Restricted Subsidiaries are not subject to the restrictions under this section. We have also included (as the Indenture provides in respect of the existing Pathnet Stockholders Agreement) that Pathnet Telecom will be permitted to perform its obligations under the Pathnet Telecom stockholders agreement.

     - LIMITATION ON LIENS. Section 1015 of the Indenture currently limits the ability of Pathnet or any Restricted Subsidiary to create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on the property or assets of Pathnet or any Restricted Subsidiary. The Supplemental Indenture amends this Section so that our ability and the ability of our Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on our respective property or assets is also restricted in the same manner. The definition of the term "Permitted Liens" is correspondingly expanded to cover liens and indebtedness within the Pathnet Telecom "Restricted Entity" group, which will include Pathnet, Pathnet Telecom, and all their respective Restricted Subsidiaries, to the extent previously permitted as between Pathnet and its Restricted Subsidiaries.

     - LIMITATION ON ISSUANCE OF CERTAIN GUARANTEES AND DEBT
       SECURITIES. Section 1016 of the Indenture currently limits the ability of Restricted Subsidiaries of Pathnet to guarantee, assume or in any other manner become liable for any Debt Securities or to issue any Debt Securities unless, in either such case, the Restricted Subsidiary simultaneously executes and delivers a guarantee of payment for the Notes. The scope of this section is expanded so that

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

       our Restricted Subsidiaries are subject to the same limitations. The amendment does not provide for us to be subject to such limitations as we are already secondarily liable for the Notes under the Guarantees.

     - LIMITATIONS ON ASSET SALES. Section 1017 of the Indenture currently restricts the ability of Pathnet and its Restricted Subsidiaries to engage in Asset Sales. The Supplemental Indenture expands this section by adding a new paragraph that imposes equivalent restrictions on Asset Sales by us and our Restricted Subsidiaries, except that in the new paragraph, for the purpose of determining whether any transfer of property or assets by Pathnet or any Restricted Subsidiary of Pathnet falls within the exemptions in clause (A) or clause (G) of the definition of "Asset Sale," the Consolidated Indebtedness to Consolidated Operating Cash Flow Ratio is calculated by reference to Pathnet, Pathnet Telecom, and all Restricted Subsidiaries on a consolidated basis. Asset Sales between Pathnet and Pathnet Telecom will continue to be subject to the limitations under this section, and the proposed amendment will not change, amend or modify Pathnet's existing obligation to make and consummate an Excess Proceeds Offer in connection with any Asset Sale in accordance with Section 1017(a) of the Indenture. In particular, for the purpose of determining whether any transfer of property or assets by Pathnet or any Restricted Subsidiary of Pathnet falls within the exemptions in clause (A) or clause (G) of the definition of "Asset Sale," with respect to Section 1017(a), the Consolidated Indebtedness to Consolidated Operating Cash Flow Ratio is calculated by reference to Pathnet and its Restricted Subsidiaries alone.

     - LIMITATIONS ON DIVIDEND RESTRICTIONS. Section 1018 of the Indenture currently limits the ability of Pathnet and its Restricted Subsidiaries to create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of the Restricted Subsidiaries to: (1) pay dividends or other distributions; (2) pay Indebtedness owed to Pathnet or any other Restricted Subsidiary; (3) make Investments in Pathnet or any other Restricted Subsidiary, (4) transfer any of their assets or property to Pathnet or any other Restricted Subsidiary; or (5) guarantee any Indebtedness of Pathnet or any other Restricted Subsidiary. This Section is expanded in the Supplemental Indenture so that these restrictions apply more broadly to Pathnet and all Restricted Subsidiaries.

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                         DESCRIPTION OF THE GUARANTEES

     The following description is a summary of the material provisions of the Guarantees. It does not restate the terms of the Guarantees in their entirety and is subject to, and qualified in its entirety by reference to, the provisions of the Guarantees. We urge you to read the form of Guarantees, which is filed as an exhibit to the registration statement of which this prospectus is a part. Capitalized terms used in this section have the meaning given to them in the Indenture and the Notes.

     - GUARANTEE OF THE NOTES. We will unconditionally guarantee to the holder of any outstanding Note(s) all obligations, covenants, liabilities, undertakings and agreements of any kind of Pathnet contained in the Indenture, including:

      (1) the prompt payment in full, in United States currency, when due, of the principal and of the interest on the Notes and all other amounts that may be owing from Pathnet to the holders of the Notes under the Indenture and the Notes; and

      (2) the prompt performance and observance by Pathnet of all covenants, agreements and conditions to be performed and observed by Pathnet under the Indenture.

     The Guarantees will be absolute, unconditional and continuing guarantees of the obligations of Pathnet under the Indenture, including its obligations to make interest and principal payments. If Pathnet does not comply with its obligations under the Indenture the holders may proceed directly against us without being required to seek payment or performance from Pathnet.

     - DURATION OF THE GUARANTEES. The Guarantees will continue in effect with respect to any Note until the holder of that Note has received payment in full of the Redemption Price with respect to that Note, when the Guarantees terminate. Until that time, the holder of any Note can enforce the Guarantees as many times as necessary. If we make a payment to any holder of Notes under the Guarantees, as a result of Pathnet's non-compliance with any provision of the Indenture, and that payment is or can be avoided, invalidated, recaptured or set-aside for any reason, then the Guarantees will be reinstated with respect to Pathnet's compliance with that provision.

     - NATURE OF OUR OBLIGATIONS UNDER THE GUARANTEES. Our obligation and liability under the Guarantees is absolute and unconditional. If any holder of Notes makes a claim under the Guarantees we will not be entitled to make any counterclaim, set-off, deduction or raise any defense based on any claim that we may have against Pathnet or any other person. We will remain liable even if there is an intervening event, circumstance or condition that might ordinarily give us a defense, discharge our liability under the Guarantees or limit the extent of any claim made against us.

     - AMENDMENT. We will not be able to amend, modify, waive, discharge or terminate the Guarantees in any way that is adverse to the holders of the Notes without the consent of the holders of all of the Notes outstanding at the time.

     - TRANSFERABILITY. The Guarantees are intended solely for the benefit of the holders of the Notes. The Guarantees will not be transferable separately from the Notes.

     - GOVERNING LAW. The Guarantees will be governed by the laws of the State of New York.

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                DESCRIPTION OF THE CONSENT SOLICITATION PROCESS

PRINCIPAL TERMS OF THE SOLICITATION

     On the terms and subject to the conditions set forth in this prospectus and in the Consent and Letter of Transmittal, Pathnet is soliciting consents in connection with the Contribution and Reorganization Transaction. Pathnet seeks consents from those persons who are holders of outstanding Notes on the effective date of the registration statement of which this prospectus is a part (referred to in this Section as the "record date") to each of the following:

     - The waiver of Pathnet's compliance with the Change of Control Offer obligation (as described above);

     - The waiver of Pathnet's compliance with the Excess Proceeds Offer obligation (as described above); and

     - The proposed amendments to the Indenture (as described above under the heading "THE PATHNET SENIOR NOTEHOLDER WAIVERS AND OTHER PROPOSED INDENTURE AMENDMENTS").

     Pathnet will make consent payments to the holders of Notes on the record date (referred to in this Section as the "record holders") in the amount of $10.00 in cash for each $1,000 in principal amount of Notes for which a validly delivered and unrevoked consent has been received by the Depositary on or prior to 5:00 p.m., New York City time, on the date which is 10 calendar days following the effective date of the registration statement of which this prospectus is a part, unless Pathnet extends the solicitation (referred to in this section as the "expiration date"). If Pathnet extends the solicitation, the term "expiration date" will mean the latest date and time to which the exchange offer is extended.

CERTAIN CONDITIONS TO THE SOLICITATION

     Pathnet will not be required to accept the delivery of consents or make any consent payments, and we will not be required to deliver the Guarantees, if:

     - Pathnet and the Trustee have not received validly delivered and unrevoked consents from the holders as at the record date of a majority in aggregate principal amount of the Notes outstanding on that date;

     - Any of the conditions to closing the Contribution and Reorganization Transaction (as listed under the heading "DESCRIPTION OF CONTRIBUTION AND REORGANIZATION TRANSACTION -- Conditions to Closing the Contribution and Reorganization Transaction" above) has not been satisfied;

     - The Supplemental Indenture providing for the proposed amendments has not been executed by the Trustee;

     - The Trustee objects in any respect to or takes any action that could, in our judgment, adversely affect the consummation of the solicitation or Pathnet's or our ability to effect any of the proposed amendments, or takes any action that challenges the validity or effectiveness of the procedures used by Pathnet and us in soliciting the consents to the waivers described above and to the proposed amendments or in the making of the solicitations or payment for any of the consents; and

     - Any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction has been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental regulatory or administrative agency or instrumentality that:

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

          - in our judgment might prohibit, prevent, restrict or delay consummation of the solicitation or any part of the Contribution and Reorganization Transaction; or

          - is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects.

PROCEDURE FOR DELIVERING CONSENTS

     DELIVERY OF CONSENTS. To accept your consent in the solicitation, the Depository must receive it before the expiration date at the address given in the Consent and Letter of Transmittal. Except as otherwise provided below, the delivery will be deemed made only when actually received or confirmed by the Depositary. You should send your Consent only to the Depositary, not to Pathnet, Pathnet Telecom, the Trustee, the Information Agent or the Solicitation Agent.

     Pathnet intends to cause the execution of a Supplemental Indenture providing for the proposed amendments on the initial expiration date set out above if, as of such date, it has obtained the consents of at least a majority in aggregate principal amount of the holders of outstanding Notes to the proposed amendments, or, if later, promptly upon obtaining such consents. When executed, the Supplemental Indenture will be binding upon you as a holder of Notes as at the record date, whether or not you have given a consent with respect to the proposed amendments.

     REVOCATION OF CONSENT. All properly completed and executed consents (1) waiving Pathnet's compliance with the Change of Control Offer obligation, (2) waiving Pathnet's compliance with the Excess Proceeds Offer obligation, and (3) consenting to the proposed amendments that are received by the Depositary will be counted as consents with respect to the waiver of the Change of Control Offer obligation, the waiver of the Excess Proceeds Offer obligation and the proposed amendments, unless the Depositary receives, prior to the consent date, a written notice of revocation. You may revoke your consent by delivering a written notice of revocation in accordance with the procedures described in the consent form. To be effective, a notice of revocation of consent must (1) contain the name of the person who delivered the consent and the description of the Notes to which it relates, the certificate number or numbers of such Notes and the aggregate principal amount represented by such Notes, (2) be signed by the record holder thereof in the same manner as the original signature on the consent or be accompanied by evidence, satisfactory to Pathnet, Pathnet Telecom, the Trustee and the Depositary that the holder of the Notes revoking the consent has succeeded to the beneficial ownership of the Notes, and (3) be received prior to the expiration date by the Depositary at the address given on the front page of the Consent and Letter of Transmittal. A purported notice of revocation that lacks any of the required information or is dispatched to any other address will not be effective to revoke a consent previously given.

     RECORD HOLDERS ENTITLED TO CONSENT. Only a record holder (or his or her duly authorized proxy) or a beneficial owner who has complied with the procedures set out in this section may deliver a consent. If you beneficially own Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to deliver a consent, you should contact the record holder promptly and instruct the record holder to execute and deliver the consent on your behalf.

     The Consent and Letter of Transmittal (available from the Solicitation Agent and the Information Agent identified below) contain additional details concerning signatures, payment, delivery instructions and tax information necessary to complete the consent.

     IRREGULARITIES. All questions as to the form of all documents and the validity (including time of receipt) of deliveries and revocations of consents will be determined by Pathnet, in its sole discretion, which determination will be final and binding. Alternative, conditional or contingent consents will not be considered valid. Pathnet reserves the absolute right to reject any or all consents that are not in

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proper form or the acceptance of which would, in Pathnet's opinion, be unlawful.
Pathnet also reserves the right to waive any defects, irregularities or conditions of delivery as to particular consents. Pathnet's interpretation of the terms and conditions of the solicitation (including the instructions in the consent) will be final and binding. Any defect or irregularity in connection with deliveries of consents must be cured within such time as Pathnet determines, unless waived by Pathnet. Deliveries of consents will not be deemed to have been made until all defects and irregularities have been waived by Pathnet or cured. None of Pathnet, the Trustee, the Depositary, the Information Agent, the Solicitation Agent or any other person will be under any duty to give notice of any defects or irregularities in deliveries of consents, or will incur any liability to record holders for failure to give any such notice.

     WAIVER OF CONDITIONS. Pathnet has expressly reserved the absolute right, in its sole discretion, to amend or waive any of the conditions to the solicitation in the case of any consents delivered, in whole or in part, at any time and from time to time.

SOLICITATION AGENTS

     Pathnet has retained Lazard Freres & Co. LLC to act as Solicitation Agent in connection with the solicitation. In their capacity as Solicitation Agent, Lazard Freres & Co. LLC may contact the holders of outstanding Notes regarding the solicitation and may request brokers, dealers and other nominees to forward this prospectus and related materials to beneficial owners of Notes.

     Pathnet has agreed to pay Lazard Freres & Co. LLC a usual and customary fee for their services as Solicitation Agent in connection with the solicitation.

DEPOSITARY AND INFORMATION AGENT

     The Bank of New York has been appointed Depositary for the solicitation. All deliveries and correspondence sent to the Depositary should be directed to the address set forth on the back cover of the Statement. Requests for additional copies of the Statement and the Letter of Consent and Transmittal should be directed to MacKenzie Partners, Inc., as Information Agent, at the address set forth on the Letter of Consent and Transmittal. Pathnet has agreed to pay the Depositary and the Information Agent reasonable and customary fees for their services and to reimburse the Depositary and the Information Agent for their reasonable and out-of-pocket expenses in connection therewith. These fees, together with the expenses of counsel to the bondholders, counsel to the Solicitation Agent and fees of counsel, and accountants to Pathnet and Pathnet Telecom, are in addition to the consent fee payable to the holders of the Notes consenting to the transaction.

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                   DESCRIPTION OF THE NOTES AND THE INDENTURE

     Terms that are used in this section but not previously defined are defined under the caption "-- certain definitions" below.

     Pathnet issued $350 million in aggregate principal amount of 12 1/4% Senior Notes due 2008 under an Indenture dated April 8, 1998 between Pathnet and The Bank of New York, as trustee. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

     The description below is a summary of certain provisions of the current terms of the Indenture and the Notes that we believe will be relevant for your review before making a decision about accepting the Guarantees. The description does not restate the Indenture or the Notes in their entirety and is subject to and qualified in its entirety by reference to the Indenture and the Notes (including the definitions of certain terms contained in the Indenture and those terms made a part of the Indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture), which are incorporated by reference into this prospectus. Please note that this summary excludes certain terms of the Notes and the Indenture which have been summarized in Pathnet's Registration Statement No. 333-53467 filed with the Securities and Exchange Commission on May 22, 1998. We urge you to read the Indenture and a sample Note, which have been filed as an exhibit to the Registration Statement No. 333-52247, filed with the Securities and Exchange Commission on May 8, 1998. Capitalized terms used in this description have the meanings given to them in the Indenture and the Notes, and section references refer to sections of the Indenture. For definitions of certain capitalized terms used in the following summary, see "-- Certain Definitions." Parenthetical section references herein refer to the section or sections summarized.

     Upon issuance of the Guarantees, the Indenture as described below will be modified by the Supplemental Indenture. See "THE PATHNET SENIOR NOTEHOLDER WAIVERS AND OTHER PROPOSED INDENTURE AMENDMENTS -- Proposed Indenture Amendments" for a description of the modifications.

GENERAL

     The Notes will mature on April 15, 2008, and are limited to an aggregate principal amount of $350 million. The Notes are issued in fully registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. Payments in respect of the Notes are made, and the Notes are exchangeable and transferable, at Pathnet's office or agency in The City of New York maintained for such purposes. That office or agency is currently the office of the Bank of New York located at 101 Barclay Street, Floor 7 East, New York, New York 10286. No service charge is made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed. (Sections 202, 203, 301 and 305)

INTEREST

     The Notes bear interest at the rate of 12 1/4% per annum, payable in arrears on April 15 and October 15 of each year to holders of record of the Notes at the close of business on the April 1 or October 1 immediately preceding such interest payment date. Interest is calculated on the basis of a 360-day year comprised of twelve 30-day months. If Pathnet defaults on any payment of principal, whether at Stated Maturity, upon redemption or otherwise, interest will continue to accrue and, to the extent permitted by law, interest will accrue on overdue installments of interest at the rate of interest borne by the Notes. (Sections 202, 301, 307 and 310)

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

RANKING

     The Notes are general unsecured obligations of Pathnet, except for the pledge by Pathnet of the Pledged Securities under the pledge agreement. The Indebtedness evidenced by the Notes ranks equally in right of payment with all other existing and future unsubordinated senior obligations of Pathnet and senior in right of payment to all existing and future obligations of Pathnet expressly subordinated in right of payment to the Notes. The Notes, however, are effectively subordinated to secured senior obligations of Pathnet with respect to the assets of Pathnet securing such obligations, including Telecommunications Indebtedness, which is or may be secured by substantially all of the assets of Pathnet.

     As of September 30, 1999 Pathnet had approximately $0.2 million in outstanding Indebtedness other than the Notes and approximately $33.4 million of other liabilities. Subject to certain limitations, Pathnet and its Restricted Subsidiaries may incur additional Indebtedness in the future, including secured Indebtedness.

SINKING FUND

     The Notes are not entitled to the benefit of any sinking fund.

REDEMPTION

     Pathnet may not redeem the Notes before April 15, 2003, except in the limited circumstances described in the next paragraph. Beginning April 15, 2003, the Notes are redeemable at the option of Pathnet, in whole or in part, on not less than 30 nor more than 60 days prior notice. The redemption prices for the Notes are listed below and are expressed as percentages of principal amount, if redeemed during the 12-month period beginning on April 15 of the years listed below:

YEAR                                                          REDEMPTION PRICE
----                                                          ----------------
2003........................................................      106.125%
2004........................................................      104.083
2005........................................................      102.042
2006 and thereafter.........................................      100.000

     Accrued and unpaid interest, if any, to the redemption date must also be paid. (Sections 203, 1101 and 1102)

     In addition, at any time on or before April 15, 2001, Pathnet may redeem up to 35% of the aggregate principal amount of the Notes originally issued with the net cash proceeds of one or more Public Equity Offerings at a redemption price equal to 112.25% of the principal amount of the Notes, plus any accrued and unpaid interest to the redemption date. Redemption must occur within 60 days of the closing date of the Public Equity Offering and, immediately after the redemption, at least 65% of the principal amount of the Notes originally issued must remain outstanding. (Sections 203 and 1102)

     If less than all the Notes are redeemed at any time, the Trustee will select, not more than 60 days prior to the redemption date, by such method as it deems fair and appropriate, the particular Notes to be redeemed. No partial redemption will reduce the principal amount of a Note not redeemed to less than $1,000. Notice of redemption will be mailed, first-class postage prepaid, at least 30 but not more than 60 days before the redemption date to each holder of Notes whose notes are to be redeemed at its registered address. On and after the date of redemption, interest will cease to accrue on Notes or the portions of the Notes that are called for redemption and accepted for payment. (Sections 1104, 1105 and 1107)

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SECURITY

     Pathnet purchased and pledged to the Trustee, in accordance with the terms of the Indenture and a pledge agreement, certain United States Treasury securities as security for the benefit of the holders of the Notes with respect to the payment of the first four scheduled interest payments on the Notes. These securities are held by the Trustee in an escrow account. Immediately before any date on which an interest payment is to be made, Pathnet may either (1) deposit with the Trustee, from funds otherwise available to Pathnet, cash sufficient to pay the interest scheduled to be paid on such date, or (2) direct the Trustee to release from the escrow account proceeds sufficient to pay such scheduled interest amount. If Pathnet exercises the former option, it may direct the Trustee to release to Pathnet from the escrow account a sum of money or United States Treasury securities equal to the amount of the deposit that it makes. Pathnet has exercised that option in respect of each of the payments that have been made to date and the value of the securities in the escrow account has been reduced accordingly. Any failure by Pathnet to pay interest on the Notes in a timely manner on the fourth scheduled interest payment date, namely April 15, 2000, will constitute an immediate event of default under the Indenture, with no grace or cure period.

     Interest earned on the pledged securities is added to the escrow account. In the event that, in the opinion of a nationally recognized firm of independent public accountants selected by Pathnet, the funds or pledged securities held in the escrow account exceed the sum necessary to provide for payment in full of the remaining interest payment the Trustee is permitted to release to Pathnet, at Pathnet's request, any such excess amount.

     The Notes are secured by a first priority security interest in the pledged securities and in the escrow account and, accordingly, the pledged securities and the escrow account also secure repayment of the principal amount of the Notes.

     Under the pledge agreement, after Pathnet has made the fourth scheduled interest payment on the Notes in a timely manner, all of the remaining pledged securities, if any, will be released from the escrow account and thereafter the Notes will be unsecured.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

     LIMITATION ON INDEBTEDNESS. In general, Pathnet will not, and will not permit any of its Restricted Subsidiaries to, incur any Indebtedness including any Acquired Indebtedness. However, Pathnet and its Restricted Subsidiaries can incur Permitted Indebtedness, as defined below. In addition, Pathnet can incur additional Indebtedness if, after giving effect to such Indebtedness, the Consolidated Indebtedness to Consolidated Operating Cash Flow Ratio would have been less than or equal to (i) 6.0 to 1.0 but greater than zero, for Indebtedness incurred on or prior to December 31, 2001, or (ii) 5.0 to 1.0 but greater than zero, for Indebtedness incurred after that date.

     For the purposes of determining compliance with this covenant, if an item of Indebtedness or any portion of such item meets the criteria of more than one of the types of Indebtedness that Pathnet and the Restricted Subsidiaries are permitted to incur, Pathnet will have the right, in its sole discretion, to classify such item of Indebtedness or any portion of such item at the time of its incurrence and will only be required to include the amount and type of such Indebtedness or portion of such Indebtedness under the clause permitting the Indebtedness classified in that manner. (Section 1011)

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     LIMITATION ON RESTRICTED PAYMENTS.  (a) In general, Pathnet will not, and will not permit any of its Restricted Subsidiaries to take, directly or indirectly, any of the following actions:

          (i) declare or pay any dividend on, or make any distribution to holders of, any shares of the Capital Stock of Pathnet (other than dividends or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire such shares of Qualified Capital Stock);

          (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of Capital Stock of Pathnet or any Capital Stock of any of its Affiliates (other than Capital Stock of any Wholly Owned Restricted Subsidiary) or any options, warrants or other rights to acquire such shares of Capital Stock;

          (iii) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to the Stated Maturity of any principal payment or any sinking fund payment, any Indebtedness of Pathnet that is expressly subordinated in right of payment to the Notes; or

          (iv) make any Investment (other than any Permitted Investment) in any Person.

     The payments or other actions described in (but not excluded from) the list above are collectively referred to as "Restricted Payments." However, Pathnet and its Restricted Subsidiaries will be able to make Restricted Payments if, immediately after giving effect to the proposed Restricted Payment:

          (1) no Default or Event of Default will have occurred and be continuing;

          (2) Pathnet could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant; and

          (3) the aggregate amount of all Restricted Payments declared or made after the date of the Indenture shall not exceed the sum of:

             (A) (i) 100% of Consolidated Operating Cash Flow less 1.5 times Consolidated Interest Expense or (ii) if Consolidated Operating Cash Flow is a negative, minus 100% of such negative amount, in each case on a cumulative basis for the period beginning on the first day of Pathnet's first fiscal quarter after the date of the Indenture and ending on the last day of Pathnet's last fiscal quarter ending prior to the date of such proposed Restricted Payment; PLUS

             (B) the aggregate Net Cash Proceeds and the Fair Market Value of Telecommunications Assets or Voting Stock of a Person that becomes a Restricted Subsidiary, the assets of which consist primarily of Telecommunications Assets, received by Pathnet after the Issue Date as capital contributions or from the issuance or sale (other than to any Subsidiary) of shares of Qualified Capital Stock of Pathnet (including upon the exercise of options, warrants or rights) or warrants, options or rights to purchase shares of Qualified Capital Stock of Pathnet; PLUS

             (C) the aggregate Net Cash Proceeds and the Fair Market Value of Telecommunications Assets or Voting Stock of a Person that becomes a Restricted Subsidiary, the assets of which consist primarily of Telecommunications Assets, received by Pathnet after the Issue Date from the issuance or sale (other than to any Subsidiary) of debt securities or Redeemable Capital Stock that have been converted into or exchanged for Qualified Capital Stock of Pathnet, together with the aggregate Net Cash Proceeds and the Fair Market Value of Telecommunications Assets or Voting Stock of a Person that becomes a Restricted

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

        Subsidiary, the assets of which consist primarily of Telecommunications Assets, received by Pathnet at the time of such conversion or exchange; PLUS

             (D) to the extent not otherwise included in Consolidated Operating Cash Flow, an amount equal to the sum of (i) the net reduction in Investments (other than Permitted Investments) in any Person (other than a Restricted Subsidiary) resulting from the payment in cash of dividends, repayments of loans or advances or other transfers of assets, in each case to Pathnet or any Restricted Subsidiary after the Issue Date from such Person and (ii) the amount of any net reduction in Investments resulting from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued as provided in the definition of "Investment") at the time of such redesignation; provided that, in the case of (i) or (ii) above, the foregoing sum will not exceed the total amount of Investments (other than Permitted Investments) previously made in such Person or Unrestricted Subsidiary by Pathnet and its Restricted Subsidiaries.

     The amount of any such Restricted Payment, if other than cash, shall be determined by the Board of Directors of Pathnet, whose determination will be conclusive and evidenced by a Board Resolution.

     (b) Notwithstanding paragraph (a) above, Pathnet and any Restricted Subsidiary may take the following actions so long as with respect to clauses
(ii) through (vi) below no Default or Event of Default shall have occurred and be continuing:

          (i) the payment of any dividend within 60 days after the date of declaration of such dividend, if at such date of declaration the payment of such dividend would have complied with the provisions of paragraph (a) above and such payment will be deemed to have been paid on such date of declaration for purposes of the calculation required by paragraph (a) above;

          (ii) the purchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of Pathnet (x) in exchange for, or out of the Net Cash Proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, shares of Qualified Capital Stock of Pathnet; (y) that are held by former officers, employees or directors (or their estates or beneficiaries under their estates) of Pathnet or any of its Subsidiaries; provided that the aggregate amount of such purchase, redemption or other acquisition or retirement for value under this clause
     (y) will not exceed $250,000 in any given fiscal year; or (z) pursuant to the employment agreement dated August 4, 1997, between Pathnet and Richard Jalkut, as amended and as in effect on the Issue Date (and any extensions or renewals thereof); provided that the amount of such purchase, redemption or other acquisition or retirement for value under this clause (z) will not exceed $1.0 million in any given fiscal year;

          (iii) the purchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness of Pathnet that is expressly subordinated in right of payment to the Notes in exchange for, or out of the Net Cash Proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, shares of Qualified Capital Stock of Pathnet;

          (iv) the purchase of any Indebtedness of Pathnet that is expressly subordinated in right of payment to the Notes at a purchase price not greater than 101% of the principal amount thereof in the event of a Change of Control in accordance with provisions similar to the "Purchase of Notes upon a Change of Control" covenant; provided that prior to such purchase Pathnet has made the Change of Control Offer as provided in such covenant with respect to the Notes and has purchased all Notes validly tendered for payment in connection with such Change of Control Offer;

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

          (v) the purchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness (other than Redeemable Capital Stock) of Pathnet that is expressly subordinated in right of payment to the Notes in exchange for, or out of the Net Cash Proceeds of a substantially concurrent incurrence (other than to a Subsidiary) of, new Indebtedness of Pathnet that is expressly subordinated in right of payment to the Notes, so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Indebtedness being so purchased, redeemed, defeased, acquired or retired, plus the lesser of (x) the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness being refinanced or (y) the amount of any premium reasonably determined by Pathnet as necessary to accomplish such refinancing, PLUS, in either case, the amount of expenses of Pathnet incurred in connection with such refinancing; (B) such new Indebtedness is subordinated to the Notes to the same extent as such Indebtedness so purchased, redeemed, defeased, acquired or retired; and (C) such new Indebtedness has an Average Life longer than the Average Life of the Indebtedness being refinanced and a final Stated Maturity of principal later than the final Stated Maturity of the Indebtedness being refinanced; and

          (vi) the payment of cash in lieu of fractional shares of Common Stock pursuant to the Warrant Agreement.

     The actions described in items (i) through (iv) and (vi) above will be Restricted Payments that will be permitted in accordance with this paragraph (b) but will reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a) above. The actions described in item
(v) above will be Restricted Payments that will be permitted in accordance with this paragraph (b) and will not reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a). (Section
1012)

     LIMITATION ON ISSUANCE AND SALES OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. In general, Pathnet will not, and will not permit any Restricted Subsidiary to, issue or sell any Capital Stock of a Restricted Subsidiary (other than to Pathnet or to a Restricted Subsidiary). However, this covenant will not prohibit:

          (i) issuances or sales of Capital Stock of a Restricted Subsidiary if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer be a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance and sale;

          (ii) the ownership by directors of director's qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law;

          (iii) the issuance and sale of Capital Stock of any Restricted Subsidiary owned by Pathnet and the Restricted Subsidiaries in compliance with the "Limitation on Sale of Assets" covenant; provided that such Restricted Subsidiary would remain a Restricted Subsidiary after such transaction; or

          (iv) the issuance and sale of Capital Stock of any Restricted Subsidiary to any Person that transfers, leases, licenses or grants a right to use Telecommunications Assets to Pathnet pursuant to an Incumbent Agreement; provided that, after such issuance and sale, such subsidiary remains a Restricted Subsidiary and, in the good faith determination of the Board of Directors of Pathnet, the Fair Market Value of any such transfer, lease, license or grant is not less than the

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     Fair Market Value of the Capital Stock of such Restricted Subsidiary issued and sold in respect thereof. (Section 1013)

     LIMITATION ON TRANSACTIONS WITH AFFILIATES. Pathnet will not, and will not permit any Restricted Subsidiary to, enter into or suffer to exist, directly or indirectly, any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any Affiliate of Pathnet or any Restricted Subsidiary (other than Pathnet or a Restricted Subsidiary so long as no Affiliate of Pathnet (other than a Restricted Subsidiary) shall beneficially own Capital Stock in such Restricted Subsidiary) unless:

          (i) such transaction or series of related transactions are on terms, taken as a whole, that are no less favorable to Pathnet or such Restricted Subsidiary, as the case may be, than those that could have been obtained in an arms' length transaction with unrelated third parties that are not Affiliates;

          (ii) with respect to any transaction or series of related transactions involving aggregate consideration equal to or greater than $5 million, Pathnet will deliver an officers' certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (i) above; and

          (iii) with respect to any transaction or series of related transactions involving aggregate consideration in excess of $10 million, Pathnet will deliver the officers' certificate described in clause (ii) above which will also certify that such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of the Board of Directors of Pathnet or that Pathnet has obtained a written opinion from a nationally recognized investment banking or public accounting firm or, if Pathnet believes that an investment banking or public accounting firm is generally not qualified to give such an opinion, by a nationally recognized appraisal firm (an "independent financial expert") certifying that the financial terms of such transaction or series of related transactions, taken as a whole, are fair to Pathnet or such Restricted Subsidiary, as the case may be, from a financial point of view; provided, however, that this covenant will not restrict (1) any transaction or series of related transactions among Pathnet and one or more of its Restricted Subsidiaries or among its Restricted Subsidiaries, (2) Pathnet from paying reasonable and customary regular compensation and fees to directors of Pathnet or any Restricted Subsidiary who are not employees of Pathnet or any Restricted Subsidiary, (3) the performance of Pathnet's obligations under the Investment and Stockholders' Agreement, dated as of October 31, 1997, among Pathnet, David Schaeffer and the Investors named therein, as amended; the Investment and Stockholders' Agreement, dated as of August 28, 1995, by and among Pathnet and the Investors named therein; the Investment and Stockholders' Agreement, dated as of December 23, 1996, by and among Pathnet and the Investors named therein; the Non-Qualified Stock Option Agreement, dated August 4, 1997, between Pathnet and Richard Jalkut; and the Employment Agreement, dated August 4, 1997, between Pathnet and Richard Jalkut, in each case as amended through the Issue Date; provided that any amendments or modifications to the terms of transactions described in this clause (3) will be (x) no less favorable to Pathnet than those that could have been obtained in an arm's length transaction with unrelated third parties who are not Affiliates and (y) approved by the Board of Directors of Pathnet (including a majority of the Disinterested Directors), (4) the making of any Restricted Payment not prohibited by the "Limitations on Restricted Payments" covenant and (5) loans or advances made to directors, officers or employees of Pathnet or any Restricted Subsidiary, or guarantees in respect thereof or otherwise made on their behalf, in respect of expenses incurred in the ordinary course of business, in an aggregate principal amount not to exceed $500,000 in any calendar year. (Section 1014)

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     Under Delaware law, the Disinterested Directors' fiduciary obligations require that they act in good faith and in a manner which they reasonably believe to be in the best interests of Pathnet and its stockholders, which may not necessarily be the same as the interests of holders of the Notes.

     LIMITATION ON LIENS. Pathnet will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on or with respect to any of its property or assets (including, without limitation, any shares of Capital Stock or Indebtedness of any Restricted Subsidiary) whether owned at the Issue Date or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Indebtedness of Pathnet that is expressly subordinated in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (y) in the case of any other Lien, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to, or equally and ratably secured with, the obligation or liability secured by such Lien. (Section 1015)

     LIMITATION ON ISSUANCE OF CERTAIN GUARANTEES BY, AND DEBT SECURITIES OF, RESTRICTED SUBSIDIARIES. Pathnet will not permit any Restricted Subsidiary to:

          (i) directly or indirectly guarantee, assume or in any other manner become liable with respect to any Debt Securities ("Guaranteed Indebtedness"); or

          (ii) issue any Debt Securities, unless, in either such case, such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the guarantee (a "Subsidiary Guarantee") of payment of the Notes. If the Guaranteed Indebtedness (A) ranks equally in right of payment with the Notes, then the guarantee of such Guaranteed Indebtedness will rank equally in right of payment with, or be subordinated in right of payment to, the Subsidiary Guarantee or (B) is subordinated in right of payment to the Notes, then the guarantee of such Guaranteed Indebtedness will be subordinated in right of payment to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated in right of payment to the Notes. The obligations of each Restricted Subsidiary under a Subsidiary Guarantee will be limited to the maximum amount, and will, after giving effect to all other contingent and fixed liabilities of such Restricted Subsidiary, result in the obligations of such Restricted Subsidiary under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law.

     Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary of the Notes will provide by its terms that it shall be automatically and unconditionally released and discharged upon:

          (i) the sale or other disposition, by way of merger or otherwise, to any Person not an Affiliate of Pathnet, of all of Pathnet's and its Restricted Subsidiaries' Capital Stock in such Restricted Subsidiary;

          (ii) the merger or consolidation of the applicable Restricted Subsidiary with and into Pathnet or another Restricted Subsidiary that has guaranteed the Notes and that is the surviving Person in such merger or consolidation; and

          (iii) the release by all of the holders of Debt Securities of Pathnet of such Restricted Subsidiary's obligations under all of its Guarantees in respect thereof and the release by all of the holders of Debt Securities of such Restricted Subsidiary of its obligations thereunder. (Section 1016)

     PURCHASE OF NOTES UPON A CHANGE OF CONTROL. If a Change of Control occurs at any time, then each holder of Notes will have the right to require that Pathnet purchase all of such holder's Notes,

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

in whole or in part in integral multiples of $1,000, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of purchase (the "Change of Control Purchase Date") pursuant to the procedures described below (the "Change of Control Offer") and the other procedures set forth in the Indenture.

     Within 15 days following any Change of Control, Pathnet will notify the Trustee thereof and give written notice of such Change of Control to each holder of Notes by first-class mail, postage prepaid, at the address of such holder appearing in the security register, stating, among other things:

          (i) the purchase price and the purchase date, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act or any applicable securities laws or regulations;

          (ii) that any Note not tendered will continue to accrue interest;

          (iii) that, unless Pathnet defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest and Liquidated Damages, if any, after the Change of Control Purchase Date; and

          (iv) certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance. (Section
     1010)

     If a Change of Control Offer were made, we cannot assure you that Pathnet would have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders thereof seeking to accept the Change of Control Offer. The failure of Pathnet to make or consummate the Change of Control Offer would result in an Event of Default and would give the Trustee and the holders of the Notes the rights described under "Events of Default."

     One of the events that constitutes a Change of Control under the Indenture is the disposition of "all or substantially all" of Pathnet's assets. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, if holders of the Notes elect to require Pathnet to purchase the Notes and Pathnet elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase.

     The existence of a holder's right to require Pathnet to purchase such holder's Notes upon a Change of Control may deter a third party from acquiring Pathnet in a transaction that constitutes a Change of Control.

     The definition of "Change of Control" in the Indenture is limited in scope. The provisions of the Indenture may not afford holders of Notes the right to require Pathnet to purchase such Notes in the event of a highly leveraged transaction or certain transactions with Pathnet's management or its Affiliates, including a reorganization, restructuring, merger or similar transaction involving Pathnet (including, in certain circumstances, an acquisition of Pathnet by management or its Affiliates) that may adversely affect holders of the Notes, if such transaction is not a transaction defined as a Change of Control. See "Certain Definitions" for the definition of "Change of Control." A transaction involving Pathnet's management or its Affiliates, or a transaction involving a recapitalization of Pathnet, would result in a Change of Control if it is the type of transaction specified by such definition.

     Pathnet will comply with the applicable tender offer rules, including Rule l4e-l under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change of Control Offer.

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     LIMITATION ON SALE OF ASSETS.  (a) Pathnet will not, and will not permit any Restricted Subsidiary to, directly or indirectly, engage in any Asset Sale unless (i) the consideration received by Pathnet or such Restricted Subsidiary for such Asset Sale is not less than the Fair Market Value of the shares or other assets sold (as determined by the board of directors of Pathnet, whose determination shall be conclusive and evidenced by a resolution thereof) and
(ii) the consideration received by Pathnet or the relevant Restricted Subsidiary in respect of such Asset Sale consists of at least 75% cash or Cash Equivalents; provided, however, that for purposes of this covenant, "Cash Equivalents" shall include (i) the amount of any liabilities (other than liabilities that are by their terms subordinated to the Notes) of Pathnet or such Restricted Subsidiary (as shown on Pathnet's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets or other property in such Asset Sale or are no longer a liability of Pathnet or any Restricted Subsidiary (and excluding any liabilities that are incurred in connection with or in anticipation of such Asset Sale), but only to the extent that such assumption is effected on a basis under which there is no further recourse to Pathnet or any of its Restricted Subsidiaries with respect to such liabilities and (ii) any securities, notes or other obligations received by Pathnet or any such Restricted Subsidiary in connection with such Asset Sale that are converted by Pathnet or such Restricted Subsidiary into cash within 60 days of receipt.

     (b) If Pathnet or any Restricted Subsidiary engages in an Asset Sale, Pathnet may use the Net Cash Proceeds thereof, within 12 months after such Asset Sale, to (i) permanently repay or prepay the Notes or any then outstanding Indebtedness of Pathnet that ranks equally with the Notes or Indebtedness of any Restricted Subsidiary or permanently reduce (without making any prepayment) the amount that is at the time available to be borrowed under the Notes or any Indebtedness of Pathnet ranking equally with the Notes or any Indebtedness of a Restricted Subsidiary or (ii) invest (or enter into a legally binding agreement to invest) in properties and assets to replace the properties and assets that were the subject of the Asset Sale or in properties and assets that are or will be used in the Telecommunications Business of Pathnet or a Restricted Subsidiary, as the case may be. If any such legally binding agreement to invest such Net Cash Proceeds is terminated, then Pathnet may, within 60 days of such termination or within 12 months of such Asset Sale, whichever is later, apply or invest such Net Cash Proceeds as provided in clause (i) or (ii) (without regard to the parenthetical contained in such clause (ii)) above. The amount of such Net Cash Proceeds not so used as set forth above in this paragraph (b) constitutes "Excess Proceeds."

     (c) When the aggregate amount of Excess Proceeds exceeds $10 million, Pathnet will, within 15 business days, make an offer to purchase (an "Excess Proceeds Offer"), on a proportional basis, the Notes and Indebtedness described in the second succeeding sentence, in accordance with the procedures set forth below, the maximum principal amount of Notes (expressed as a multiple of $1,000) and such other Indebtedness that may be purchased with the Excess Proceeds. Any Excess Proceeds Offer shall include a pro rata offer under similar circumstances to purchase all other Indebtedness of Pathnet ranking equally with the Notes which Indebtedness contains similar provisions requiring Pathnet to purchase such Indebtedness. The offer price as to each Note (the "Excess Proceeds Offer Price") will be payable in cash in an amount equal to 100% of the principal amount of such Note, plus accrued and unpaid interest, if any, thereon to the date of purchase. To the extent that the aggregate principal amount of Notes validly tendered and not withdrawn by holders thereof pursuant to an Excess Proceeds Offer is less than the Excess Proceeds, Pathnet may use such deficiency for general corporate purposes. If the aggregate principal amount of Notes validly tendered and not withdrawn by holders thereof pursuant to an Excess Proceeds Offer exceeds the Excess Proceeds, Notes to be purchased will be selected on a proportional basis. Upon completion of such Exceeds Proceeds Offer, the amount of Excess Proceeds shall be reset to zero. (Section 1017)

     If an Excess Proceeds Offer were made, there can be no assurance that Pathnet would have available funds sufficient to pay an Excess Proceeds Offer Price for all of the Notes that might be

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delivered by holders of the Notes seeking to accept an Excess Proceeds Offer.
The failure of Pathnet to make or consummate the Excess Proceeds Offer would result in an Event of Default and would give the Trustee and the holders of the Notes the rights described under "Events of Default."

     LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. Pathnet will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

          (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of any Capital Stock of such Restricted Subsidiary owned by Pathnet or any other Restricted Subsidiary;

          (b) pay any Indebtedness owed to Pathnet or any other Restricted Subsidiary;

          (c) make Investments in Pathnet or any other Restricted Subsidiary;

          (d) transfer any of its property or assets to Pathnet or any other Restricted Subsidiary; or

          (e) guarantee any Indebtedness of Pathnet or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any agreement in effect on the Issue Date, (ii) applicable law, (iii) customary non-assignment provisions in leases entered into in the ordinary course of business and other agreements of Pathnet or any Restricted Subsidiary, (iv) any agreement or other instrument of a Person acquired by Pathnet or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (v) customary restrictions on transfers of property contained in any security agreement (including a capital lease obligation) securing Indebtedness of Pathnet or a Restricted Subsidiary otherwise permitted under the Indenture, (vi) any encumbrance or restriction with respect to a Restricted Subsidiary of Pathnet entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary permitted under the "Limitation on Sale of Assets" covenant, (vii) any agreement or instrument governing or relating to Indebtedness under any senior financing facility permitted to be incurred under clause (g), (j) or (m) of the definition of "Permitted Indebtedness" if such encumbrance or restriction applies only
     (A) to amounts which at any point in time (other than during such periods as are described in the following clause (B)) (1) exceed scheduled amounts due and payable (or which are to become due and payable within 30 days) in respect of the Notes or the Indenture for interest, premium and principal less the amount of cash that is otherwise available to Pathnet at such time for the payment of interest, premium and principal due and payable in respect of the Notes or the Indenture or (2) if paid, would result in an event described in the following clause (B) of this sentence, or (B) during the pendency of any event that causes, permits or, after notice or lapse of time, would cause or permit the holder or holders of such Indebtedness to declare such Indebtedness to be immediately due and payable or to require cash collateralization or cash cover for such Indebtedness for so long as such cash collateralization or cash cover has not been provided; (viii) any encumbrance or restriction under the Vendor Credit Facility; (ix) any encumbrance or restriction relating to transfer of property or assets comprising an Initial System pursuant to an Incumbent Agreement, and (x) any encumbrance or restriction under any agreement that extends, renews, refinances or replaces agreements containing the encumbrances or restrictions in the foregoing clauses (i) through (vi) and (viii), so long as the Board of Directors of Pathnet determines in good faith that the terms and conditions of any such encumbrances or restrictions, taken as a whole, are no less favorable to Pathnet, any Restricted

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     Subsidiary and the holders of the Notes than those so extended, renewed, refinanced or replaced. (Section 1018)

     PROVISION OF FINANCIAL STATEMENTS AND REPORTS. (a) Pathnet will file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not Pathnet has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that Pathnet would be required to file if it were subject to Section 13 or 15 of the Exchange Act.

     (b) Pathnet will also be required (i) to file with the Trustee, and provide to each holder of Notes, without cost to such holder, copies of such reports and documents within 15 days after the date on which Pathnet files such reports and documents with the Commission or the date on which Pathnet would be required to file such reports and documents if Pathnet were so required, and (ii) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at Pathnet's cost copies of such reports and documents to any prospective holder promptly upon request. (Section 1009)

     CONSOLIDATION, MERGER AND SALE OF ASSETS. Pathnet will not, in a single transaction or a series of transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any other Person or Persons, and Pathnet will not permit any Restricted Subsidiary to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of Pathnet and its Restricted Subsidiaries on a consolidated basis to any other Person or Persons, unless at the time and immediately after giving effect thereto:

          (i) either (a) Pathnet will be the continuing corporation or (b) the Person (if other than Pathnet) formed by such consolidation or into which Pathnet or such Restricted Subsidiary is merged or the Person that acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all the properties and assets of Pathnet and its Restricted Subsidiaries on a consolidated basis, as the case may be (the "Surviving Entity"), (1) will be a corporation organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and (2) will expressly assume, by a supplemental indenture to the Indenture in form satisfactory to the Trustee, Pathnet's obligations pursuant to the Notes for the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of every covenant of the Indenture on the part of Pathnet to be performed or observed;

          (ii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any obligation of Pathnet or any Restricted Subsidiary incurred in connection with or as a result of such transaction or series of transactions as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing;

          (iii) immediately after giving effect to such transaction or series of transactions on a pro forma basis (on the assumption that the transaction or series of transactions occurred on the first day of the two fiscal quarter period ending immediately prior to the consummation of such transaction or series of transactions, with the appropriate adjustments with respect to the transaction or series of transactions being included in such pro forma calculation), Pathnet (or the Surviving Entity if Pathnet is not the continuing obligor under the Indenture) could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of the "Limitation on Indebtedness" covenant; and

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          (iv) Pathnet or the Surviving Entity shall have delivered to the
     Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate (attaching the computations to demonstrate compliance with clause (iii) above) and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the requirements of the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with. (Section
     801)

     Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of Pathnet in accordance with the immediately preceding paragraphs in which Pathnet is not the continuing obligor under the Indenture, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, Pathnet under the Indenture with the same effect as if such successor had been named as Pathnet therein. When a successor assumes all the obligations of its predecessor under the Indenture, the predecessor shall be released from those obligations; provided that, in the case of a transfer by lease, the predecessor shall not be released from the payment of principal of, premium, if any, and interest on the Notes. (Section 802)

EVENTS OF DEFAULT

     The following are "Events of Default" under the Indenture:

          (i) default in the payment of interest or Liquidated Damages, if any, on any Note when it becomes due and payable, and continuance of such default for a period of 30 days or more (provided that such 30-day grace period shall not be applicable to the first four interest payments due on the Notes);

          (ii) default in the payment of principal of or premium, if any, on any Note at its Maturity (upon acceleration, optional redemption, required purchase or otherwise);

          (iii) (A) default in the performance, or breach, of any covenant or agreement of Pathnet contained in the Indenture (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in the immediately preceding clause (i) or (ii) or in clause (B), (C) or (D) of this clause (iii)) and continuance of such default or breach for a period of 30 days after written notice shall have been given to Pathnet by the Trustee or to Pathnet and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding; (B) default in the performance or breach of the provisions of the "Limitation on Sale of Assets" covenant; (C) default in the performance or breach of the provisions of the "Consolidation, Merger and Sale of Assets" covenant; and (D) default in the performance or breach of the provisions of the "Purchase of Notes upon a Change of Control" covenant;

          (iv) (A) one or more defaults in the payment of principal of or premium, if any, or interest on Indebtedness of Pathnet or any Significant Subsidiary aggregating $7.5 million or more, when the same becomes due and payable at the Stated Maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (B) Indebtedness of Pathnet or any Significant Subsidiary aggregating $7.5 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment), prior to the Stated Maturity thereof);

          (v) one or more final judgments, orders or decrees of any court or regulatory agency shall be rendered against Pathnet or any Significant Subsidiary or their respective properties for the

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     payment of money, either individually or in an aggregate amount, in excess of $7.5 million and either (A) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (B) there shall have been a period of 30 days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect;

          (vi) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to Pathnet or any Significant Subsidiary; or

          (vii) if the Pledge Agreement ceases to be in full force and effect before payment in full of the obligations thereunder. (Section 501)

     If an Event of Default (other than an Event of Default arising from an event of bankruptcy, insolvency or reorganization as specified in clause (vi) above) occurs and is continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding, by written notice to Pathnet (and to the Trustee if such notice is given by the holders), may, and the Trustee upon the written request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest and Liquidated Damages, if any, on all outstanding Notes immediately due and payable, and upon any such declaration all such amounts payable in respect of the Notes shall become immediately due and payable. If an Event of Default arising from an event of bankruptcy, insolvency or reorganization as specified in clause (vi) or (vii) above occurs and is continuing, then the principal of, premium, if any, and accrued and unpaid interest and Liquidated Damages, if any, on all of the outstanding Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes. (Section 502)

     At any time after a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to Pathnet and the Trustee, may rescind or annul such declaration and its consequences if (a) Pathnet has paid or deposited with the Trustee a sum sufficient to pay (i) all overdue interest and Liquidated Damages, if any, on all outstanding Notes, (ii) all unpaid principal of and premium, if any, on any outstanding Notes that have become due otherwise than by such declaration of acceleration, together with interest on such unpaid principal at the rate borne by the Notes, (iii) to the extent that payment of such interest is lawful, interest upon overdue interest and Liquidated Damages, if any, and overdue principal at the rate borne by the Notes, (iv) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and
(b) all Events of Default, other than the non-payment of amounts of principal of, premium, if any, or interest and Liquidated Damages, if any, on the Notes that have become due solely by such declaration of acceleration, have been cured or waived. No such rescission shall affect any subsequent default or impair any right consequent thereon. (Section 502)

     The holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the holders of all the Notes, waive any past defaults under the Indenture, except a default in the payment of the principal of, premium, if any, or interest and Liquidated Damages, if any, on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding. (Section 513)

     If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee will mail to each holder of the Notes notice of the Default or Event of Default within five days after the earlier of receipt from Pathnet of notice of the occurrence thereof or the date when such Default or Event of Default becomes known to the Trustee. Except in the case of a Default or an Event of Default in the payment of the principal of, premium, if any, or interest on any Notes, the

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Trustee may withhold the notice to the holders of such Notes if a committee of its trust officers in good faith determines that withholding such notice is in the interests of the holders of the Notes.

     Pathnet is required to furnish to the Trustee annual and quarterly statements as to the performance by Pathnet of its obligations under the Indenture and as to any default in such performance. Pathnet is also required to notify the Trustee within five days of the occurrence of any Default or Event of Default.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

     Pathnet may, at its option and at any time, terminate its obligations with respect to the outstanding Notes ("defeasance"). This means that Pathnet will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and to have satisfied all its other obligations under such Notes, except for:

          (i) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes when such payments are due;

          (ii) Pathnet's obligations to issue temporary Notes, register the transfer or exchange of any such Notes, replace mutilated, destroyed, lost or stolen Notes, maintain an office or agency for payments in respect of the Notes and segregate and hold such payments in trust;

          (iii) the rights, powers, trusts, duties and immunities of the Trustee; and

          (iv) the defeasance provisions of the Indenture.

     In addition, Pathnet may, at its option and at any time, terminate its obligations with respect to certain covenants set forth in the Indenture, and any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance"). (Sections 1301, 1302 and 1303)

     In order to exercise either option:

          (i) Pathnet must irrevocably deposit or cause to be deposited with the Trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, cash in United States dollars, Government Securities, or a combination or both, that, in the opinion of a nationally recognized firm of independent public accountants, will be sufficient to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity (or upon redemption, if applicable) of such principal, premium, if any, or installment of interest and Liquidated Damages, if any;

          (ii) no Default or Event of Default with respect to the Notes can have occurred and be continuing on the date of such deposit or, insofar as an event of bankruptcy under clause (vi) of "Events of Default" above is concerned, at any time during the period ending on the 123rd day after the date of such deposit;

          (iii) Pathnet's termination of its obligations must not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which Pathnet is a party or by which it is bound;

          (iv) in the case of termination of its obligations with respect to the outstanding Notes, Pathnet must have delivered to the Trustee an opinion of counsel stating that Pathnet has received from, or there has been published by, the Internal Revenue Service a ruling, or since the date of this prospectus there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax

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     purposes as a result of Pathnet's termination of its obligations under the
     Notes and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such termination had not occurred;

          (v) in the case of termination of its obligations under certain covenants, Pathnet must have delivered to the Trustee an opinion of counsel to the effect that the holders of the Notes outstanding will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the termination of its obligations under such covenants and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such termination had not occurred; and

          (vi) Pathnet must deliver to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to either the termination of its obligations under the Notes, or the termination of its obligations with respect to certain covenants, as the case may be, have been complied with. (Section 1304)

SATISFACTION AND DISCHARGE

     The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes as expressly provided for in the Indenture), and the Trustee, at the expense of Pathnet, will execute proper instruments acknowledging satisfaction and discharge of the Indenture when:

          (i) either (A) all the Notes that have previously been authenticated and delivered (other than destroyed, lost or stolen Notes which have been replaced or paid and Notes for whose payment money has previously been deposited in trust or segregated and held in trust by Pathnet, or discharged) to the Trustee for cancellation or (B) all Notes not previously delivered to the Trustee for cancellation that (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of Pathnet, and Pathnet has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire Indebtedness on the Notes not previously delivered to the Trustee for cancellation, for the principal of, premium and Liquidated Damages, if any, and interest on the Notes to the date of such deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or date of redemption, as the case may be;

          (ii) Pathnet has paid or caused to be paid all sums payable by it under the Indenture; and

          (iii) Pathnet has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with. (Section 401)

MODIFICATION AND WAIVER

     The Indenture may be modified or amended by a supplemental indenture entered into by Pathnet and the Trustee with the consent of the holders of a majority in aggregate outstanding principal amount of the Notes; provided, that no modification or amendment can do any of the following, without the consent of the holder of each outstanding Note affected by such modification or amendment:

          (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount of any Note or premium, if any, or the rate of interest on such Note, alter any redemption provision with respect to any Note or change the coin or currency in which the principal of any Note or any premium or the interest thereon is payable,

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     or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity of any Note (or, in the case of redemption, on or after the date of redemption);

          (ii) amend, change or modify Pathnet's obligation to make and consummate an Excess Proceeds Offer with respect to any Asset Sale in accordance with the "Limitation on Sale of Assets" covenant or Pathnet's obligation to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the "Purchase of Notes Upon a Change of Control" covenant, including, in each case, amending, changing or modifying any definition relating to such obligations;

          (iii) reduce the percentage of the principal amount of outstanding Notes the consent of whose holders is required for any such supplemental indenture or the consent of whose holders is required for any waiver of compliance with certain provisions and defaults of the Indenture and their consequences provided for in the Indenture;

          (iv) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of the aggregate principal amount of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Note affected thereby;

          (v) except as otherwise permitted under "Consolidation, Merger and Sale of Assets," consent to the assignment or transfer by Pathnet of any of their rights or obligations under the Indenture; or

          (vi) release any Lien created by the Pledge Agreement, except in accordance with the terms of the Pledge Agreement. (Sections 901 and 902).

          Notwithstanding the foregoing, without the consent of any holder of the Notes, Pathnet and the Trustee may modify or amend the Indenture:

             (a) to evidence the succession of another Person to Pathnet or any other obligor on the Notes, and the assumption by any such successor of the covenants of Pathnet or such obligor in the Indenture and in the Notes in accordance with "Consolidation, Merger and Sale of Assets;"

             (b) to add to the covenants of Pathnet or any other obligor upon the Notes for the benefit of the holders of the Notes or to surrender any right or power conferred upon Pathnet or any other obligor upon the Notes, as applicable, in the Indenture or in the Notes;

             (c) to cure any ambiguity, or to correct or supplement any provision in the Indenture or in the Notes that may be defective or inconsistent with any other provision in the Indenture or in the Notes, or make any other provisions with respect to matters or questions arising under the Indenture or the Notes; provided that, in each case, such action will not adversely affect the interests of the holders of the Notes;

             (d) to comply with the requirements of the Commission in order to effect or maintain the qualification, if any, of the Indenture under the Trust Indenture Act;

             (e) to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture;

             (f) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders of the Notes as additional security for the payment and performance of Pathnet's obligations under the Indenture, in any property or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which

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        a security interest is required to be granted to the Trustee pursuant to the Indenture or otherwise; or

             (g) to add a guarantor of the Notes under the Indenture. (Section
        901)

     The holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture. (Section 1019)

GOVERNING LAW

     The Indenture, the Notes and the pledge agreement are governed by, and construed in accordance with, the laws of the State of New York.

THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only the duties that are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of their own affairs.

     The Indenture and provisions of the Trust Indenture Act, which are incorporated into the Indenture by reference, contain limitations on the rights of the Trustee, should it become a creditor of Pathnet, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign. (Sections 601 and 603)

CERTAIN DEFINITIONS

     "Accounts Receivable Subsidiary" means any Restricted Subsidiary of Pathnet that is, directly or indirectly, wholly owned by Pathnet (other than directors' qualifying shares) and organized for the purpose of and engaged in (i) purchasing, financing and collecting accounts receivable obligations of customers of Pathnet or its Restricted Subsidiaries, (ii) the sale or financing of accounts receivable or interests therein and (iii) other activities directly related thereto.

     "Acquired Indebtedness" means Indebtedness of a Person (a) existing at the time such Person becomes a Restricted Subsidiary or (b) assumed in connection with an acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition.

     "Affiliate" means, with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person or (ii) any other Person that owns, directly or indirectly, 10% or more of such specified Person's Voting Stock or any executive officer or director of any such specified Person or other Person or, with respect to any natural Person, any other Person in such Person's immediate family. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. Notwithstanding the foregoing, no individual shall be deemed to be an Affiliate of a Person solely by reason of (a) such Person being party to an Incumbent Agreement or (b) such Person owning an interest in a Restricted Subsidiary pursuant to, or as the result of, an Incumbent Agreement.

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     "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of (i) any Capital Stock of any Subsidiary; (ii) all or substantially all of the properties and assets of Pathnet or any Subsidiary; or (iii) any other properties or assets of Pathnet or any Subsidiary, other than in the ordinary course of business (it being understood that the ordinary course of business includes, but is not restricted to, any transfer or sale of, or the grant of a right to use, an asset to an Incumbent pursuant to (x) an Incumbent Agreement, (y) applicable law or (z) an agreement to which such Incumbent is a party which exists on the date of, and is not entered into in contemplation of, such Incumbent Agreement). For the purposes of this definition, the term "Asset Sale" shall not include any transfer of properties or assets (A) that is governed by the provisions of the Indenture described under "Consolidation, Merger and Sale of Assets," (B) of Pathnet to any Restricted Subsidiary, or of any Restricted Subsidiary to Pathnet or any other Restricted Subsidiary in accordance with the terms of the Indenture, (C) having an aggregate Fair Market Value of less than $2 million in any given fiscal year, (D) by Pathnet or a Restricted Subsidiary to a Person who is not an Affiliate of Pathnet in exchange for Telecommunications Assets (or not less than 66 2/3% of the outstanding Voting Stock of a Person that becomes a Restricted Subsidiary, the assets of which consist primarily of Telecommunications Assets) or related telecommunications services where, in the good faith judgment of the board of directors of Pathnet evidenced by a board resolution, the Fair Market Value of such Telecommunications Assets (or such Voting Stock) or services so received is at least equal to the Fair Market Value of the properties or assets disposed of or, if less, the difference is received by Pathnet in cash in an amount at least equal to such difference, (E) constituting Capital Stock of an Unrestricted Subsidiary or other Investment that was permitted under the "Limitation on Restricted Payments" covenant when made, (F) constituting accounts receivable of Pathnet or a Restricted Subsidiary to an Accounts Receivable Subsidiary or in consideration of Fair Market Value thereof, to Persons that are not Affiliates of Pathnet or any Subsidiary of Pathnet in the ordinary course of business, including in connection with financing transactions, (G) in connection with a Sale-Leaseback Transaction otherwise permitted to be incurred under the "Limitation on Indebtedness" covenant, (H) to a Permitted Telecommunications Joint Venture if such transfer of properties or assets is permitted under the definition of "Permitted Investments," (I) in connection with a Permitted Telecommunications Asset Sale or (J) to an Unrestricted Subsidiary if permitted under the "Limitation on Restricted Payments" covenant.

     "Attributable Value" means, with respect to any lease at the time of determination, the present value (discounted at the interest rate implicit in the lease or, if not known, at Pathnet's incremental borrowing rate) of the obligations of the lessee of the property subject to such lease for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended, or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of penalty (in which case the rental payments shall include such penalty), after excluding from such rental payments all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges.

     "Average Life" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (a) the sum of the products of
(i) the number of years from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, partnership interests, participations, rights in or other equivalents (however designated and whether voting or non-voting) in equity of such Person, including, without limitation, all common stock or Preferred Stock,

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and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock, whether now outstanding or issued after the Issue Date.

     "Capitalized Lease Obligation" means, with respect to any Person, any obligation of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purposes of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

     "Cash Equivalents" means (a) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (b) certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System, in each case having combined capital and surplus and undivided profits of not less than $500 million; (c) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of Pathnet and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-l by Moody's; and (d) money market mutual funds that invest substantially all of their assets in securities of the type described in the preceding clauses.

     "Change of Control" means any of the following events:

          (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and l3d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of Pathnet;

          (b) Pathnet consolidates with, or merges with or into, another Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, Pathnet, in any such event pursuant to a transaction in which the outstanding Voting Stock of Pathnet is converted into or exchanged for cash, securities or other property, other than any such transaction

             (i) where the outstanding Voting Stock of Pathnet is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of Pathnet) or is converted into or exchanged for (A) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation or (B) cash, securities and other property (other than Capital Stock of the Surviving Entity) in an amount that could be paid by Pathnet as a Restricted Payment as described under the "Limitation on Restricted Payments" covenant; and

             (ii) immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the surviving or transferee corporation;

          (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of Pathnet (together with any new directors whose election to

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     such Board of Directors, or whose nomination for election by the stockholders of Pathnet, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Pathnet then in office; or

          (d) Pathnet is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "Consolidation, Merger and Sale of Assets."

     "Consolidated Adjusted Net Income" means, for any period, the consolidated net income (or loss) of Pathnet and all Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding, without duplication,

          (a) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto),

          (b) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business,

          (c) the portion of net income (or loss) of any Person (other than Pathnet or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which Pathnet or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to Pathnet or any Restricted Subsidiary in cash dividends or distributions during such period,

          (d) the net income (or loss) of any Person combined with Pathnet or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination,

          (e) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders (except, for purposes of determining compliance with the "Limitation on Indebtedness" covenant, any restriction permitted under clause (vii) or (viii) of "Limitations on Dividend and other Payment Restrictions Affecting Restricted Subsidiaries"), and

          (f) any net income (or loss) from any Restricted Subsidiary that was an Unrestricted Subsidiary at any time during such period other than any amounts actually received from such Restricted Subsidiary.

     "Consolidated Indebtedness" means, with respect to any period, the aggregate amount of Indebtedness of Pathnet and its Restricted Subsidiaries outstanding at the date of determination as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Indebtedness to Consolidated Operating Cash Flow Ratio" means, at any date of determination, the ratio of (i) Consolidated Indebtedness to (ii) Consolidated Operating Cash Flow for the two preceding fiscal quarters for which financial information is available immediately prior to the date of determination multiplied by two; provided that any Indebtedness incurred or retired by Pathnet or any of its Restricted Subsidiaries during the fiscal quarter in which the transaction date occurs shall be calculated as if such Indebtedness were so incurred or retired on the first day of the fiscal quarter in which the date of determination occurs (provided that, in making any such computation, the aggregate amount of Indebtedness under any revolving credit or similar facility will be deemed to include an amount of funds equal to the average daily balance of such Indebtedness
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during such two fiscal quarter period); and provided further that (x) if the transaction giving rise to the need to calculate the Consolidated Indebtedness to Consolidated Operating Cash Flow Ratio would have the effect of increasing or decreasing Consolidated Indebtedness or Consolidated Operating Cash Flow in the future, Consolidated Indebtedness and Consolidated Operating Cash Flow shall be calculated on a pro forma basis as if such transaction had occurred on the first day of such two fiscal quarter period preceding the date of determination; (y) if during such two fiscal quarter period, Pathnet or any of its Restricted Subsidiaries shall have engaged in any Asset Sale in respect of any company, entity or business, Consolidated Operating Cash Flow for such period shall be reduced by an amount equal to the Consolidated Operating Cash Flow (if positive), or increased by an amount equal to the Consolidated Operating Cash Flow (if negative), directly attributable to Pathnet, entity or business that is the subject of such Asset Sale and any related retirement of Indebtedness as if such Asset Sale and any related retirement of Indebtedness had occurred on the first day of such period; or (z) if during such two fiscal quarter period Pathnet or any of its Restricted Subsidiaries shall have acquired any company, entity or business, Consolidated Operating Cash Flow shall be calculated on a pro forma basis as if such acquisition and related financing had occurred on the first day of such period.

     "Consolidated Interest Expense" means, for any period, without duplication, the sum of (a) the interest expense of Pathnet and its Restricted Subsidiaries for such period, including, without limitation, (i) amortization of debt discount, (ii) the net cost of Interest Rate Agreements (including amortization of discounts), (iii) the interest portion of any deferred payment obligation,
(iv) accrued interest, (v) the consolidated amount of any interest capitalized by Pathnet and (vi) amortization of debt issuance costs, plus (b) the interest component of Capitalized Lease Obligations of Pathnet and its Restricted Subsidiaries paid, accrued and/or scheduled to be paid or accrued during such period; excluding, however, any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated Adjusted Net Income pursuant to clause (e) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated Adjusted Net Income pursuant to clause (e) of the definition thereof); provided that in making such computation, (x) the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of Pathnet, a fixed or floating rate of interest, shall be computed by applying, at the option of Pathnet, either the fixed or floating rate, (y) the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period and (z) the interest rate with respect to any Indebtedness covered by an Interest Rate Agreement shall be deemed to be the effective interest rate with respect to such Indebtedness after taking into account such Interest Rate Agreement.

     "Consolidated Operating Cash Flow" means, with respect to any period, the Consolidated Adjusted Net Income for such period (a) increased by (to the extent deducted in computing Consolidated Adjusted Net Income) the sum of (i) the Consolidated Tax Expense for such period (other than taxes attributable to extraordinary, unusual or non-recurring gains or losses); (ii) Consolidated Interest Expense for such period; (iii) depreciation of Pathnet and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; (iv) amortization of Pathnet and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; and (v) any other non-cash charges that were deducted in computing Consolidated Adjusted Net Income (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period) of Pathnet and its Restricted Subsidiaries

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for such period in accordance with GAAP and (b) decreased by any non-cash gains that were included in computing Consolidated Adjusted Net Income.

     "Consolidated Tax Expense" means, for any period, the provision for U.S. federal, state, provincial, local and foreign income taxes of Pathnet and all Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Credit Facilities" means, with respect to Pathnet or its Restricted Subsidiaries, one or more debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Currency Agreement" means any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or arrangements entered into by Pathnet or any of its Restricted Subsidiaries.

     "Debt Securities" means any debt securities (including any Guarantee of such securities) issued by Pathnet and/or any Restricted Subsidiary in connection with a public offering (whether or not underwritten) or a private placement (provided that such private placement is underwritten for resale pursuant to Rule 144A, Regulation S or otherwise under the Securities Act or sold on an agency basis by a broker-dealer or one of its Affiliates to 10 or more non-affiliated beneficial holders); it being understood that the term "Debt Securities" shall not include any evidence of indebtedness under the Vendor Credit Facility, any financing by a Restricted Subsidiary similar to the Vendor Credit Facility or any Credit Facility or other commercial bank borrowings, any vendor equipment financing facility or any similar financings, recourse transfers of financial assets, capital leases or other types of borrowings incurred in a manner not customarily viewed as a "securities offering."

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors of Pathnet is required to deliver a resolution thereof under the Indenture, a member of the board of directors of Pathnet who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions. For purposes of this definition, no Person shall be deemed not to be a Disinterested Director solely because such Person or an Affiliate of such Person holds or beneficially owns Capital Stock of Pathnet or any of its Restricted Subsidiaries.

     "Escrow Account" means an account established with the Trustee in its name as Trustee pursuant to the terms of the Pledge Agreement for the deposit of the Pledged Securities purchased by Pathnet with a portion of the net proceeds from the initial offering of the Notes made pursuant to an Offering Memorandum of April 1, 1998.

     "Event of Default" has the meaning set forth under "Events of Defaults" herein.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Unless otherwise specified in the Indenture, Fair Market Value shall be determined by the Board of Directors of Pathnet acting in good faith and as of the date on which such determination is made.

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     "GAAP" means generally accepted accounting principles in the United States that are in effect on the date of the Indenture.

     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged which, in any case, are not callable or redeemable at the option of the issuer of the issuer thereof.

     "Guarantee" or "guarantee" means, as applied to any obligation, (a) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit. When used as a verb, "Guarantee" or "guarantee" shall have a corresponding meaning.

     "Incumbent" means any railroad, utility, governmental entity, pipeline or other licensed owner (which ownership is determined immediately prior to any transaction with Pathnet or a Restricted Subsidiary) of Telecommunications Assets to be used in Pathnet's network pursuant to an Incumbent Agreement (and any subsidiary or affiliate of such Person that is a party to an Incumbent Agreement for the sole purpose of receiving payments from Pathnet or a Restricted Subsidiary pursuant to such agreement).

     "Incumbent Agreement" means an agreement between an Incumbent and Pathnet or a Restricted Subsidiary pursuant to which, among other things, such Incumbent receives a payment equal to a percentage of Pathnet's or such Restricted Subsidiary's revenues, if any, attributable, in whole or in part, to Telecommunications Assets transferred or leased, or with respect to which a right of use has been granted, by such Incumbent to Pathnet or such Restricted Subsidiary and upon or with respect to which Pathnet or such Restricted Subsidiary has constructed or intends to construct a portion of its network.

     "Incur" or "incur" means, with respect to any Indebtedness, to incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable or responsible for the payment of, or otherwise incur, such Indebtedness, contingently or otherwise; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an incurrence of Indebtedness. With respect to Indebtedness to be borrowed under a binding commitment previously entered into that provides for Pathnet to Incur Indebtedness on a revolving basis, Pathnet shall be deemed to have Incurred the greater of (a) the Indebtedness actually Incurred or (b) all or a portion of the amount of such unborrowed commitment that Pathnet shall have so designated to be Incurred in an Officer's Certificate delivered to the Trustee (in which case Pathnet shall not be deemed to incur such unborrowed amount at the time or times it is actually borrowed).

     "Indebtedness" means, with respect to any Person at any date of determination, without duplication:

          (a) all liabilities, contingent or otherwise, of such Person: (i) for borrowed money (including overdrafts), (ii) in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities (including reimbursement obligations with respect thereto), (iii) evidenced by bonds, notes, debentures or other similar instruments, (iv) for the deferred and unpaid purchase price of property or services or created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person or (v) for Capitalized Lease Obligations (including any Sale-Leaseback Transaction);

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          (b) all obligations of such Person under or in respect of Interest
     Rate Agreements and Currency Agreements;

          (c) all Indebtedness referred to in (but not excluded from) the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured
     by) any Lien upon or with respect to any property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of (i) the Fair Market Value of such property or asset and (ii) the amount of such obligation so secured);

          (d) all guarantees by such Person of Indebtedness referred to in this definition of any other Person; and

          (e) all Redeemable Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price, plus accrued and unpaid dividends.

     The amount of Indebtedness of any Person at any date will be the outstanding balance at such date (or, in the case of a revolving credit or other similar facility, the total amount of funds outstanding and/or designated as incurred and certified by an officer of Pathnet to have been Incurred on such date pursuant to clause (b) of the last sentence of the definition of "Incur") of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided (i) that the amount outstanding at any time of any Indebtedness issued with original issue discount equals the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and (ii) that Indebtedness shall not include any liability for U.S. federal, state, local or other taxes owed by such Person. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value will be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock. Notwithstanding the foregoing, trade accounts and accrued liabilities arising in the ordinary course of business will not be considered Indebtedness for purposes of this definition.

     "Initial System" means all property, rights and assets necessary to own and operate an Incumbent's base microwave network system and shall include, without limitation, the initial microwave radio and protect microwave radio, software, antennae, waveguide, multiplexors, towers, shelters, licenses (including Federal Communications Commission and Federal Aviation Administration licenses), permits, leases, rights-of-way, easements and other related assets. An Initial System shall not include any additional microwave radios and related equipment installed as part of an expansion of an Initial System.

     "Interest Rate Agreement" means any interest rate protection agreements and other types of interest rate hedging agreements or arrangements (including, without limitation, interest rate swaps, caps, floors, collars and other similar agreements).

     "Invested Capital" means the sum of (a) 75% of the aggregate net cash proceeds received by Pathnet from the issuance of (or capital contributions with respect to) any Qualified Capital Stock subsequent to the Issue Date, other than the issuance of Qualified Capital Stock to a Restricted Subsidiary of Pathnet, and (b) 75% of the aggregate net cash proceeds from sales of Redeemable

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Capital Stock of Pathnet or Indebtedness of Pathnet convertible into Qualified
Capital Stock of Pathnet, in each case upon such redemption or conversion thereof into Qualified Capital Stock.

     "Investment" means, with respect to any Person, any direct or indirect advance, loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued or owned by, any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. In addition, the portion (proportionate to Pathnet's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an "Investment" made by Pathnet in such Unrestricted Subsidiary at such time and the portion (proportionate to Pathnet's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary at the time that such Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments. "Investments" shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

     "Issue Date" means the date of the Indenture.

     "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

     "Maturity" means, with respect to any Note, the date on which any principal of such Note becomes due and payable as provided therein or in the Indenture, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means: (a) with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to Pathnet or any Restricted Subsidiary), net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties which are the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than Pathnet or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by Pathnet or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by Pathnet or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee; and
(b) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Redeemable Capital Stock that has been converted into or exchanged for Qualified Capital Stock, as referred to under the "Limitation on Restricted Payments" covenant, the proceeds

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of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to Pathnet or any Subsidiary of Pathnet), net of fees, commissions and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Permitted Holder" means Spectrum Equity Investors, L.P., New Enterprise Associates VI, Limited Partnership, Onset Enterprise Associates II, L.P., FBR Technology Venture Partners L.P., Toronto Dominion Capital (USA), Inc. and Grotech Partners IV, L.P., any general partner of any such Person on the Issue Date, any Person controlled by any such general partner, David Schaeffer or Richard A. Jalkut.

     "Permitted Indebtedness" means:

          (a) Indebtedness of Pathnet pursuant to the Notes or of any Restricted Subsidiary pursuant to a Guarantee of the Notes;

          (b) Indebtedness of Pathnet or any Restricted Subsidiary outstanding on the Issue Date;

          (c) Indebtedness of Pathnet owing to any Restricted Subsidiary (but only so long as such Indebtedness is held by such Restricted Subsidiary); provided that any Indebtedness of Pathnet owing to any such Restricted Subsidiary is subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at Stated Maturity, by acceleration or otherwise) to the payment and performance of Pathnet's obligations under the Notes; and provided further that any transaction pursuant to which any Restricted Subsidiary to which such Indebtedness is owed ceases to be a Restricted Subsidiary shall be deemed to be an incurrence of Indebtedness by Pathnet that is not permitted by this clause
     (c);

          (d) Indebtedness of any Restricted Subsidiary to Pathnet or of any Restricted Subsidiary to another Restricted Subsidiary;

          (e) Indebtedness of Pathnet or any Restricted Subsidiary in respect of performance, surety or appeal bonds or under letter of credit facilities provided in the ordinary course of business and, in the case of letters of credit, under which recourse to Pathnet is limited to the cash securing such letters of credit;

          (f) Indebtedness of Pathnet under Currency Agreements and Interest Rate Agreements entered into in the ordinary course of business; provided that such agreements are designed to protect Pathnet or any Restricted Subsidiary against, or manage exposure to, fluctuations in currency exchange rates and interest rates, respectively, and that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

          (g) Telecommunications Indebtedness and any Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund such Telecommunications Indebtedness in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, and reasonable fees and expenses);

          (h) Indebtedness of Pathnet or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in connection with Telecommunications Indebtedness, Indebtedness permitted under clause (j) or
     (m) of the "Permitted Indebtedness" definition or in respect of purchase price adjustments in connection with the acquisition of or disposition of assets, including, without limitation, shares of Capital Stock;

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          (i) Indebtedness of Pathnet not to exceed, at any time outstanding,
     2.0 times the Net Cash Proceeds from the issuance and sale after the Issue Date, other than to a Restricted Subsidiary, of Qualified Capital Stock of Pathnet, to the extent such Net Cash Proceeds have not been used to make Restricted Payments pursuant to clause (a)(3)(B) or clauses (b)(ii) and
     (iii) of the "Limitation on Restricted Payments" covenant to make a Restricted Payment or to make any Permitted Investments under clause (h) of the definition of Permitted Investments; provided that such Indebtedness does not mature prior to the Stated Maturity of the Notes and has an Average Life longer than the Notes;

          (j) Indebtedness of Pathnet or any Restricted Subsidiary under one or more Credit Facilities; provided that the aggregate principal amount of any Indebtedness incurred pursuant to this clause (j) (including any amounts refinanced or refunded under this clause (j)) does not exceed at any time outstanding the greater of (x) 80% of eligible accounts receivable of Pathnet as of the last fiscal quarter for which financial statements are prepared or (y) $50.0 million; and any Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, Indebtedness issued under this clause (j) in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, and reasonable fees and expenses);

          (k) Indebtedness of Pathnet or a Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness of Pathnet or a Restricted Subsidiary, incurred under the ratio test set forth in clause (i) or (ii) of the "Limitation on Indebtedness" covenant or under clauses (b) through (f),
     (h), (i) and (m) of this definition of "Permitted Indebtedness," and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, and reasonable fees and expenses); provided that such new Indebtedness shall only be permitted under this clause (k) if (A) in case the Notes are refinanced in part, or the Indebtedness to be refinanced ranks equally with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new indebtedness is issued or remains outstanding, is expressly made to rank equally with, or subordinate in right of payment to, the remaining Notes, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the same extent that the Indebtedness to be refinanced is subordinated to the Notes and (C) such new Indebtedness, determined as of the date of incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness being refinanced or refunded; provided further that no Indebtedness incurred under this clause (k) in exchange for, or the proceeds of which refinance or refund any Indebtedness incurred under the ratio test set forth under clause (i) or (ii) of the "Limitation on Indebtedness" covenant will mature prior to the Stated Maturity of the Notes or have an Average Life shorter than the Notes; provided further that in no event may Indebtedness of Pathnet be refinanced by means of any Indebtedness of any Restricted Subsidiary issued pursuant to this clause
     (k);

          (l) Indebtedness arising by reason of the recharacterization of a sale of accounts receivable to an Accounts Receivable Subsidiary; and

          (m) Indebtedness of Pathnet or any Restricted Subsidiary in addition to that permitted to be incurred pursuant to clauses (a) through (l) above in an aggregate principal amount not in excess of $30.0 million at any time outstanding.

     "Permitted Investment" means any of the following:

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          (a) Investments in Cash Equivalents; provided that the term "with a maturity of 180 days or less" in clauses (a), (b) and (c) of the definition of "Cash Equivalents" is changed to "with a maturity of one year or less" for the purposes of this definition of "Permitted Investments" only;

          (b) Investments in Pathnet or any Restricted Subsidiary;

          (c) Investments by Pathnet or any Restricted Subsidiary in another Person if, as a result of such Investment, (i) such other Person becomes a Restricted Subsidiary or (ii) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, Pathnet or a Restricted Subsidiary;

          (d) Investments in the form of intercompany Indebtedness to the extent permitted under clauses (c) and (d) of the definition of "Permitted Indebtedness;"

          (e) Investments in existence on the Issue Date;

          (f) Investments in the Pledged Securities to the extent required by the Pledge Agreement;

          (g) Investments in an amount not to exceed $1.0 million at any one time outstanding;

          (h) Investments in an aggregate amount not to exceed the sum of (1) Invested Capital, (2) the Fair Market Value of Qualified Capital Stock of Pathnet, Redeemable Capital Stock of Pathnet, or Indebtedness of Pathnet convertible into Qualified Capital Stock of Pathnet, in the latter two cases upon such redemption or conversion thereof into Qualified Capital Stock of Pathnet, issued by Pathnet or any Restricted Subsidiary of Pathnet as consideration for any such Investments made pursuant to this clause (h), and (3) in the case of the disposition or repayment of any Investment made pursuant to this clause (h) after the Issue Date (including by redesignation of an Unrestricted Subsidiary of Pathnet to a Restricted Subsidiary of Pathnet), an amount equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of the disposition of such Investment; provided, however, that the amount of any Permitted Investments under this clause (h) shall be excluded from the computation of the amount of any Restricted Payment under the "Limitation on Restricted Payments" covenant;

          (i) Investments in trade receivables, prepaid expenses, negotiable instruments held for collection and lease, utility and worker's compensation, performance and other similar deposits or escrow;

          (j) Loans, advances and extensions of credit to employees made in the ordinary course of business of Pathnet not in excess of $500,000 in any fiscal year;

          (k) Bonds, notes, debentures or other securities received as a result of Asset Sales permitted under the covenant described in "Certain Covenants Limitation on Asset Sales";

          (l) Endorsements for collection or deposit in the ordinary course of business by such Person of bank drafts and similar negotiable instruments of such other person received as payment for ordinary course of business trade receivables;

          (m) Investments deemed to have been made as a result of the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of, or in connection with, the acquisition of such Person;

          (n) Investments in or acquisitions of Capital Stock, indebtedness, securities or other property of Persons (other than Affiliates of Pathnet) received by Pathnet or any of its Restricted Subsidiaries in the bankruptcy or reorganization of or by such Person or any exchange

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     of such Investment with the issuer thereof or taken in settlement of or other resolution of claim or disputes, and, in each case, extensions, modifications and renewals thereof;

          (o) Investments in any Person to which Telecommunications Assets used in an Initial System have been transferred and which person has provided to Pathnet or a Restricted Subsidiary the right to use such assets pursuant to an Incumbent Agreement; provided that, in the good faith determination of the Board of Directors, the present value of the future payments expected to be received by Pathnet in respect of any such Investment plus the Fair Market Value of any capital stock or other securities received in connection therewith is at least equal to the Fair Market Value of such Investment; and

          (p) Investments in one or more Permitted Telecommunications Joint Ventures; provided that the total original cost of all such Permitted Telecommunications Joint Ventures plus the cost or Fair Market Value, as applicable, of all additions thereto less the sum of all amounts received as returns thereon shall not exceed $20.0 million.

     "Permitted Liens" means:

          (a) Liens existing on the Issue Date;

          (b) Liens on any property or assets of a Restricted Subsidiary granted in favor of Pathnet or any Restricted Subsidiary;

          (c) Liens on any property or assets of Pathnet or any Restricted Subsidiary securing the Notes or any Guarantees thereof;

          (d) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease permitted by the Indenture;

          (e) Liens securing Indebtedness incurred under clauses (g), (j) or (m) of the definition of "Permitted Indebtedness";

          (f) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business of Pathnet or any Restricted Subsidiary and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceeding, if a reserve or other appropriate provision, if any, as required in conformity with GAAP shall have been made therefor;

          (g) Liens for taxes, assessments, government charges or claims that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

          (h) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance bonds, escrows and other obligations of a like nature incurred in the ordinary course of business (other than contracts for the payment of money);

          (i) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of Pathnet or any Restricted Subsidiary incurred in the ordinary course of business;

          (j) Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

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          (k) Liens securing Acquired Indebtedness created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by Pathnet or any Restricted Subsidiary; provided that such Lien does not extend to any property or assets of Pathnet or any Restricted Subsidiary other than the assets acquired in connection with the incurrence of such Acquired Indebtedness;

          (l) Liens securing obligations of Pathnet under Interest Rate Agreements or Currency Agreements permitted to be incurred under clause (f) of the definition of "Permitted Indebtedness" or any collateral for the Indebtedness to which such Interest Rate Agreements or Currency Agreements relate;

          (m) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

          (n) Liens securing reimbursement obligations of Pathnet or any Restricted Subsidiary with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

          (o) Liens arising from purchase money mortgages and purchase money security interests; provided that (i) the related Indebtedness shall not be secured by any property or assets of Pathnet or of any Restricted Subsidiary other than the property and assets so acquired and (ii) the Lien securing such Indebtedness shall be created within 60 days of such acquisition;

          (p) Liens securing the Escrow Account, the Pledged Securities and the proceeds thereof and the security interest created by the Pledge Agreement;

          (q) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (o); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend to any additional property or assets;

          (r) Liens with respect to the equipment and related assets of Pathnet installed on its network in favor of Persons that have licensed, leased, transferred or granted to Pathnet or any Restricted Subsidiary a right to use Telecommunications Assets or financed the purchase of Telecommunications Assets or securing the obligations of Pathnet or such Restricted Subsidiary under an Incumbent Agreement; provided that such Liens will (1) be created on terms that Pathnet reasonably believes to be no less favorable to Pathnet than Liens granted under clause (e) of this definition and (2) not secure any Indebtedness in excess of the Fair Market Value of the equipment and assets so secured;

          (s) Liens relating to revenues of Pathnet or any Restricted Subsidiary arising as a result of obligations under an Incumbent Agreement; and

          (t) Liens on the property or assets or Capital Stock of Accounts Receivable Subsidiaries and Liens arising out of any sale of Accounts Receivable in the ordinary course of business (including in connection with a financing transaction) to or by an Accounts Receivable Subsidiary or to Persons that are not Affiliates of Pathnet.

     "Permitted Telecommunications Asset Sale" means any transfer, conveyance, sale, lease or other disposition of a capital asset that is a Telecommunications Asset, the proceeds of which are treated as revenues (including deferred revenues) by Pathnet in accordance with GAAP.

     "Permitted Telecommunications Joint Venture" means a corporation, partnership or other entity engaged in one or more Telecommunications Businesses in which Pathnet owns, directly or indirectly, an equity interest.

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     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, business trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Pledge Agreement" means the Pledge Agreement dated as of the Issue Date, by and between the Trustee and Pathnet, governing the disbursement of funds from the Escrow Account.

     "Pledged Securities" means the securities purchased by Pathnet with a portion of the net proceeds from the initial offering of the Notes made pursuant to an Offering Memorandum of April 1, 1998, which shall consist of Government Securities, to be deposited in the Escrow Account.

     "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations, rights or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference stock, whether now outstanding or issued after the Issue Date, including, without limitation, all series and classes of such preferred or preference stock of such Person.

     "Public Equity Offering" means an offer and sale of Common Stock (which is Qualified Capital Stock) of Pathnet pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of Pathnet) and resulting in Net Cash Proceeds to Pathnet of not less than $45 million.

     "Qualified Capital Stock" means, with respect to any Person, any and all Capital Stock of such Person other than Redeemable Capital Stock.

     "Redeemable Capital Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is or, upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity; provided that any Capital Stock that would not otherwise constitute Redeemable Capital Stock but for provisions giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Redeemable Capital Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable in any material respect to holders of such Capital Stock than the provisions contained in the "Limitation on Asset Sales" and "Purchase of Notes upon a Change of Control" covenants are to holders of the Notes, and such Capital Stock specifically provides that such Person will not repurchase or redeem any such Capital Stock pursuant to any such provision prior to Pathnet's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Purchase of Notes upon a Change of Control" covenants.

     "Restricted Subsidiary" means any Subsidiary of Pathnet other than an Unrestricted Subsidiary.

     "S&P" means Standard and Poor's Ratings Services, a division of McGraw-Hill, Inc., and its successors.

     "Sale-Leaseback Transaction" means any direct or indirect arrangement, or series of related arrangements, with any Person (other than Pathnet or a Restricted Subsidiary) or to which any Person (other than Pathnet or a Restricted Subsidiary) is a party, providing for the leasing to Pathnet or to a Restricted Subsidiary of any property for an aggregate term exceeding three years, whether owned by Pathnet or by any Subsidiary of Pathnet at the Issue Date or later acquired, which has been or is to be sold or transferred by Pathnet or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property; provided that the transfer by Pathnet or any Restricted Subsidiary of Telecommunica-

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tions Assets to, and the leasing by Pathnet or any Restricted Subsidiary of such assets from, a Permitted Telecommunications Joint Venture shall not constitute a Sale-Leaseback Transaction.

     "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of Pathnet, accounted for more than 10% of the consolidated revenues of Pathnet and its Restricted Subsidiaries, (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of Pathnet and its Restricted Subsidiaries, or (iii) owns one or more FCC licenses the aggregate cost or Fair Market Value of which represents 5% or more of the net asset value of Pathnet and its Restricted Subsidiaries on a consolidated basis as of the end of such fiscal year, in the case of (i), (ii) or (iii) as set forth on the most recently available consolidated financial statements of Pathnet for such fiscal year.

     "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

     "Subsidiary" means any Person a majority of the equity ownership or Voting Stock of which is at the time owned, directly or indirectly, by Pathnet or by one or more other Subsidiaries or by Pathnet and one or more other Subsidiaries.

     "Telecommunications Assets" means, with respect to any Person, assets (including, without limitation, rights of way, trademarks and licenses) other than current assets that are utilized by such Person, directly or indirectly, for the design, development, construction, installation, integration or provision of Pathnet's network, including, without limitation, any businesses or services in which Pathnet is currently engaged and including any computer systems used in a Telecommunications Business. Telecommunications Assets shall also include 66 2/3% of the Voting Stock of another Person, provided that substantially all of the assets of such other Person consist of Telecommunications Assets, and provided further such Voting Stock shall be held by Pathnet or a Restricted Subsidiary, such other Person either is, or immediately following the relevant transaction shall become, a Restricted Subsidiary of Pathnet pursuant to the Indenture or a Permitted Telecommunications Joint Venture subject to the limitations set forth under clause (p) of the definition of "Permitted Investment." The determination of what constitutes Telecommunications Assets shall be made by the Board of Directors and evidenced by a board resolution delivered to the Trustee.

     "Telecommunications Business" means, the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) constructing, creating, developing, acquiring or marketing Telecommunication Assets or other communications related network equipment, software and other devices for use in a telecommunications business or (iii) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in clause (i) or (ii) above; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of Pathnet.

     "Telecommunications Indebtedness" means Indebtedness of Pathnet or any Restricted Subsidiary incurred at any time within 315 days of, and for the purpose of financing all or any part of the cost of, the construction, expansion, installation, acquisition or improvement by Pathnet or any Restricted Subsidiary of any new Telecommunications Assets; provided that the proceeds of such Indebtedness are expended for such purposes within such 315-day period; and provided further that the Net Cash Proceeds from the issuance of such Indebtedness does not exceed, as of the date of incurrence

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thereof, 100% of the lesser of the cost or Fair Market Value of such
Telecommunications Assets; provided further that, to the extent an Incumbent Agreement is characterized as a Capitalized Lease Obligation, it shall be considered Telecommunications Indebtedness.

     "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

     "Unrestricted Subsidiary" means (a) any Subsidiary that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of Pathnet, as provided below) and (b) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of Pathnet may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as (i) neither Pathnet nor any other Subsidiary is directly or indirectly liable for any Indebtedness of such Subsidiary, (ii) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of Pathnet or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity, (iii) any Investment in such Subsidiary made as a result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of the "Limitation on Restricted Payments" covenant, (iv) neither Pathnet nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than those that might be obtained at the time from persons who are not Affiliates of Pathnet, and (v) neither Pathnet nor any other Subsidiary has any obligation (1) to subscribe for additional shares of Capital Stock or other equity interest in such Subsidiary, or (2) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of Pathnet shall be evidenced to the Trustee by filing a board resolution with the Trustee giving effect to such designation. The Board of Directors of Pathnet may designate any Unrestricted Subsidiary as a Restricted Subsidiary if, immediately after giving effect to such designation, there would be no Default or Event of Default under the Indenture and Pathnet could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant.

     "Vendor Credit Facility" means, collectively, (i) the revolving credit facility to be entered into by and among Pathnet, the Finance Subsidiary and NEC, substantially in the form outlined by the commitment letter dated October 14, 1997; (ii) the revolving credit facility to be entered into by and among Pathnet, the Finance Subsidiary and Andrew, substantially in the form outlined by the commitment letter dated December 8, 1997; and (iii) the takeout credit facility substantially in the form of the Commitment Letters dated October 7, 1997 and October 8, 1997, among Pathnet, the Finance Subsidiary and each of the financial institutions party thereto.

     "Voting Stock" means, with respect to any Person, any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

     "Wholly Owned" means, with respect to the Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

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       DESCRIPTION OF OTHER INDEBTEDNESS AND OTHER FINANCING ARRANGEMENTS

PROPOSED CREDIT FACILITY WITH LUCENT

     Pathnet has been negotiating with Lucent Technologies, Inc., over the terms of a senior secured credit facility that would provide us with vendor financing for fiber optic cable purchases. The credit facility would be executed in connection with a fiber optic cable purchase agreement where we agree to make Lucent our exclusive provider of fiber optic cable. Neither party has signed the definitive agreements governing the proposed financing, but we expect to execute definitive agreements in the next several weeks. We describe below the material terms of the proposed Lucent credit facility, based on the current drafts of the agreements. We cannot assure you that we will enter into any financing agreements with Lucent, or that any agreements that we execute will be on these terms. However, we currently expect that we will enter into a vendor financing agreement with Lucent on terms similar to those outlined below.

     The first tranche of the proposed facility will be $60 million and will be available to be drawn after the facility becomes effective until January 31, 2001. The proceeds of any loans by Lucent must be used to finance fiber optic cable that we purchase under the fiber optic cable purchase agreement between us and Lucent. The loans will not cover the entire invoice cost of those purchases. Under the Lucent credit facility, we will be required to pay various customary arrangement, commitment and other fees. To preserve exclusivity, Lucent must offer additional tranches on similar terms to the first tranche.

     If executed as currently drafted, we expect the proposed credit facility with Lucent to have these terms:

     - The first tranche loans would mature on December 31, 2005;

     - Mandatory prepayments are required in connection with dark fiber sales and other dispositions;

     - Lucent's obligation to loan any funds under the facility is conditioned on, among other things:

       -- We must purchase and pay for a specified minimum dollar value of Lucent products;

       -- A newly-formed vendor financing subsidiary of Pathnet or Pathnet
          Telecom would be the borrower under the credit facility and must be capitalized with assets having a value of at least $60 million;

       -- We must obtain the necessary permits (including any required rights of way) required to build the network segment in which the financed fiber will be installed; and

     - The loans would bear interest at floating rates based on an index plus a specified margin.

     The indebtedness outstanding under the Lucent credit facility is expected to be guaranteed by the borrower (a newly formed vendor financing subsidiary of Pathnet or Pathnet Telecom). The indebtedness will be secured by all property and assets owned by, and all capital stock of and inter-company indebtedness owed to, the borrower.

     We anticipate that the Lucent credit facility will contain various covenants typical for facilities of this nature. Some of those covenants will restrict the vendor financing subsidiary and its subsidiaries, if any, from, among other things:

     - Incurring indebtedness;

     - Entering into merger or consolidation transactions;

     - Disposing of their assets;

     - Acquiring assets; and

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

     - Making certain restricted payments;

     - Paying interest or principal on the Notes if excess cash is available at Pathnet Telecom or Pathnet for Note repayment;

     - Creating any liens on its assets;

     - Making investments;

     - Entering into sale and leaseback transactions; and

     - Entering into non-arms'-length basis transactions with affiliates.

     As currently drafted, the Lucent credit facility also requires that the vendor financing subsidiary comply with various customary financial covenants, including required ratios for:

     - Consolidated Indebtedness to Total Capitalization;

     - Consolidated Indebtedness to Consolidated EBITDA;

     - Consolidated EBITDA to Consolidated Debt Service;

     - Consolidated EBITDA to Consolidated Interest Expense; and

     - Minimum annual revenues to the vendor financing subsidiary.

     The draft Lucent credit facility contains a number of events of default, including:

     - Nonpayment of principal, interest, fees or other amounts;

     - The occurrence of a default on other material indebtedness of the vendor financing subsidiary and its subsidiaries (if any) and, in certain circumstances, of Pathnet Telecom and our subsidiaries including a termination by Lucent as the result of our default on the fiber supply agreement with Lucent;

     - Failure to comply with certain covenants, conditions or provisions under the credit facility;

     - The existence of certain judgments;

     - The occurrence of any default under material agreements that could result in a material adverse effect on the vendor financing subsidiary;

     - The breach of representations or warranties;

     - Commencement of reorganization, bankruptcy, insolvency or similar proceedings;

     - The occurrence of certain ERISA events; and

     - A change of control of Pathnet Telecom or the vendor financing subsidiary.

     If the borrowing subsidiary defaults on its obligations under the Lucent credit facility, all of those obligations could be declared to be immediately due and payable. Upon a payment default or upon any acceleration of the obligations under the Lucent credit facility, assuming those obligations exceeded $7.5 million, any amounts then owing under the Notes would become immediately due and payable.

     Under the Lucent credit facility, the vendor financing subsidiary is not permitted to offer any guarantee of any indebtedness of Pathnet Telecom or Pathnet. In addition to the Lucent credit facility, we intend to enter into similar financing arrangements with other of our equipment vendors. We expect that other vendor financing participants will demand similar restrictions.

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

                          DESCRIPTION OF CAPITAL STOCK

     The following summary of the structure and terms of our capital stock is not complete, and you should refer to our certificate of incorporation and bylaws for more information. See "WHERE YOU CAN FIND MORE INFORMATION" to locate copies of those documents.

GENERAL

     Our capital stock consists of 60 million shares of common stock, $.01 par value per share, and 39,620,860 shares of preferred stock, $.01 par value per share.

                               OUR CAPITAL STOCK

                                                                              ISSUED AND
                                                      AUTHORIZED SHARES   OUTSTANDING SHARES*
                                                      -----------------   -------------------
COMMON STOCK:.......................................     60,000,000            2,977,593
PREFERRED STOCK:
     Series A Convertible Preferred Stock...........      2,899,999            2,899,999
     Series B Convertible Preferred Stock...........      4,788,030            4,788,030
     Series C Convertible Preferred Stock...........      8,176,686            8,176,686
     Series D Convertible Preferred Stock...........      9,250,000            8,511,607
     Series E Convertible Preferred Stock...........      4,506,145            1,729,631**
     Blank Check Preferred Stock....................     10,000,000                   --
                                                         ----------           ----------
     Total Preferred Stock..........................     39,620,860           26,105,953
          TOTAL OF ALL STOCK........................     99,620,860           29,083,546
                                                         ==========           ==========

---------------
 * After close of the Contribution and Reorganization Transaction.

** Assuming no additional Series E Convertible Preferred shares are issued under the Colonial option agreement. Subsequent to the initial closing, and upon receipt of the $25 million cash payment from Colonial upon the completion of the Chicago-Aurora fiber build, we will issue 1,137,915 shares of our Series E Convertible Preferred Stock. At that time, an aggregate of 2,867,546 shares of our Series E Convertible Preferred Stock will be issued and outstanding (again, assuming no additional Series E shares have been issued under the Colonial option agreement).

     We describe in the sections below the important terms our capital stock and our certificate of incorporation and bylaws.

COMMON STOCK

     Our common stockholders are entitled to one vote per share of common stock on all matters to be voted upon by the stockholders generally. Holders of common stock also will be entitled to receive dividends, if any, declared from time to time by the board of directors out of funds legally available for dividends. If we are liquidated, dissolved or wound-up, holders of common stock will share proportionately in all assets available for distribution. However, both dividend and distribution rights of our common stockholders are subject to the rights of our preferred stockholders as described below. Our common stockholders have no preemptive or conversion rights (other than the preemptive rights granted to Mr. Schaeffer under our stockholders agreement). Our common stock does not have cumulative voting rights. All shares of common stock outstanding immediately following the closing of the Contribution and Reorganization Transaction will be fully paid and will not be subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to our common stock.

BLANK CHECK PREFERRED STOCK

     Subject to the limitations described below, our certificate of incorporation gives our board of directors the authority, without further stockholder action, to issue up to 10 million shares of preferred stock in one or more series and to fix the relative powers, preferences, rights, qualifications, limitations or restrictions of our preferred stock, including:

     - Dividend rates;

     - Conversion rights;

     - Voting powers;

     - Terms of redemption;

     - Redemption prices;

     - Amounts payable upon liquidation; and

     - The number of shares constituting any series or the designation of those series.

     Our issuance of preferred stock may have the effect of delaying, deferring or preventing our "change in control" and may adversely affect the voting and other rights of our common and preferred stockholders. These effects may include the loss of voting control to others. Other than the issuance of the Series A, B, C, D and E Convertible Preferred Stock in the Contribution and Reorganization Transaction (including shares that may be issued under the Colonial Option Agreement), we currently have no plans to issue any shares of preferred stock. In addition, our certificate of incorporation forbids us from issuing any equity security, other than as set forth in the stockholders agreement, without the affirmative vote or written consent of 67% of the outstanding shares of all preferred stock, voting as a single class.

SERIES A, B, C, D AND E CONVERTIBLE PREFERRED STOCK

     References in this discussion to "our preferred stockholders" mean the holders of any of our Series A, B, C, D and E Convertible Preferred Stock, and "our preferred stock" means any of our Series A, B, C, D and E Convertible Preferred Stock.

     VOTING. Our preferred stock is voted on an "as converted" basis with our common stock. This means that each share of Series A, B, C, D and E Convertible Preferred Stock will initially have one vote, representing the number of votes that those shares would have if they were converted into shares of our common stock. In the event that the number of shares of common stock into which the shares of any series of preferred stock may be converted is adjusted in the future, the number of votes which shares of that series of preferred stock may exercise will be adjusted accordingly. Upon the closing of the Contribution and Reorganization Transaction, our Series A, B, C, D and E Convertible Preferred Stock will together represent approximately 90% of our total outstanding voting stock.

     VETO RIGHTS. The consent of holders of 67% of our Series A, B, C, D and E Convertible Preferred Stock voting together as a single class is required for actions that:

     - Redeem or otherwise acquire for value any shares of our capital stock or capital stock of our subsidiaries, except for certain redemption rights provided in our certificate of incorporation for the holders of our Series E Convertible Preferred Stock and other redemptions in accordance with stockholders agreements, option agreements or employment agreements approved by our board of directors;

     - Issue any equity securities or securities convertible into our equity securities other than as provided in our stockholders agreement;

     - Increase or decrease the total number of authorized shares of preferred stock, other than by conversion as permitted under the certificate of incorporation;

     - Pay or declare any dividends on any capital stock;

     - Enter into a merger, consolidation, reorganization or recapitalization transaction;

     - Amend our certificate of incorporation or bylaws in any way that adversely affects the rights or preferences of our preferred stockholders; or

     - Incur indebtedness, other than indebtedness existing on the completion of the Contribution and Reorganization Transaction, indebtedness of $5 million or less or indebtedness incurred in the ordinary course of business.

     DIVIDENDS. We cannot pay any dividends on our common stock unless we have first paid a corresponding dividend on our preferred stock.

     LIQUIDATION PREFERENCE. Our preferred stockholders are entitled to a liquidation preference equal to their initial purchase price for their preferred shares (as adjusted for stock splits, stock dividends, recapitalizations and similar events) plus any declared but unpaid dividends. Our Series E Convertible Preferred Stock ranks prior to all of our other shares of capital stock upon liquidation, including the other shares of all preferred stock. Following payment to the holders of our Series E Convertible Preferred Stock, the remaining shares of all preferred stock are ranked prior to our common stock, and on a parity with each other. This preference currently entitles our stockholders to payments of the following amounts upon our liquidation:

     - $0.34 for each share of Series A Convertible Preferred Stock;

     - $1.13 for each share of Series B Convertible Preferred Stock;

     - $3.67 for each share of Series C Convertible Preferred Stock;

     - $21.97 for each share of Series D Convertible Preferred Stock; and

     - $21.97 for each share of Series E Convertible Preferred Stock.

     REDEMPTION. The holders of our Series E Convertible Preferred Stock have the right to require us to redeem some or all of their shares of Series E Convertible Preferred Stock at a price equal to the original purchase price paid for our Series E Convertible Preferred Stock if we have not either undergone an IPO, listed our common stock for trading on a national securities exchange, or had our stock traded in an over-the-counter market and quoted in an automated quotation system of the National Association of Securities Dealers, Inc. on or before November 3, 2001. (In each case, we will also need to meet certain proceeds and valuation requirements as well.) This right is subject to the limitations on redemptions contained in the Indenture and proposed to be contained in the Supplemental Indenture, which will prohibit our making this redemption for so long as this prohibition is in effect and the Notes are outstanding.

     Except in circumstances involving an acquisition, merger or similar transaction in which the holders of the shares of Series A, B, C or D Convertible Preferred Stock would receive as consideration for their shares payment of an amount less than their applicable liquidation preference, we are not required to redeem our Series A, B, C or D Convertible Preferred Stock. Accordingly, the holders of Pathnet's Series A, B, and C Convertible Preferred Stock who agreed to exchange their Pathnet stock for our stock in connection with the Contribution and Reorganization Transaction will lose their existing redemption rights under the Pathnet certificate of incorporation, except in respect to such extraordinary transactions. These existing Pathnet redemption rights are currently subject to the same contractual restrictions under the Indenture, and Pathnet cannot effect the redemption of any of its shares so long as this covenant remains in effect and the Notes are outstanding. In addition to the redemption rights described in the preceding paragraph, our Series E shares have similar rights to elect to have their shares redeemed in the event of an extraordinary corporate transaction for consideration less than the applicable liquidation preference.

     CONVERSION AND ANTI-DILUTION. Our preferred stockholders may convert each share of their preferred stock at any time into one share of our common stock. The conversion ratio may be increased or decreased as a result of stock splits, dividends, recapitalizations and similar events. If we issue shares of our common stock for prices less than the applicable conversion prices (which, immediately following the closing of the Contribution and Reorganization Transaction, will be equal to the liquidation preferences indicated above), anti-dilution provisions in our certificate of incorporation will increase the number of shares of our common stock into which each share of the affected series of preferred stock would be converted. The shares of Series E Convertible Preferred Stock possess more favorable conversion rights than do the Series A, B, C and D Convertible Preferred Stock. In the event of any sale of shares of our common stock (or securities convertible into shares and our common stock) at a price less than the applicable conversion price, the conversion formula for the shares of Series E Convertible Preferred Stock will adjust on a so-called "full ratchet" basis. This means that holders of shares of Series E Convertible Preferred Stock will be able to convert their shares of Series E Convertible Preferred Stock into that number of shares of common stock that would have been available to those holders if they had originally purchased their shares of Series E Preferred Stock for any reduced price at which we issue any shares of our common stock or securities convertible into common stock.

     The shares of our Series A, B, C and D Convertible Preferred Stock also have anti-dilution protection, which provides for adjustments based on a volume-adjusted weighted average of any issue of our shares of common stock (or securities convertible into common stock) at a price lower than the applicable conversion price for the shares of that Series. You can review this formula in the copy of our certificate of incorporation attached as an exhibit to the registration statement filed in connection with this offering. If we were to sell shares of our common stock (or securities convertible into common stock) at a price lower than the applicable conversion value for any of the series of convertible preferred stock, the dilutive effect (on the shares of our common stock or any shares of preferred stock not participating in an adjustment) of an anti-dilution adjustment under this formula may be substantially more pronounced than the more commonly employed "weighted average" anti-dilution formula. Under our volume-adjusted weighted average approach, we take account of the dilutive effect of the "full ratchet" anti-dilution protection afforded to our Series E shares, so that even a small issue of new shares of common stock at a low price will have a significant effect on the conversion ratios of any of our Series A, B, C or D Convertible Preferred shares for which the conversion ratio is also adjusted. The anti-dilution provisions generally will not apply to our issue of common stock pursuant to the exercise of employee stock options or the Pathnet warrants that we plan to assume. See "Warrants" below.

     Our preferred stock automatically converts into common stock if we complete an IPO or if our common stock is either listed for trading on a national securities exchange or is traded in an over-the-counter market and quoted in an automated quotation system of the National Association of Securities Dealers, Inc. and, in each case, we satisfy certain proceeds and valuation requirements.

     REGISTRATION RIGHTS. We have granted registration rights to some holders of our common stock, preferred stock, options and warrants for the shares of our common stock already held or to be acquired upon conversion or exercise of these securities. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- Our Stockholders Agreement" for a description of these registration rights.

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

OTHER PROVISIONS OF THE PATHNET TELECOM CERTIFICATE OF INCORPORATION AND BYLAWS

     Our certificate of incorporation and bylaws contain a number of provisions relating to our governance and internal operations, including these provisions:

     - Following our issuance of the applicable classes of capital stock, the holders of our Series A Convertible Preferred Stock will be entitled to elect two directors by a separate class vote, the holders of our Series B Convertible Preferred Stock will be entitled to elect one director by a separate class vote; the holders of our Series C Convertible Preferred Stock will be entitled to elect one director by a separate class vote; and the holders of our Series D Convertible Preferred Stock and our Series E Convertible Preferred Stock will be entitled to elect three directors, voting together as a single class;

     - Our CEO will also serve as a director;

     - Subject to the rights of the holders of our preferred stock to elect directors by class, the directors in office will fill any vacancy or newly created directorship on our board of directors, with any new director to serve until his or her successor is elected and qualified;

     - Directors may be removed by the vote of stockholders holding a majority of the voting power of our issued and outstanding capital stock, except that, if directors are elected by a voting group of stockholders, only that voting group may participate in the vote to remove them. In addition, the board of directors may remove one or more directors for cause (as defined in our bylaws) by a majority vote of all other directors; and

     - Special meetings of stockholders may be called by our board of directors, the Chairman of our board of directors, our President or, at any time before a public offering, by stockholders holding shares entitled to cast at least 25% of the total votes cast by all stockholders at a meeting of the stockholders, and the business permitted to be conducted at a special meeting is limited to the business stated in the notice of the special meeting or business that is related to the purpose of the special meeting that is brought before the meeting by our board of directors.

     The provisions of our certificate of incorporation and bylaws described above relating to the removal of directors may discourage or make the acquisition of control of us by means of a tender offer, open market purchase or proxy contest more difficult. These provisions may also discourage specific types of coercive takeover practices and inadequate takeover bids and may encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that these provisions will benefit us and our stockholders by enhancing our ability to negotiate with the proponent of any unfriendly or unsolicited proposal to acquire or restructure us. We also believe that the benefits of discouraging these proposals outweighs the disadvantages of doing so, because, among other things, negotiation of these proposals could result in better terms for our stockholders.

WARRANTS

     Pathnet issued 1,116,500 warrants for its common stock to the initial purchasers of the Notes in April 1998. In a separate and private transaction that Pathnet proposes to conduct only with the qualified institutional buyers permitted to hold those warrants, Pathnet will propose to amend the terms of the existing warrants to clarify that upon the closing of the Contribution and Reorganization Transaction, we will assume Pathnet's obligations under the warrants and they will become exercisable for shares of our common stock. If Pathnet fails to obtain the required consent of the holders of the Pathnet warrants to amend the warrants as proposed, the Pathnet warrants will remain outstanding and will be exercisable upon closing of the Contribution and Reorganization Transaction.

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

     Pathnet's warrants currently permit the holders to purchase a total of 1,116,500 shares of Pathnet common stock at $0.01 per share. If Pathnet obtains the consent of the qualified institution buyers permitted to holds its warrants, we will have outstanding warrants permitting the holders to purchase a total of 1,116,500 shares of our common stock at $0.01 per share.

DIVIDEND POLICY

     Pathnet has never declared or paid any cash dividends on its capital stock. We have no plans to pay dividends on our common stock in the future, and presently intend to retain any earnings to fund the growth of our business. Our board of directors will determine the payment of any future dividends in light of conditions then existing, including the results of our operations, financial condition, cash requirements, restrictions in financing agreements, business conditions and other factors. However, covenants contained in the Indenture (and those proposed to be contained in the Supplemental Indenture) significantly restrict our ability to pay dividends.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following is a general discussion of certain anticipated federal income tax consequences under present law to holders of the Notes if the proposed Indenture amendments are approved, the waivers are obtained and Pathnet pays the consent fee to holders entitled thereto. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), final and temporary Treasury regulations thereunder (the "Regulations"), and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly on a retroactive basis). Legislative, judicial, or administrative changes or interpretations could alter or modify the tax discussion set forth below. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to holders of the Notes. The discussion does not address any aspects of state, local or foreign taxation. Finally, substantial uncertainties resulting from the lack of definitive judicial or administrative authority and interpretations apply to various tax issues addressed herein, including certain tax consequences arising in connection with the waivers, the proposed Indenture amendments and payment of the consent fee pursuant to this solicitation. Pathnet has not sought, nor does it intend to seek, any rulings from the Internal Revenue Service relating to such issues or any other issues.

     This discussion does not attempt to address all issues that may be relevant to a particular holder of the Notes in light of such holder's personal investment circumstances and does not apply to holders subject to special treatment under the federal income tax laws such as financial institutions, broker-dealers, insurance companies, foreign persons and entities, tax-exempt organizations or taxpayers subject to the alternative minimum tax. This discussion assumes that holders hold their Notes as a "capital asset" (generally, property held for investment) within the meaning of Section 1221 of the Code.

     THE FOLLOWING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. THE TAX TREATMENT OF A HOLDER OF THE NOTES MIGHT BE SUBJECT TO SPECIAL RULES NOT DISCUSSED BELOW. ACCORDINGLY, EACH HOLDER OF THE NOTES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO SUCH HOLDER THAT MAY ARISE IN CONNECTION WITH THIS SOLICITATION.

PROPOSED WAIVERS AND INDENTURE AMENDMENTS

     Under general principles of tax law, the modification of a debt instrument creates a deemed exchange (upon which gain or loss is realized) if the modified debt instrument differs materially either in kind or in extent from the original debt instrument.

     Under the Regulations, the modification of a debt instrument is a "significant" modification (i.e., upon which gain or loss is realized) if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered are "economically significant." A modification that adds a guarantor is not a significant modification unless such modification results in a change in payment expectations. The addition of a guarantor results in a change in payment expectations if it results in a substantial enhancement of the obligor's capacity to meet the payment obligations under the debt instrument, and that capacity was primarily speculative prior to the guarantee and is adequate after the guarantee. In addition, a change in the yield of a debt instrument is a significant modification under the Regulations if the yield of the modified instrument (determined by taking into account any payments made to the holder as consideration for the modification) varies from the yield on the unmodified instrument (determined as of the date of the modification) by more than the greater of 1/4 of one percent (25 basis points) or five percent of the annual yield of the unmodified instrument.

     As discussed above, the proposed Indenture amendments would change several terms of the Notes, and the holders would waive certain rights in connection with the solicitation. Whether the legal rights or obligations that would be altered and the degree to which they would be altered by the proposed Indenture amendments and the waivers would be "economically significant" is not specifically addressed by existing guidance and therefore is uncertain. However, the legal rights and obligations that would be changed (other than the changes resulting from the Pathnet Telecom Guarantees and the payment of the consent fee discussed below) as a result of the proposed Indenture amendments principally would impose new obligations on Pathnet Telecom and generally would change Pathnet's obligations and rights only in minor respects. Similarly, although it is uncertain, the one time waiver of the Excess Proceeds Offer obligation and the Change of Control repurchase obligation should not constitute an economically significant modification. Hence, the waivers and the proposed Indenture amendments (other than the Guarantees and payment of the consent fee described below) should not collectively result in a deemed exchange of the Notes for "new" Notes ("New Notes").

     The payment of the consent fee should not change the yield of the Notes by an amount that will cause a significant modification under the Regulations. The effect of the Pathnet Telecom Guarantees is less clear. It is expected that the addition of the Pathnet Telecom Guarantees will enhance Pathnet's capacity to meet its payment obligations under the Notes. Whether Pathnet's capacity to meet the payment obligations will change from "primarily speculative" prior to the Pathnet Telecom Guarantees to "adequate" after the Guarantees is a question of fact that cannot be answered in advance with certainty. If Pathnet's capacity to meet the payment obligations under the Notes does not change from "primarily speculative" to "adequate," the Pathnet Telecom Guarantees should not create a deemed exchange of the Notes for New Notes. In such case, except as described below with respect to the consent fee, a holder should not recognize any gain or loss as a result of the proposed Indenture amendments.

     It is possible, however, that Pathnet's capacity to meet the payment obligations will change from "primarily speculative" to "adequate," thereby creating a deemed exchange of the Notes for New Notes. Even if a deemed exchange results, the Notes and the New Notes have a maturity of more than five years, and thus likely should be treated as "securities." As a result, the deemed exchange of the Notes for New Notes should be characterized as a tax-free recapitalization under Section 368(a)(1)(E) of the Code. In such case, except as described below with respect to the consent fee, a holder should not recognize gain or loss as a result of the deemed exchange.

     If an exchange were deemed to occur under general principles of tax law or under the standards set forth in the Regulations, and if the deemed exchange did not constitute a tax-free recapitalization as described above, then a holder generally would recognize gain or loss in an amount equal to the difference between the holder's amount realized and the holder's adjusted tax basis in the Notes deemed to have been exchanged. The holder's amount realized generally would be the "issue price" of the New Notes. The "issue price" of the New Notes likely would equal the stated redemption price at maturity of the New Notes, assuming the New Notes are not "publicly traded" within the meaning of the Regulations. It is uncertain whether the New Notes will be considered publicly traded because, among other things, certain events after the date of the deemed exchange could cause the New Notes to satisfy the publicly traded test set forth in the Regulations. If the New Notes are publicly traded, the issue price would be equal to the fair market value of the New Notes at the time of the deemed exchange. All or a portion of any gain from the deemed exchange would constitute ordinary income to the extent the holder purchased the Notes at a market discount, i.e., at an amount less than the stated redemption price at maturity of the Notes.

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

     If a deemed exchange occurs, regardless of whether the exchange qualifies as a tax-free recapitalization, the New Notes may be treated as issued with original issue discount. The New Notes generally would have original issue discount if they have an issue price that is less than their stated redemption price at maturity. As discussed above, the issue price of the New Notes will depend in part on whether they are "publicly traded" within the meaning of the Regulations. If there is a deemed exchange and the New Notes are publicly traded, the New Notes likely will have significant original issue discount. If the New Notes are treated as issued with original issue discount, holders thereof generally will be required to include such discount in income as it accrues, in advance of the receipt of cash attributable to such income. In addition, a holder may be entitled to claim a dividends received deduction with respect to a portion of such original issue discount in the event that the New Notes qualify as "applicable high yield discount obligations" under Section 163 of the Code. If a holder's tax basis in the New Notes deemed received exceeds the stated redemption price at maturity of the Notes deemed to be exchanged therefor, a holder generally may elect to amortize such premium.

RECEIPT OF CONSENT FEE

     Although there is no authority on point, holders of Notes should be required to treat the consent fee as a fee paid for their consent. Accordingly, the holders should recognize ordinary income for federal income tax purposes in an amount equal to the consent fee to which they are entitled, when the consent fee is received or accrued, in accordance with their method of accounting. However, if a deemed exchange does occur, as discussed above the exchange should constitute a tax-free recapitalization under Section 368(a)(1)(E) of the Code. In such case, the Internal Revenue Service might treat the consent fee as part of the recapitalization exchange rather than as a separate fee, and a holder receiving a consent fee generally would recognize taxable gain to the extent of the lesser of (1) the consent fee received or (2) the gain realized by the holder on the deemed exchange.

BACKUP WITHHOLDING

     The receipt of a consent fee by a holder may be subject to backup withholding at a rate of 31% of the consent fee payable to a particular holder of a Note unless (1) the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (2) the holder provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding from a payment to a holder generally will be allowed as a credit against such holder's federal income tax liability.

TAX CONSEQUENCES TO PATHNET

     Assuming the waivers, the proposed Indenture amendments and payment of the consent fee do not constitute a significant modification of the Notes resulting in a deemed exchange for federal income tax purposes of the Notes for New Notes, Pathnet will not recognize any gain or loss as a result of the waivers, the amendments and payment of the consent fee. If a deemed exchange does occur, Pathnet should not recognize gain or loss except that Pathnet will recognize cancellation of indebtedness income to the extent that the "issue price" of the New Notes is less than the principal amount of the Notes. As discussed above, the issue price of the New Notes will depend, among other things, upon whether the New Notes are publicly traded within the meaning of the Regulations. If, as discussed above, the Notes bear original issue discount as a result of the deemed exchange, Pathnet would have additional interest deductions available to it by reason of such original issue discount. However, Pathnet's ability to deduct the original issue discount may be deferred (or even disallowed in part) if the New Notes have significant original issue discount and satisfy other requirements set forth in Section 163 of the Code with respect to "applicable high yield discount obligations." The

New Notes should have significant original issue discount only if there is a deemed exchange of the Notes for New Notes, and the New Notes are publicly traded within the meaning of the Regulations.
However, Pathnet's ability to deduct the original issue discount may be limited if the New Notes are "applicable high yield discount obligations" under Section 163(i) of the Code. Under this provision, any debt instrument that has a term of more than five years and a yield that exceeds the "applicable federal rate" (as defined in Section 1274(d) of the Code) for the month in which the debt instrument is issued by five or more percentage points and that has "significant original issue discount" will be treated as an "applicable high yield discount obligation." An obligation has significant original issue discount if the aggregate amount includible in the gross income of a holder (including accruals of original issue discount) before the close of any "accrual period" (within the meaning of Section 1272(a)(5) of the Code) more than five years after the date of issue of the obligation exceeds the sum of the aggregate amount of interest paid in cash through such period, plus the product of the issue price of such instrument and its yield to maturity. If the New Notes constitute "applicable high yield discount obligations," Pathnet would be permitted to deduct original issue discount only as it is paid in cash, and Pathnet would not be allowed to deduct the "disqualified portion" of the original issue discount. The "disqualified portion" of the original issue discount, if any, would be equal to the lesser of (i) the amount of the original issue discount on the New Notes, and (ii) the product of (a) the amount that would have been original issue discount on the New Notes if the stated interest payments under such New Notes were included in the stated redemption price at maturity, and (b) a fraction, the numerator of which is the yield to maturity of the New Notes minus the sum of 6 percent and the applicable federal rate, and the denominator of which is the yield to maturity of the New Notes.

     HOLDERS OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDERS OF THIS SOLICITATION, INCLUDING THE LIKELIHOOD THAT THE WAIVERS, THE PROPOSED INDENTURE AMENDMENTS OR THE RECEIPT OF THE CONSENT FEE WILL RESULT IN A DEEMED EXCHANGE OF THE NOTES, AS WELL AS THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

     Pathnet will solicit consents from and offer payment of the consent fee to all holders of the Notes. If the consent solicitation is successful and Pathnet obtains, before the expiration of the consent solicitation process, the required consents from the holders of a majority in outstanding principal amount of the Notes, we will execute the Supplemental Indenture and issue our Guarantees to all holders of the Notes.

                                 LEGAL MATTERS

     Certain legal matters relating to the Guarantees offered in this prospectus will be passed upon on our behalf by Covington & Burling. Covington & Burling has from time to time represented, and may continue to represent, us and our affiliates in certain legal matters.

                                    EXPERTS

     Our financial statements as of December 31, 1997 and 1998 and for each of three years in the period ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent public accountants, given on the authority of the firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act of 1933 regarding the offering. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information contained in the registration statement. For further information about us and the offering, you can read the registration statement and the exhibits and financial schedules filed with the registration statement. The statements contained in this prospectus about the contents of any contract or other document are not necessarily complete. You can read a copy of each contract or other document filed as an exhibit to the registration statement.

     Pathnet is currently subject to the informational reporting requirements of the Securities Exchange Act of 1934 and files periodic reports and other information with the Securities and Exchange Commission. We are filing Form 10 to become a reporting company under the Securities Exchange Act of 1934. As a reporting company, we will file periodic reports and other information with the Securities and Exchange Commission. Pathnet plans to deregister as a reporting company under the rules of the Securities and Exchange Commission when possible.

     You can inspect the registration statement and the exhibits and schedules to the registration statement, as well as the periodic reports, proxy statements and other information we file with the Securities and Exchange Commission, without charge at the Public Reference Section of the Securities and Exchange Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Section of the Securities and Exchange Commission by calling the Securities and Exchange Commission at 1-800-SEC-0330. You can also inspect and copy these filings at the regional offices of the Securities and Exchange Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can obtain copies of all or any portion of these filings from the Public Reference Section of the Securities and Exchange Commission upon payment of prescribed fees. Electronic filings made through the Electronic Data Gathering, Analysis, and Retrieval system are also publicly available through the Securities and Exchange Commission's Web site (http://www.sec.gov).

     Pathnet is required under the terms of the Indenture to provide the periodic reports it files with the Securities and Exchange Commission to each holder of the Notes and to the Trustee under the Indenture. Upon the effectiveness of the Supplemental Indenture, we will be required to provide the periodic reports to holders of the Notes and the Trustee, and Pathnet will be relieved of these obligations, subject to the requirements of applicable law.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
PATHNET INC. AND SUBSIDIARIES -- AUDITED FINANCIAL
  STATEMENTS
Report of Independent Accountants...........................   F-2
  Consolidated Balance Sheets as of December 31, 1998 and
     1997...................................................   F-3
  Consolidated Statements of Operations for the years ended
     December 31, 1998, 1997 and 1996, and for the period
     August 25, 1995 (date of inception) to December 31,
     1998...................................................   F-4
  Consolidated Statements of Comprehensive Loss for the
     years ended December 31, 1998, 1997 and 1996, and for
     the period August 25, 1995 (date of inception) to
     December 31, 1998......................................   F-5
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1998, 1997 and 1996, and for the period
     August 25, 1995 (date of inception) to December 31,
     1998...................................................   F-6
  Consolidated Statements of Stockholders' Equity (Deficit)
     for the years ended December 31, 1998, 1997 and 1996,
     and for the period August 25, 1995 (date of inception)
     to December 31, 1998...................................   F-7
  Notes to Consolidated Financial Statements................   F-8
PATHNET INC. AND SUBSIDIARIES -- UNAUDITED INTERIM FINANCIAL
  STATEMENTS
  Consolidated Balance Sheets as of September 30, 1999
     (unaudited) and December 31, 1998......................  F-25
  Unaudited Consolidated Statements of Operations for the
     three and nine months ended September 30, 1999 and 1998
     and for the period August 25, 1995 (date of inception)
     to September 30, 1999..................................  F-26
  Unaudited Consolidated Statements of Comprehensive Income
     (Loss) for the three and nine months ended September
     30, 1999 and 1998 and for the period August 25, 1995
     (date of inception) to September 30, 1999..............  F-27
  Unaudited Consolidated Statements of Cash Flows for the
     nine months ended September 30, 1999 and 1998 and for
     the period August 25, 1995 (date of inception) to
     September 30, 1999.....................................  F-28
  Notes to Unaudited Interim Consolidated Financial
     Statements.............................................  F-29

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Pathnet, Inc.

     In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Pathnet, Inc. and its subsidiaries (a development stage enterprise) (the Company) at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 and for the period August 25, 1995 (date of inception) to December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PRICEWATERHOUSECOOPERS LLP

McLean, Virginia
February 14, 1999,
except for Note 14 for
which the date is November 22, 1999

                         PATHNET, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  1998           1997
                                                              ------------    -----------
ASSETS
Cash and cash equivalents...................................  $ 57,321,887    $ 7,831,384
Note receivable.............................................     3,206,841             --
Interest receivable.........................................     3,848,753             --
Marketable securities available for sale, at market.........    97,895,773             --
Prepaid expenses and other current assets...................       205,505         48,571
                                                              ------------    -----------
     Total current assets...................................   162,478,759      7,879,955
Property and equipment, net.................................    47,971,336      7,207,094
Deferred financing costs, net...............................    10,508,251        250,428
Restricted cash.............................................    10,731,353        760,211
Marketable securities available for sale, at market.........    71,899,757             --
Pledged marketable securities held to maturity..............    61,824,673             --
                                                              ------------    -----------
     Total assets...........................................  $365,414,129    $16,097,688
                                                              ============    ===========
LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK AND
  STOCKHOLDERS' EQUITY (DEFICIT)
Accounts payable............................................  $ 10,708,263    $ 5,592,918
Accrued interest............................................     8,932,294             --
Accrued expenses and other liabilities......................       639,688        300,000
                                                              ------------    -----------
     Total current liabilities..............................    20,280,245      5,892,918
12 1/4% Senior Notes, net of unamortized bond discount of
  $3,787,875................................................   346,212,125             --
                                                              ------------    -----------
     Total liabilities......................................   366,492,370      5,892,918
                                                              ------------    -----------
Series A convertible preferred stock, $0.01 par value,
  1,000,000 shares authorized, issued and outstanding at
  December 31, 1998 and 1997, respectively (liquidation
  preference $1,000,000)....................................     1,000,000      1,000,000
Series B convertible preferred stock, $0.01 par value,
  1,651,046 shares authorized, issued and outstanding at
  December 31, 1998 and 1997, respectively (liquidation
  preference $5,033,367)....................................     5,008,367      5,008,367
Series C convertible preferred stock, $0.01 par value,
  2,819,549 shares authorized; 2,819,549 and 939,850 shares
  issued and outstanding at December 31, 1998 and 1997,
  respectively (liquidation preference $30,000,052).........    29,961,272      9,961,274
                                                              ------------    -----------
     Total mandatorily redeemable preferred stock...........    35,969,639     15,969,641
                                                              ------------    -----------
Common stock, $0.01 par value, 60,000,000 and 7,500,000
  shares authorized at December 31, 1998 and 1997,
  respectively; 2,902,358 and 2,900,000 shares issued and
  outstanding at December 31, 1998 and 1997, respectively...        29,024         29,000
Common stock subscription receivable........................            --         (9,000)
Deferred compensation.......................................      (978,064)            --
Additional paid-in capital..................................     6,156,406        381,990
Accumulated other comprehensive income......................       208,211             --
Deficit accumulated during the development stage............   (42,463,457)    (6,166,861)
                                                              ------------    -----------
     Total stockholders' equity (deficit)...................   (37,047,880)    (5,764,871)
                                                              ------------    -----------
     Total liabilities, mandatorily redeemable preferred
       stock and stockholders' equity (deficit).............  $365,414,129    $16,097,688
                                                              ============    ===========

The accompanying notes are an integral part of these consolidated financial statements.

                         PATHNET, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                              FOR THE PERIOD
                                                                              AUGUST 25, 1995
                                   FOR THE YEAR ENDED DECEMBER 31,          (DATE OF INCEPTION)
                              ------------------------------------------      TO DECEMBER 31,
                                  1998           1997           1996               1998
                              ------------    -----------    -----------    -------------------
Revenue.....................  $  1,583,539    $   162,500    $     1,000       $  1,747,039
                              ------------    -----------    -----------       ------------
Operating expenses:
  Cost of revenue...........     7,547,620             --             --          7,547,620
  Selling, general and
     administrative.........     9,615,867      4,247,101      1,333,294         15,625,349
  Depreciation expense......       732,813         46,642          9,024            788,831
                              ------------    -----------    -----------       ------------
     Total operating
       expenses.............    17,896,300      4,293,743      1,342,318         23,961,800
                              ------------    -----------    -----------       ------------
Net operating loss..........   (16,312,761)    (4,131,243)    (1,341,318)       (22,214,761)
Interest expense............   (32,572,454)            --       (415,357)       (32,987,811)
Interest income.............    13,940,240        159,343         13,040         14,115,236
Write-off of initial public
  offering costs............    (1,354,534)            --             --         (1,354,534)
Other income (expense),
  net.......................         2,913         (5,500)            --             (2,587)
                              ------------    -----------    -----------       ------------
     Net loss...............  $(36,296,596)   $(3,977,400)   $(1,743,635)      $(42,444,457)
                              ============    ===========    ===========       ============
Basic and diluted net loss
  per common share..........  $     (12.51)   $     (1.37)   $     (0.60)      $     (14.63)
                              ============    ===========    ===========       ============
Weighted average number of
  common shares
  outstanding...............     2,902,029      2,900,000      2,900,000          2,900,605
                              ============    ===========    ===========       ============

The accompanying notes are an integral part of these consolidated financial statements.

                         PATHNET, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

                                                                              FOR THE PERIOD
                                                                              AUGUST 25, 1995
                                   FOR THE YEAR ENDED DECEMBER 31,          (DATE OF INCEPTION)
                              ------------------------------------------      TO DECEMBER 31,
                                  1998           1997           1996               1998
                              ------------    -----------    -----------    -------------------
Net loss....................  $(36,296,596)   $(3,977,400)   $(1,743,635)      $(42,444,457)
Other comprehensive income
Net unrealized gain on
marketable securities
available for sale..........       208,211             --             --            208,211
                              ------------    -----------    -----------       ------------
Comprehensive loss..........  $(36,088,385)   $(3,977,400)   $(1,743,635)      $(42,236,246)
                              ============    ===========    ===========       ============

The accompanying notes are an integral part of these consolidated financial statements.

                         PATHNET, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                             FOR THE PERIOD
                                                                          FOR THE YEAR ENDED                 AUGUST 25, 1995
                                                                             DECEMBER 31,                  (DATE OF INCEPTION)
                                                               -----------------------------------------     TO DECEMBER 31,
                                                                   1998           1997          1996              1998
                                                               -------------   -----------   -----------   -------------------
Cash flows from operating activities:
Net loss....................................................   $ (36,296,596)  $(3,977,400)  $(1,743,635)     $ (42,444,457)
  Adjustment to reconcile net loss to net cash used in
    operating activities
        Depreciation expense................................         732,813        46,642         9,024            788,831
        Amortization of deferred financing costs............         842,790            --            --            842,790
        Loss on disposal of asset...........................              --         5,500            --              5,500
        Write-off of deferred financing costs...............         581,334            --            --            581,334
        Interest expense resulting from amortization of
          discount on the bonds payable.....................         307,125            --            --            307,125
        Stock based compensation............................         701,295            --            --            701,295
        Interest expense for beneficial conversion feature
          of bridge loan....................................              --            --       381,990            381,990
        Accrued interest satisfied by conversion of bridge
          loan to Series B convertible preferred stock......              --            --        33,367             33,367
  Changes in assets and liabilities:
    Interest receivable.....................................      (4,846,952)           --            --         (4,846,952)
    Prepaid expenses and other current assets...............        (156,935)      (46,876)       (1,695)          (205,505)
    Accounts payable........................................           6,709       386,106       110,094            507,614
    Accrued interest........................................       8,932,294            --            --          8,932,294
    Accrued expenses and other liabilities..................         339,688       269,783        17,572            639,687
                                                               -------------   -----------   -----------      -------------
      Net cash used in operating activities.................     (28,856,435)   (3,316,245)   (1,193,283)       (33,775,087)
                                                               -------------   -----------   -----------      -------------
Cash flows from investing activities:
  Expenditures for network in progress......................     (33,619,342)   (1,739,782)           --        (35,359,124)
  Expenditures for property and equipment...................      (2,769,076)     (381,261)      (46,653)        (3,205,893)
  Purchase of marketable securities available for sale......    (169,587,319)           --            --       (169,587,319)
  Purchase of marketable securities -- pledged as
    collateral..............................................     (83,097,655)           --            --        (83,097,655)
  Sale of marketable securities -- pledged as collateral....      22,271,181            --            --         22,271,181
  Restricted cash...........................................      (9,971,142)     (760,211)           --        (10,731,353)
  Issuance of note receivable to incumbent..................      (3,206,841)           --            --         (3,206,841)
  Repayment of note receivable..............................           9,000            --            --              9,000
                                                               -------------   -----------   -----------      -------------
      Net cash used in investing activities.................    (279,971,194)   (2,881,254)      (46,653)      (282,908,004)
                                                               -------------   -----------   -----------      -------------
Cash flows from financing activities:
  Issuance of voting and non-voting common stock............              --            --            --              1,000
  Proceeds from sale of preferred stock.....................      19,999,998    12,000,054     2,500,000         35,000,052
  Proceeds from sale of Series B convertible preferred stock representing the conversion of committed but undrawn
    portion of bridge loan to Series B convertible preferred
    stock...................................................              --            --       300,000            300,000
  Proceeds from bond offering...............................     350,000,000            --            --        350,000,000
  Proceeds from bridge loan.................................              --            --       700,000            700,000
  Exercise of employee common stock options.................              81            --            --                 81
  Payment of issuance costs for preferred stock offerings...              --       (38,780)      (25,000)           (63,780)
  Payment of deferred financing costs.......................     (11,681,947)     (250,428)           --        (11,932,375)
                                                               -------------   -----------   -----------      -------------
      Net cash provided by financing activities.............     358,318,132    11,710,846     3,475,000        374,004,978
                                                               -------------   -----------   -----------      -------------
Net increase in cash and cash equivalents...................      49,490,503     5,513,347     2,235,064         57,321,887
Cash and cash equivalents at the beginning of period........       7,831,384     2,318,037        82,973                 --
                                                               -------------   -----------   -----------      -------------
Cash and cash equivalents at the end of period..............   $  57,321,887   $ 7,831,384   $ 2,318,037      $  57,321,887
                                                               =============   ===========   ===========      =============
Supplemental disclosure:
  Cash paid for interest....................................   $  22,271,234   $        --   $        --      $  22,271,234
                                                               =============   ===========   ===========      =============
  Noncash investing and financing transactions:
    Conversion of bridge loan plus accrued interest to
      Series B convertible preferred stock..................   $          --   $        --   $   733,367      $     733,367
                                                               -------------   -----------   -----------      -------------
    Conversion of non-voting common stock to voting common
      stock.................................................   $          --   $        --   $    14,500      $         500
                                                               -------------   -----------   -----------      -------------
    Issuance of voting and non-voting common stock..........   $          --   $        --   $        --      $       9,000
                                                               -------------   -----------   -----------      -------------
    Acquisition of network equipment financed by accounts
      payable...............................................   $  10,200,650   $ 5,092,013   $        --      $  10,200,650
                                                               -------------   -----------   -----------      -------------

The accompanying notes are an integral part of these consolidated financial statements.

                         PATHNET INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
PERIOD FROM AUGUST 25, 1995 (DATE OF INCEPTION) TO DECEMBER 31, 1995 AND FOR THE
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                                        NOTE                                    ACCUMULATED
                                                                     RECEIVABLE                   ADDITIONAL       OTHER
                                                 COMMON STOCK           FROM         DEFERRED      PAID-IN     COMPREHENSIVE
                                               SHARES      AMOUNT    STOCKHOLDER   COMPENSATION    CAPITAL        INCOME
                                             ----------   --------   -----------   ------------   ----------   -------------
BALANCE AT AUGUST 25, 1995.................          --   $     --     $    --     $        --    $       --     $     --
Issuance of Voting common stock............   1,450,000     14,500      (4,500)             --            --           --
Issuance of Non-voting common stock........   1,450,000     14,500      (4,500)             --            --           --
Net loss...................................          --         --          --              --            --           --
                                             ----------   --------     -------     -----------    ----------     --------
BALANCE AT DECEMBER 31, 1995...............   2,900,000     29,000      (9,000)             --            --           --
Cancellation of Non-voting common stock....  (1,450,000)   (14,500)         --              --            --           --
Issuance of Voting common stock............   1,450,000     14,500          --              --            --           --
Interest expense for beneficial conversion
  feature of bridge loan...................          --         --          --              --       381,990           --
Net loss...................................          --         --          --              --            --           --
                                             ----------   --------     -------     -----------    ----------     --------
BALANCE AT DECEMBER 31, 1996...............   2,900,000     29,000      (9,000)             --       381,990           --
Net loss...................................          --         --          --              --            --           --
                                             ----------   --------     -------     -----------    ----------     --------
BALANCE AT DECEMBER 31, 1997...............   2,900,000     29,000      (9,000)             --       381,990           --
Exercise of stock options..................       2,358         24          --              --            57           --
Repayment of note receivable...............          --         --       9,000              --            --           --
Deferred compensation expense related to
  issuance of employee common stock
  options..................................          --         --          --      (1,679,359)    1,679,359           --
Compensation expense related to issuance of
  employee common stock options............          --         --          --         701,295            --           --
Fair value of warrants to purchase common
  stock....................................          --         --          --              --     4,095,000           --
Net unrealized gain on marketable
  securities available for sale............          --         --          --              --            --      208,211
Net loss...................................          --         --          --              --            --           --
                                             ----------   --------     -------     -----------    ----------     --------
Balance at December 31, 1998                  2,902,358   $ 29,024     $    --     $  (978,064)   $6,156,406     $208,211
                                             ==========   ========     =======     ===========    ==========     ========

                                               DEFICIT
                                             ACCUMULATED
                                                DURING
                                             DEVELOPMENT
                                                STAGE          TOTAL
                                             ------------   ------------
BALANCE AT AUGUST 25, 1995.................  $         --   $         --
Issuance of Voting common stock............        (9,500)           500
Issuance of Non-voting common stock........        (9,500)           500
Net loss...................................      (426,826)      (426,826)
                                             ------------   ------------
BALANCE AT DECEMBER 31, 1995...............      (445,826)      (425,826)
Cancellation of Non-voting common stock....            --        (14,500)
Issuance of Voting common stock............            --         14,500
Interest expense for beneficial conversion
  feature of bridge loan...................            --        381,990
Net loss...................................    (1,743,635)    (1,743,635)
                                             ------------   ------------
BALANCE AT DECEMBER 31, 1996...............    (2,189,461)    (1,787,471)
Net loss...................................    (3,977,400)    (3,977,400)
                                             ------------   ------------
BALANCE AT DECEMBER 31, 1997...............    (6,166,861)    (5,764,871)
Exercise of stock options..................            --             81
Repayment of note receivable...............            --          9,000
Deferred compensation expense related to
  issuance of employee common stock
  options..................................            --             --
Compensation expense related to issuance of
  employee common stock options............            --        701,295
Fair value of warrants to purchase common
  stock....................................            --      4,095,000
Net unrealized gain on marketable
  securities available for sale............            --        208,211
Net loss...................................   (36,296,596)   (36,296,596)
                                             ------------   ------------
Balance at December 31, 1998                 $(42,463,457)  $(37,047,880)
                                             ============   ============

The accompanying notes are an integral part of these consolidated financial statements.

                         PATHNET, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY

     Pathnet, Inc. (Company) is a "carrier's carrier," providing low-cost digital fiber and wireless communications capacity to under-served and second and third tier U.S. markets. The Company's strategy is to partner with owners of telecommunication assets, including utility, pipeline and railroad companies (Incumbents), to upgrade and aggregate existing infrastructure to a state-of-the-art SONET network. As of December 31, 1998, the Company had approximately 2,000 route miles of completed network, approximately 5,000 route miles of network under construction and approximately 10,000 route miles of network under contract. Due to demand and opportunity, Pathnet expanded the scope of its existing business strategy to include fiber. Pathnet offers telecommunications service to inter-exchange carriers, local exchange carriers, internet service providers, Regional Bell Operating Companies, cellular operators and resellers.

     The Company's business has been funded primarily through equity investments by the Company's stockholders and a private placement in April 1998 of units consisting of 12 1/4% Senior Notes due 2008 (Restricted Notes) and warrants (Warrants) to purchase Common Stock (Debt Offering). On September 2, 1998, the Company commenced an offer to exchange (Exchange Offer) all outstanding Restricted Notes for up to $350.0 million aggregate principal amount of 12 1/4% Senior Notes due 2008 (Registered Notes) which have been registered under the Securities Act of 1933, as amended (Securities Act). The terms of the Registered Notes are identical in all material respects to the terms of the Restricted Notes, except that the Registered Notes have been registered under the Securities Act and are generally freely transferable by holders thereof and are issued without any covenant upon the Company regarding registration under the Securities Act. The Exchange Offer expired on October 2, 1998 and all outstanding Restricted Notes were exchanged for Registered Notes. (The Restricted Notes and the Registered Notes are collectively referred to herein as the "Senior Notes.")

     A substantial portion of the Company's activities to date has involved developing strategic relationships with Incumbents and building its network. Accordingly, a majority of its revenues to date reflect only certain consulting and advisory services in connection with the design, development and construction of digital microwave infrastructure. The remainder of its revenues to date (approximately 10% of its total revenues) was derived from the sale of bandwidth along the Company's digital network. The Company has also been engaged in constructing network, developing operating systems, constructing a network operations center, raising capital and hiring management and other key personnel. The Company has experienced significant operating and net losses and negative operating cash flow to date and expects to continue to experience operating and net losses and negative operating cash flow until such time as it is able to generate revenue sufficient to cover its operating expenses.

2. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF ACCOUNTING

     While the Company recently commenced providing telecommunication services to customers and recognizing the revenue from the sale of such telecommunication services, its principal activities to date have been securing contractual alliances with Incumbents, designing and constructing network segments, obtaining capital and planning its proposed service. Accordingly, the Company's consolidated financial statements are presented as a development stage enterprise, as prescribed by Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development

                         PATHNET, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Stage Enterprises." As a development stage enterprise, the Company has been relying on the issuance of equity and debt securities, rather than recurring revenues, for its primary sources of cash since inception.

CONSOLIDATION

     The consolidated financial statements include the accounts of Pathnet, Inc. and its wholly owned subsidiaries, Pathnet Finance I, LLC, Pathnet/Idaho Power License, LLC, Pathnet Fiber Optics, LLC and Pathnet/BNSF Equipment, LLC. All material intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. The estimates involve judgments with respect to, among other things, various future factors which are difficult to predict and are beyond the control of the Company. Actual amounts could differ from these estimates.

LOSS PER SHARE

     Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of Common Stock outstanding during the applicable period. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average common and potentially dilutive common equivalent shares outstanding during the applicable period. For each of the periods presented, basic and diluted loss per share are the same. The exercise of 2,885,833 employee Common Stock options, the exercise of warrants to purchase 1,116,500 shares of Common Stock, and the conversion of 5,470,595 shares of Series A, B and C convertible preferred stock into 15,864,715 shares of Common Stock as of December 31, 1998, which could potentially dilute basic earnings per share in the future were not included in the computation of diluted loss per share for the periods presented because to do so would have been antidilutive in each case.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company believes that the carrying amount of certain of its financial instruments, which include cash equivalents and accounts payable, approximate fair value due to the relatively short maturity of these instruments. As of December 31, 1998, the value of the Company's 12 1/4% Senior Notes was approximately $245 million.

CASH EQUIVALENTS

     The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents, marketable securities and associated interest receivable, note

                         PATHNET, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

receivable, and restricted cash. Marketable securities and associated interest receivable include U.S. Treasury securities and debt securities of U.S. Government agencies, certificates of deposit and money market funds, and corporate debt securities. The note receivable is guaranteed by the parent company of the note holder, a leading utility company. The Company has invested its excess cash in a money market fund with a commercial bank. The money market fund is collateralized by the underlying assets of the fund. The Company's restricted cash is maintained in an escrow account (see Note 5) at a major bank. The Company has not experienced any losses on its cash and cash equivalents and restricted cash.

MARKETABLE SECURITIES

     Management determines the appropriate classification of its investments in marketable securities at the time of purchase and reevaluates such determinations at each balance sheet date. Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. The Company has classified certain securities as held to maturity pursuant to a pledge agreement. Held to maturity securities are stated at amortized cost. Debt securities for which the Company does not have the intent or ability to hold to maturity are classified as available for sale, along with any investments in equity securities. Securities are classified as current or non-current based on the maturity date. Securities available for sale are carried at fair value based on quoted market prices at the balance sheet date, with unrealized gains and losses reported as part of accumulated other comprehensive income.

     The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and interest are included in interest income or expense. Realized gains and losses are included in other income (expense), net in the consolidated statements of operations. The cost of securities sold is based on the specific identification method. The Company's investments in debt and equity securities are diversified among high credit quality securities in accordance with the Company's investment policy.

PROPERTY AND EQUIPMENT

     Property and equipment, consisting of network in progress, communications network, office and computer equipment, furniture and fixtures and leasehold improvements, is stated at cost. Network in progress costs incurred during development are capitalized. Depreciation of the completed communications network commences when the network equipment is ready for its intended use and is computed using the straight-line method with estimated useful lives of network assets ranging between three to ten years. Depreciation of the office and computer equipment and furniture and fixtures is computed using the straight-line method, generally over three to five years, based upon estimated useful lives, commencing when the assets are available for service. Leasehold improvements are amortized over the lesser of the useful lives of the assets or the lease term. Expenditures for maintenance and repairs are expensed as incurred. When assets are retired or disposed, the cost and the related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in operations for the period.

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company periodically evaluates the recoverability of its long-lived assets. This evaluation consists of a comparison of the carrying value of the assets with the assets' expected future cash

                         PATHNET, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

flows, undiscounted and without interest costs. Estimates of expected future cash flows represent management's best estimate based on reasonable and supportable assumptions and projections. If the expected future cash flow, undiscounted and without interest charges, exceeds the carrying value of the asset, no impairment is recognized. Impairment losses are measured as the difference between the carrying value of long-lived assets and their fair value.

DEFERRED INCOME TAXES

     The Company uses the liability method of accounting for income taxes. Deferred income taxes result from temporary differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end, based on enacted laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary, to reduce net deferred tax assets to the amount expected to be realized. The provision for income taxes consists of the Company's current provision for federal and state income taxes and the change in the Company's net deferred tax assets and liabilities during the period.

REVENUE RECOGNITION

     The Company earns revenue from the sale of telecommunication capacity and for project management and consulting services. Revenue from the sale of telecommunications capacity is earned when the service is provided. Revenue for project management and consulting services is recognized over the related project period as milestones are achieved. The Company defers revenue when contractual payments are received in advance of the performance of services. During 1998, one customer accounted for 98% of the Company's total revenue.

DEFERRED FINANCING COSTS

     The Company has incurred costs related to the Debt Offering together with costs associated with obtaining future debt financing arrangements. Such costs are amortized over the term of the debt or financing arrangement other than when financing has not been obtained, in which case, the costs are expensed immediately.

COMPREHENSIVE LOSS

     Effective March 31, 1998, the Company adopted Statement of Statement of Financial Accounting Standards No 130 which requires additional reporting with respect to certain changes in assets and liabilities that previously were reported in stockholders' equity (deficit). Accordingly, the Company has included Consolidated Statements of Comprehensive Loss for the years ended December 31, 1998, 1997 and 1996, and for the period August 25, 1995 (date of inception) to December 31, 1998 in the accompanying financial statements.

3. MARKETABLE SECURITIES

     The Company's marketable securities are considered "available for sale," and, as such, are stated at market value. The net unrealized gains and losses on marketable securities are reported as part of accumulated other comprehensive income. Realized gains or losses from the sale of marketable securities are based on the specific identification method.

                         PATHNET, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following is a summary of the investments in marketable securities at December 31, 1998:

                                                     GROSS UNREALIZED
                                    ---------------------------------------------------
                                        COST         GAINS      LOSSES     MARKET VALUE
                                    ------------    --------    -------    ------------
Available for sale securities:
U.S. Treasury securities and debt
securities of U.S. Government
agencies..........................  $ 20,684,791    $ 11,436    $    --    $ 20,696,227
  Certificates of deposit and
     money market funds...........     7,098,225         116        878       7,097,463
  Corporate debt securities.......   141,804,303     225,972     28,435     142,001,840
                                    ------------    --------    -------    ------------
                                    $169,587,319    $237,524    $29,313    $169,795,530
                                    ============    ========    =======    ============

     Proceeds from the sales of available for sale securities and gross realized gains and gross realized losses on sales of available for sale securities were immaterial during the year ended December 31, 1998.

     The amortized cost and estimated fair value of available for sale securities by contractual maturity at December 31, 1998 is as follows:

                                                      COST        MARKET VALUE
                                                  ------------    ------------
Due in one year or less.........................  $ 97,863,395    $ 97,895,773
Due after one year through two years............    71,723,924      71,899,757
                                                  ------------    ------------
                                                  $169,587,319    $169,795,530
                                                  ============    ============

     Expected maturities may differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

     In addition to marketable securities, the Company has investments in pledged marketable securities that are pledged as collateral for repayment of interest on the Company's Senior Notes through April 2000 (see note 8) and are classified as non-current assets on the consolidated balance sheet. As of December 31, 1998 pledged marketable securities consisted of U.S. Treasury securities classified as held to maturity with an amortized cost of approximately $60.8 million, interest receivable on the pledged marketable securities of approximately $998,000 and cash and cash equivalents of approximately $41,000. Approximately $40.1 million of the investments contractually mature prior to December 31, 1999 and approximately $20.7 million contractually mature after December 31, 1999 and prior to April 30, 2000.

4. NOTE RECEIVABLE

     Under the terms of a promissory note with an incumbent, the Company agreed to advance up to $10 million principal for the purpose of funding the incumbent's equipment expenditures under a Fixed Point Microwave Services agreement. Expenses are initially incurred by the Company and are recharged at cost to the incumbent as principal under the promissory note. The principal amount of the promissory note is due and payable on March 31, 1999. Interest on the promissory note accrues at the rate of 5 per cent per annum computed from the date of commissioning of the network, which had not occurred as of December 31, 1998. Commissioning of the network occurs when the network

                         PATHNET, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

has been completed and is performing in accordance with agreed upon specifications. Approximately $3.2 million was outstanding under the promissory note as of December 31, 1998.

5. PROPERTY AND EQUIPMENT

     Property and equipment, stated at cost, is comprised of the following at December 31, 1998 and 1997:

                                                        1998           1997
                                                     -----------    ----------
Network in progress................................  $38,669,088    $6,831,795
Communications network.............................    6,890,686            --
Office and computer equipment......................    2,267,647       248,880
Furniture and fixtures.............................      766,013       120,093
Leasehold improvements.............................      166,733        62,344
                                                     -----------    ----------
                                                      48,760,167     7,263,112
Less: accumulated depreciation.....................     (788,831)      (56,018)
                                                     -----------    ----------
Property and equipment, net........................  $47,971,336    $7,207,094
                                                     ===========    ==========

     Network construction costs include all direct material and labor costs together with related allocable interest costs, necessary to construct components of a high capacity digital network which is owned and maintained by the Company. During 1998, a portion of network was completed and made available for use by the Company, and was transferred from network in process to communications network. Network construction in progress at December 31, 1998 and 1997 respectively included approximately $10.2 million and $5.1 million, respectively, of telecommunications equipment not yet paid for by the Company. Corresponding amounts are included in accounts payable at December 31, 1998 and 1997, respectively.

6. DEFERRED FINANCING COSTS

     During 1998, the Company incurred total issuance costs of approximately $11.3 million in connection with the Debt Offering. For the year ended December 31, 1998, amortization of the costs of approximately $843,000 was charged to interest expense.

     As of December 31, 1997, debt-financing costs comprised approximately $250,000 related to costs incurred in anticipation of obtaining debt-financing arrangements with a vendor. During the year ended December 31, 1998, these costs, together with additional debt financing costs incurred during the year of approximately $364,000, were charged to interest expense as the related financing arrangements were not consummated.

7. RESTRICTED CASH

     Restricted cash comprises amounts held in escrow to collateralize the Company's obligations under certain of its Fixed Point Microwave Services (FPM) agreements. The funds in each escrow account are available only to fund the projects to which the escrow is related. Generally, funds are released from escrow to pay project costs as incurred. During the year ended December 31, 1998, the Company deposited approximately $10.3 million in escrow and no funds were released from escrow.

                         PATHNET, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8. LONG-TERM DEBT

     During 1998, the Company completed the Debt Offering for total gross proceeds of $350.0 million less total issuance costs of approximately $11.3 million. Upon issuance, approximately $345.9 million of the gross proceeds were allocated to the Senior Notes and approximately $4.1 million were allocated to the Warrants based upon estimated fair values. The Warrants expire on April 15, 2008. The estimated value attributed to the Warrants has been recorded as a discount on the face value of the Senior Notes and as additional paid-in capital. This discount is amortized as an increase to interest expense and the carrying value of the debt over the related term using the interest method. The Company has recorded approximately $307,000 of expense for the year ended December 31, 1998, related to the amortization of this discount. Interest on the Senior Notes accrues at an annual rate of 12 1/4%, payable semiannually, in arrears, beginning October 15, 1998, with principal due in full on April 15, 2008. Interest expense, exclusive of the amortization of the discount, for the year ended December 31, 1998 was $31.3 million. The Company used approximately $81.1 million of the proceeds related to the Debt Offering to purchase U.S. Government debt securities, which are restricted and pledged as collateral for repayment of all interest due on the Senior Notes through April 15, 2000. The Company made its first interest payment of approximately $22.3 million on October 15, 1998. The Senior Notes are redeemable, in whole or part, at any time on or after April 15, 2003 at the option of the Company, at the following redemption prices plus accrued and unpaid interest (1) on or after April 15, 2003; 106% of the principal amount, (2) on or after April 15, 2004; 104% of the principal amount, (3) on or after April 15, 2005; 102% of the principal amount and (4) on or after April 15, 2006; 100% of the principal amount. In addition, at any time prior to April 15, 2001, the Company may redeem within sixty days, with the net cash proceeds of one or more public equity offerings, up to 35% of the aggregate principal amount of the Senior Notes at a redemption price equal to 112.25% of the principal amount plus accrued and unpaid interest provided that at least 65% of the original principal amount of the Senior Notes remain outstanding. Upon a change in control, as defined, each holder of the Senior Notes may require the Company to repurchase all or a portion of such holder's Senior Notes at a purchase price of cash equal to 101% of the principal amount plus accrued and unpaid interest and liquidated damages if any.

     The Senior Notes contain certain covenants which restrict the activities of the Company including limitations of indebtedness, restricted payments, issuances and sales of capital stock, affiliate transactions, liens, guarantees, sale of assets and dividends.

9. CAPITAL STOCK TRANSACTIONS

COMMON STOCK

     The initial capitalization of the Company, on August 28, 1995, occurred through the issuance by the Company of 1,450,000 shares of voting common stock and 1,450,000 shares of non-voting common stock.

     On May 8, 1998, the Company filed a registration statement with the Securities and Exchange Commission for an initial public offering of common stock (Initial Public Offering). The Company subsequently postponed the Initial Public Offering. In relation to the postponement of the Initial Public Offering, the Company wrote off approximately $1.4 million in expenses, consisting primarily of legal and accounting fees, printing costs, and Securities and Exchange Commission and NASDAQ Stock Market fees. On July 24, 1998, the Company's stockholders approved a 2.9-for-1 stock split

                         PATHNET, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

which was effected on August 3, 1998, the record date. All share information has been adjusted for this stock split for all periods presented.

PREFERRED STOCK

     As part of its initial capitalization on August 25, 1995, the Company initiated a private offering of 1 million shares of Series A convertible preferred stock for $1 million. Pursuant to the terms of the Investment and Stockholders' Agreement by and among the Company and certain stockholders of the Company (Investment and Stockholders Agreement), the offering closed in two phases of $500,000 each. As of the signing of the Investment and Stockholders Agreement, the Company received $500,000, representing the first closing on this offering in 1995. In addition, the offering provided for a convertible bridge loan in the amount of $1 million. The bridge loan carried an interest rate of 12% per annum and was due and payable in full on the earlier to occur of the anniversary date of the bridge loan issuance or the closing date of the Company's next equity financing. The bridge loan was converted into Series B preferred stock at 73% of the price of the Series B convertible preferred stock issued in the next equity financing.

     In February 1996, the Company issued 500,000 shares of Series A convertible preferred stock to the original investors in exchange for $500,000, representing the second closing under the Investment and Stockholders Agreement. In August 1996, the Company drew $700,000 on a bridge loan with the original investors.

     On December 23, 1996, the Company consummated a private offering of 609,756 shares of Series B convertible preferred stock for $2 million less issuance costs of $25,000 pursuant to the Investment and Stockholders Agreement. In addition, simultaneously, the $700,000 bridge loan plus $33,367 of accrued interest was converted into 306,242 shares of Series B convertible preferred stock. The Company recognized $271,107 of interest expense to account for the beneficial conversion feature of the bridge loan. In addition, $300,000 representing the committed but undrawn portion of the bridge loan, was paid to the Company for the sale of 125,292 shares of Series B convertible preferred stock at a discounted rate. The Company recognized $110,883 of interest expense to account for the beneficial conversion feature of the committed but undrawn bridge loan. On June 18, 1997, pursuant to the Investment and Stockholders Agreement, the Company received an additional $2 million in a second closing in exchange for 609,756 shares of Series B convertible preferred stock. There were no issuance costs associated with the second closing.

     On October 31, 1997, pursuant to the Investment and Stockholders Agreement, the Company consummated a private offering of 939,850 shares of Series C convertible preferred stock for approximately $10 million, less issuance costs of $38,780. On April 8, 1998, pursuant to the Investment and Stockholders Agreement, the Company consummated a second closing of 1,879,699 shares of Series C convertible preferred stock for an aggregate purchase price of approximately $20.0 million. There were no issuance costs associated with the second closing.

     Each share of Series A, Series B and Series C convertible preferred stock entitles each holder to a number of votes per share equal to the number of shares of Common Stock into which each share of Series A, Series B and Series C convertible preferred stock is currently convertible.

     The holders of the Series A, Series B and Series C convertible preferred stock are entitled to receive dividends in preference to and at the same rate as dividends are paid with respect to the common stock. In the event of any liquidation, dissolution or winding up of the Company, whether

                         PATHNET, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

voluntary or involuntary, holders of each share of Series A, Series B and Series C convertible preferred stock outstanding are entitled to be paid before any payment shall be made to the holders of any class of common stock or any stock ranking on liquidation junior to the convertible preferred stock, an amount, in cash, equal to the original purchase price paid by such holder plus any declared but unpaid dividends.

     In the event the assets of the Company are insufficient to pay liquidation preference amounts, then all of the assets available for distribution shall be distributed pro rata so that each holder receives that portion of the assets available for distribution as the number of shares of convertible preferred stock held by such holder bears to the total number of shares of convertible preferred stock then outstanding.

     Shares of the Series A, Series B, and Series C convertible preferred stock may be converted at any time, at the option of the holder, into voting common stock. The number of shares of voting common stock entitled upon conversion is the quotient obtained by dividing the face value of the Series A, Series B and Series C convertible preferred stock by the Applicable Conversion Rate, defined as the Applicable Conversion Value of $0.34, $1.13 or $3.67 per share, respectively.

     Each share of convertible preferred stock shall automatically be converted into the number of shares of voting common stock which such shares are convertible upon application of the Applicable Conversion Rate immediately upon the closing of a qualified underwritten public offering covering the offer and sale of capital stock which is defined as: (1) the Company is valued on a pre-money basis at greater than $50 million, (2) the gross proceeds received by the Company exceed $20 million, and (3) the Company uses a nationally recognized underwriter approved by holders of a majority interest of the Series A, Series B and Series C convertible preferred stock voting together.

     If the Company issues any additional shares of common stock of any class at a price less than the Applicable Conversion Value, in effect for the Series A, Series B or Series C convertible preferred stock immediately prior to such issuance or sale, then the Applicable Conversion Value shall be adjusted accordingly.

     In the event a qualified public offering has not occurred prior to December 23, 2000, the holder of shares of Series A or Series B preferred stock can require the Company to redeem the shares of Series A and Series B convertible preferred stock. After receipt from any one holder of an election to have any shares redeemed, the Company is required to send a notice to the Series A and Series B preferred stockholders on December 24, 2000 of the redemption price. If after sending the redemption notice to Series A and Series B preferred stockholders, the Company receives requests for redemption on or prior to January 11, 2001, from the holders of at least 67% of the Series A and Series B convertible preferred stock taken together, the Company must redeem all shares of Series A and Series B convertible preferred stock. Payment of the redemption price is due on January 23, 2001, for a cash price equal to the original purchase price paid by such holders for each share of Series A and Series B convertible preferred stock as adjusted for any stock split, stock distribution or stock dividends with respect to such shares. The successful completion of a qualified public offering is not within the control of the Company. Therefore, the Company does not present the Series A and Series B preferred stock as a component of stockholders' equity.

     In the event that a qualified public offering has not occurred prior to November 3, 2001, the holder of shares of Series C preferred stock can require the Company to redeem the shares of Series C convertible preferred stock. After receipt from any one holder of an election to have any

                         PATHNET, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

shares redeemed, the Company is required to send a notice to the Series C preferred stockholders on November 4, 2001 of the redemption price. If after sending the redemption notice to Series C preferred stockholders, the Company receives requests for redemption on or prior to November 21, 2001, from the holders of at least 67% of the Series C convertible preferred stock, the Company must redeem all shares of Series C convertible preferred stock. Payment of the redemption price is due on December 3, 2001 for a cash price equal to the original purchase price paid by such holders for each share of Series C convertible preferred stock as adjusted for any stock split, stock distribution or stock dividends with respect to such shares. The successful completion of a qualified public offering is not within the control of the Company. Therefore, the Company does not present the Series C preferred stock as a component of stockholders' equity.

     Notwithstanding the provisions for optional redemption described above, pursuant to a Consent Waiver and Amendment effective March 24, 1998 among the Company and certain stockholders of the Company, the holders of the Series A, Series B and Series C convertible preferred stock agreed that no optional redemption of the Series A, Series B or Series C convertible preferred stock may be made by the Company prior to 90 days after (1) the final maturity dated of the Senior Notes (2) or such earlier date (after the redemption date specified for such preferred stock) as the Senior Notes shall be paid in full.

10. STOCK OPTIONS

     On August 28, 1995, the Company adopted the 1995 Stock Option Plan (1995
Plan), under which incentive stock options and non-qualified stock options could be granted to the Company's employees and certain other persons and entities in accordance with law. The Compensation Committee, which administers the 1995 Plan, determined the number of options granted, the vesting period and the exercise price of each award made under the 1995 Plan. The 1995 Plan will terminate August 28, 2005 unless terminated earlier by the Board of Directors. During 1998, the Compensation Committee determined that no further awards would be granted under the 1995 Plan.

     Options granted to date under the 1995 Plan generally vest over a three period and expire either 30 days after termination of employment or 10 years after date of grant. As of December 31, 1998, a total of 70,731 non-qualified stock options and 424,393 incentive stock options were issued at an exercise price of $0.03 per share, an amount estimated to equal or exceed the per share fair value of the common stock at the time of grant. As of December 31, 1998, the options issued at an exercise price of $0.03 had a weighted average contractual life of 6.68 years. As of December 31, 1998, 490,410 of the options issued at an exercise price of $0.03 were exercisable.

     On August 1, 1997, the Company adopted the 1997 Stock Incentive Plan (1997
Plan), under which incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance awards and certain other types of awards may be granted to the Company's employees and certain other persons and entities in accordance with the law. To date, only non-qualified stock options have been granted under the 1997 Plan. The Compensation Committee, which administers the 1997 Plan, determines the number of options granted, the vesting period and the exercise price of each award granted under the 1997 Plan. The 1997 Plan will terminate July 31, 2007 unless earlier terminated by the Board of Directors.

     Options granted under the 1997 Plan generally vest over a three to seven year period and expire: (1) ten years after the date of grant, (2) two years after the date of the participant's termination without cause, disability or death, (3) three months after the date of the participant's resignation,

                         PATHNET, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(4) on the date of the participant's termination with cause or (5) on the date of any material breach of any confidentiality or non-competition covenant or agreement entered into between the participant and the Company.

     The options issued on October 31, 1997, at $3.67, vest on October 31, 2004 provided, however (1) if the Company has met 80% of its revenue and Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) budget for the calendar year ended December 31, 1998, which budget is approved by the Board of Directors of the Company, 50% of the shares covered by the options shall vest and become exercisable on January 1, 1999, (2) if the Company has met 80% of its revenue and EBITDA budget for the calendar year ending December 31, 1999, which budget is approved by the Board of Directors of the Company, the remaining 50% of the shares covered by the options shall vest and become exercisable on January 1, 2000, and (3) in the event that the first 50% of the shares covered by the options did not vest on January 1, 1999 as set forth in (1) above and the Company not only meets 80% of its revenue and EBITDA budget for the year ending December 31, 1999 but exceeds 80% of its revenue and EBITDA budget for the year ending December 31, 1999, which budget is approved by the Board of Directors of the Company, in an amount at least equal to the deficiency that occurred in the year ending December 31, 1998, 100% of the shares covered by the options shall vest and become exercisable on January 1, 2000. Unvested and uncancelled options issued at $3.67 immediately become fully vested and exercisable upon a change of control or a qualified public offering, as defined in the option agreement.

     The options issued at $1.13 vest ratably over three or four consecutive years subject to certain acceleration provisions set forth in an employment agreement such as the immediate vesting upon a change in control or a qualified initial public offering. Under certain circumstances and subject to the terms of the Senior Notes, upon the election of the employee upon termination of employment, the Company will be required to pay the employee the fair value of the vested options held on the date of such termination.

     As of December 31, 1998, a total of 2,390,707 non-qualified options were issued and outstanding, 1,523,323 at an exercise price of $1.13 per share, 520,134 at an exercise price of $3.67 per share and 347,250 at an exercise price of $5.20 per share. Of the options issued at $1.13, 425,790 shares were exercisable at December 31, 1998. None of the options issued at $3.67 or $5.20 were exercisable at December 31, 1998. As of December 31, 1998, the weighted average contractual life of the options issued at $1.13, $3.67 and $5.20 was 8.9 and 8.9 and 9.9 years, respectively.

     During the year ended December 31, 1998, 667,373 and 89,721 options were issued at an exercise price of $1.13 and $3.67 per share, respectively. The estimated fair value of the Company's underlying common stock in each case was determined to be $1.99 per share and $16.00, respectively. Accordingly, the Company calculated deferred compensation expense of approximately $1.7 million related to the options granted during the year and recognized compensation expense of approximately $701,000. The Company will recognize the balance of the compensation expense over the remainder of the vesting period of the options.

                         PATHNET, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Stock option activity was as follows:

                                  1995 PLAN                       1997 PLAN
                       --------------------------------    ------------------------
                                      NON-                   NON-                      WEIGHTED
                       INCENTIVE    QUALIFIED              QUALIFIED                   AVERAGE
                         STOCK        STOCK                  STOCK                     EXERCISE
                        OPTIONS      OPTIONS     PRICE      OPTION         PRICE        PRICE
                       ---------    ---------    ------    ---------    -----------    --------
Options outstanding,
  December 31,
  1995...............   410,248      70,731      $0.034           --             --     $0.034
Granted..............    14,147       7,074      $0.034           --             --     $0.034
Exercised............        --          --          --           --             --         --
Canceled.............        --          --          --           --             --         --
                        -------      ------                ---------
Options outstanding,
  December 31,
  1996...............   424,395      77,805      $0.034           --             --     $0.034
Granted..............        --          --          --    1,289,167    $1.13-$3.67     $1.980
Exercised............        --          --          --           --             --         --
Canceled.............        --          --          --           --             --         --
                        -------      ------                ---------
Options outstanding,
  December 31,
  1997...............   424,395      77,805      $0.034    1,289,167    $1.13-$3.67     $1.430
Options granted......        --          --          --    1,107,094    $1.13-$5.20     $2.622
Options exercised....        --      (2,358)     $0.034           --             --         --
Options cancelled....        --      (4,716)     $0.034       (5,554)   $1.13-$5.20     $3.145
                        -------      ------                ---------
Options outstanding
  at December 31,
  1998...............   424,395      70,731      $0.034    2,390,707    $1.13-$5.20     $1.888
                        =======      ======                =========

     The Company measures compensation expense for its employee stock-based compensation using the intrinsic value method and provides pro forma disclosures of net loss as if the fair value method had been applied in measuring compensation expense. Under the intrinsic value method of accounting for stock-based compensation, when the exercise price of options granted to employees is less than the fair value of the underlying stock on the date of grant, compensation expense is to be recognized over the applicable vesting period

                                                    YEAR ENDED DECEMBER 31,
                                             -------------------------------------
                                                1998          1997         1996
                                             -----------   ----------   ----------
Net loss as reported.......................  $36,296,596   $3,977,400   $1,743,635
Pro forma net loss.........................  $36,859,594   $3,978,164   $1,747,570
Basic and diluted net loss per share as
  reported.................................  $    (12.51)  $    (1.37)  $    (0.60)
Pro forma basic and diluted net loss per
  share....................................  $    (12.70)  $    (1.37)  $    (0.60)

     The fair value of each option is estimated on the date of grant using a type of Black-Scholes option pricing model with the following weighted-average assumptions used for grants during the years ended December 31, 1997 and 1996, respectively: dividend yield of 0%, expected volatility of

                         PATHNET, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

0%, risk-free interest rate of 6.55% and 6.35% and expected terms of 5.0 and 5.8 years. The following weighted-average assumptions were used for grants during the year ended December 31, 1998: dividend yield of 0%, expected volatility of 0%, risk-free interest rate of 5.18% and expected terms of 5.5 years.

     As of December 31, 1998 and 1997, the weighted average remaining contractual life of the options is 8.63 years and 9.21 years, respectively. As of December 31, 1998 and 1997 the pro forma tax effects would include an increase to the deferred tax asset and the valuation allowance of approximately $225,000, and $300 respectively; therefore, there is no pro forma tax effect.

11. VENDOR AGREEMENTS

     Pursuant to a Master Agreement entered into by the Company and NEC on August 8, 1997, as amended, the Company has the option to acquire, by March 31, 2003, a total of $200 million worth of certain equipment, services and licensed software to be used by the Company in its network under pricing and payment terms that the Company believes are favorable. In addition, NEC has agreed, subject to certain conditions, to warranty equipment purchased by the Company from NEC for three years, if defective, to repair or replace certain equipment promptly and to maintain a stock of critical spare parts for up to 15 years. The Company's agreement with NEC provides for fixed prices during the first three years of its term. As of December 31, 1998, the Company had purchased $31.1 million of equipment under this agreement.

     Pursuant to a supply agreement entered into by the Company and Lucent Technologies (Lucent) on December 18, 1998, the Company agreed that Lucent should be its exclusive supplier of fiber optic cable for its nationwide, voice and data network. Lucent may provide financing of up to approximately $400 million of fiber purchases for the construction of the Company's network and may provide or arrange financing for future phases of the fiber portion of the Company's network. The total amount of financing over the life of this seven-year agreement is not to exceed $1.8 billion. Certain material terms of the Company's transactions with Lucent are currently under review by Lucent and the Company. There can be no assurance that the financing contemplated by the supply agreement will be consummated or, if consummated, consummated on the terms and conditions described above. The supply agreement provides that Lucent will provide the Company with a broad level of support, including fiber optic equipment, network planning and design, technical and marketing support, and financing. As of December 31, 1998, no purchases were made by the Company under this agreement.

12. COMMITMENTS AND CONTINGENCIES

     The Company maintains office space in Washington, D.C., Kansas and Texas. The most significant lease relates to the Company's headquarters facility in Washington, D.C. The partnership leasing the space in Washington, D.C. is controlled by a director of the Company. The lease expires on August 31, 1999, and is renewable by the Company for two additional one-year periods. Rent paid to this related party during the year ended December 31, 1998, 1997 and 1996, was $281,890, $60,980 and $0, respectively. The Company has no amounts due to the related party as of December 31, 1998.

     On December 30, 1998, the Company entered into a lease agreement for the lease of tower site space, sufficient to perform its obligations under a fixed point microwave agreement (FPMA) with an incumbent. Under the terms of the lease, the Company is obligated to rent of $130,000 per month for

                         PATHNET, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

a period expiring on the later of (1) the expiration of the FPMA as to that site, or (2) ten years from the effective date of the agreement. The agreement provides for an increase in the rent payable commencing on December 1, 1999 and on each succeeding year thereafter to December 1, 2008, by an amount equal to 4 per cent of the rent then in effect.

     The Company's future minimum rental payments under noncancellable operating leases are as follows:

1999...............................................  $ 2,177,440
2000...............................................    1,913,822
2001...............................................    1,967,214
2002...............................................    2,033,577
2003 and thereafter................................   12,089,432
                                                     -----------
     Total.........................................  $20,181,485
                                                     ===========

     Rent expense for the years ended December 31, 1998, 1997, and 1996 was $389,969, $114,673 and $4,399, respectively.

     The Company earns microwave telecommunication capacity revenue under an indefeasible right of use (IRU) agreement dated December 1, 1998, of $137,000 per month commencing December 1998 and expiring on the later of (1) the expiration of the FPMA as to that site, or (2) ten years from the effective date of the agreement. The IRU agreement provides for an increase in the rent receivable commencing on December 1, 1999 and on each succeeding year thereafter to December 1, 2008, by an amount equal to 4 per cent of the rent then in effect.

     In exchange for a non-compete agreement, the Company has agreed to pay a senior management employee a severance payment of $275,000, if such employee's employment with the Company is terminated.

     As at December 31, 1998, the Company had capital commitments of approximately $28.0 million relating to telecommunications and transmission equipment.

                         PATHNET, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

13. INCOME TAXES

     The tax effect of temporary differences that give rise to significant portions of the deferred tax asset at December 31, 1998 and 1997, is as follows:

                                                             DECEMBER 31,
                                                      ---------------------------
                                                          1998           1997
                                                      ------------    -----------
Deferred revenue....................................  $        949    $   117,000
Capitalized start-up costs..........................     1,370,937      1,271,227
Capitalized research and development costs..........        66,111         79,333
Net operating loss carryforward.....................    15,325,484        754,458
                                                        16,763,481      2,222,018
Less valuation allowance............................   (16,763,481)    (2,222,018)
                                                      ------------    -----------
Net deferred tax asset..............................  $         --    $        --
                                                      ============    ===========

     Capitalized costs represent expenses incurred in the organization and start-up of the Company. For federal income tax purposes, these costs are being amortized over sixty months.

     The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences are deductible. The Company has provided a valuation allowance against its deferred tax assets as they are long-term in nature and their ultimate realization cannot be determined.

14. SUBSEQUENT EVENT

     On November 4, 1999, the Company, together with Pathnet Telecommunications Inc. (PTI) a Delaware company formed on November 1, 1999, entered into agreements providing for strategic investments from Colonial Pipeline Company, Burlington Northern and Santa Fe Corporation and CSX Corporation to PTI. Upon the closing of this transaction, PTI will receive the right to develop over 12,000 miles of the investors' rights of way with an estimated value of $187.0 million in return for 8,511,607 shares of PTI's Series D convertible preferred stock. In addition to providing a portion of the right of way access, Colonial Pipeline will pay $68.0 million of cash to PTI comprised of $38.0 million at the initial closing for 1,729,631 shares of PTI's Series E redeemable preferred stock, $25.0 million for 1,137,915 shares of PTI's Series E redeemable preferred stock (upon the completion of a fiber optic network segment build that the Company expects to complete during the first calendar quarter of 2000), $1.0 million for the issuance of an option to purchase 1,593,082 shares of PTI's Series E redeemable preferred stock for $21.97 per share and shares of PTI's common stock in connection with an initial public offering and $4.0 million for rights in 2,200 conduit miles of our future network. Further, upon the closing of this transaction, all of the Company's common stock will be exchanged for common stock of PTI. In addition, all of the Company's 5,470,595 shares of mandatorily redeemable preferred stock will be converted into 15,864,715 of PTI's convertible preferred stock. The new investors collectively will receive an approximate one-third equity stake in PTI, as well as proportionate representation on the PTI Board of Directors. As part of this transaction and the reconstitution of the Pathnet Board, Dave Schaeffer, former Chairman of Pathnet and an existing director, resigned from the Company's Board of Directors effective November 4, 1999.

                         PATHNET, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The terms of the strategic investment transaction require that consents be obtained from the holders of a majority of the Company's existing Senior Notes. As a result, on November 22, 1999, PTI filed a preliminary prospectus with the Securities and Exchange Commission, to offer all holders of the Senior Notes a guarantee of the obligations of the Company to make interest and principal payments. Concurrent with this offer, the Company is seeking consents from the holders of the Senior Notes to the waiver and the amendment of certain provisions of the Indenture. Pathnet expects to close this transaction immediately following receipt of the required consents and other required regulatory approvals.

     In November 1999, the Company executed a lease for 40,000 square feet of office space in Reston, Virginia which will become the Company's new headquarters in the first half of 2000. The lease term is 10 years with annual rent of approximately $1.0 million.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                         PATHNET, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          CONSOLIDATED BALANCE SHEETS

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  1999             1998
                                                              -------------    ------------
                                                               (UNAUDITED)
ASSETS
Cash and cash equivalents...................................  $ 98,896,417     $ 57,321,887
Note receivable.............................................            --        3,206,841
Interest receivable.........................................     1,957,216        3,848,753
Marketable securities available for sale, at market.........    69,420,476       97,895,773
Prepaid expenses and other current assets...................       453,541          205,505
                                                              ------------     ------------
     Total current assets...................................   170,727,650      162,478,759
Property and equipment, net.................................   106,123,850       47,971,336
Deferred financing costs, net...............................     9,695,423       10,508,251
Restricted cash.............................................     3,952,769       10,731,353
Marketable securities available for sale, at market.........     5,103,435       71,899,757
Pledged marketable securities held to maturity..............    42,379,701       61,824,673
Other assets................................................       591,727               --
                                                              ------------     ------------
     Total assets...........................................  $338,574,555     $365,414,129
                                                              ============     ============
LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK AND
  STOCKHOLDERS' EQUITY (DEFICIT)
Accounts payable............................................  $ 12,378,214     $ 10,708,263
Accrued interest............................................    19,651,047        8,932,294
Accrued expenses and other current liabilities..............     1,093,897          639,688
                                                              ------------     ------------
     Total current liabilities..............................    33,123,158       20,280,245
12 1/4% Senior Notes, net of unamortized bond discount of
  $3,480,750 and $3,787,875 respectively....................   346,519,250      346,212,125
Other non-current liabilities...............................       263,734               --
                                                              ------------     ------------
     Total liabilities......................................   379,906,142      366,492,370
                                                              ------------     ------------
Series A convertible preferred stock, $0.01 par value,
  1,000,000 shares authorized, issued and outstanding at
  September 30, 1999 and December 31, 1998, respectively
  (liquidation preference $1,000,000).......................     1,000,000        1,000,000
Series B convertible preferred stock, $0.01 par value,
  1,651,046 shares authorized, issued and outstanding at
  September 30, 1999 and December 31, 1998, respectively
  (liquidation preference $5,033,367).......................     5,008,367        5,008,367
Series C convertible preferred stock, $0.01 par value,
  2,819,549 shares authorized, issued and outstanding at
  September 30, 1999 and December 31, 1998, respectively
  (liquidation preference $30,000,052)......................    29,961,272       29,961,272
                                                              ------------     ------------
     Total mandatorily redeemable preferred stock...........    35,969,639       35,969,639
                                                              ------------     ------------
Common stock, $0.01 par value, 60,000,000 shares authorized
  at June 30, 1999 and December 31, 1998, respectively;
  2,977,593 and 2,902,358 shares issued and outstanding at
  September 30, 1999 and December 31, 1998, respectively....        29,776           29,024
Deferred compensation.......................................      (575,836)        (978,064)
Additional paid-in capital..................................     6,162,866        6,156,406
Accumulated other comprehensive (loss) income...............       (45,465)         208,211
Deficit accumulated during the development stage............   (82,872,567)     (42,463,457)
                                                              ------------     ------------
     Total stockholders' equity (deficit)...................   (77,301,226)     (37,047,880)
                                                              ------------     ------------
          Total liabilities, mandatorily redeemable
            preferred stock and stockholders' equity
            (deficit).......................................  $338,574,555     $365,414,129
                                                              ============     ============

The accompanying notes are an integral part of these consolidated financial statements.

                         PATHNET, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                                            FOR THE PERIOD
                              FOR THE THREE MONTHS ENDED     FOR THE NINE MONTHS ENDED      AUGUST 25, 1995
                                     SEPTEMBER 30,                 SEPTEMBER 30,          (DATE OF INCEPTION)
                              ---------------------------   ---------------------------    TO SEPTEMBER 30,
                                  1999           1998           1999           1998              1999
                              ------------   ------------   ------------   ------------   -------------------
Revenue.....................  $    584,084   $    475,000   $  2,275,003   $  1,050,000      $  4,022,042
                              ------------   ------------   ------------   ------------      ------------
Operating expenses:
  Cost of revenue...........     4,258,609      1,621,211      9,579,064      5,385,718        17,126,684
  Selling, general and
     administrative.........     3,197,164      2,694,505      9,500,235      6,721,862        25,125,584
  Depreciation expense......     2,143,238        203,725      3,714,170        315,247         4,503,001
                              ------------   ------------   ------------   ------------      ------------
     Total operating
       expenses.............     9,599,011      4,519,441     22,793,469     12,422,827        46,755,269
                              ------------   ------------   ------------   ------------      ------------
Net operating loss..........    (9,014,927)    (4,044,441)   (20,518,466)   (11,372,827)      (42,733,227)
Interest expense............    (9,987,494)   (11,151,467)   (30,318,331)   (21,862,169)      (63,306,142)
Interest income.............     3,318,719      4,728,582     10,511,464      9,574,286        24,626,700
Write-off of initial public
  offering costs............            --     (1,354,534)            --     (1,354,534)       (1,354,534)
Other income (expense),
  net.......................      (243,504)         1,661        (83,777)           500           (86,364)
                              ------------   ------------   ------------   ------------      ------------
     Net loss...............  $(15,927,206)  $(11,820,199)  $(40,409,110)  $(25,014,744)     $(82,853,567)
                              ============   ============   ============   ============      ============
Basic and diluted loss per
  common share..............  $      (5.44)  $      (4.07)  $     (13.88)  $      (8.62)     $     (28.54)
                              ============   ============   ============   ============      ============
Weighted average number of
  common shares
  outstanding...............     2,926,081      2,902,358      2,911,512      2,901,917         2,902,594
                              ============   ============   ============   ============      ============

The accompanying notes are an integral part of these consolidated financial statements.

                         PATHNET, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                                  (UNAUDITED)

                                                                                            FOR THE PERIOD
                              FOR THE THREE MONTHS ENDED     FOR THE NINE MONTHS ENDED      AUGUST 25, 1995
                                     SEPTEMBER 30,                 SEPTEMBER 30,          (DATE OF INCEPTION)
                              ---------------------------   ---------------------------    TO SEPTEMBER 30,
                                  1999           1998           1999           1998              1999
                              ------------   ------------   ------------   ------------   -------------------
Net loss....................  $(15,927,206)  $(11,820,199)  $(40,409,110)  $(25,014,744)     $(82,853,567)
Other comprehensive income
(loss):
  Net unrealized gain (loss)
     on marketable
     securities available
     for sale...............        75,759        488,345       (253,676)       436,490           (45,465)
                              ------------   ------------   ------------   ------------      ------------
Comprehensive loss..........  $(15,851,447)  $(11,331,854)  $(40,662,786)  $(24,578,254)     $(82,899,032)
                              ============   ============   ============   ============      ============

The accompanying notes are an integral part of these consolidated financial statements.

                         PATHNET, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                                                 FOR THE PERIOD
                                                                FOR THE NINE MONTHS ENDED        AUGUST 25, 1995
                                                                      SEPTEMBER 30,            (DATE OF INCEPTION)
                                                              -----------------------------     TO SEPTEMBER 30,
                                                                  1999            1998                1999
                                                              ------------    -------------    -------------------
Cash flows from operating activities:
  Net loss..................................................  $(40,409,110)   $ (25,014,744)      $ (82,853,567)
  Adjustment to reconcile net loss to net cash used in
    operating activities
    Depreciation expense....................................     3,714,170          315,247           4,503,001
    Amortization of deferred financing costs................       853,563          558,785           1,696,353
    Loss on disposal of fixed assets........................         8,345               --              13,845
    Profit on disposal of investments.......................      (157,983)              --            (157,983)
    Write-off of deferred financing costs...................            --          613,910             581,334
    Interest expense resulting from amortization of discount
      on the bonds payable..................................       307,125          204,750             614,250
    Amortization of premium on pledged securities...........      (288,643)              --            (288,643)
    Stock based compensation................................       402,228          489,435           1,103,523
    Interest expense for beneficial conversion feature of
      bridge loan...........................................            --               --             381,990
    Accrued interest satisfied by conversion of bridge loan
      to Series B convertible preferred stock...............            --               --              33,367
  Changes in assets and liabilities:
    Accounts receivable.....................................            --               --                  --
    Interest receivable.....................................     1,891,537       (3,936,127)         (2,955,415)
    Prepaid expenses and other assets.......................      (839,763)        (119,796)         (1,045,268)
    Accounts payable........................................    (2,140,999)          53,711          (1,633,385)
    Accrued interest........................................    10,718,753       20,484,724          19,651,047
    Accrued expenses and other liabilities..................       717,943        1,808,548           1,357,630
                                                              ------------    -------------       -------------
      Net cash used in operating activities.................   (25,222,834)      (4,541,557)        (58,997,921)
                                                              ------------    -------------       -------------
Cash flows from investing activities:
  Expenditures for network in progress......................   (57,461,993)      (9,183,109)        (92,821,117)
  Expenditures for property and equipment...................      (607,101)      (8,548,737)         (3,812,994)
  Proceeds on disposal of fixed assets......................         5,015               --               5,015
  Sale of marketable securities held for resale.............    95,175,926               --          95,175,926
  Purchase of marketable securities available for sale......            --     (191,232,621)       (169,587,319)
  Purchase of marketable securities -- pledged as
    collateral..............................................            --      (83,224,243)        (83,097,655)
  Maturity and sale of marketable securities -- pledged as
    collateral..............................................    19,733,615               --          42,004,796
  Restricted cash...........................................     6,778,584       (9,887,042)         (3,952,769)
  Repayment of note receivable..............................     3,206,841            9,000               9,000
                                                              ------------    -------------       -------------
      Net cash provided by (used in) investing activities...    66,830,887     (302,066,752)       (216,077,117)
                                                              ------------    -------------       -------------
Cash flows from financing activities:
  Issuance of voting and non-voting common stock............            --               --               1,000
  Proceeds from sale of preferred stock.....................            --       19,999,998          35,000,052
  Proceeds from sale of Series B convertible preferred stock representing the conversion of committed but undrawn
    portion of bridge loan to Series B convertible preferred
    stock...................................................            --               --             300,000
  Proceeds from bond offering...............................            --      350,000,000         350,000,000
  Proceeds from bridge loan.................................            --               --             700,000
  Exercise of employee common stock options.................         7,212               81               7,293
  Payment of issuance costs for preferred stock offerings...            --               --             (63,780)
  Payment of deferred financing costs.......................       (40,735)     (11,664,523)        (11,973,110)
                                                              ------------    -------------       -------------
      Net cash provided by (used in) financing activities...       (33,523)     358,335,556         373,971,455
                                                              ------------    -------------       -------------
Net increase in cash and cash equivalents...................    41,574,530       51,727,247          98,896,417
Cash and cash equivalents at the beginning of period........    57,321,887        7,831,384                  --
                                                              ------------    -------------       -------------
Cash and cash equivalents at the end of period..............  $ 98,896,417    $  59,558,631       $  98,896,417
                                                              ============    =============       =============

The accompanying notes are an integral part of these consolidated financial statements.

                         PATHNET, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

          NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY

     Pathnet, Inc. (Company) is a facilities based wholesale telecommunications services provider that targets under-served and second and third tier U.S. markets. Pathnet offers telecommunications service to inter-exchange carriers, local exchange carriers, internet service providers, Regional Bell Operating Companies, cellular operators and resellers.

     During the third quarter of 1999, Pathnet continued to construct and deploy digital networks utilizing both wireless and fiber-optic technologies. Pursuant to its agreement with Worldwide Fiber USA (WFI), the Company began to construct and market a multi-conduit fiber-optic network between Chicago, Illinois and Denver, Colorado during the second quarter. In addition, in August the Company announced it will co-develop a 400 mile fiber network connecting Grand Junction, Colorado to Albuquerque, New Mexico with Tri State Generation and Transmission Association, Inc. (See note 9 to these Financial Statements).

     As of September 30, 1999, the Company had approximately 6,100 route miles of completed network and approximately 1,400 route miles of network under construction.

     The Company's business is funded primarily through equity investments by the Company's stockholders and $350.0 million aggregate principal amount of 12 1/4% Senior Notes due 2008 (Senior Notes) which have been registered under the Securities Act of 1933, as amended.

     A substantial portion of the Company's initial activities involved developing strategic relationships with co-developers such as railroads, pipelines and utilities and building its network. Accordingly, the majority of its revenues to date reflect certain consulting and advisory services in connection with the design, development and construction of digital microwave infrastructure. The remainder of its revenues to date (approximately 47%) has been derived from the sale of bandwidth along the Company's digital network. The Company has experienced significant operating and net losses and negative operating cash flow to date and expects to continue to experience operating and net losses and negative operating cash flow until such time as it is able to generate revenue sufficient to cover its operating expenses.

2. BASIS OF PRESENTATION

     The Company recently commenced providing telecommunication services to customers and recognizing the revenue from the sale of such telecommunication services, its principal activities to date have been securing contractual alliances with its co-development partners, designing and constructing networkpaths, obtaining capital and planning its proposed service. Accordingly, the Company's consolidated financial statements are presented as a development stage enterprise, as prescribed by Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises." As a development stage enterprise, the Company has been relying on the issuance of equity and debt securities, rather than recurring revenues, for its primary sources of cash since inception.

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial reports to stockholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. Management believes the Company's current operations

                         PATHNET, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

  NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

comprise only one segment, the sale of telecommunications capacity, and as such, adoption of SFAS No. 131 does not impact the disclosures made in the Company's financial statements.

     The interim financial data as of September 30, 1999 and for the nine months ended September 30, 1999 and September 30, 1998 is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These unaudited consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the period ended December 31, 1998 filed with the Securities and Exchange Commission. The results of operations for the three and nine months ended September 30, 1999 are not necessarily indicative of the operating results to be expected for the full year.

3. REVENUE RECOGNITION

     The Company earns revenue from the sale of telecommunications capacity and for project management and consulting services. Revenue from the sale of telecommunications capacity is earned when the service is provided. Revenue for project management and consulting services is recognized based on the percentage of the services completed. The Company defers revenue when contractual payments are received in advance of the performance of services.

     Revenue from the sale of telecommunications capacity includes revenue earned under indefeasible right of use agreements. The Company recognizes revenue under such agreements on a straight-line basis over their term.

4. LOSS PER SHARE

     Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of Common Stock outstanding during the applicable period. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average common and potentially dilutive common equivalent shares outstanding during the applicable period. For each of the periods presented, basic and diluted loss per share are the same. The exercise of 3,119,434 employee Common Stock options, the exercise of warrants to purchase 1,116,500 shares of Common Stock, and the conversion of 5,470,595 shares of Series A, B and C convertible preferred stock into 15,864,715 shares of Common Stock as of September 30, 1999, which could potentially dilute basic earnings per share in the future, were not included in the computation of diluted loss per share for the periods presented because to do so would have been antidilutive in each case.

5. MARKETABLE SECURITIES

     Certain of the Company's marketable securities are considered "available for sale," and, as such, are stated at market value. The net unrealized gains and losses on marketable securities are reported as part of accumulated other comprehensive income (loss). Realized gains or losses from the sale of marketable securities are based on the specific identification method.

                         PATHNET, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

  NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following is a summary of the investments in marketable securities at September 30, 1999:

                                                              GROSS UNREALIZED
                                                              -----------------
                                                   COST        GAINS    LOSSES    MARKET VALUE
                                                -----------   -------   -------   ------------
Available for sale securities:
U.S. Treasury securities and debt securities
of U.S. Government agencies...................  $28,398,072   $    --   $45,760   $28,352,312
  Corporate debt securities...................   44,660,067    43,212    33,750    44,669,529
  Debt Securities issued by foreign
     governments..............................    1,511,237        --     9,167     1,502,070
                                                -----------   -------   -------   -----------
                                                $74,569,376   $43,212   $88,677   $74,523,911
                                                ===========   =======   =======   ===========

     Gross realized gains on sales of available for sale securities were approximately $0 and $158,000 during the three and nine months ended September 30, 1999 respectively. Gross realized gains and gross realized losses on sales of available for sale securities were immaterial during the three and nine months ended September 30, 1998.

     The amortized cost and estimated fair value of available for sale securities by contractual maturity at September 30, 1999 is as follows:

                                                          COST        MARKET VALUE
                                                       -----------    ------------
Due in one year or less..............................  $69,428,897    $69,420,476
Due after one year through two years.................    5,140,479      5,103,435
                                                       -----------    -----------
                                                       $74,569,376    $74,523,911
                                                       ===========    ===========

     Expected maturities may differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

     In addition to marketable securities, the Company has investments in pledged marketable securities that are pledged as collateral for repayment of interest on the Company's Senior Notes through April 2000 and are classified as non-current assets on the consolidated balance sheet. As of September 30, 1999, pledged marketable securities consisted of U.S. Treasury securities classified as held to maturity with an amortized cost of approximately $20.9 million and cash and cash equivalents of approximately $21.5 million. All of the investments contractually mature by March 31, 2000.

                         PATHNET, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

  NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6. PROPERTY AND EQUIPMENT

     Property and equipment, stated at cost, is comprised of the following at September 30, 1999 and December 31, 1998:

                                                      SEPTEMBER 30,    DECEMBER 31,
                                                          1999             1998
                                                      -------------    ------------
Network in progress.................................  $ 37,793,073     $38,669,088
Communications network..............................    68,974,361       6,890,686
Office and computer equipment.......................     2,053,485       2,267,647
Furniture and fixtures..............................     1,484,068         766,013
Leasehold improvements..............................       301,407         166,733
                                                      ------------     -----------
                                                       110,606,394      48,760,167
Less: accumulated depreciation......................    (4,482,544)       (788,831)
                                                      ------------     -----------
Property and equipment, net.........................  $106,123,850     $47,971,336
                                                      ============     ===========

     Network in progress includes (i) all direct material and labor costs incurred on the construction of the network together with related allocable interest costs, necessary to construct components of a high capacity digital network which is owned and maintained by the Company, and (ii) network related inventory parts and equipment. The network in progress balance on September 30, 1999 includes approximately $15.2 million for costs incurred under the Company's agreement with WFI to construct a digital fiber optic network and $2.5 million for a right of use under a agreement with Northern Border Pipeline for microwave access. When a portion of the network has been completed and made available for use by the Company, the accumulated costs are transferred from network in process to communications network and depreciated over time. As of September 30, 1999, the Company incurred non-cash capital expenditure of approximately $14.0 million.

7. RESTRICTED CASH

     Restricted cash comprises amounts held in escrow to secure the Company's obligations under certain of its Fixed Point Microwave Services Agreements. The funds in each escrow account are available only to fund the project to which the escrow is related until such project has been completed, at which time surplus funds will be returned to the Company. Generally, funds are released from escrow to pay project costs when such costs are incurred and agreed upon under the contract. During the three and nine months ended September 30, 1999, approximately $4.0 million and $7.1 million were released from escrow, respectively.

8. COMMITMENTS AND CONTINGENCIES

     As of September 30, 1999, the Company had commitments of up to approximately $79.9 million relating to purchases of telecommunication and transmission equipment and its agreement with WFI. (See note 9 to these Financial Statements).

                         PATHNET, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

  NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9. FIBER AGREEMENTS

     On March 31, 1999, the Company signed two agreements with WFI to construct and market a multi-conduit fiber-optic network between Chicago, Illinois and Denver, Colorado. The total shared projected cost for this project is in excess of $100 million. The 1,100-mile network between Chicago and Denver will pass through Des Moines, Iowa; Omaha, Nebraska; and Lincoln, Nebraska. WFI will lead-manage the project with construction to be completed in two segments. The first segment, Chicago to Omaha, is expected to be complete in late 1999 with the second segment, Omaha to Denver, scheduled to be completed in the first quarter of 2000.

     On August 6, 1999, the Company announced a co-development agreement with Tri-State Generation and Transmission Association, Inc. (Tri-State), to construct a 400-mile fiber network connecting Grand Junction, Colorado to Albuquerque, New Mexico. The total projected combined cost for this route is approximately $40 million. Tri-State and some of its member cooperatives will contribute up to 50% of the network build costs.

10. SUBSEQUENT EVENT

     On November 4, 1999, the Company, together with Pathnet Telecommunications Inc. (PTI) a Delaware company formed on November 1, 1999, entered into agreements providing for strategic investments from Colonial Pipeline Company, Burlington Northern and Santa Fe Corporation and CSX Corporation to PTI. Upon the closing of this transaction, PTI will receive the right to develop over 12,000 miles of the investors' rights of way with an estimated value of $187.0 million in return for 8,511,607 shares of PTI's Series D convertible preferred stock. In addition to providing a portion of the right of way access, Colonial Pipeline will pay $68.0 million of cash to PTI comprised of $38.0 million at the initial closing for 1,729,631 shares of PTI's Series E redeemable preferred stock, $25.0 million for 1,137,915 shares of PTI's Series E redeemable preferred stock (upon the completion of a fiber optic network segment build that the Company expects to complete during the first calendar quarter of 2000), $1.0 million for the issuance of an option to purchase 1,593,082 shares of PTI's Series E redeemable preferred stock for $21.97 per share and shares of PTI's common stock in connection with an initial public offering and $4.0 million for rights in 2,200 conduit miles of our future network. Further, upon the closing of this transaction, all of the Company's common stock will be exchanged for common stock of PTI. In addition, all of the Company's 5,470,595 shares of mandatorily redeemable preferred stock will be converted into 15,864,715 of PTI's convertible preferred stock. The new investors collectively will receive an approximate one-third equity stake in PTI, as well as proportionate representation on the PTI Board of Directors. As part of this transaction and the reconstitution of the Pathnet Board, Dave Schaeffer, former Chairman of Pathnet and an existing director, resigned from the Company's Board of Directors effective November 4, 1999.

     The terms of the strategic investment transaction require that consents be obtained from the holders of a majority of the Company's existing Senior Notes. As a result, on November 22, 1999, PTI filed a preliminary prospectus, with the Securities and Exchange Commission, to offer all holders of the Senior Notes a guarantee of the obligations of the Company to make interest and principal payments. Concurrent with this offer, the Company is seeking consents from the holders of the Senior Notes to the waiver and the amendment of certain provisions of the Indenture. Pathnet expects to close this transaction immediately following receipt of the required consents and other required regulatory approvals.

                         PATHNET, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

  NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In November 1999, the Company executed a lease for 40,000 square feet of office space in Reston, Virginia which will become the Company's new headquarters in the first half of 2000. The lease term is 10 years with annual rent of approximately $1.0 million.

                           GLOSSARY OF SELECTED TERMS

Bandwidth.....................   Refers to the maximum amount of data that can
                                 be transferred through a communication channel in a given time.

CAP (Competitive Access
  Provider)...................   An alternative, competitive local exchange
                                 carrier.

Carrier.......................   A provider of telecommunications services to
                                 the public.

Carrier's Carrier.............   A provider of communications transmission
                                 services that specializes in the wholesale provision of telecommunications bandwidth and services to other carriers and service providers.

Cellular Operators............   A provider of wireless radio telephone service
                                 which operates using multiple transceiver sites linked to a central computer for coordination.

Central Offices...............   A telecommunications center where switches and
                                 other telecommunications facilities are housed.
                                 CAPs may connect with ILEC networks either at this location or through a remote location.

Circuit.......................   An electronic, radio or optical connection over
                                 which communications may occur.

CLEC (Competitive Local
  Exchange Carrier)...........   A category of telephone service provider that
                                 offers services similar to the former monopoly local telephone company, as recently allowed by changes in telecommunications law and regulation. A competitive telecommunications company may also provide other types of telecommunications services (long distance,
                                 Internet access, etc.)

CLEC Certification............   Granted by a state public service commission or
                                 public utility commission, this certification provides telecommunications services providers with the legal standing to offer local exchange telephone services in direct competition with the ILEC and other competitive telecommunications companies. Such certifications are granted on a state-by-state basis.

Collocation...................   A location where a carrier's or customer's
                                 equipment interconnects with the network of a carrier inside the carrier's facility.

Communications Act of 1934....   The first major federal legislation that
                                 established rules for broadcast and
                                 non-broadcast communications, including both wireless and wire line telephone service.

Conduit.......................   A pipe that is installed to house the fiber
                                 optic cable installed as part of the network.

Dark Fiber....................   Fiber optic cables which do not have connected
                                 to them the electronics required to transmit voice or data signals.

Dialing Parity................   A technology employed so that end user
                                 customers will not detect a difference in quality and is ease of dialing telephone numbers or accessing operators and emergency services.

Digital.......................   Describes a method of storing, processing and
                                 transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to convey information, as opposed to the continuously variable analog signal. The precise digital numbers minimize distortion, such as graininess or "snow," in the case of video transmission, or static or other background distortion in the case of audio transmission.

Digital Divide................   The growing disparity between telecommunication
                                 services available in the largest markets and those services available in second and third tier markets.

DSL (Digital Subscriber
Line).........................   A transmission technology enabling high-speed
                                 access in the local copper loop, often for the last mile between the network service provider -- i.e., an ILEC, CLEC or an ISP -- and end user.

DSLAM (Digital Subscriber Line
  Access Multiplexer).........   A multiplexer which houses individual circuit
                                 cards used to provide DSL service.

DS-0, DS-1, DS-3..............   Standard telecommunications industry digital
                                 signal formats, which are distinguishable by bit rate (the number of binary digits (0 and 1) transmitted per second). DS-0 service has a bit rate of up to 64 kilobits per second. DS-1 service has a bit rate of 1.544 megabits per second and DS-3 service has a bit rate of 45 megabits per second. DS-0 is also equivalent to one standard telephone line.

DWDM (Dense Wavelength
  Division Multiplexing)......   A technology that allows multiple optical
                                 signals to be combined so that they can be aggregated as a group and transported over a single fiber to increase capacity.

Existing Local Telephone
Company.......................   An ILEC.

Facilities Based..............   A carrier owning the physical network assets or
                                 a portion of the physical network assets necessary to provide telecommunication services.

56.6 Kbps.....................   Equivalent to a single high-speed telephone
                                 service line; capable of transmitting one voice call or 56.6 Kbps of data. Currently in widespread use by medium and large businesses primarily for entry level high-speed data and very low-speed video applications.

FAA (Federal Aviation
Agency).......................   The United States government federal regulatory
                                 agency with the authority to oversee air traffic originating or terminating in the United States.

FCC (Federal Communications
  Commission).................   The United States government federal regulatory
                                 agency with the authority to regulate all interstate and international communications media (i.e., radio, television, wire, etc.)
                                 originating or terminating in the United
                                 States.

Fiber Optics..................   Fiber optic technology involves sending laser
                                 light pulses across glass stands in order to transmit digital information. Fiber is immune to electrical interference and environmental factors that effect copper wiring and satellite transmission.

ILEC (Incumbent Local Exchange
  Carrier)....................   The existing local telephone company; one of
                                 the RBOCs or GTE, or one of such companies' successors.

Interconnection Agreement.....   A contract between an ILEC and a CLEC for the
interconnection of the ILEC's and CLEC's networks, for the purpose of mutual passing of traffic between the networks, allowing customers of one of the networks to call users served by the other network. These agreements set out the financial and operational aspects of such interconnection.

Internet......................   The name used to describe the global open
                                 network of computers that permits a person with access to the Internet to exchange information with any other computer connected to the network.

IRU...........................   Indefeasible right to use. A long-term lease of
                                 approximately 10 or 20 years to specific strands of fiber optic cable or to conduit.

ISP (Internet Service
Provider).....................   A telecommunications service provider who
                                 provides access to the Internet for dial access and/or dedicated access.

IXC (Interexchange Carrier)...   A provider of telecommunications services
                                 between exchanges, or cities; also called long distance carrier. A long distance carrier may offer services over its own or another carrier's facilities.

Lit Fiber.....................   Fiber activated or equipped with the requisite
                                 optical transmission equipment necessary to use the fiber for transmission.

Local Access Services.........   Our access services which allow our customers
                                 to serve their customers in second and third tier markets using our network components including our collocations in the ILECs central offices.

Local Loops...................   The physical wires that run from the end user's
                                 telephone set to the ILEC's central office.

Long Distance Carriers
  (Interexchange Carriers)....   Long distance carriers providing services
                                 between LATAs, on an interstate or intrastate basis. A long distance carrier may be facilities-based or offer service by reselling the services of a facilities-based carrier.

Multiplexing..................   An electronic or optical process that combines
                                 several lower speed transmission signals into one higher speed signal.

Network.......................   An integrated system designed to provide for
                                 the direction, transport and recording of telecommunications traffic.

NOC...........................   Our Network Operations Center.

Number Portability............   The ability of a local exchange service
                                 customer of an ILEC to keep their existing telephone number, while moving their service to a CLEC.

OC-3..........................   OC-3 SONET high capacity optical
                                 telecommunications line capable of transmitting data at 155.52 Mbps.

OC-12.........................   OC-12 SONET high capacity optical
                                 telecommunications line capable of transmitting data at 622.08 Mbps.

OC-48.........................   OC-48 SONET high capacity optical
                                 telecommunications line capable of transmitting data at 2488.32 Mbps.

OC-192........................   OC-192 SONET high capacity optical
                                 telecommunications line capable of transmitting data at 9.6 Gbps.

OC............................   OC is a measure of SONET transmission optical
                                 carrier level, which is equal to the
                                 corresponding number of DS-3s (e.g. OC-3 is equal to 3 DS-3s (DS-3 service has a bit rate of 45 megabits per second and typically transmits 672 simultaneous voice conversations) and OC-48 is equal to 48 DS-3s).

Packet/Cell Switching
Network.......................   A method of transmitting messages as digitized
                                 bits, assembled in groups called packets or cells. These packets and cells contain industry-standard defined numbers of data bits, along with addressing information and data integrity bits. Packet/Cell Switching networks, originally used only for the transmission of digital data, are being implemented by carriers to transport digitized voice, along with other data. The switching (or routing) of the packets or cells of data replace the "circuit-switching" or traditional voice telephone calls. Packet and cell switching is considered to be a more cost efficient method of delivering voice and data traffic.

Physical Collocation..........   A collocation where we or a similarly licenced
                                 common carrier has installed and maintains network termination equipment at IGC central offices.

POP (Point-of-Presence).......   A location where a carrier has installed
                                 transmission equipment in a service areas that serves as, or relays calls to, a network switching center of the carrier, or location in customer buildings where a carrier has installed electronics and/or facilities.

Private Line..................   A private, dedicated telecommunications link
                                 between different customer locations (excluding long distance carrier POPs).

Reciprocal Compensation.......   The compensation paid by one carrier to send
                                 traffic to another carrier's network.

RBOC (Regional Bell Operating
  Company)....................   The five remaining local telephone companies
                                 (formerly part of AT&T) established as a result of the AT&T divestiture decree. These include
                                 BellSouth, Bell Atlantic, US West and SBC.

Reseller......................   A carrier that does not own transmission
                                 facilities, but obtains communications services from another carrier on a wholesale basis for resale to the public.

Route Mile....................   One mile of the actual geographic length of the
                                 high capacity telecommunications fiber route.

ROW (Right of Way)............   Rights of way licenses and permits (creating a
                                 contractual interest and not an interest in
                                 land) from third party landowners and
                                 governmental authorities which permit the holder to install conduit and fiber.

Smart Build...................   A strategy for building network where routes
                                 are prioritized for development based on demand for dark fiber and conduit and the availability of suitable co-development partners.

SONET (Synchronous Optical
  Network)....................   A set of standards for optical communications
                                 transmission systems that define the optical rates and formats, signals characteristics, performance, management and maintenance information to be embedded within the signals and the multiplexing techniques to be employed in optical communications transmission systems.
                                 SONET facilities the interoperability of dissimilar vendors equipment. SONET benefits customers by minimizing the equipment necessary for various telecommunications applications and supports networking diagnostic and maintenance features.

Telecommunications Act........   The Telecommunications Act of 1996.

Telecommunications Service
  Providers...................   Our customer base which includes IXCs, CLECs,
                                 ISPs, ILECs, cellular operators and resellers.

TELRIC (Total Element Long Run
  Incremental Cost)...........   Under the FCC Rules, implementing the
                                 Telecommunications Act, the forward-looking, cost-based methodology pursuant to which prices for interconnection with and unbundled access to local telephone networks is to be determined.

Time Division Multiplexing....   An electronic process that combines multiple
                                 communications channels onto a single,
                                 higher-speed channel by interleaving portions of each in a consistent manner over time.

UNEs..........................   An unbundled network element; an individual
                                 facility, piece of equipment or feature or functionality of such facility or equipment used in the provision of a telecommunications service, that a existing local telephone company is required to provide to requesting telecommunications companies at incremental cost based rates.

Universal Service.............   The goal of providing telephone service to
                                 every household in the U.S. with at least one access line for basic telephone service, funded by a surcharge on prime lines.

VPOP (Virtual Point of
Presence).....................   Our VPOP service is comprised of a bundle of
                                 services which combines our wholesale transport services and our local access services.

Year 2000.....................   The potential computer system and software
                                 application problem posed by the improper recognition of the year 2000 or the inability to process data that includes that date.

                                 [Pathnet Logo]

                        PATHNET TELECOMMUNICATIONS, INC.

                       SENIOR GUARANTEES OF PATHNET, INC.

                         12 1/4% SENIOR NOTES DUE 2008
                            ------------------------

                       PROSPECTUS (SUBJECT TO COMPLETION)
                            ------------------------

                                           , 1999

     THROUGH AND INCLUDING              , 1999 (THE 40TH DAY AFTER THE DATE OF
THIS PROSPECTUS), THE SOLICITATION AGENT AND ANY OTHERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE SOLICITATION AGENT'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS. THIS IS IN ADDITION TO A SOLICITATION AGENT'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO AN UNSOLD ALLOTMENT OR SUBSCRIPTION.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses payable in connection with the offering of the shares being registered hereby, other than underwriting discounts and commissions. All the amounts shown are estimates, except the Securities and Exchange Commission registration fee and Blue Sky fees and expenses. We will bear all of these expenses*:

Securities and Exchange Commission registration fee.........  $60,326
Blue Sky fees and expenses..................................  $ 1,300
Accounting fees and expenses................................         **
Legal fees and expenses.....................................         **
Printing and engraving fees.................................         **
Solicitation Agent fees and expenses........................         **
Information Agent fees and expenses.........................         **
Miscellaneous...............................................         **
Trustee fees and expenses...................................
                                                              -------
     Total..................................................  $      **
                                                              =======

---------------
** To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     For a description of provisions under our charter documents and other agreements and under Delaware law addressing indemnification of our directors and officers, please refer to "MANAGEMENT -- Limitation of Liability and Indemnification" in the prospectus.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Pathnet Telecom was incorporated on November 1, 1999. Before the execution of the contribution agreements implementing the Contribution and Reorganization Transaction, there were no sales of our unregistered securities. In connection with the execution of the contribution agreements implementing the Contribution and Reorganization Transaction, we agreed to issue an aggregate of 26,105,953 shares of our preferred stock to BNSF, CSX, Colonial and the existing holders of Pathnet preferred stock, and 2,977,593 shares of our common stock to the existing holders of Pathnet common stock. The shares of preferred stock do not include any additional shares of Series E Convertible Preferred Stock that may be issued under the Colonial option agreement. Following the initial closing and receipt of the $25 million cash payment from Colonial upon the completion of the Chicago-Aurora (a suburb of Denver), Colorado fiber build, we will issue additional shares of our Series E Convertible Preferred Stock to Colonial under the Colonial contribution agreement. At that time an aggregate of 27,245,868 shares of our preferred stock will be issued. These shares of stock will be issued in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act and Regulation D thereunder. The issue of shares pursuant to the contribution agreements is subject to no conditions within the control of the acquiring parties, and the registrant takes the position that transactions are completed within the meaning of Rule 152 under the Securities Act. Please refer to "DESCRIPTION OF CAPITAL STOCK" and "DESCRIPTION OF THE CONTRIBUTION AND REORGANIZATION TRANSACTION" in the prospectus for more information on the issuance of shares in the Contribution and Reorganization Transaction.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:

     NO.                             NAME OF AGREEMENT
     ---                             -----------------
 3.1(1)         Certificate of Incorporation of Pathnet Telecommunications,
                Inc.
 3.2(1)         Bylaws of Pathnet Telecommunications, Inc.
 4.1(1)         Form of Stockholders Agreement, by and among Pathnet
                Telecommunications, Inc. and certain stockholders of Pathnet
                Telecommunications, Inc.
 4.2+           Indenture, dated as of April 8, 1998, between Pathnet, Inc.
                and The Bank of New York, Inc. as Trustee
 4.3*           Supplemental Indenture
 4.4+           Form of Note
 4.5+           Pledge Agreement, dated as of April 8, 1998, among Pathnet,
                Inc., The Bank of New York as Trustee and The Bank of New
                York as the Securities Intermediary
 4.6*           Certificate for the Restricted Guarantee (comprised of
                Restricted Notes and Restricted Warrants)
 5.1*           Opinion of Covington & Burling, regarding legality of
                securities
 8.1*           Opinion of Covington & Burling, regarding tax matters
10.1(1)(2)      Pathnet Telecommunications, Inc. 1995 Stock Option Plan, as
                amended (as adopted by Pathnet Telecommunications, Inc.)
10.2(1)(2)      Pathnet Telecommunications, Inc. 1997 Stock Incentive Plan,
                as amended by Amendment No. 1 to 1997 Plan dated March 24,
                1998 (as adopted by Pathnet Telecommunications, Inc.)
10.3+++++       Contribution Agreement, dated November 4, 1999, by and among
                Pathnet Telecommunications, Inc., Pathnet, Inc. and The
                Burlington Northern Santa Fe Railway Company
10.4(1)(3)      Form of Optic Access Agreement, by and between Pathnet
                Telecommunications, Inc. and The Burlington Northern Santa
                Fe Railway Company
10.5(1)(3)      Form of Optic Lease Agreement, by and between Pathnet
                Telecommunications, Inc. and The Burlington Northern Santa
                Fe Railway Company
10.6+++++       Contribution Agreement, dated November 4, 1999, by and among
                Pathnet Telecommunications, Inc., Pathnet, Inc. and Colonial
                Pipeline Company
10.7(1)(3)      Form of Master Right of Way Lease Agreement, by and between
                Pathnet Telecommunications, Inc. and Colonial Pipeline
                Company
10.8(1)(3)      Form of Fiber Optic Access and Purchase Agreement, by and
                between Pathnet Telecommunications, Inc. and Colonial
                Pipeline Company
10.9(1)         Form of Option Agreement, by and between Pathnet
                Telecommunications, Inc. and Colonial Pipeline Company
10.10+++++      Contribution Agreement, dated November 4, 1999, by and among
                Pathnet Telecommunications, Inc., Pathnet, Inc. and CSX
                Transportation, Inc.

     NO.                             NAME OF AGREEMENT
     ---                             -----------------
10.11(1)(3)     Form of Fiber Optic License Agreement, by and between
                Pathnet Telecommunications, Inc. and CSX Transportation,
                Inc.
10.12(1)(3)     Form of Right of Way Operating Agreement, by and between
                Pathnet Telecommunications, Inc. and CSX Transportation,
                Inc.
10.13+++++      Contribution Agreement, dated November 4, 1999, by and among
                Pathnet Telecommunications, Inc., Pathnet, Inc. and The
                Preferred Stockholders of Pathnet, Inc.
10.14+++++      Contribution Agreement, dated November 4, 1999, by and among
                Pathnet Telecommunications, Inc., Pathnet, Inc. and Common
                Stockholders of Pathnet, Inc.
10.15+++++      Contribution Agreement, dated November 4, 1999, by and among
                Pathnet Telecommunications, Inc., Pathnet, Inc. and David
                Schaeffer
10.16+          Warrant Agreement, dated as of April 8, 1998, between
                Pathnet, Inc. and The Bank of New York, as warrant agent
10.17+          Warrant Registration Rights Agreement, dated as of April 8,
                1998, among Pathnet, Inc., Spectrum Equity Investors, L.P.,
                New Enterprise Associates VI, Limited Partnership, Onset
                Enterprise Associates II, L.P., FBR Technology Venture
                Partners, L.P., Toronto Dominion Capital (U.S.A.) Inc.,
                Grotech Partners IV, L.P., Richard A. Jalkut, David
                Schaeffer and the Initial Purchasers
10.18+          Lease Agreement, dated August 9, 1997, by and between
                Pathnet, Inc. and 6715 Kenilworth Avenue General Partnership
                relating to Pathnet Inc.'s offices in Georgetown, including
                Amendment to Lease Agreement dated March 5, 1998, and Second
                Amendment to Lease dated June 1, 1998
10.19+++        Amendment No. 3 to Lease Agreement, dated September 1, 1998, by and between Pathnet, Inc. and 6715 Kenilworth Avenue
                General Partnership
10.20+          Notes Registration Rights Agreement, dated April 8, 1998, by and among Pathnet, Inc. and Merrill Lynch & Co., Merrill
                Lynch, Pierce, Fenner & Smith Incorporated, Bear Stearns &
                Co. Inc., TD Securities (USA) Inc. and Salomon Brothers
10.21+(2)       Employment Agreement, dated August 4, 1997, by and between
                Pathnet, Inc. and Richard A. Jalkut, as amended by Amendment to Employment Agreement, dated April 6, 1998
10.22++++++(2)  Letter Agreement, dated April 7, 1999, between Pathnet, Inc.
                and Robert Rouse, relating to Mr. Rouse's employment with
                Pathnet, Inc.
10.23+(2)       Non-Disclosure, Assignment of Inventions and Non Competition
                Agreement, dated February 2, 1998, by and between Pathnet,
                Inc. and Kevin Bennis.
10.24*          Assignment and Acceptance, by and between Pathnet, Inc. and
                Pathnet Telecommunications, Inc.
10.25+(2)       Non-Qualified Stock Option Agreement, dated August 4, 1997, by and between Pathnet, Inc. and Richard A. Jalkut
10.26+(2)       Non-Qualified Stock Option Agreement, dated October 31,
                1997, by and between Pathnet, Inc. and David Schaeffer
10.27           [Intentionally Omitted]

     NO.                             NAME OF AGREEMENT
     ---                             -----------------
                Alliance Program Agreements:
10.28(1)(3)     IXC Master Services Agreement, dated June 17, 1999, by and between IXC Communications Services, Inc. and Pathnet, Inc., as amended by Amendment No. 1 dated August 26, 1999 and
                Amendment No. 2, dated October 13, 1999
10.29(1)(3)     Capacity Agreement, dated August 10, 1999, between Frontier
                Communications of the West, Inc. and Pathnet, Inc.
                Collocation and Interconnection Agreements:
10.30(1)        Collocation Agreement, dated July 29, 1999, by and between
                BellSouth Telecommunications, Inc. and Pathnet, Inc.
10.31(1)        Interim Collocation Agreement, dated August 12, 1999,
                between U S West Communications, Inc. and Pathnet, Inc.
                Equipment Supply Contracts:
10.32+          Master Agreement, dated August 8, 1997, between Pathnet,
                Inc. and NEC America, Inc. as amended by Amendment No. 1 to
                Master Agreement, dated November 9, 1997, Amendment No. 2 to
                Master Agreement, dated April 2, 1998, Amendment No. 3 to
                Master Agreement, dated May 4, 1998, and Amendment No. 4 to
                Master Agreement, dated July 10, 1998
10.33+++        Amendment No. 5 to Master Agreement, dated November 20,
                1998, by and between Pathnet, Inc. and NEC America, Inc.
10.34+          Purchase Agreement, dated July 1, 1995, between Andrew
                Corporation and Path Tel, Inc., as amended by Amendment One, dated September 16, 1996 and Amendment Two, dated July 1,
                1997
10.35           [Intentionally Omitted]
10.36+++++      Agreement, dated March 31, 1999, between Pacific Fiber Link,
                LLC and Pathnet, Inc.
10.37+++++      Marketing Agreement, dated March 31, 1999, between Pacific
                Fiber Link, LLC and Pathnet, Inc.
10.38+++++      Dark Fiber Network Agreement, dated August 5, 1999, by and among Pathnet, Inc., Tri-State Generation and Transmission
                Association, Inc., Empire Electric Association, Inc., La
                Plata Electric Association, Inc., Delta-Montrose Electric
                Association, Inc. and San Miguel Power Association, Inc.
10.39(1)        Form of Letter agreement, dated November 4, 1999, by and
                among Pathnet, Inc., David Schaeffer, Spectrum Equity
                Investors, L.P., Spectrum Equity Investors II, L.P., New
                Enterprise Associates VI, Limited Partnership and Grotech
                Partners IV, L.P.
10.40(1)        Licence of Marks, dated November 10, 1999, by and between
                Pathnet, Inc. and Pathnet Telecommunications, Inc.
12(1)           Statement re: Computation of Ratios
21*             List of Subsidiaries of Pathnet Telecommunications, Inc.
23.1(1)         Consent of PricewaterhouseCoopers LLP
23.2(1)         Consent of Covington & Burling
24(1)           Power of Attorney (included on signature page)

     NO.                             NAME OF AGREEMENT
     ---                             -----------------
25*             Statement of the eligibility and qualification of the Bank of New York as Trustee under the Indenture relating to
                Pathnet, Inc.'s 12 1/4% Senior Notes due 2008 on Form T-1
27(1)           Financial Data Schedule
99.1(1)         Consent of the Yankee Group
99.2*           Consent Solicitation Documentation

---------------
*        To be filed by amendment.

+ Incorporated by reference to the corresponding exhibit to Pathnet, Inc.'s Registration Statement on Form S-1 (Registration No. 333-52247) filed by Pathnet, Inc. with the Securities and Exchange Commission (the "Commission") on May 8, 1998, as amended by Amendment No. 1 to such Registration Statement filed with the Commission on July 16, 1998, and as further amended by Amendment No. 2 to such Registration Statement filed with the Commission on July 27, 1998, and as further amended by Amendment No. 3 to such Registration Statement filed with the Commission on August 10, 1998.

++ Incorporated by reference to Pathnet Inc.'s Form 10-K (File No. 000-24745) filed by Pathnet, Inc. with the Commission on March 18, 1999.

+++ Incorporated by reference to Pathnet Inc.'s Form 10-Q (File No. 000-24745) filed by Pathnet, Inc. with the Commission on May 17, 1999.

++++ Incorporated by reference to Pathnet Inc.'s Form 10-Q (File No. 000-24745) filed by Pathnet, Inc. with the Commission on August 9, 1999.

+++++ Incorporated by reference to Pathnet, Inc.'s Form 10-Q (File No. 000-24745) filed by Pathnet, Inc. with the Commission on November 15, 1999.

++++++ Incorporated by reference to Pathnet Inc.'s Form 8-K (File No. 000-24745) filed by Pathnet, Inc. with the Commission on April 29, 1999.

(1)     Filed herewith.

(2)     Constitutes management contract or compensatory arrangement.

(3) Certain portions of this exhibit have been omitted based on a request for confidential treatment filed separately with the Commission.

     (b) Financial Statement Schedule

     Schedule II -- Valuation and qualifying accounts and report of PricewaterhouseCoopers LLP thereon.

     All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required, are inapplicable or have been disclosed in the notes to other financial statements and therefore have been omitted.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, District of Columbia on the twenty-second day of November, 1999.

                                          PATHNET TELECOMMUNICATIONS, INC.

                                          By: /s/  MICHAEL A. LUBIN
                                          --------------------------------------
                                          Michael A. Lubin
                                          Vice President, General Counsel and
                                          Secretary

                               POWER OF ATTORNEY

     The undersigned individuals, in their capacity as a director or officer, or both, of Pathnet Telecommunications, Inc., a Delaware corporation ("Pathnet Telecom"), hereby constitute and appoint each of Michael A. Lubin, James M. Craig, and William R. Smedberg, V their true and lawful attorneys-in-fact and each of them (with full power to act without the others) their true and lawful attorneys-in-fact for them and in their name and in their capacity as a director or officer, or both, of Pathnet Telecom, as hereinafter listed below their signature, to sign a registration statement on Form S-1 for the registration of the Guarantees of Pathnet Telecom (including post-effective amendments) to said registration statement, and all additional registration statements pursuant to Rule 462(b) relating to the registration statement on Form S-1, and to file the same, with all exhibits thereto, and any and all amendments to said registration statement and any and all other instruments necessary or incidental in connection therewith, with the Securities and Exchange Commission; and

     Each of said attorneys-in-fact shall have full power of substitution and resubstitution, and said attorneys-in-fact or any of them or any substitute appointed by any of them hereunder shall have full power and authority to do and perform in the name and on behalf of each of the undersigned, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises, as fully to all intents and purposes as each of the undersigned might or could do in person, the undersigned hereby ratifying and approving the acts of said attorneys-in-fact or any of them or of any such substitute pursuant hereto.

     IN WITNESS WHEREOF, the undersigned have executed this instrument, all as of the twenty-second day of November, 1999.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

                     SIGNATURE                                  TITLE                    DATE
                     ---------                                  -----                    ----
               /s/ RICHARD A. JALKUT                   President, Chief            November 22, 1999
---------------------------------------------------    Executive Officer
                 Richard A. Jalkut                     (Principal Executive
                                                       Officer) and Director
                /s/ JAMES M. CRAIG                     Executive Vice President    November 22, 1999
---------------------------------------------------    Chief Financial Officer
                  James M. Craig                       and Treasurer (Principal
                                                       Financial Officer and
                                                       Controller)
                /s/ PETER J. BARRIS                    Director                    November 22, 1999
---------------------------------------------------
                  Peter J. Barris
                /s/ KEVIN J. MARONI                    Director                    November 22, 1999
---------------------------------------------------
                  Kevin J. Maroni
               /s/ PATRICK J. KERINS                   Director                    November 22, 1999
---------------------------------------------------
                 Patrick J. Kerins
            /s/ STEPHEN A. REINSTADTLER                Director                    November 22, 1999
---------------------------------------------------
              Stephen A. Reinstadtler